Filed Pursuant to Rule 424(b)(4)
Registration No. 333-105104

PROSPECTUS

9,066,978 Shares

National Financial Partners Corp.

Common Stock

This is our initial public offering. We are selling 3,500,000 shares and the selling stockholders are selling 5,566,978 shares.

Prior to this offering, there has been no public market for our shares. Our common stock has been approved for listing on the New York Stock Exchange under the symbol “NFP.”

Investing in our common stock involves risks that are described in the “Risk Factors” section beginning on page 9 of this prospectus.

	Per Share	Total
Public offering price	$23.00	$208,540,494
Underwriting discount	$1.61	$14,597,835
Proceeds, before expenses, to National Financial Partners Corp.	$21.39	$74,865,000
Proceeds, before expenses, to selling stockholders	$21.39	$119,077,659

The underwriters may also purchase up to an additional 778,776 shares from us and 581,271 from the selling stockholders at the initial price to the public, less the underwriting discount.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares will be ready for delivery on or about September 23, 2003.

Goldman, Sachs & Co.	Merrill Lynch & Co.

JPMorgan

Bear, Stearns & Co. Inc.	CIBC World Markets	Sandler O’Neill & Partners, L.P.

The date of this prospectus is September 17, 2003.

NFP’S DISTRIBUTION NETWORK

NUMBER OF FIRMS WITH PRIMARY LOCATIONS IN EACH STATE AND COMMONWEALTH
	OWNED	AFFILIATED		OWNED	AFFILIATED
ALABAMA	1	1	NEW JERSEY	3	11
ARIZONA	1	2	NEVADA	—	1
ARKANSAS	1	1	NEW YORK	15	5
CALIFORNIA	21	15	NEW MEXICO	—	1
COLORADO	4	4	NORTH CAROLINA	3	6
CONNECTICUT	1	6	OHIO	3	4
FLORIDA	18	7	OKLAHOMA	2	1
GEORGIA	3	2	OREGON	—	1
ILLINOIS	6	9	PENNSYLVANIA	8	15
INDIANA	1	6	RHODE ISLAND	—	1
IOWA	—	1	SOUTH CAROLINA	1	2
KANSAS	4	—	TENNESSEE	1	5
KENTUCKY	—	4	TEXAS	8	20
LOUISIANA	1	1	UTAH	1	—
MARYLAND	7	3	VIRGINIA	—	3
MASSACHUSETTS	7	11	VERMONT	2	1
MINNESOTA	2	7	WASHINGTON	2	—
MICHIGAN	2	7	WISCONSIN	—	4
MISSOURI	—	6	WEST VIRGINIA	1	1
MISSISSIPPI	1	3
NEBRASKA	—	2	PUERTO RICO	1	—

i

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information you should consider before investing in our common stock. While we have highlighted what we believe are the key aspects of our business and this offering, you should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under “Risk Factors” beginning on page 9.

About National Financial Partners Corp.

We are a leading independent distributor of financial services products to high net worth individuals and small to medium-size corporations. Founded in 1998, we have grown internally and through acquisitions and, as of September 15, 2003, operate a national distribution network with over 1,300 producers in 40 states and Puerto Rico consisting of 132 owned firms and 180 affiliated third-party distributors. We target the high net worth and small to medium-size corporate markets because of their growth potential and the desire of customers within these markets for more personalized service. We define the high net worth market as households with investible assets of at least $1 million, and we seek to target the segment of that market having net worth, excluding primary residence, of at least $5 million. We define the small to medium-size corporate market as businesses with less than 1,000 employees. We believe our management approach affords our firms the entrepreneurial freedom to serve their clients most effectively while having access to the resources of a national distribution organization. At the same time, we maintain internal controls that allow us to oversee our nationwide operations. Our senior management team is composed of experienced financial services leaders who have direct experience building and operating sizeable distribution-related companies.

NFP operates as a bridge between large financial services products manufacturers and our network of independent financial services distributors. We believe we enhance the competitive position of independent financial services distributors by offering access to a wide variety of products, a high level of marketing and technical support and preferred compensation arrangements. We also provide financial and intellectual capital to further enhance the business expansion of our firms. For the large financial services products manufacturers, we represent an efficient way to access a large number of independent distributors and their customers. We believe we are one of the largest distributors within the independent distribution channel for many of the leading financial services products manufacturers serving our target markets. We currently have preferred relationships with several industry leading manufacturers, including AIG American General, American Funds, Fidelity Advisor, GE Capital, The Hartford, John Hancock, Lincoln Financial Group, Phoenix Life Insurance Company and Travelers Life and Annuity. These preferred relationships provide a higher level of compensation or special marketing or training allowances than is generally available, as well as dedicated marketing and service support to our firms.

Our firms, including NFP Securities, Inc., or NFPSI, our principal broker-dealer subsidiary, serve our client base by providing products and services in one or more of the following primary areas:

•	Life insurance and estate planning;

•	Corporate and executive benefits; and

•	Financial planning and investment advisory services.

Our business has grown rapidly since we began operations on January 1, 1999. Our total revenue has grown from $100.1 million for the year ended December 31, 1999 to $412.6 million for the twelve months ended June 30, 2003. Our revenue grew 108%, 34%, 30% and 31% in the years ended December 31, 2000, 2001 and 2002 and the six months ended June 30, 2003 as compared to the six months ended June 30, 2002, respectively.

Our net income or loss has grown from a net loss of $(10.5) million for the year ended December 31, 1999 to net income of $12.8 million for the twelve months ended June 30, 2003. Our historical growth has been driven primarily by internal growth and continued acquisitions of leading independent firms. The firms that we have acquired have averaged post-acquisition internal revenue growth of 25% in 2000, 14% in 2001 and 6% in 2002, and 13% for the six months ended June 30, 2003.

Fundamental to our growth is our acquisition model which is designed to be most attractive to entrepreneurs who believe they have significant potential for future growth and can benefit by being part of a large national distribution system. Under our acquisition model, we enter into a management agreement with the former owners and/or key managers of our acquired firms, whom we refer to as principals, and/or certain entities they own. The management agreement allows the principals and/or certain entities they own to continue to operate in an entrepreneurial environment under our oversight and control while aligning their economic interests with ours. NFP’s acquisition model not only provides us significant protection against earnings shortfalls at our acquired firms but also rewards profitable growth.

Through NFP’s acquisition model, we:

•	employ a selective approach and perform extensive due diligence on the firms we acquire;

•	acquire 100% of the equity of a firm;

•	base the purchase price of a firm on a multiple of generally no more than 50% of its estimated annual cash flow before owners’ compensation, which we refer to as capitalized cash flow;

•	base the capitalized cash flow typically on what we believe to be all or a portion of the firm’s annual recurring revenue;

•	receive a cumulative preferred position in the cash flow of the acquired firm, before any payments to the principals;

•	participate in the growth of the firm’s cash flow;

•	reward future growth; and

•	require our principals to take at least 20% of the total acquisition price in our common stock (through June 30, 2003, principals have taken on average approximately 47% of the total acquisition price in our common stock).

As of September 15, 2003, including vested options, we were owned 37.2% by two affiliates of Apollo Management, L.P., a leading private equity firm, which provided an initial $125 million equity investment, 51.3% by principals who sold their businesses to us (including their transferees) and 4.4% by management, directors and employees and their respective transferees. Following this offering, including vested options, we will be owned 27.0% by two affiliates of Apollo Management, L.P., 39.1% by principals (including their transferees) and 3.9% by management, directors and employees. Former principals, former employees, a former director, former members of our management and other unrelated parties and each of their respective transferees, which account for 7.1% of our ownership prior to this offering, are not included in these calculations.

Industry Trends

We believe that we are well positioned to capitalize on a number of trends in the financial services industry, including:

•	Long-term growth in the high net worth market. According to Spectrem Group, a financial services industry research and consulting firm, the number of households with net worth, excluding primary residence, in excess of $5 million (the segment of the high net worth market we generally target) grew at an estimated compounded annual rate of 11.5% during the period from 1996 to 2002.

•	Need for wealth transfer products. We expect the need for wealth transfer products and services to increase dramatically in the future. In 1999, the Social Welfare Research Institute at Boston College estimated that at least $12 trillion of intergenerational asset transfers would occur over the next twenty years.

•	Growth of employer-sponsored benefit plans. According to the Employee Benefit Research Institute, total spending on employee benefits, excluding retirement benefits, grew from an estimated $428 billion in 1999 to an estimated $488 billion in 2001, accounting for approximately 8.3% of employers’ total spending on compensation in 2001. Of the $488 billion, approximately 81% was related to health benefits, with the balance spent on other benefits. To augment employer-sponsored plans, many businesses have started to make available to their employees supplemental benefits products, such as individual life, long-term care and disability insurance.

•	Demand for unbiased solutions. We believe that customers are increasingly demanding unbiased advice from the financial services industry and that the independent distribution channel is best positioned to offer this service. Distributors in this channel use an “open architecture” approach. This approach allows them to provide access to a wide range of products from a variety of manufacturers of their choice to their clients. This is often necessary to create tailored financial solutions for high net worth individuals and small to medium-size corporations.

•	Growth of the independent distribution channel. According to Cerulli Associates, a financial services industry research and management consulting firm, assets under management in the independent distribution channel for financial services products grew from $250 billion at year-end 1995 to $735 billion at year-end 2001, representing a 19.7% compounded annual growth rate.

•	Continued consolidation within the financial services industry. According to Thomson Financial, a provider of information and technology solutions to the financial community, since January 1, 1997, over 4,000 financial services mergers and other consolidation transactions have been completed in the United States and we believe that this trend will continue despite recent market volatility. As consolidation increases, we believe the products and services requirements and economies of scale required to compete effectively for our target customers will increase. Additionally, we believe it will become more difficult for entrepreneurs to gain access to preferred products and terms from financial services products manufacturers as the manufacturers grow in size.

Key Elements of Our Growth Strategy

Our goal is to achieve superior long-term returns for our stockholders, while establishing ourselves as one of the premier independent distributors of financial services products and services on a national basis to our target markets. To help accomplish this goal, we intend to focus on the following key areas:

•	Capitalize on the growth of our attractive target markets. Our producers target customers in the high net worth and small to medium-size corporate markets which have grown and whose demand for financial services we believe will continue to grow. We have built our distribution system by attracting specialists targeting these markets, and we expect to continue to enhance our network by adding additional producers.

•

Foster and enhance growth within our firms.    Our firms have achieved an internal revenue growth rate of 25% in 2000, 14% in 2001 and 6% in 2002, and 13% in the six months ended June 30, 2003 because we focus on acquiring high quality firms and employ a management structure that maintains the entrepreneurial spirit of our firms. Additionally, we have structured our acquisitions to establish strong incentives for the principals whose firms we acquire to continue to grow the businesses and make them increasingly profitable. We enhance the core growth potential of the firms by providing them with the benefits of being part of a national organization. These benefits include access to insurance underwriting and other support services, financial and intellectual capital, technology solutions, cross-selling facilitation, regulatory compliance support, assistance in growing their firms through acquisitions and succession planning.

•	Continue to acquire high quality independent firms. We believe that substantial opportunities exist for further growth through disciplined acquisitions of high quality firms. We believe our target market for acquisitions includes over 4,000 estate planning, corporate benefits and financial planning firms. We have demonstrated an ability to identify and acquire leading independent firms. As of September 15, 2003, we have acquired 146 firms and reviewed over 800 acquisition opportunities since our founding. As a result, we have substantial experience in selecting and acquiring high quality firms. We believe that the independent distribution channel is under increasing pressure to continue its consolidation trend. With our strong experience, reputation and capital base, we believe we are well positioned to take advantage of additional acquisition opportunities.

•	Realize further revenue capture through economies of scale. We contract with leading financial services products manufacturers for access to product and technical support by our owned firms and our affiliated third-party distributors. This allows us to aggregate the buying power of a large number of distributors. We expect this buying power will allow us to increase our firms’ volume-based compensation and the payments some of our firms receive from manufacturers to support marketing activities.

Risks Related to Our Business and Growth Strategy

While we believe focusing on the key areas set forth above will enable us to reach our goals, there are a number of risks that may limit our ability to achieve our goals, including that:

•	we may be unsuccessful in acquiring suitable acquisition candidates, which could adversely affect our growth;

•	competition in our industry is intense and, if we are unable to compete effectively, we may lose clients and our financial results may be negatively affected;

•	our operating strategy and structure may make it difficult to respond quickly to operational or financial problems and to grow our business, which could negatively affect our financial results;

•	our dependence on the principals of our firms may limit our ability to effectively manage our business;

•	elimination or modification of the federal estate tax could adversely affect revenue from our life insurance and estate planning businesses; and

•	because the commission revenue our firms earn on the sale of certain insurance products is based on premiums and commission rates set by insurers, any decreases in these premiums or commission rates could result in revenue decreases for us.

In addition to the preceding risks, you should also consider the risks discussed in “Risk Factors” and elsewhere in this prospectus.

Our Executive Offices

Our principal executive offices are located at 787 Seventh Avenue, 49th Floor, New York, New York 10019. Our telephone number at that location is (212) 301-4000. Our Internet address is www.nfp.com. Information on our website does not constitute part of this prospectus.

The Offering

Common stock we are offering	3,500,000 shares

Common stock offered by selling stockholders	5,566,978 shares

Total	9,066,978 shares

Common stock to be outstanding after this offering	31,483,372 shares

Use of proceeds	We estimate that our net proceeds from this offering will be approximately $71.7 million. We intend to use the net proceeds from this offering to repay indebtedness under our existing credit facility.

We will not receive any proceeds from the sale of common stock by the selling stockholders.

Dividend policy

We intend to pay quarterly cash dividends on our common stock at an initial rate of $0.10 per share of common stock. The declaration and payment of future dividends to holders of our common stock will be at the discretion of our board of directors and will depend upon many factors, including our financial condition, earnings, legal requirements and other factors as our board of directors deems relevant.

Risk factors	Please read “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

NYSE symbol	NFP

The number of shares of common stock to be outstanding after this offering excludes 6,565,306 shares of common stock issuable upon the exercise of 6,565,306 stock options outstanding as of September 17, 2003 with a weighted average exercise price of $12.46 per share, including 302,000 shares of common stock issuable upon exercise of 302,000 stock options outstanding as of September 17, 2003 with an exercise price equal to the initial public offering price of $23.00 per share, and 75,340 shares of common stock held in escrow in connection with the acquisition of acquired firms. The shares held in escrow will be released from escrow if and when these acquired firms achieve their respective performance targets.

Except as otherwise indicated, the information in this prospectus assumes the underwriters’ over-allotment option is not exercised and gives effect to a 1-for-10 reverse common stock split that was effected on September 12, 2003.

Summary Consolidated Historical Financial Data

You should read the summary consolidated financial data set forth below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Capitalization,” and the consolidated financial statements and the related notes included elsewhere in this prospectus. We derived the following summary financial information as of December 31, 2001 and 2002 and for each of the three years in the period ended December 31, 2002 from our audited consolidated financial statements and the related notes included elsewhere in this prospectus. We derived the summary statement of financial condition information as of December 31, 2000 from our audited consolidated financial statements and the related notes not included elsewhere in this prospectus. We derived the summary financial information as of June 30, 2002 and 2003 and for each of the six-month periods ended June 30, 2002 and 2003 from our unaudited consolidated financial statements and the related notes included elsewhere in this prospectus. In our opinion, the unaudited consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and include all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of the information set forth therein. The results for any interim period are not necessarily indicative of the results that may be expected for a full fiscal year.

In each year since we commenced operations, we have completed a significant number of acquisitions. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Acquisitions.” As a result of our acquisitions, the results in the periods shown below may not be directly comparable.

	Years ended December 31,			(Unaudited) Six months ended June 30,
	2000	2001	2002	2002	2003
	(in thousands, except per share data)
Statement of Operations Data:
Revenue:
Commissions and fees	$207,945	$278,064	$361,071	$164,695	$216,265
Cost of services:
Commissions and fees	62,796	77,439	104,747	49,394	60,491
Operating expenses	60,537	89,389	116,170	55,556	71,245
Management fees	40,279	49,834	65,602	25,532	38,987

Total cost of services	163,612	216,662	286,519	130,482	170,723

Gross margin	44,333	61,402	74,552	34,213	45,542

Corporate and other expenses:
General and administrative (excludes option compensation)	21,122	20,472	21,423	10,617	10,557
Option compensation	14,403	19,967	9,866	4,270	(132)
Amortization	11,990	15,476	13,321	6,200	7,994
Impairment loss(a)	2,503	4,394	1,822	—	9,932
Depreciation	1,350	2,836	2,222	1,303	1,975
Start-up, acquisition bonus and other	2,137	444	(747)	158	1,712
Loss (gain) on sale of subsidiaries	3,798	(738)	339	(73)	—

Total corporate and other expenses	57,303	62,851	48,246	22,475	32,038

Income (loss) from operations	(12,970)	(1,449)	26,306	11,738	13,504

Interest and other income	2,217	1,151	1,862	872	831
Interest and other expenses	(865)	(3,523)	(3,438)	(1,552)	(2,025)

Net interest and other	1,352	(2,372)	(1,576)	(680)	(1,194)
Income (loss) before income taxes	(11,618)	(3,821)	24,730	11,058	12,310
Income tax expense (benefit)	(10)	1,921	13,137	5,874	5,909

Net income (loss)	$(11,608)	$(5,742)	$11,593	$5,184	$6,401

Earnings (loss) per share—basic	$(0.52)	$(0.24)	$0.45	$0.20	$0.23

Earnings (loss) per share—diluted	$(0.52)	$(0.24)	$0.40	$0.19	$0.21

Weighted average shares—basic	22,308	24,162	25,764	25,481	27,656

Weighted average shares—diluted	22,308	24,162	28,775	27,809	30,089

	As of December 31,			(Unaudited) As of June 30,
	2000	2001	2002	2003
	(in thousands)
Statement of Financial Condition Data:
Cash and cash equivalents	$32,439	$35,394	$31,814	$38,022
Intangibles, net	133,222	179,312	205,101	235,840
Goodwill, net	106,904	151,550	184,507	213,329
Total assets	345,062	472,781	541,246	613,214
Bank loan(b)	3,000	35,337	39,450	83,770
Redeemable common stock(c)	—	273	—	—
Total stockholders’ equity	218,652	249,503	288,099	353,996

	Years ended December 31,			Six months ended June 30,
	2000	2001	2002	2002	2003
Other Data (unaudited):
Internal annual revenue growth(d)	25%	14%	6%	11%	13%
Total NFP-owned firms (at period end)	74	88	111	96	129
Number of representatives in broker-dealer (at period end)(e)	653	729	915	856	1,046

(a)	We adopted the Financial Accounting Standards Board’s Statement of Financial Accounting Standards, or SFAS, No. 142, “Goodwill and Other Intangible Assets,” on January 1, 2002. Under SFAS No. 142, goodwill and intangible assets deemed to have indefinite lives are no longer amortized but are reviewed annually (or more frequently if impairment indicators arise) for impairment. Separable intangible assets that are not deemed to have indefinite lives will continue to be amortized over their useful lives (but with no maximum life). Goodwill amortization was $4.4 million and $5.5 million in 2000 and 2001, respectively. In accordance with SFAS No. 142, we recognized an impairment loss on goodwill and identifiable intangible assets not subject to amortization of $0.8 million in 2002 and $5.7 million in the six months ended June 30, 2003. Prior to the adoption of SFAS No. 142, we accounted for long-lived assets in accordance with SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.” For the years ended December 31, 2000 and 2001, we recorded an impairment loss on goodwill of $1.1 million and $2.1 million, respectively.

We adopted SFAS No. 144, “Accounting for Impairment or Disposal of Long-Lived Assets,” on January 1, 2002. In accordance with SFAS No. 144, long-lived assets, such as property, plant and equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. We recognized an impairment loss on identifiable intangible assets subject to amortization of $1.0 million in 2002 and $4.2 million in the six months ended June 30, 2003. Prior to the adoption of SFAS No. 144, we accounted for long-lived assets in accordance with SFAS No. 121. For the years ended December 31, 2000 and 2001, we recorded an impairment loss on intangibles subject to amortization of $1.4 million and $2.3 million, respectively.

(b)	Our bank loan is structured as a revolving credit facility and is due on September 14, 2005, unless we elect to convert the credit facility to a term loan, in which case it will amortize over one year, with a principal payment due on March 14, 2006 and with a final maturity on September 14, 2006. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Borrowings.”

(c)	Reflects our obligations under put options relating to shares of our common stock as further described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Commitments and Contingencies—Redeemable common stock” and is not included in total stockholders’ equity.

(d)	As a measure of financial performance, we calculate the internal growth rate of the revenue of our firms. This calculation compares the change in revenue of a comparable group of firms for the same time period in successive years. We include firms in this calculation at the beginning of the first fiscal quarter that begins one year after acquisition by us unless a firm has merged with another owned firm or has made a sub-acquisition that represents more than 25% of the base earnings of the acquiring firm. With respect to two owned firms that merge, the combined firm is excluded from the calculation from the time of the merger until the first fiscal quarter that begins one year after acquisition by us of the most recently acquired firm participating in the merger. However, if both firms involved in a merger are included in the internal growth rate calculation at the time of the merger, the combined firm continues to be included in the calculation after the merger. With respect to the sub-acquisitions described above, to the extent the sub-acquired firm does not separately report financial statements to NFP, the acquiring firm is excluded from the calculation from the time of the sub-acquisition until the first fiscal quarter beginning one year following the sub-acquisition. Sub-acquisitions that represent less than 25% of the base earnings of the acquiring firms are considered to be internal growth. For further information about sub-acquisitions, see “Business—Operations—Sub- Acquisitions.” With respect to dispositions, we include these firms up to the time of disposition and exclude these firms for all periods after the disposition. The calculation described above is not adjusted for intercompany transactions that result in the same item of revenue being recorded by two firms.

(e)	The number of representatives in our broker-dealer refers to NASD-registered representatives of NFPSI, including sales assistants and home office personnel that are registered representatives. These totals include personnel of our owned firms and our affiliated third-party distributors. In addition to NFPSI’s registered representatives, our firms’ distribution network includes (1) certain sales professionals who are registered representatives of other broker-dealers, (2) professionals licensed with state insurance authorities who because of their product focus are not required to be registered with a broker-dealer and (3) professionals affiliated with registered investment advisers who because of their product focus are neither required to be licensed as insurance agents nor required to be registered with other broker-dealers. These professionals are not included in these totals.

RISK FACTORS

You should carefully consider each of the risks described below, together with all other information contained in this prospectus, before deciding to invest in shares of our common stock. If any of the following risks develop into actual events, our business, financial condition or results could be negatively affected, the market price of your shares could decline and you may lose all or part of your investment.

Risks Relating to Our Company

We may be unsuccessful in acquiring suitable acquisition candidates, which could adversely affect our growth.

We compete with numerous integrated financial services organizations, insurance brokers, insurance companies, banks and other entities to acquire high quality independent financial services distribution firms. Many of our competitors have substantially greater financial resources than we do and may be able to outbid us for these acquisition targets. If we do identify suitable candidates, we may not be able to complete any such acquisition on terms that are commercially acceptable to us. If we are unable to complete acquisitions, it may have an adverse effect on our earnings or revenue growth and negatively impact our strategic plan because we expect a portion of our growth to come from acquisitions.

Even if we are successful in acquiring firms, we may be adversely affected if the acquired firms do not perform as expected. The firms we acquire may perform below expectations after the acquisition for various reasons, including legislative or regulatory changes that affect the products in which a firm specializes, the loss of key clients after the acquisition closes, general economic factors that impact a firm in a direct way and the cultural incompatibility of an acquired firm’s management team with us. The failure of firms to perform as expected at the time of acquisition may have an adverse effect on our internal earnings and revenue growth rates, and may result in impairment charges and/or generate losses or charges to NFP’s earnings if the firms are disposed. As of September 15, 2003, out of a total of 146 acquired firms, we have disposed of five firms and restructured our relationship with the principals of another six firms due to these factors.

Competition in our industry is intense and, if we are unable to compete effectively, we may lose clients and our financial results may be negatively affected.

The business of providing financial services to high net worth individuals and small to medium-size corporations is highly competitive and we expect competition to intensify. Our firms face competition in all aspects of their business, including life insurance and estate planning, corporate and executive benefits, and financial planning and investment advisory services. See “Business–Competition” for a listing of some of our more prominent competitors. Our firms compete for clients on the basis of reputation, client service, program and product offerings and their ability to tailor our products and services to meet the specific needs of a client.

We actively compete with numerous integrated financial services organizations as well as insurance companies and brokers, producer groups, individual insurance agents, investment management firms, independent financial planners and broker-dealers. Many of our competitors have greater financial and marketing resources than we do and may be able to offer products and services that our firms do not currently offer and may not offer in the future. The passage of the Gramm-Leach-Bliley Act in 1999 reduced barriers to large institutions providing a wide range of financial services products and services. We believe, in light of increasing industry consolidation and the regulatory overhaul of the financial services industry, that competition will continue to increase from manufacturers and other marketers of financial services products.

Our competitors in the insurance and estate planning business include individual insurance carrier sponsored producer groups, captive distribution systems of insurance companies, broker-dealers and banks. In addition, we also compete with independent insurance intermediaries, boutique broker-general agents and local distributors, including M Financial Group and The BISYS Group, Inc. In the employee benefits sector, we face competition from both national and regional groups. Our national competitors include Marsh & McLennan Companies, Inc., Aon Corporation, Hilb, Rogal and Hamilton Company, Arthur J. Gallagher & Co., U.S.I. Holdings Corp., Brown & Brown, Inc. and Willis Group Holdings. Our regional competitors include local brokerage firms and regional banks, consulting firms, third-party administrators, producer groups and insurance companies. In the financial planning and investment advisory business, we compete with a large number of investment management and investment advisory firms. Our competitors include global and domestic investment management companies, commercial banks, brokerage firms, insurance companies, independent financial planners and other financial institutions.

Our operating strategy and structure may make it difficult to respond quickly to operational or financial problems and to grow our business, which could negatively affect our financial results.

NFP operates through firms that report their results to corporate headquarters on a monthly basis. We have recently implemented cash management and management information systems that have improved our ability to monitor the overall performance and financial activities of our firms. However, if our firms delay either reporting results or informing corporate headquarters of a negative business development such as the possible loss of an important client or relationship with a financial services products manufacturer or a threatened professional liability or other claim or regulatory inquiry or other action, NFP may not be able to take action to remedy the situation on a timely basis. This in turn could have a negative effect on our financial results. In addition, if one of our firms were to report inaccurate financial information, NFP might not learn of the inaccuracies on a timely basis and be able to take corrective measures promptly, which could negatively affect NFP’s ability to report our financial results.

In addition, due in part to our management approach, we may have difficulty helping our firms grow their business. Our failure to facilitate internal growth at and cross-selling and other growth initiatives among our firms may negatively impact our earnings or revenue growth.

Our dependence on the principals of our firms may limit our ability to effectively manage our business.

Most of our acquisitions result in the acquired business becoming our wholly owned subsidiary. The principals enter into management agreements pursuant to which they continue to manage the acquired business. The principals retain responsibility for day-to-day operations of the acquired business for an initial five-year term, renewable annually thereafter by the principals and/or certain entities they own, subject to termination for cause and supervisory oversight as required by applicable securities and insurance laws and regulations and the terms of our management agreements. The principals are responsible for ordinary course operational decisions, including personnel, culture and office location, subject to the oversight of the board of directors of the acquired business. Non-ordinary course transactions require the unanimous consent of the board of directors of the acquired business, which always includes a representative of NFP’s management. The principals also maintain the primary relationship with clients and, in some cases, vendors. Although we maintain internal controls that allow us to oversee our nationwide operations, this operating structure exposes us to the risk of losses resulting from day-to-day decisions of the principals. Unsatisfactory performance by these principals could hinder our ability to grow and could have a material adverse effect on our business and the value of our common stock.

Elimination or modification of the federal estate tax could adversely affect revenue from our life insurance and estate planning businesses.

Legislation enacted in the spring of 2001 under the Economic Growth and Tax Relief Reconciliation Act of 2001, or EGTRRA, increased the size of estates exempt from the federal estate tax and phases in additional increases between 2002 and 2009. EGTRRA also phases in reductions in the federal estate tax rate between 2002 and 2009 and repeals the federal estate tax entirely in 2010. Under EGTRRA, the federal estate tax will be reinstated, without the increased exemption or reduced rate, in 2011 and thereafter. However, President Bush and members of Congress have expressed a desire to modify the current legislation, which could result in additional increases in the size of estates exempt from the federal estate tax, further reductions in the federal estate tax rate or a permanent repeal of the federal estate tax. In that regard, on June 18, 2003, the House of Representatives passed a bill that would permanently extend the estate tax repeal after it expires in 2010 under EGTRRA, while maintaining the current phase-out schedule. The bill is expected to be reviewed by the Senate in due course. As enacted, EGTRRA has had a modest negative impact on our revenue from the sale of estate planning services and products including certain life insurance products that are often used to fund estate tax obligations and could have a further negative impact in the future. The pending bill, if enacted in its current form, or any additional increases in the size of estates exempt from the federal estate tax, further reductions in the federal estate tax rate or other legislation to permanently repeal the federal estate tax, could have a material adverse effect on our revenue. There can be no assurance that the pending bill will not be enacted in its current form or, alternatively, that other legislation will not be enacted that would have a further negative impact on our revenue.

Because the commission revenue our firms earn on the sale of certain insurance products is based on premiums and commission rates set by insurers, any decreases in these premiums or commission rates could result in revenue decreases for us.

We are engaged in insurance agency and brokerage activities and derive revenue from commissions on the sale of insurance products to clients that are paid by the insurance underwriters from whom our clients purchase insurance. These commission rates are set by insurance underwriters and are based on the premiums that the insurance underwriters charge. Commission rates and premiums can change based on the prevailing economic and competitive factors that affect insurance underwriters. These factors, which are not within our control, include the capacity of insurance underwriters to place new business, underwriting and non-underwriting profits of insurance underwriters, consumer demand for insurance products, the availability of comparable products from other insurance underwriters at a lower cost and the availability of alternative insurance products, such as government benefits and self-insurance plans, to consumers.

We cannot predict the timing or extent of future changes in commission rates or premiums. As a result, we cannot predict the effect that any of these changes will have on our operations. These changes may result in revenue decreases for us. These decreases may adversely affect our results of operations for the periods in which they occur.

We are aware of at least two instances in the last two years of insurance underwriters reducing commission payments on certain products, one in the employee benefit area and one in the annuity area. We do not believe we have experienced any significant revenue reductions in the aggregate in our business to date due to these factors. However, we believe that the reduction in rates on annuity products was one of several factors that contributed to a significant decrease in the profitability of one of our firms.

Our revenue and earnings may be affected by fluctuations in interest rates, stock prices and general economic conditions.

General economic and market factors, such as changes in interest rates or declines or significant volatility in the securities markets, can affect our commission and fee income. These factors can affect the volume of new sales and the extent to which clients keep their policies in force year after year or maintain funds in accounts we manage. Equity returns and interest rates can have a significant effect on the sale of many employee benefit programs whether they are financed by life insurance or other financial instruments. For example, if interest rates increase, competing products offering higher returns could become more attractive to potential purchasers than the programs and policies we market and distribute. Further, a decrease in stock prices can have a significant effect on the sale of financial services products that are linked to the stock market, such as variable life insurance, variable annuities, mutual funds and managed accounts. In addition, a portion of our earnings is derived from fees, typically based on a percentage of assets under management, for our firms’ offering financial advice and related services to clients. Further, our firms earn recurring commission revenue on certain products over a period after the initial sale, provided the customer retains the product. These factors may lead customers to surrender or terminate their products, ending these recurring revenues. A portion of our earnings is derived from commissions and override payments from manufacturers of financial services products that are based on the volume, persistency and profitability of business generated by us. If investors were to seek alternatives to our firms’ financial planning advice and services or to our firms’ insurance products and services, it could have a negative impact on our revenue. We cannot guarantee that we will be able to compete with alternative products if these market forces make our firms’ products and services unattractive to clients. Finally, adverse general economic conditions may cause potential customers to defer or forgo the purchase of products that our firms sell, for example to invest more defensively or to surrender products to increase personal cash flow. General economic and market factors may also slow the rate of growth, or lead to a decrease in the size, of the high net worth market and the number of small and medium-size corporations. For example, the size of the high net worth market decreased in 2001 and 2002 in part due to these factors, including in particular the decline in the equity markets. Further, we believe that assets under management in the independent distribution channel for financial services products declined in 2002 as a result of the same factors.

If we are required to write down goodwill and other intangible assets, our financial condition and results would be negatively affected.

When we acquire a business, a substantial portion of the purchase price of the acquisition is allocated to goodwill and other identifiable intangible assets. The amount of the purchase price which is allocated to goodwill and other intangible assets is determined by the excess of the purchase price over the net identifiable assets acquired. As of June 30, 2003, goodwill of $213.3 million, net of accumulated amortization of $15.2 million, represented 60.3% of our total stockholders’ equity. As of June 30, 2003, other intangible assets, including book of business, management contracts and trade name, of $235.8 million, net of accumulated amortization of $46.5 million, represented 66.6% of our total stockholders’ equity.

On January 1, 2002, we adopted SFAS No. 142 which addresses the financial accounting and reporting standards for the acquisition of intangible assets outside of a business combination and for goodwill and other intangible assets subsequent to their acquisition. This accounting standard requires that goodwill and intangible assets deemed to have indefinite lives no longer be amortized but instead be tested for impairment at least annually (or more frequently if impairment indicators arise). Other intangible assets will continue to be amortized over their useful lives. In accordance with SFAS No. 142, we recognized an impairment loss on goodwill and identifiable intangible assets not subject to amortization of $0.8 million for the year ended December 31, 2002 and $5.7 million for the six months ended June 30, 2003.

On January 1, 2002, we adopted SFAS No. 144. In accordance with SFAS No. 144, long-lived assets, such as property, plant and equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. We recognized an impairment loss on identifiable intangible assets subject to amortization of $1.0 million for the year ended December 31, 2002 and $4.2 million for the six months ended June 30, 2003.

Under current accounting standards, if we determine goodwill or intangible assets are impaired, we will be required to write down the value of these assets. Any write-down would have a negative effect on our stockholders’ equity and financial results.

Failure to comply with or changes in state and federal laws and regulations applicable to us could restrict our ability to conduct our business.

The financial services industry is subject to extensive regulation. Our firms are currently licensed to conduct business in the 50 states, the District of Columbia and Puerto Rico, and are subject to regulation and supervision both federally and in each of these jurisdictions. In general, this regulation is designed to protect clients and other third parties that deal with our firms and to ensure the integrity of the financial markets, and is not designed to protect our stockholders. Our firms’ ability to conduct business in the jurisdictions in which they currently operate depends on our compliance with the rules and regulations promulgated by federal regulatory bodies and the regulatory authorities in each of these jurisdictions. Failure to comply with all necessary regulatory requirements, including the failure to be properly licensed or registered, can subject our firms to sanctions or penalties. In addition, there can be no assurance that regulators or third parties will not raise material issues with respect to our firms past or future compliance with applicable regulations or that future regulatory, judicial or legislative changes will not have a material adverse effect on our company.

State insurance laws grant supervisory agencies, including state insurance departments, broad regulatory authority. State insurance regulators and the National Association of Insurance Commissioners continually reexamine existing laws and regulations, some of which affect us. These supervisory agencies regulate, among other things, the licensing of insurance brokers and agents, regulation of the handling and investment of third-party funds held in a fiduciary capacity and the marketing practices of insurance brokers and agents, in the context of curbing unfair trade practices. This continual reexamination may result in the enactment of laws and regulations, or the issuance of interpretations of existing laws and regulations, that adversely affect our business. More restrictive laws, rules or regulations may be adopted in the future that could make compliance more difficult and expensive.

Several of our subsidiaries, including NFPSI, are registered broker-dealers. The regulation of broker-dealers is performed, to a large extent, by the Securities and Exchange Commission, or SEC, and self-regulatory organizations, principally the National Association of Securities Dealers, Inc., or NASD, and the national securities exchanges, such as the New York Stock Exchange, or NYSE. Broker-dealers are subject to regulations which cover all aspects of the securities business, including sales practices, trading practices among broker-dealers, use and safekeeping of customers’ funds and securities, capital structure, recordkeeping and the conduct of directors, officers and employees. Violations of applicable laws or regulations can result in the imposition of fines or censures, disciplinary actions, including the revocation of licenses or registrations, and reputational damage.

Providing investment advice to clients is also regulated on both the federal and state level. NFPSI and certain of our firms are investment advisers registered with the SEC under the Investment Advisers Act of 1940, as amended, and certain of our firms are regulated by state securities regulators under applicable state securities laws. Each firm that is a federally registered investment adviser is regulated and subject to examination by the SEC. The Investment Advisers Act imposes numerous obligations on registered investment advisers, including disclosure obligations, recordkeeping and reporting requirements, marketing restrictions and general anti-fraud prohibitions. Each firm that is a state-regulated investment adviser is subject to regulation under the laws of the states in which it provides investment advisory services. Violations of applicable federal or state laws or regulations can result in the imposition of fines or censures, disciplinary actions, including the revocation of licenses or registrations, and reputational damage.

Our revenue and earnings may be more exposed than other financial services firms to the revocation or suspension of the licenses or registrations of our firms’ principals because the revenue and earnings of many of our firms are largely dependent on the individual production of their respective principals for whom designated successors may not be in place.

The geographic concentration of our firms could leave us vulnerable to an economic downturn or regulatory changes in those areas, resulting in a decrease in our revenue.

Our firms located in New York produced approximately 13.5%, 15.3%, 17.0% and 17.8% of our revenue for the years ended December 31, 2000, 2001 and 2002 and for the six months ended June 30, 2003, respectively. Our firms located in Florida produced approximately 16.2%, 17.0%, 12.9% and 13.0% of our revenue for the years ended December 31, 2000, 2001 and 2002 and for the six months ended June 30, 2003, respectively. Our firms located in California produced approximately 20.7%, 17.0%, 12.8% and 12.2% of our revenue for the years ended December 31, 2000, 2001 and 2002 and for the six months ended June 30, 2003, respectively. The concentration of revenue in Florida and California decreased from the year ended December 31, 2000 to the six months ended June 30, 2003 due primarily to the acquisition of firms located in other states. The concentration of revenue in New York increased due to the acquisition of several firms and the performance of certain of our firms located in New York.

Because our business is concentrated in these three states, the occurrence of adverse economic conditions or an adverse regulatory climate in any of these states could negatively affect our financial results more than would be the case if our business were more geographically diversified. A weakening economic environment in any state or region could result in a decrease in employment or wages that may reduce the demand for employee benefit products in that state or region. Reductions in personal income could reduce individuals’ demand for various financial products in that state or region. One of our firms involved in employee and executive benefits has experienced a decline in revenue due to reductions in employment in the financial services sector in New York.

The loss of key personnel could negatively affect our financial results and impair our ability to implement our business strategy.

Our success substantially depends on our ability to attract and retain key members of our senior management team and the principals of our firms. If we lose one or more of these key employees or principals, our ability to successfully implement our business plan and the value of our common stock could be materially adversely affected. Jessica M. Bibliowicz, the chairman of our board of directors, president and chief executive officer, R. Bruce Callahan, chairman and chief executive officer of NFP Insurance Services Inc., or NFPISI, Robert R. Carter, president of NFPISI, and Jeff Montgomery, president and chief executive officer of NFPSI, are particularly important to our company. Although all have employment agreements, there can be no assurance that these senior managers will serve the term of their employment agreements or renew their employment agreements upon expiration. Other than with respect to Ms. Bibliowicz and the principals of our firms, we do not maintain key person life insurance policies.

The securities brokerage business has inherent risks.

The securities brokerage and advisory business is, by its nature, subject to numerous and substantial risks, particularly in volatile or illiquid markets, or in markets influenced by sustained periods of low or negative economic growth, including the risk of losses resulting from the ownership of securities, trading, counterparty failure to meet commitments, client fraud, employee processing errors, misconduct and fraud (including unauthorized transactions by registered representatives), failures in connection with the processing of securities transactions and litigation. We cannot be certain that our risk management procedures and internal controls will prevent losses from occurring. A substantial portion of our total revenue is generated by NFPSI, and any losses at NFPSI due to the risks noted above could have a significant impact on our revenue and earnings.

Failure to comply with net capital requirements could subject our wholly owned broker-dealers to suspension or revocation of their licenses by the SEC or expulsion from the NASD.

The SEC, the NASD and various other regulatory agencies have stringent rules with respect to the maintenance of specific levels of net capital by securities brokerage firms. Failure to maintain the required net capital may subject a firm to suspension or revocation of registration by the SEC and suspension or expulsion from the NASD and other regulatory bodies, which ultimately could prevent NFPSI or our other broker-dealers from performing as a broker-dealer. Although our broker-dealers have compliance procedures in place to ensure that the required levels of net capital are maintained, there can be no assurance that our broker-dealers will remain in compliance with the net capital requirements. For example, in a recent NASD examination, we learned that from time to time in the past NFPSI was temporarily and inadvertently out of compliance with applicable net capital rules as a result of NFPSI’s use of an offshore sweep account for overnight deposits. NFPSI has since ended this practice. In addition, a change in the net capital rules, the imposition of new rules or any unusually large charge against net capital could limit the operations of NFPSI or our other broker-dealers, which could harm our business.

A change in the tax treatment of life insurance products we sell or a determination that these products are not life insurance contracts for federal tax purposes could reduce the demand for these products, which may reduce our revenue.

The market for many life insurance products we sell is based in large part on the favorable tax treatment, including the tax-free build up of cash values, that these products receive relative to other investment alternatives. A change in the tax treatment of the life insurance products we sell or a determination by the U.S. Internal Revenue Service, or IRS, that certain of these products are not life insurance contracts for federal tax purposes could remove many of the tax advantages policyholders seek in these policies. If the provisions of the tax code change or new federal tax regulations and IRS rulings are issued in a manner that would make it more difficult for holders of these insurance contracts to qualify for favorable tax treatment, the demand for the life insurance contracts we sell could decrease, which may reduce our revenue and negatively affect our business.

Our business, financial condition and results of operations may be negatively affected by errors and omissions claims.

We have significant insurance agency, brokerage and intermediary operations as well as securities brokerage and investment advisory operations and activities, and are subject to claims and litigation in the ordinary course of business resulting from alleged and actual errors and omissions in placing insurance, effecting securities transactions and rendering investment advice. These activities involve substantial amounts of money. Since errors and omissions claims against our firms may allege our liability for all or part of the amounts in question, claimants may seek large damage awards. These claims can involve significant defense costs. Errors and omissions could include, for example, failure, whether negligently or intentionally, to place coverage or effect securities transactions on behalf of clients, to provide insurance carriers with complete and accurate information relating to the risks being insured or to appropriately apply funds that we hold on a fiduciary basis. It is not always possible to prevent or detect errors and omissions, and the precautions we take may not be effective in all cases.

We have primary errors and omissions insurance coverage to protect us against the risk of liability resulting from alleged and actual errors and omissions. Recently, prices for this insurance have increased and coverage terms have become far more restrictive because of reduced insurer capacity in the marketplace. While we endeavor to purchase coverage that is appropriate to our assessment of our risk, we are unable to predict with certainty the frequency, nature or magnitude of claims for direct or consequential damages.

Since our inception, we have successfully resolved by settlement or favorable disposition in litigation or arbitration approximately fifteen errors and omissions claims against different acquired firms. Each claim was covered by liability insurance. Approximately twenty-eight errors and omissions claims are currently pending against different acquired firms. We believe there is liability insurance coverage available for most of these claims. Although management does not believe that these claims, either individually or in the aggregate, will materially impact our business, financial condition or results of operations, there can be no assurance that we will successfully dispose of or settle these claims or that insurance coverage will be available or adequate to pay the amounts of any award or settlement.

Our business, financial condition and results of operations may be negatively affected if in the future our insurance proves to be inadequate or unavailable. In addition, errors and omissions claims may harm our reputation or divert management resources away from operating our business.

Because our firms’ clients can withdraw the assets our firms manage on short notice, poor performance of the investment products and services our firms recommend or sell may have a material adverse effect on our business.

Our firms’ investment advisory and administrative contracts with their clients are generally terminable upon 30 days’ notice. These clients can terminate their relationship with our firms, reduce the aggregate amount of assets under management or shift their funds to other types of accounts with different rate structures for any of a number of reasons, including investment performance, changes in prevailing interest rates, financial market performance and personal client liquidity needs. Poor performance of the investment products and services that our firms recommend or sell relative to the performance of other products available in the market or the performance of other investment management firms tends to result in the loss of accounts. The decrease in revenue that could result from such an event could have a material adverse effect on our business.

Our results of operations could be adversely affected if we are unable to facilitate smooth succession planning at our firms.

We seek to acquire firms in which the principals are not ready to retire, but instead will be motivated to try to grow their firm’s earnings and participate in the growth incentives we offer. However, we cannot predict with certainty how long the principals of our firms will continue working. The personal reputation of the principals of our firms and the relationships they have are crucial to success in the independent distribution channel. Upon retirement of a principal, the business of a firm may be adversely affected if that principal’s successor in the firm’s management is not as successful as the original principal. Although we have had few successions to date as a result of our short operating history, succession will be a larger issue for us in the future. We will attempt to facilitate smooth transitions but if we are not successful, our results of operations could be adversely affected.

Government regulation relating to the supplemental executive benefits plans we design and implement could negatively affect our financial results.

In our executive benefits business, we have designed and implemented supplemental executive retirement plans that use split dollar life insurance as a funding source. Split dollar life insurance policies are arrangements in which premiums, ownership rights and death benefits are generally split between an employer and an employee. The employer pays either the entire premium or the portion of each year’s premium that at least equals the increase in cash value of the policy. Split dollar life insurance has traditionally been used because of its federal tax law advantages. However, in recent years, the IRS has proposed regulations relating to the tax treatment of some types of these life insurance arrangements. The IRS recently proposed regulations that treat premiums paid by an employer in connection with split dollar life insurance arrangements as loans for tax purposes under the U.S. Internal Revenue Code of 1986, as amended. In addition, the recently enacted Sarbanes-Oxley Act of 2002 may affect these arrangements. Specifically, the Sarbanes-Oxley Act includes a provision that prohibits most loans from a public company to its directors or executives. Because a split dollar life insurance arrangement between a public company and its directors or executives could be viewed as a personal loan, we will face a reduction in sales of split dollar life insurance policies to our clients that are subject to the Sarbanes-Oxley Act. Moreover, members of Congress have proposed, from time to time, other laws reducing the tax incentive or otherwise impacting these arrangements. As a result, our supplemental executive retirement plans that use split dollar life insurance may become less attractive to some of our firms’ customers, which could result in lower revenue to us.

Our business is dependent upon information processing systems.

Our ability to provide financial services to clients and to create and maintain comprehensive tracking and reporting of client accounts depends on our capacity to store, retrieve and process data, manage significant databases and expand and periodically upgrade our information processing capabilities. As we continue to grow, we will need to continue to make investments in new and enhanced information systems. Interruption or loss of our information processing capabilities or adverse consequences from implementing new or enhanced systems could have a material adverse effect on our business and the value of our common stock. As our information system providers revise and upgrade their hardware, software and equipment technology, we may encounter difficulties in integrating these new technologies into our business. These new revisions and upgrades may not be appropriate for our business. Although we have experienced no significant breaches of our network security by unauthorized persons, our systems may be subject to infiltration by unauthorized persons. If our systems or facilities were infiltrated and damaged by unauthorized persons, our clients could experience data loss, financial loss and significant business interruption. If that were to occur, it could have a material adverse effect on our business, financial condition and results of operations.

We may overestimate management fees advanced to principals and/or certain entities they own, which may negatively affect our financial condition and results.

We advance management fees monthly to principals and/or certain entities they own. We set each principal’s and/or such entity’s management fee amount after estimating how much operating cash flow the firm the principal and/or such entity manages will produce. If the firm produces less operating cash flow than what we estimated, an overadvance may occur, which may negatively affect our financial condition and results. Further, since contractually we are unable to unilaterally adjust payments to the principals and/or certain entities they own until after a six or nine-month calculation period depending on the firms, we may not be able to promptly take corrective measures, such as adjusting the monthly management fee lower or requiring the principal and/or such entity to repay the overadvance within a limited time period. In addition, if a principal and/or certain entities they own fail to repay an overadvance in a timely manner and any security we receive from the principal and/or such entities for the overadvance is insufficient, our financial condition and results may be negatively affected.

NFPSI relies heavily on Pershing and Fidelity, its clearing firms, and termination of its agreements with the clearing firms could harm its business.

Pursuant to NFPSI’s clearing agreements with Pershing and Fidelity, the clearing firms process all securities transactions for NFPSI’s account and the accounts of its clients. Services of the clearing firms include billing and credit extension and control, receipt, custody and delivery of securities. NFPSI is dependent on the ability of its clearing firms to process securities transactions in an orderly fashion. Clearing agreements with Pershing and Fidelity may be terminated by either party upon 90 days’ prior written notice. If these agreements were terminated, NFPSI’s ability to process securities transactions on behalf of its clients could be adversely affected.

Risks Related to Our Common Stock

There may not be an active market for our shares, which may cause our common stock to trade at a discount and make it difficult to sell the shares you purchase.

Prior to this offering, there has been no public market for our shares. We cannot assure you that an active trading market for our shares will develop or be sustained after this offering. The initial public offering price for our shares was determined by negotiations between the underwriters and us. We cannot assure you that the initial public offering price will correspond to the price at which our shares will trade in the public market subsequent to this offering or that the price of our shares available in the public market will reflect our actual financial performance.

The market price of our common stock could be negatively affected by sales of substantial amounts of our common stock in the public markets.

Sales by us or our stockholders of a substantial number of shares of our common stock in the public markets following this offering, or the perception that these sales might occur, could cause the market price of our common stock to decline or could impair our ability to raise capital through a future sale of, or pay for acquisitions using, our equity securities. Upon completion of this offering, there will be 31,483,372 shares of our common stock outstanding. There will be 32,262,148 shares outstanding if the underwriters exercise their over-allotment option in full. Of our outstanding shares, only the shares of our common stock sold in this offering will be freely transferable, except for any shares sold to our “affiliates,” as that term is defined in Rule 144 under the Securities Act of 1933, as amended, and shares purchased through the directed share program in this offering which are subject to sale restrictions pursuant to the free riding and withholding restrictions of the NASD. The remaining shares will be “restricted securities” subject to the volume limitations and the other conditions of Rule 144.

We, our directors, officers and all existing stockholders will agree, with limited exceptions, for a period of 180 days after the date of this prospectus, that we and they will not, without the prior written consent of the representatives on behalf of the underwriters, directly or indirectly, offer to sell, sell or otherwise dispose of any shares of our common stock. Upon completion of this offering, all existing stockholders and their transferees will have the right to require us to register their shares of our common stock under the Securities Act for sale into the public markets, subject to the 180-day lock-up agreements and to restrictions in our stockholders agreement. For a description of these restrictions, see “Description of Capital Stock—Stockholders Agreement—Transfer restrictions.” Upon the effectiveness of such a registration statement, all shares covered by the registration statement will be freely transferable.

In addition, following the completion of this offering, we intend to file a registration statement on Form S-8 under the Securities Act to register an aggregate of 10,210,084 shares of our common stock reserved for issuance under our stock incentive programs. Subject to the exercise of issued and outstanding options, shares registered under the registration statement on Form S-8 will be available for sale into the public markets after the expiration of the 180-day lock-up agreements and to restrictions in our stockholders agreement.

The issuance of additional stock in connection with acquisitions or otherwise will dilute all other stockholdings.

After this offering, we will have an aggregate of 17,284,623 shares of common stock authorized but unissued and not reserved for issuance under our option plans. We may issue all of these shares without any action or approval by our stockholders. As of September 15, 2003, we had an aggregate of 10,210,084 unissued shares reserved for issuance under our option plans and 11,183,879 shares, based on the initial public offering price of $23.00, subject to issuance as contingent payments in connection with our recent acquisitions if our acquired firms satisfy certain compounded growth rate thresholds over the three-year period following the closing of the acquisition. We intend to continue to actively pursue acquisitions of other financial services firms and intend to issue shares of common stock in connection with these acquisitions. Any shares issued in connection with our acquisitions, the exercise of stock options or otherwise would dilute the percentage ownership held by the investors who purchase our shares in this offering.

The price of our common stock may fluctuate substantially, which could negatively affect us and the holders of our common stock.

The trading price of our common stock may be volatile in response to a number of factors, many of which are beyond our control, including our inability to acquire suitable acquisition candidates, the permanent elimination or modification of the federal estate tax, a decrease in insurance premiums and commission rates, actual or anticipated variations in our quarterly financial results, changes in financial estimates for us by securities analysts and announcements by our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments. In addition, our financial results may be below the expectations of securities analysts and investors. If this were to occur, the market price of our common stock could decrease, perhaps significantly. Any volatility of or a significant decrease in the market price of our common stock could also negatively affect our ability to make acquisitions using our common stock as consideration.

In addition, the U.S. securities markets have experienced significant price and volume fluctuations. These fluctuations often have been unrelated to the operating performance of companies in these markets. Broad market and industry factors may negatively affect the price of our common stock, regardless of our operating performance. You may not be able to sell your shares at or above the initial public offering price, or at all. Further, if we were to be the object of securities class action litigation as a result of volatility in our common stock price or for other reasons, it could result in substantial costs and diversion of our management’s attention and resources, which could negatively affect our financial results. In addition, if we decide to settle any class action litigation against us, our decision to settle may not necessarily be related to the merits of the claim.

Investors in this offering will suffer immediate and substantial dilution.

The initial public offering price of our common stock is substantially higher than the net tangible book value per share of our common stock outstanding immediately after this offering. Our net tangible book value per share as of June 30, 2003 was approximately $(3.42). Net tangible book value per share as of June 30, 2003 represents the amount of our total tangible assets minus our total liabilities, divided by the 27,812,174 shares of our common stock that were outstanding on June 30, 2003. Investors who purchase our common stock in this offering will pay a price per share that substantially exceeds the net tangible book value per share of our common stock. If you purchase our common stock in this offering, you will experience immediate and substantial dilution of $23.75 in the net tangible book value per share of our common stock, based upon the initial public offering price of $23.00 per share. Additional dilution will occur upon the exercise of outstanding options. Investors who purchase our common stock in this offering will have purchased 11.2% of the shares outstanding immediately after the offering, but will have paid 19.2% of the total consideration for those shares.

Our principal stockholder may have interests that are different from yours and, therefore, may make decisions that are adverse to your interests.

After this offering, Apollo Investment Fund IV, L.P. and Apollo Overseas Partners IV, L.P., which provided an initial $125 million equity investment to us and for which Apollo Management IV, L.P. serves as the day-to-day manager, will beneficially own 31.8% of our outstanding voting common stock. As a result, Apollo Management, L.P. and its affiliates will have the ability to significantly influence matters requiring stockholder approval, including, without limitation, the election of directors and mergers, consolidations and sales of all or substantially all of our assets. They also may have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. In addition, this concentration of ownership may have the effect of preventing, discouraging or deferring a change of control, which could depress the market price of our common stock.

Provisions of Delaware law and our stockholders agreement could result in our current management becoming entrenched and therefore could delay or prevent a change in control of our company, which could adversely impact the value of our common stock.

Delaware law imposes some restrictions on mergers and other business combinations between us and any holder of 15% or more of our outstanding common stock. Delaware law prohibits a publicly held corporation from engaging in a “business combination” with an “interested stockholder” for three years after the stockholder becomes an interested stockholder, unless the corporation’s board of directors and stockholders approve the business combination in a prescribed manner. This provision in Delaware law could result in our current management becoming entrenched and therefore delay or prevent a change in control of our company, which could adversely affect the price of our common stock.

Pursuant to our stockholders agreement, each stockholder that is party to the stockholders agreement is required to vote in favor of the (i) election of directors nominated by the board of directors and (ii) removal of directors proposed or supported by Apollo Investment Fund IV, L.P. In addition, in connection with any other matters to be voted on by stockholders, these stockholders are required to vote in a manner that is consistent with the terms of the stockholders agreement. See “Description of Capital Stock—Stockholders Agreement—Voting.” These voting provisions may have the effect of entrenching our current management and thus preventing, discouraging or delaying a change of control, which could depress the market price of our common stock.

FORWARD-LOOKING INFORMATION

Some of the statements that we make under “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and elsewhere in this prospectus constitute forward-looking statements. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by any of our forward-looking statements. Some of these factors are listed under “Risk Factors” and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “intends,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievement. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus or to conform these statements to actual results or to changes in our expectations.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information or to provide representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus may be used only where it is legal to sell these securities. The information in this prospectus is only accurate on the date of this prospectus.

USE OF PROCEEDS

We estimate that we will receive net proceeds of approximately $71.7 million from the sale of shares of our common stock in this offering after deducting underwriting discounts and commissions and estimated offering expenses. If the underwriters’ over-allotment option is exercised in full, we estimate that our net proceeds will be approximately $88.4 million.

We intend to use the net proceeds from this offering to repay indebtedness under our existing credit facility. The indebtedness under our existing credit facility bears interest at a weighted average rate equal to 3.5% as of June 30, 2003. The facility is structured as a revolving credit facility and is due on September 14, 2005 unless we elect to convert the credit facility to a term loan, in which case it will amortize over one year, with a principal payment due on March 14, 2006 and with a final maturity on September 14, 2006. We used borrowings under the facility to fund acquisitions.

If the underwriters exercise their over-allotment option, any additional proceeds we receive will also be used to repay indebtedness under our existing credit facility.

We will not receive any proceeds from the sale of shares by the selling stockholders.

DIVIDEND POLICY

We intend to pay quarterly cash dividends on our common stock at an initial rate of $0.10 per share of common stock. The declaration and payment of future dividends to holders of our common stock will be at the discretion of our board of directors and will depend upon many factors, including our financial condition, earnings, legal requirements and other factors as our board of directors deems relevant.

CAPITALIZATION

The following table sets forth cash and cash equivalents, bank loan and our capitalization as of June 30, 2003, on an actual basis and as adjusted to give effect to this offering and the application of the estimated net proceeds from this offering as described under “Use of Proceeds.” This table should be read together with “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Description of Capital Stock” and our consolidated financial statements and related notes included elsewhere in this prospectus.

	As of June 30, 2003
(in thousands, except per share data)	Actual	Pro forma
Cash and cash equivalents	$38,022	$38,022

Bank loan(a)	$83,770	$12,119
Stockholders’ equity:
Preferred stock, $0.01 par value: 200,000 shares authorized; none issued	—	—
Common stock, $0.10 par value: actual—60,000 shares authorized, 29,275 shares issued and 27,812 outstanding; pro forma—60,000 shares authorized, 32,775 shares issued and 31,312 outstanding	2,853	3,203
Additional paid-in capital	372,670	443,971
Accumulated deficit	(9,806)	(9,806)
Common stock held in treasury, 707 shares, at cost.	(11,721)	(11,721)

Total stockholders’ equity	353,996	425,647

Total capitalization	$437,766	$437,766

(a)	Our bank loan is structured as a revolving credit facility and is due on September 14, 2005, unless we elect to convert the credit facility to a term loan, in which case it will amortize over one year, with a principal payment due on March 14, 2006 and with a final maturity on September 14, 2006. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Borrowings.”

DILUTION

Our net tangible book value as of June 30, 2003 was approximately $(95.2) million, or $(3.42) per share of our common stock. Net tangible book value per share represents the amount of our total tangible assets minus our total liabilities, divided by the 27,812,174 shares of our common stock that were outstanding on June 30, 2003. After giving effect to the sale of 3,500,000 shares of our common stock in this offering at the initial public offering price of $23.00 per share, our net tangible book value on June 30, 2003 would have been approximately $(23.5) million, or $(0.75) per share. This represents an immediate increase in net tangible book value of $2.67 per share to our existing stockholders and an immediate dilution of $23.75 per share to new investors who purchase our common stock in this offering at the initial public offering price. The following table shows this immediate per share dilution:

Initial public offering price per share		$23.00
Net tangible book value per share on June 30, 2003, before giving effect to this offering	$(3.42)
Increase in net tangible book value per share attributable to this offering	2.67
Pro forma net tangible book value per share on June 30, 2003, after giving effect to this offering		(0.75)

Dilution in pro forma net tangible book value per share to new investors		$23.75

The following table summarizes, as of June 30, 2003, the differences between the average price per share paid by our existing stockholders and by new investors purchasing shares of common stock in this offering at the initial public offering price of $23.00 per share, before deducting the underwriting discounts and commissions and estimated offering expenses payable by us:

	Shares purchased		Total consideration		Average price per share
	Number	Percent	Amount	Percent
Existing stockholders	27,812,174	88.8%	$338,751,431	80.8%	$12.18
New investors	3,500,000	11.2	80,500,000	19.2	23.00

Total	31,312,174	100.0%	$419,251,431	100.0%

The foregoing discussion and table assume no exercise of any outstanding stock options to purchase common stock. As of June 30, 2003, there were 5,795,608 shares of common stock issuable upon the exercise of stock options outstanding at a weighted average exercise price of $12.04 per share. To the extent these options are exercised, there will be further dilution to the new investors.

If the underwriters fully exercise their over-allotment option, the number of shares of common stock held by existing holders will be reduced to 86.7% of the aggregate number of shares of common stock outstanding after this offering and the number of shares of common stock held by new investors will be increased to 4,278,776, or 13.3%, of the aggregate number of shares of common stock outstanding after this offering.

SELECTED CONSOLIDATED FINANCIAL DATA

You should read the selected consolidated financial data set forth below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Capitalization” and the consolidated financial statements and the related notes included elsewhere in this prospectus. We derived the following selected financial information as of December 31, 2001 and 2002 and for each of the three years in the period ended December 31, 2002 from our audited consolidated financial statements and the related notes included elsewhere in this prospectus. We derived the selected financial information as of December 31, 2000 and as of and for the year ended December 31, 1999 from our audited consolidated financial statements and the related notes not included elsewhere in this prospectus. We derived the selected financial information as of June 30, 2002 and 2003 and for each of the six-month periods ended June 30, 2002 and 2003 from our unaudited consolidated financial statements and the related notes included elsewhere in this prospectus. In our opinion, the unaudited consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and include all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of the information set forth therein. The results for any interim period are not necessarily indicative of the results that may be expected for a full fiscal year.

Although we were founded in August 1998, we commenced our operations on January 1, 1999. Prior to January 1, 1999, we were engaged solely in start-up activities and had only nominal assets and liabilities and, accordingly, we have not included statement of operations data for the period from August 1998 to December 31, 1998 or statement of financial condition data as of December 31, 1998. In addition, in each year since we commenced operations, we have completed a significant number of acquisitions. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Acquisitions.” As a result of our acquisitions, the results in the periods shown below may not be directly comparable.

	Years ended December 31,				(Unaudited) Six months ended June 30,
	1999	2000	2001	2002	2002	2003
	(in thousands, except per share data)
Statement of Operations Data:
Revenue:
Commissions and fees	$100,126	$207,945	$278,064	$361,071	$164,695	$216,265

Cost of services:
Commissions and fees	39,044	62,796	77,439	104,747	49,394	60,491
Operating expenses	25,231	60,537	89,389	116,170	55,556	71,245
Management fees	16,072	40,279	49,834	65,602	25,532	38,987

Total cost of services	80,347	163,612	216,662	286,519	130,482	170,723

Gross margin	19,779	44,333	61,402	74,552	34,213	45,542

Corporate and other expenses:
General and administrative (excludes option compensation)	10,455	21,122	20,472	21,423	10,617	10,557
Option compensation	5,499	14,403	19,967	9,866	4,270	(132)
Amortization	5,380	11,990	15,476	13,321	6,200	7,994
Impairment loss(a)	—	2,503	4,394	1,822	—	9,932
Depreciation	649	1,350	2,836	2,222	1,303	1,975
Start-up, acquisition bonus and other	14,477	2,137	444	(747)	158	1,712
Loss (gain) on sale of subsidiaries	—	3,798	(738)	339	(73)	—

Total corporate and other expenses	36,460	57,303	62,851	48,246	22,475	32,038

Income (loss) from operations	(16,681)	(12,970)	(1,449)	26,306	11,738	13,504

Interest and other income	818	2,217	1,151	1,862	872	831
Interest and other expenses	(282)	(865)	(3,523)	(3,438)	(1,552)	(2,025)

Net interest and other	536	1,352	(2,372)	(1,576)	(680)	(1,194)
Income (loss) before income taxes	(16,145)	(11,618)	(3,821)	24,730	11,058	12,310
Income tax expense (benefit)	(5,695)	(10)	1,921	13,137	5,874	5,909

Net income (loss)	$(10,450)	$(11,608)	$(5,742)	$11,593	$5,184	$6,401

Earnings (loss) per share—basic	$(0.84)	$(0.52)	$(0.24)	$0.45	$0.20	$0.23

Earnings (loss) per share—diluted	$(0.84)	$(0.52)	$(0.24)	$0.40	$0.19	$0.21

Weighted average shares—basic	12,482	22,308	24,162	25,764	25,481	27,656

Weighted average shares—diluted	12,482	22,308	24,162	28,775	27,809	30,089

	As of December 31,				(Unaudited) As of June 30,
	1999	2000	2001	2002	2003
	(in thousands)
Statement of Financial Condition Data:
Cash and cash equivalents	$55,691	$32,439	$35,394	$31,814	$38,022
Intangibles, net	85,267	133,222	179,312	205,101	235,840
Goodwill, net	69,201	106,904	151,550	184,507	213,329
Total assets	260,985	345,062	472,781	541,246	613,214
Bank loan(b)	—	3,000	35,337	39,450	83,770
Redeemable common stock(c)	59,896	—	273	—	—
Total stockholders’ equity	134,748	218,652	249,503	288,099	353,996

	Years ended December 31,			Six months ended June 30,
	2000	2001	2002	2002	2003
Other Data (unaudited):
Internal revenue growth(d)	25%	14%	6%	11%	13%
Total NFP-owned firms (at period end)	74	88	111	96	129
Number of representatives in broker-dealer (at period end)(e)	653	729	915	856	1,046

(a)	We adopted SFAS No. 142 on January 1, 2002. Under SFAS No. 142, goodwill and intangible assets deemed to have indefinite lives are no longer amortized but are reviewed annually (or more frequently if impairment indicators arise) for impairment. Separable intangible assets that are not deemed to have indefinite lives will continue to be amortized over their useful lives (but with no maximum life). Goodwill amortization was $4.4 million and $5.5 million in 2000 and 2001, respectively. In accordance with SFAS No. 142, we recognized an impairment loss on goodwill and identifiable intangible assets not subject to amortization of $0.8 million in 2002 and $5.7 million in the six months ended June 30, 2003. Prior to the adoption of SFAS No. 142, we accounted for long-lived assets in accordance with SFAS No. 121. For the years ended December 31, 2000 and 2001, we recorded an impairment loss on goodwill of $1.1 million and $2.1 million, respectively.

We adopted SFAS No. 144 on January 1, 2002. In accordance with SFAS No. 144, long-lived assets, such as property, plant and equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. We recognized an impairment loss on identifiable intangible assets subject to amortization of $1.0 million in 2002 and $4.2 million in the six months ended June 30, 2003. Prior to the adoption of SFAS No. 144, we accounted for long-lived assets in accordance with SFAS No. 121. For the years ended December 31, 2000 and 2001, we recorded an impairment loss on intangibles subject to amortization of $1.4 million and $2.3 million, respectively.

(b)	Our bank loan is structured as a revolving credit facility and is due on September 14, 2005, unless we elect to convert the credit facility to a term loan, in which case it will amortize over one year, with a principal payment due on March 14, 2006 and with a final maturity on September 14, 2006. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Borrowings.”
(c)	Reflects our obligations under put options relating to shares of our common stock as further described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Commitments and Contingencies—Redeemable common stock” and is not included in total stockholders’ equity.
(d)	As a measure of financial performance, we calculate the internal growth rate of the revenue of our firms. This calculation compares the change in revenue of a comparable group of firms for the same time period in successive years. We include firms in this calculation at the beginning of the first fiscal quarter that begins one year after acquisition by us unless a firm has merged with another owned firm or has made a sub-acquisition that represents more than 25% of the base earnings of the acquiring firm. With respect to two owned firms that merge, the combined firm is excluded from the calculation from the time of the merger until the first fiscal quarter that begins one year after acquisition by us of the most recently acquired firm participating in the merger. However, if both firms involved in a merger are included in the internal growth rate calculation at the time of the merger, the combined firm continues to be included in the calculation after the merger. With respect to the sub-acquisitions described above, to the extent the sub-acquired firm does not separately report financial statements to NFP, the acquiring firm is excluded from the calculation from the time of the sub-acquisition until the first fiscal quarter beginning one year following the sub-acquisition. Sub-acquisitions that represent less than 25% of the base earnings of the acquiring firms are considered to be internal growth. For further information about sub-acquisitions, see “Business—Operations—Sub-Acquisitions.” With respect to dispositions, we include these firms up to the time of disposition and exclude these firms for all periods after the disposition. The calculation described above is not adjusted for intercompany transactions that could result in the same item of revenue being recorded by two firms.
(e)	The number of representatives in our broker-dealer refers to NASD-registered representatives of NFPSI, including sales assistants and home office personnel that are registered representatives. These totals include personnel of our owned firms and our affiliated third-party distributors. In addition to NFPSI’s registered representatives, our firms’ distribution network includes (1) certain sales professionals who are registered representatives of other broker-dealers, (2) professionals licensed with state insurance authorities who because of their product focus are not required to be registered with a broker-dealer and (3) professionals affiliated with registered investment advisers who because of their product focus are neither required to be licensed as insurance agents nor required to be registered with other broker-dealers. These professionals are not included in these totals.

MANAGEMENT’S DISCUSSION AND ANALYSIS  OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our consolidated financial statements and the related notes included elsewhere in this prospectus. In addition to historical information, this discussion includes forward-looking information that involves risks and assumptions which could cause actual results to differ materially from management’s expectations. See “Forward-Looking Information” included elsewhere in this prospectus.

Overview

We are a leading independent distributor of financial services products to high net worth individuals and small to medium-size corporations. Founded in 1998, and commencing operations on January 1, 1999, we have grown internally and through acquisitions and, as of September 15, 2003, operate a national distribution network with over 1,300 producers in 40 states and Puerto Rico operating through 132 owned firms and 180 affiliated third-party distributors. We acquired 52, 27, 18, 26 and 23 firms in 1999, 2000, 2001, 2002 and year to date through September 15, 2003, respectively. Therefore, we have grown from a base of no revenue at the beginning of 1999 to $412.6 million of revenue in the twelve months ended June 30, 2003. Our net income has been impacted by corporate and other expenses we incurred to manage our business, including our acquisition program and significant option expense related to an initial incentive program.

Acquisitions

Under our acquisition structure, we acquire 100% of the equity of independent financial services products distribution businesses on terms that are relatively standard across our acquisitions. To determine our acquisition price, we first estimate the annual operating cash flow of the business to be acquired based on current levels of revenue and expense. For this purpose, we define operating cash flow as cash revenue of the business less cash and non-cash expenses, other than amortization, depreciation and compensation to the business’s owners or individuals who subsequently become principals. We refer to this estimated annual operating cash flow as “target earnings.” Our acquisition price is a multiple (approximately five times) of a portion of the target earnings, which we refer to as “base earnings.” Base earnings average 47% of target earnings for acquisitions completed through June 30, 2003. In determining base earnings, our general rule is not to exceed an amount equal to the recurring revenue of the business. By recurring revenue, we mean revenue from sales previously made (such as renewal commissions on insurance products, commissions and administrative fees for on-going benefit plans and mutual fund trail commissions) and fees for assets under management.

We enter into a management agreement with principals and/or certain entities they own. Under the management agreement, the principals and/or such entities are entitled to management fees consisting of:

•	all future earnings of the acquired business in excess of the base earnings up to target earnings; and

•	a percentage of any earnings in excess of target earnings based on the ratio of base earnings to target earnings.

We retain a cumulative preferred position in the base earnings. To the extent earnings of a firm in any year are less than base earnings, in the following year we are entitled to receive base earnings together with the prior years’ shortfall before any management fees are paid.

Additional purchase consideration is often paid to the former owners based on satisfying specified internal growth thresholds over the three-year period following the acquisition.

Substantially all of our acquisitions have been paid for with a combination of cash and our common stock, valued at its then fair market value. We require our principals to take at least 20% of the total acquisition price in our common stock; however, through June 30, 2003, principals have taken on average approximately 47% of the total acquisition price in our common stock. The following table shows acquisition activity in the following periods:

	Years ended December 31,				(Unaudited) Six months ended June 30,
	1999	2000	2001	2002	2003
	(in thousands, except number of acquisitions closed)
Number of acquisitions closed	52	27	18	26	20
Consideration:
Cash	$52,989	$38,440	$49,431	$29,772	$43,658
Common stock	79,208	44,243	37,859	26,239	20,617
Other(a)	4,400	5,583	4,447	2,259	1,387

Total consideration	$136,597	$88,266	$91,737	$58,270	$65,662

(a)	Consists principally of the assumption of debt and capitalized acquisition costs.

The large number of acquisitions in 1999 was the culmination of efforts undertaken in 1998 (prior to the capitalization of our business) and early 1999 to identify acquisitions prior to our commencing operations with the closing of our first acquisition on January 14, 1999. In 2002, we completed a large number of small acquisitions. In addition, several acquisitions identified in 2002 closed in early January 2003 at the request of the sellers. Although we believe that we will continue to have opportunities to complete a similar number of acquisitions as we have had in the past three years, there can be no assurance that we will be successful in identifying and completing acquisitions. See “Risk Factors—Risks Relating to Our Company—We may be unsuccessful in acquiring suitable acquisition candidates, which could adversely affect our growth.” Any change in our financial condition or in the environment of the markets in which we operate could impact our ability to source and complete acquisitions.

The financial statements of Wharton Equity Corporation II, LLC and Affiliates, Linn and Associates, Inc., Smith, Frank & Partners, L.L.C. and Affiliates, Delessert Financial Services, Inc., International Risk Consultants, Inc. and Occupational Health Underwriters, Inc. and Administrative Systems, Inc. and the Balanced Program have been included in this prospectus pursuant to the requirements of Rule 3-05 of Regulation S-X. Applying Rule 3-05 of Regulation S-X, we determined that audited financial statements for these six acquired companies are required to be included in this prospectus.

Revenue

We generate revenue primarily from the following sources:

•	Life insurance commissions and estate planning fees. Insurance and annuity commissions paid by insurance companies are based on a percentage of the premium that the insurance company charges to the policyholder. First-year commissions are calculated as a percentage of the first twelve months’ premium on the policy and earned in the year that the policy is originated. In many cases, our firms receive renewal commissions for a period following the first year, if the policy remains in force. Our firms also earn fees for developing estate plans.

•	Corporate and executive benefits commissions and fees. Our firms earn commissions on the sale of insurance policies written for benefit programs. The commissions are paid each year as long as the client continues to use the product and maintain its broker of record relationship with us. Our firms also earn fees for the development and implementation of corporate and executive benefit programs as well as fees for the duration that these programs are administered. Asset-based fees are also earned for administrative services or consulting related to certain benefits plans.

•	Financial planning and investment advisory fees and securities commissions. Our firms earn commissions related to the sale of securities and certain investment-related insurance products. Our firms also earn fees for offering financial advice and related services. These fees are based on a percentage of assets under management and are generally paid quarterly. In a few cases, incentive fees are earned based on the performance of the assets under management. Some of our firms charge flat fees for the development of a financial plan or a flat fee annually for advising clients on asset allocation.

Our firms also earn additional compensation in the form of incentive and marketing support revenue, including override payments, from manufacturers of financial services products, based on the volume, persistency and profitability of business generated by us from these three sources. These forms of payments are earned both with respect to sales by our owned firms and sales by our network of 180 affiliated third-party distributors.

NFPSI, our registered broker-dealer and investment adviser, also earns commissions and fees on the transactions effected through it. Most principals of our firms, as well as many of our affiliated third-party distributors, conduct securities or investment advisory business through NFPSI. Our affiliated third-party distributors generated commission revenue through NFPSI of $28.9 million, $34.7 million, $34.3 million, $18.0 million and $19.6 million in the years 2000, 2001 and 2002, and the six months ended June 30, 2002 and 2003, respectively.

Incidental to the corporate and executive benefits services provided to their customers, some of our firms offer property and casualty insurance brokerage and advisory services. We earn commissions and fees in connection with these services.

Although our operating history is limited, we believe that our firms earn approximately 65% to 70% of their revenue in the first three quarters of the year and approximately 30% to 35% of their revenue in the fourth quarter.

Expenses

The following table sets forth certain of our expenses as a percentage of revenue for the periods indicated:

				(Unaudited)
	Years ended December 31,			Six months ended June 30,
	2000	2001	2002	2002	2003
Total revenue	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of services:
Commissions and fees	30.2%	27.8%	29.0%	30.0%	28.0%
Operating expenses	29.1	32.1	32.2	33.7	32.9
Management fees	19.4	17.9	18.2	15.5	18.0

	78.7%	77.8%	79.4%	79.2%	78.9%
Corporate and other expenses:
General and administrative (excludes option compensation)	10.2%	7.4%	5.9%	6.3%	4.9%
Option compensation	6.9	7.2	2.7	2.6	(0.1)
Amortization	5.8	5.6	3.7	3.8	3.7
Impairment loss	1.2	1.5	0.5	0.0	4.6
Depreciation	0.6	1.0	0.6	0.8	0.9
Start-up, acquisition bonus and other	1.0	0.2	(0.2)	0.1	0.8
Loss (gain) on sale of subsidiaries	1.9	(0.3)	0.2	0.0	0.0

	27.6%	22.6%	13.4%	13.6%	14.8%

Cost of services

Commissions and fees.    Commissions and fees are typically paid to non-principal producers, who are producers that are employed by or affiliated with our firms but are not principals. When business is generated solely by a principal, no commission expense is incurred because principals are only paid from a share of the cash flow of the acquired firm through management fees. However, when income is generated by a non-principal producer, the producer is generally paid a portion of the commission income, which is reflected as commission expense of the acquired firm. The use of non-principal producers affords principals the opportunity to expand the reach of the business of a firm beyond clients or customers with whom they have direct contact. In addition, NFPSI pays commissions to our affiliated third-party distributors who transact business through NFPSI.

Operating expenses.    Our firms incur operating expenses related to maintaining individual offices, including compensating non-producing staff. Acquired firm operating expenses also include the expenses of NFPSI and of NFPISI, another subsidiary that serves our acquired firms and through which our acquired firms and our affiliated third-party distributors access insurance and financial services products and manufacturers.

Management fees.    We pay management fees to the principals of our firms and/or certain entities they own based on the financial performance of the firms they manage. Once we receive cumulative preferred earnings (base earnings) from a firm, the principals and/or an entity the principals own receive management fees equal to earnings above base earnings up to target earnings. An additional management fee is paid in respect of earnings in excess of target earnings based on the ratio of base earnings to target earnings. For example, if base earnings equal 40% of target earnings, we receive 40% of earnings in excess of target earnings and the principal and/or the entity receives 60%. Management fees also include an accrual for certain performance-based incentive amounts payable under our on-going incentive program. See “Business—Acquisition Model—Performance incentives.”

The following table summarizes the results of operations of our firms for the periods presented and shows our management fees as a percentage of gross margin before management fees:

	Years ended December 31,			(Unaudited) Six months ended June 30,
	2000	2001	2002	2002	2003
	(in thousands)
Total revenue	$207,945	$278,064	$361,071	$164,695	$216,265
Cost of services (excludes management fees):
Commissions and fees	62,796	77,439	104,747	49,394	60,491
Operating expenses	60,537	89,389	116,170	55,556	71,245

Gross margin before management fees	84,612	111,236	140,154	59,745	84,529
Management fees	40,279	49,834	65,602	25,532	38,987

Gross margin	44,333	61,402	74,552	34,213	45,542
Management fees, as a percentage of gross margin before management fees	47.6%	44.8%	46.8%	42.7%	46.1%

Corporate and other expenses

General and administrative.    At the corporate level, we incur general and administrative expense related to the acquisition of and administration of our firms. General and administrative expense includes, among other expenses, compensation, occupancy, professional fees, travel and entertainment, technology, telecommunication, advertising and marketing costs. Option compensation expense is disclosed separately.

Option compensation.    Option compensation expense primarily consists of expenses related to stock option grants under two incentive programs offered to the principals and certain employees of our earlier acquisitions. As an inducement to the sellers of the first 27 firms we acquired, the first incentive program allowed principals and certain employees to earn options at a fixed exercise price of $10.00 per share. The incentive program under which these stock options were granted expired, and therefore the option compensation expense related to this program has ended. The second program, offered to the sellers of the next 40 firms we acquired, allows principals and certain employees to earn options with a strike price equal to the price of our common stock at the time the options are earned. The second incentive program will expire at the end of the third quarter of 2003.

In addition to these incentive programs, we have three stock-based employee compensation plans. Prior to January 1, 2003, we accounted for those plans under the recognition and measurement provisions of Accounting Principles Board, or APB, Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. Stock-based employee compensation costs reflected in periods prior to December 31, 2002 represent options granted under those plans that had an exercise price less than the market value of the underlying common stock on the date of grant. Effective January 1, 2003, we adopted the fair value recognition provisions of SFAS No. 123, using the “prospective” method permitted under SFAS No. 148. Awards under our plans vest over periods of up to five years. The expense related to stock-based employee compensation included in the determination of net income is less than that which would have been recognized if the fair value based method had been applied to all awards since the original effective date of SFAS No. 123. See note 12 to the consolidated financial statements included elsewhere in this prospectus for a further discussion of our accounting treatment for option compensation expense.

Amortization.    We incur amortization expense related to the amortization of intangible assets. Prior to January 1, 2002, we also incurred costs for amortization of goodwill.

Impairment loss.    The firms we acquire may not continue to positively perform after the acquisition for various reasons, including legislative or regulatory changes that relate to the products in which a firm specializes, the loss of key clients after the acquisition closed, general economic factors that impact a firm in a direct way and the cultural incompatibility of a firm’s management team with us. In such situations, we may take impairment charges in accordance with SFAS No. 142 and SFAS No. 144 and reduce the carrying cost of acquired identifiable intangible assets (including book of business, management contract and tradename) and goodwill to their respective fair values. Management reviews and evaluates the financial and operating results of our acquired firms on a firm by firm basis throughout the year to assess the recoverability of goodwill and other intangible assets associated with these firms. The fair value is based upon the amount at which the acquired firm could be bought or sold in a current transaction between NFP and the principals. The intangible assets associated with a particular firm are impaired when the firm has experienced a significant deterioration in its business indicated by an inability to produce at the level of base earnings for a period of four quarters and when the firm does not appear likely to improve its operating results or cash flows in the foreseeable future. We believe that this is an appropriate time period to evaluate firm performance given the seasonal nature of many firms’ activities. In assessing the recoverability of goodwill and other intangible assets, historical trends are used and projections regarding the estimated future cash flows and other factors are made to determine the fair value of the respective assets.

Depreciation.    We incur depreciation expense related to capital assets.

Start-up, acquisition bonus and other.    We incurred certain expenses through 2001, primarily legal and accounting costs, related to the formation of NFP. In addition, as discussed more fully below in “—Commitments and Contingencies—Acquisition bonus programs,” we established acquisition bonus programs under which some of our founding officers and directors, as well as certain consultants, are eligible to receive payments for acquisitions that they originate that meet specified criteria. We accrue acquisition bonus expenses when transactions that meet these criteria close and adjust the accruals based on the performance of the firms for which the bonuses are paid. Other expense includes a variety of items, including certain reserves taken against notes generally related to transactions involving the disposition of firms.

Loss (gain) on sale of subsidiaries.    From time to time, we have disposed of acquired firms when these firms have not produced the expected results. In these dispositions, we may realize a gain or loss on the sale of the subsidiary.

Results of Operations

Through acquisitions and internal growth, we have achieved revenue growth of 108%, 34%, 30% and 31% in the years ended December 31, 2000, 2001 and 2002 and the six months ended June 30, 2003 as compared to the six months ended June 30, 2002, respectively. While this growth was driven primarily by our acquisitions, it has been augmented by internal growth in the earnings of our acquired firms. In 2000, 2001, 2002 and the six months ended June 30, 2002 and 2003, our firms had an internal revenue growth rate of 25%, 14%, 6%, 11% and 13%, respectively. As a measure of financial performance, we calculate the internal growth rate of the revenue of our firms. This calculation compares the change in revenue of a comparable group of firms for the same time period in successive years. We include firms in this calculation at the beginning of the first fiscal quarter that begins one year after acquisition by us unless a firm has merged with another owned firm or has made a sub-acquisition that represents more than 25% of the base earnings of the acquiring firm. With respect to two owned firms that merge, the combined firm is excluded from the calculation from the time of the merger until the first fiscal quarter that begins one year after acquisition by us of the most recently acquired firm participating in the merger. However, if both firms involved in a merger are included in the internal growth rate calculation at the time of the merger, the combined firm continues to be included in the calculation after the merger. With respect to the sub-acquisitions described above, to the extent the sub-acquired firm does not separately report financial statements to NFP, the acquiring firm is excluded from the calculation from the time of the sub-acquisition until the first fiscal quarter beginning one year following the sub-acquisition. Sub-acquisitions that represent less than 25% of the base earnings of the acquiring firms are considered to be internal growth. For further information about sub-acquisitions, see “Business—Operations—Sub-Acquisition.” With respect to dispositions, we include these firms up to the time of disposition and exclude these firms for all periods after the disposition. The calculation described above is not adjusted for intercompany transactions that result in the same item of revenue being recorded by two firms.

In addition to internal growth in the revenue of our firms, we monitor acquired firm revenue, commission and fee expense and operating expense from new acquisitions as compared with existing firms. For this purpose, a firm is considered to be a new acquisition for the twelve months following the acquisition. After the twelve months, a firm is considered to be an existing firm. Within any reported period, a firm may be considered to be a new acquisition for part of the period and an existing firm for the remainder of the period. Additionally, NFPSI and NFPISI are considered to be existing firms. Sub-acquisitions that do not separately report their results are considered to be part of the firm making the acquisition, and the results of firms disposed of are included. The results of operations discussions set forth below include analysis of the relevant line items on this basis.

Six months ended June 30, 2003 compared with the six months ended June 30, 2002

Summary

Net income.    Net income increased $1.2 million, or 23.1%, to $6.4 million for the six months ended June 30, 2003 from $5.2 million for the six months ended June 30, 2002. The increase was largely due to acquisitions and the internal growth of our firms partially offset by an impairment charge taken in 2003.

Revenue

Commissions and fees.    Commissions and fees revenue increased $51.6 million, or 31.3%, to $216.3 million for the six months ended June 30, 2003 from $164.7 million for the six months ended June 30, 2002. The increase was due to business generated by firms that were acquired in 2002 and the first six months of 2003 as well as an increased volume of business among our existing firms. Revenue from new acquisitions was approximately $29.9 million for the six months ended June 30, 2003. Revenue from existing firms was $186.4 million for the six months ended June 30, 2003, compared with $164.7 million for the six months ended June 30, 2002.

Cost of services

Commissions and fees.    Commissions and fees expense increased $11.1 million, or 22.5%, to $60.5 million for the six months ended June 30, 2003 from $49.4 million for the six months ended June 30, 2002. The increase was principally due to business generated by firms which were acquired in 2002 and the first six months of 2003. As a percentage of revenue, commissions and fees expense decreased to 28.0% for the six months ended June 30, 2003 from 30.0% for the six months ended June 30, 2002. The decline as a percentage of revenue was attributable to a shift in product mix and commission bonus earned at NFPISI, our wholly owned insurance marketing organization. Commissions and fees expense as a percentage of revenue rose slightly at our acquired firms, which continue to generate an increasing share of revenue through non-principal producers. Commissions and fees from new acquisitions were approximately $2.5 million for the six months ended June 30, 2003. Commissions and fees from existing firms were approximately $58.0 million for the six months ended June 30, 2003, compared with $49.4 million for the six months ended June 30, 2002.

Operating expenses.    Operating expenses increased $15.6 million, or 28.1%, to $71.2 million for the six months ended June 30, 2003 from $55.6 million for the six months ended June 30, 2002. The increase was principally due to business generated by firms which were acquired in 2002 and the first six months of 2003 and internal growth at our existing firms. As a percentage of revenue, operating expenses declined to 32.9% for the six months ended June 30, 2003 from 33.8% for the six months ended June 30, 2002 as expense growth was slightly below the growth in revenue. Operating expenses from new acquisitions was approximately $10.2 million for the six months ended June 30, 2003. Operating expenses from existing firms was approximately $61.0 million for the six months ended June 30, 2003, compared with $55.6 million for the six months ended June 30, 2002.

Management fees.    Management fees increased $13.5 million, or 52.9%, to $39.0 million for the six months ended June 30, 2003 from $25.5 million for the six months ended June 30, 2002. The increase primarily results from higher earnings at our acquired firms generated through internal growth. Management fees represented 46.1% of gross margin before management fees for the six months ended June 30, 2003, compared with 42.7% for the six months ended June 30, 2002. This ratio of management fees to gross margin before management fees is, in part, dependent on the percentage of total earnings of our firms capitalized by us as well as the performance of our firms relative to base and target. Because of our cumulative preferred position, if a firm produces earnings above target earnings in a given year, our share of the firm’s total earnings would decline and management fees would increase as a percentage of revenue. Although management fees are determined on a full year basis and our firms’ performance through June 30, 2003 is not necessarily indicative of year-end results, through June 30, 2003, a higher percentage of our firms were operating at or above pro rata target earnings compared with the same period in 2002. This resulted in a greater proportion of management fees being accrued than in the prior period. Management fees as a percentage of revenue increased to 18.0% for the six months ended June 30, 2003 from 15.5% for the six months ended June 30, 2002.

Gross margin.    Gross margin increased $11.3 million, or 33.0%, to $45.5 million for the six months ended June 30, 2003 from $34.2 million for the six months ended June 30, 2002. This increase was largely due to the rate of growth in revenue exceeding the growth in commissions and fees expense and operating expenses as described above.

Corporate and other expenses

General and administrative.    General and administrative expense was $10.6 million for both the six months ended June 30, 2003 and June 30, 2002. The lack of variance reflects offsetting increases and decreases in several categories of expenses, none of which was significant. As a percentage of revenue, general and administrative expense declined to 4.9% for the six months ended June 30, 2003 compared with 6.4% for the six months ended June 30, 2002 as we continue to benefit from the absorption of corporate expenses over an expanding revenue base.

Option compensation.    Option compensation expense declined $4.4 million to $(0.1) million for the six months ended June 30, 2003 from an expense of $4.3 million for the six months ended June 30, 2002. In prior years, we accrued option compensation expense related to options expected to be issued under the option incentive programs. One program expired during the second half of 2002 and the other program will expire in the third quarter of 2003. In conjunction with the ending of these programs, we reduced accruals for options which were not issued by $1.6 million. The reduction of these accruals offset option expense of $1.3 million recorded in connection with the option incentive programs and $0.2 million of option compensation expense for the stock-based employee compensation plans.

Amortization.    Amortization increased $1.8 million, or 29.0%, to $8.0 million for the six months ended June 30, 2003 from $6.2 million for the six months ended June 30, 2002. Amortization expense increased because of the increase in intangible assets related to the acquisitions of firms. As a percentage of revenue, amortization was 3.7% for the six months ended June 30, 2003, compared with 3.8% for the six months ended June 30, 2002.

Impairment loss.    An impairment loss of $9.9 million was recorded for the six months ended June 30, 2003 related to five firms, compared with no impairment losses incurred during the six months ended June 30, 2002. We recognized asset impairment charges in 2003 attributable to these firms. In connection with these charges, we reduced the carrying value of the identifiable intangible assets and goodwill associated with these firms to their fair value.

Depreciation.    Depreciation expense increased $0.7 million, or 53.8%, to $2.0 million for the six months ended June 30, 2003 from $1.3 million for the six months ended June 30, 2002. The increase reflects additions to property and equipment as some firms moved into newer or larger facilities that required leasehold improvements and the purchase of furniture and equipment. As a percentage of revenue, depreciation expense increased to 0.9% for the six months ended June 30, 2003 from 0.8% for the six months ended June 30, 2002.

Loss (gain) on sale of subsidiaries.    There was no gain or loss on the sale of subsidiaries for the six months ended June 30, 2003, compared with a gain of $0.1 million for the six months ended June 30, 2002, that resulted from the disposal of one subsidiary during that time.

Start-up, acquisition bonus and other expense.    Start-up, acquisition bonus and other expense increased $1.5 million to $1.7 million for the six months ended June 30, 2003 from $0.2 million for the six months ended June 30, 2002. In June 2003, we accrued $1.8 million for a production bonus related to the acquisition of an insurance marketing platform completed at the beginning of 2000. The production bonus was accrued based upon the achievement of specific milestones over a thirty-nine month period.

Interest and other income.    Interest and other income decreased $0.1 million, or 11.1%, to $0.8 million for the six months ended June 30, 2003, compared with $0.9 million for the six months ended June 30, 2002.

Interest and other expense.    Interest and other expense increased $0.4 million, or 25.0%, to $2.0 million for the six months ended June 30, 2003, compared with $1.6 million for the six months ended June 30, 2002. The increase was due to higher average borrowings under our bank line of credit offset, in part, by lower interest rates.

Income tax expense

Income tax expense was $5.9 million for both the six months ended June 30, 2003 and 2002. Our estimated effective tax rate for 2003 is expected to decrease to 48.0% compared with 53.1% during 2002 due to the increase in income before income taxes relative to nondeductible expenses. The effective tax rate differs from the provision calculated at the federal statutory rate primarily because of the amortization of certain intangibles, impairment losses and the effects of state and local taxes.

Year ended December 31, 2002 compared with the year ended December 31, 2001

Summary

Net income.    Net income increased $17.3 million to $11.6 million in 2002 from a loss of $5.7 million in 2001. The increase was due primarily to the growth in revenue and expenses as a result of acquisitions and internal growth of our firms and a decline in amortization expense and option compensation expense.

Revenue

Commissions and fees.    Commissions and fees revenue increased $83.0 million, or 29.8%, to $361.1 million in 2002 from $278.1 million in 2001. The increase was from business generated by firms that were acquired in 2001 and 2002 as well as an increased volume of business from existing firms. Revenue from new acquisitions was approximately $58.1 million in 2002. Revenue from existing firms was approximately  $303.0 million in 2002, compared with $278.1 million in 2001.

Cost of services

Commissions and fees.    Commissions and fees expense increased $27.3 million, or 35.3%, to $104.7 million in 2002 from $77.4 million in 2001. The increase was due to acquisitions completed in 2001 and 2002 as well as an increased volume of business. As a percentage of revenue, commissions and fees expense increased to 29.0% in 2002 compared with 27.9% in 2001 indicating that, in the aggregate, our firms generated a greater portion of revenue through non-principal producers in 2002 than in 2001. Commission and fee expense from new acquisitions was approximately $8.2 million in 2002. Commission and fee expense from existing firms was approximately $96.5 million in 2002, compared with $77.4 million in 2001.

Operating expenses.    Operating expenses at the acquired firm level increased $26.8 million, or 30.0%, to $116.2 million in 2002 from $89.4 million in 2001. The increase was primarily due to acquisitions completed in 2001 and 2002. Operating expenses at the acquired firm level increased in line with revenue. As a percentage of revenue, operating expenses at the acquired firm level was 32.2% in 2002 compared with 32.1% in 2001. Operating expenses from new acquisitions was approximately $17.5 million in 2002. Operating expenses from existing firms was approximately $98.7 million in 2002, compared with $89.4 million in 2001.

Management fees.    Management fees increased $15.8 million, or 31.7%, to $65.6 million in 2002 from $49.8 million in 2001. The increase reflected the increased earnings of our firms due to acquisitions and internal growth. Management fees represented 46.8% of gross margin before management fees in 2002 compared with 44.8% in 2001. The ratio of management fees to gross margin before management fees is in part dependent on the percentage of total earnings of our firms capitalized by us as well as the performance of our firms relative to base earnings and target earnings. Because of our cumulative preferred position, if a firm produces earnings below target earnings in a given year, our share of the firm’s total earnings would be higher for that year. In 2002, a higher percentage of firms produced earnings at or above target earnings than in 2001, resulting in a greater proportion of earnings being paid out to principals and/or certain entities they own. Management fees as a percentage of revenue was 18.2% in 2002 compared with 17.9% in 2001.

Gross margin

Gross margin increased $13.2 million, or 21.5%, to $74.6 million in 2002 from $61.4 million in 2001. This rate was below the rate of growth in revenue due to greater use of non-principal producers, which increased commission and fee expense, and due to the faster growth of management fees as described above.

Corporate and other expenses

General and administrative.    General and administrative expense increased $0.9 million, or 4.4%, to $21.4 million in 2002 compared with $20.5 million in 2001. The growth in general and administrative expenses remains well below the growth rate in total revenue. The increase was due primarily to increased costs associated with our cash management system that was fully implemented during 2002 and to increased costs of professional fees. General and administrative expense as a percentage of revenue was 5.9% in 2002 compared with 7.4% in 2001.

Option compensation.    Option compensation expense decreased $10.1 million, or 50.5%, to $9.9 million in 2002 from $20.0 million in 2001. The decrease was due to the completion in 2001 and 2002 of the option measurement periods for the principals of 12 and 15 of the 27 founding firms, respectively, that earned options with a $10.00 exercise price under the first option incentive program. As a percentage of revenue, option compensation expense declined to 2.7% in 2002 from 7.2% in 2001. We expect option compensation expense to fall in the future due to the termination of certain initial incentive programs, although we do expect to begin expensing the cost of all new employee options in 2003.

Amortization.    Amortization decreased $2.2 million, or 14.2%, to $13.3 million in 2002 from $15.5 million in 2001. Amortization expense declined despite an increase in goodwill and other intangible assets as of December 31, 2002 from December 31, 2001. The decline was due to the elimination of goodwill amortization beginning January 1, 2002. Amortization expense related to the amortization of goodwill was $5.5 million in 2001. As a percentage of revenue, amortization declined to 3.7% in 2002 from 5.6% in 2001. Although amortization expense has declined in absolute terms and as a percentage of revenue because of the cessation of amortization of goodwill, our amortization expense may increase in future years to the extent that we grow by acquisition.

Impairment loss.    Impairment loss decreased $2.6 million, or 59.1%, to $1.8 million in 2002 compared with $4.4 million in 2001. In 2002, we recognized impairment charges due to the poor performance of three of our firms. In connection with these charges, we reduced the carrying value of the identifiable intangible assets and goodwill associated with these firms to their fair value. As a percentage of revenue, impairment loss was 0.5% in 2002 compared with 1.6% in 2001.

Depreciation.    Depreciation expense decreased $0.6 million, or 21.4%, to $2.2 million in 2002 from $2.8 million in 2001. As a percentage of revenue, depreciation expense declined to 0.6% in 2002 from 1.0% in 2001. The decrease in depreciation expense reflected the fact that on a net basis, there were no significant additions to property and equipment during 2002.

Loss (gain) on sale of subsidiaries.    Loss from the sale of subsidiaries was $0.3 million in 2002 compared with a gain of $0.7 million in 2001. In 2002, we experienced a net loss on the sale of two subsidiaries compared with a net gain on the sale of two subsidiaries in 2001. As a percentage of revenue, the loss on sale of subsidiaries was 0.1% in 2002 compared with a gain on sale of subsidiaries of 0.3% in 2001.

Start-up, acquisition bonus and other.    Start-up, acquisition bonus and other expense decreased $1.1 million to $(0.7) million in 2002 from $0.4 million in 2001. The decrease was due to the reversal of acquisition bonuses that were previously accrued as certain contingencies required for the payment of the bonuses were not met. As a percentage of revenue, start-up, acquisition bonus and other expense was 0.1% in 2001.

Interest and other

Interest and other income.    Interest and other income increased $0.7 million, or 58.3%, to $1.9 million in 2002 from $1.2 million in 2001.

Interest and other expense.    Interest and other expense decreased $0.1 million, or 2.9%, to $3.4 million in 2002 from $3.5 million in 2001. Interest expense increased due to higher average borrowings under our line of credit offset in part by lower interest rates on our borrowings. The increase in interest expense was offset by a decrease in other expenses, none of which was significant.

Income tax expense

Income tax expense increased $11.2 million to $13.1 million in 2002 from $1.9 million in 2001. The increase was due to higher taxable income. Our effective tax rate was higher than the statutory rate. The effective tax rate differs from the provision calculated at the federal statutory rate primarily because of the amortization of nondeductible goodwill, disposal of subsidiaries, the effects of state and local taxes and certain other expenses not deductible for tax purposes. We file over 400 returns in 39 tax jurisdictions in the United States and, as a result, make estimates as to the apportionment of taxable income to each jurisdiction. Our overall tax rate can change due to the acquisition of firms in jurisdictions with varying state and local tax rates. In 2002, we recorded an additional accrual of $2.1 million representing the difference between the final aggregate state and local taxes and those previously estimated and accrued.

Year ended December 31, 2001 compared with the year ended December 31, 2000

Summary

Net loss.    Net loss decreased $5.9 million, or 50.9%, to $5.7 million in 2001 from $11.6 million in 2000. This improvement was due to the impact of acquisitions, internal growth of our firms and the decline of general and administrative expense.

Revenue

Commissions and fees.    Commissions and fees revenue increased $70.2 million, or 33.8%, to $278.1 million in 2001 from $207.9 million in 2000. The increase was from business generated by firms that were acquired in 2000 and 2001 and an increased volume of business among our existing firms. Revenue from new acquisitions was approximately $46.2 million in 2001. Revenue from existing firms was approximately $231.9 million in 2001, compared with $207.9 million in 2000.

Cost of services

Commissions and fees.    Commissions and fees expense increased $14.6 million, or 23.2%, to $77.4 million in 2001 from $62.8 million in 2000. The increase was primarily due to acquisitions and an increased volume of business. As a percentage of revenue, commissions and fees expense declined to 27.8% in 2001 from 30.2% in 2000. The decrease reflected a continuing increase in the percentage of producers in NFPSI that are principals of our firms among producers in NFPSI and a corresponding decrease in the percentage of such producers that are our affiliated third-party distributors. Commission and fee expense from new acquisitions was approximately $6.9 million in 2001. Commission and fee expense from existing firms was approximately $70.5 million in 2001, compared with $62.8 million in 2000.

Operating expenses.    Operating expenses at the acquired firm level increased $28.9 million, or 47.8%, to $89.4 million in 2001 from $60.5 million in 2000. The increase was primarily due to acquisitions. As a percentage of revenue, operating expenses at the acquired firm level increased to 32.1% in 2001 from 29.1% in 2000. The increase was due to the increase in the percentage of total revenue generated by our owned firms, compared with revenue produced by our affiliated third-party distributors. Operating expenses from new acquisitions was approximately $19.3 million in 2001. Operating expenses from existing firms was approximately $70.1 million in 2001, compared with $60.5 million for in 2000.

Management fees.    Management fees increased $9.5 million, or 23.6%, to $49.8 million in 2001 from $40.3 million in 2000. The increase reflected the increased earnings of our firms. Management fees represented 44.8% of gross margin before management fees in 2001 compared with 47.6% in 2000. This percentage primarily reflects our cumulative preferred position in the earnings of our firms.

As a result of the factors discussed above, management fees as a percentage of revenue declined to 17.9% in 2001 from 19.4% in 2000.

Gross margin

Gross margin increased $17.1 million, or 38.6%, to $61.4 million in 2001 from $44.3 million in 2000 for the reasons noted above.

Corporate and other expenses

General and administrative.    General and administrative expense decreased $0.6 million, or 2.8%, to $20.5 million in 2001 from $21.1 million in 2000. The decrease was primarily the result of savings realized through consolidating most of our corporate activities to our New York headquarters. Because general and administrative expense declined in 2001 compared with 2000 while revenue increased, general and administrative expense as a percentage of revenue declined to 7.4% in 2001 from 10.2% in 2000.

Option compensation.    Option compensation expense increased $5.6 million, or 38.9%, to $20.0 million in 2001 from $14.4 million in 2000. The increase was primarily the result of an increase in the earnings of certain acquired firms that resulted in a greater number of options being assumed to be granted with a strike price of $10.00 per share to principals of the 27 firms under the incentive program offered to the principals and certain employees of our early acquisitions. Options granted pursuant to these plans typically are immediately vested. As a percentage of revenue, option compensation expense increased to 7.2% in 2001 from 6.9% in 2000.

Amortization.    Amortization expense increased $3.5 million, or 29.2%, to $15.5 million in 2001 from $12.0 million in 2000. The increase was due to a higher level of intangible assets and goodwill due to acquisitions. As a percentage of revenue, amortization expense remained constant at 5.6% in 2002 compared with 5.8% in 2001. Amortization expense related to the amortization of goodwill was $5.5 million and $4.4 million in 2001 and 2000, respectively.

Impairment loss.    Impairment loss increased $1.9 million, or 76.0%, to $4.4 million in 2001 compared with $2.5 million in 2000. The impairment loss in 2001 and 2000 related to impairments taken on two firms in each year. In connection with these charges, we reduced the carrying value of the identifiable intangible assets and goodwill associated with these firms to their fair value. As a percentage of revenue, impairment loss increased to 1.6% in 2001 from 1.2% in 2000.

Depreciation.    Depreciation expense increased $1.4 million, or 100%, to $2.8 million in 2001 from $1.4 million in 2000. The increase was due to higher levels of property and equipment and leasehold improvements being depreciated or amortized. In late 2000, we occupied our new headquarters and began depreciation of furniture and equipment and amortization of leasehold improvements. In addition, there were additions to computers and software and related depreciation and amortization because of both the move to our new headquarters and investments in technology to improve productivity at NFPSI. As a percentage of revenue, depreciation increased to 1.0% in 2001 from 0.6% in 2000.

Loss (gain) on sale of subsidiaries.    Gain from sale of subsidiaries increased $4.5 million to $0.7 million in 2001 from a loss of $3.8 million in 2000. In 2001, we experienced a net gain on the sale of two subsidiaries compared with a net loss on the sale of one subsidiary in 2000. As a percentage of revenue, the gain on sale of subsidiaries was 0.3% in 2001 compared with a loss on sale of subsidiaries of 1.8% in 2000.

Start-up, acquisition bonus and other.    Start-up, acquisition bonus and other expense decreased $1.7 million, or 81.0%, to $0.4 million in 2001 from $2.1 million in 2000. The decrease was a result of the decrease in expenses incurred for activities undertaken to establish our operations and a net reversal of certain acquisition bonus expense. This acquisition bonus expense had been accrued in 1999 and 2000 but a portion of the accrual was reversed in 2001 due to performance of certain firms which made it unlikely that the applicable bonuses would be paid. In 2001, other expense also included a bad debt expense of $0.8 million compared with zero in 2000 as reserves were established on a note taken back in a disposition of one of our firms. As a percentage of revenue, start-up, acquisition bonus and other expense declined to 0.2% in 2001 from 1.0% in 2000.

Interest and other

Interest and other income.    Interest and other income decreased $1.0 million, or 45.5%, to $1.2 million in 2001 from $2.2 million in 2000. The decrease was primarily the result of lower cash balances in 2001 compared with 2000, which produced lower interest and dividend income. For the first nine months of 2000, we had cash balances which we drew down to fund acquisitions.

Interest and other expenses.    Interest and other expenses increased $2.6 million, to $3.5 million in 2001 from $0.9 million in 2000. The increase was due primarily to an increase in interest expense due to higher average borrowings under our line of credit.

Income tax expense

Income tax expense increased $1.9 million to $1.9 million in 2001 from a benefit of less than $0.1 million in 2000. Our effective tax rate was higher than the statutory rate. The effective tax rate differs from the provision calculated at the federal statutory rate primarily because of the amortization of nondeductible goodwill, disposal of subsidiaries, the effects of state and local taxes and certain expenses not deductible for tax purposes.

Liquidity and Capital Resources

As of June 30, 2003, we had cash and cash equivalents of $38.0 million, an increase of $6.2 million from the balance as of December 31, 2002 of $31.8 million. As of December 31, 2002, we had cash and cash equivalents of $31.8 million, a decrease of $3.6 million from the balance of $35.4 million as of December 31, 2001. As of December 31, 2001, we had cash and cash equivalents of $35.4 million, an increase of $3.0 million from the balance as of December 31, 2000 of $32.4 million. The increase in cash and cash equivalents during the six months ended June 30, 2003 was due to cash provided by operating activities and increased borrowing under our credit facility partially offset by cash used in the acquisition of firms. The decrease in cash and cash equivalents during 2002 reflected better management of cash at our firms due to the implementation of our cash management system during the year. The increase in cash and cash equivalents during 2001 reflected the impact of an increased number of subsidiaries due to acquisitions.

During the six months ended June 30, 2003, cash provided by operating activities was $9.0 million, primarily a result of net income and a decrease in commissions, fees and premiums receivable, net, and partially offset by a decrease in accounts payable and a decrease in amounts due to principals and/or certain entities they own. During the year ended December 31, 2002, $23.5 million of cash was provided by operating activities, primarily as a result of an increase in net income, partially offset by an increase in notes receivable, net of deposits, and an increase in commissions, fees and premiums receivable. During 2001, $23.8 million of cash was provided by operating activities, primarily the result of the increasing positive cash flow of our firms. During 2000, $2.4 million was provided by cash from operating activities due to cash flow from our firms offset by increases in overadvances of management fees.

During the six months ended June 30, 2003 and the years ended December 31, 2002, 2001 and 2000, cash used in investing activities was $47.5 million, $32.1 million, $52.9 million and $42.0 million, respectively, in each case for the acquisition of firms and property and equipment.

The increase in bank loans and other financing activities resulted in $44.7 million, $5.1 million, $32.1 million and $16.3 million of cash provided by financing activities during the six months ended June 30, 2003 and the years ended December 31, 2002, 2001 and 2000, respectively.

Some of our firms maintain premium trust accounts. The cash, cash equivalents and securities purchased under resale agreements in these accounts represent premiums payable to carriers. As of June 30, 2003, we had cash, cash equivalents and securities purchased under resale agreements in premium trust accounts of $33.0 million, an increase of $7.4 million from the balance as of December 31, 2002 of $25.6 million. As of

December 31, 2002, we had cash, cash equivalents and securities purchased under resale agreements in premium trust accounts of $25.6 million, an increase of $3.1 million from the balance as of December 31, 2001 of $22.5 million. As of December 31, 2001, we had cash, cash equivalents and securities purchased under resale agreements in premium trust accounts of $22.5 million, an increase of $14.6 million from the balance as of December 31, 2000 of $7.9 million. The increase in 2001 was due to the acquisition of firms with large premium trust accounts.

We believe that our existing cash (excluding the proceeds of this offering), cash equivalents, funds generated from our operating activities and funds available under our credit facility will provide sufficient sources of liquidity to satisfy our financial needs for the next twelve months. However, if circumstances change, we may need to raise debt or additional equity capital in the future.

Borrowings

In September 2000, we entered into a $40 million credit facility with JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), an affiliate of J. P. Morgan Securities Inc., and CIBC Inc., an affiliate of CIBC World Markets Corp., and, in November 2001, the credit facility was increased to $65 million. In April 2003, the credit facility was amended and restated to, among other things, increase it to a $90 million credit facility and to add as lenders Bear Stearns Corporate Lending Inc., an affiliate of Bear, Stearns & Co. Inc., Goldman Sachs Credit Partners L.P., an affiliate of Goldman, Sachs & Co., and Merrill Lynch Capital Corporation, an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated. Borrowings under the credit facility bear interest, at our discretion, at (1) the greatest of (a) the prime rate, (b) the three-month certificate of deposit rate plus 1% or (c) the federal funds effective rate plus ½ of 1%; or (2) the Eurodollar rate for one, two, three or six-month periods plus 2%. The rates under (1) above float with changes in the indicated rates and under (2) are fixed for the indicated Eurodollar rate period. Interest is computed on the daily outstanding balance. The weighted average interest rate under the credit facility at June 30, 2003 was 3.5%. The credit facility is structured as a revolving credit facility and is due on September 14, 2005, unless we elect to convert the credit facility to a term loan, in which case it will amortize over one year, with a principal payment due on March 14, 2006 and a final maturity on September 14, 2006. As of June 30, 2003, we had borrowed $83.8 million under the credit facility. Our obligations under our credit facility are collateralized by all of our assets. We expect to use the net proceeds we receive from this offering, which we estimate will be approximately $71.7 million, to repay principal and accrued interest under the credit facility.

The credit facility contains various customary restrictive covenants prohibiting us and our subsidiaries, subject to various exceptions, among other things, from (i) incurring additional indebtedness or guarantees, (ii) creating liens or other encumbrances on our property or granting negative pledges, (iii) entering into a merger or similar transaction, (iv) selling or transferring any of our property except in the ordinary course of business, (v) making dividend and other restricted payments and (vi) making investments. In addition to the foregoing, the credit facility contains financial covenants requiring us to maintain a minimum interest coverage ratio and a minimum amount of Adjusted EBITDA (as defined in the credit agreement) and a maximum consolidated leverage ratio. As of June 30, 2003, we were in compliance with all covenants under the credit facility.

Loans outstanding

We encourage succession planning in the management of our firms. See “Business—Operations— Succession Planning.” We have financed several purchases of interests in entities owned by principals or applicable management agreements to facilitate succession. This financing is secured by management fees and, in many cases, is secured by other assets.

We advance management fees monthly to principals and/or certain entities they own for up to nine months while monitoring the performance of the firms to determine if the actual earnings are on track to meet or exceed target earnings. If earnings are not equal to or greater than pro rata target earnings, we cease to pay or reduce the management fee advance. If an overadvance of a management fee exists, the principal and/or such entities are expected to repay the advance within thirty days of the end of the calendar year. If a principal and/or such entities cannot repay the overadvance, we have allowed principals and/or such entities to repay the advance over time. In these cases, we have generally required the principals and/or such entities to provide us with a note in an amount equal to the overadvance, secured by the principals’ and/or such entities’ shares of our common stock.

In a few cases, we have disposed of firms. We have also agreed, in a few cases, to reduce the levels of base earnings and target earnings in exchange for a payment from the principals of a firm. In these situations, we typically take back a note for a portion of the cost of the disposition or the restructuring to the principal.

As of the following dates, notes receivable were:

	As of December 31, 2002	As of June 30, 2003
	(in thousands)
Notes from principals to acquire management company	$4,175	$3,706
Notes from principals to cover management fee overadvances	7,382	6,492
Notes from principals for restructurings	1,617	1,617
Notes from former principals related to dispositions	6,575	2,635
Other notes receivable	469	3,275

	20,218	17,725
Less: allowance for uncollectible notes	(5,499)	(2,120)

Total notes receivable, net	$14,719	$15,605

Commitments and Contingencies

Legal matters

In the ordinary course of business, we are involved in lawsuits and other claims. We consider these lawsuits and claims to be without merit and are defending them vigorously. We believe, based upon consultation with legal counsel, that the resolution of these lawsuits or claims will not have a material adverse impact on our consolidated financial position. In addition, the sellers of our firms typically indemnify us for loss or liability resulting from acts or omissions occurring prior to the acquisition, whether or not the sellers were aware of these acts or omissions. Several of the existing lawsuits and claims have triggered these indemnity obligations.

Acquisition bonus programs

At the time of our founding, we established an acquisition bonus program under which some of our founding officers and directors were eligible to receive a payment equal to $1.25 million in cash or common stock, at their election, for each acquisition or group of acquisitions closed between January 1, 1999 and December 31, 2000 representing $5 million of base earnings in the aggregate. The $1.25 million payments under the program are contingent on our receiving at least three times base earnings for each such acquisition over a three-year measurement period commencing on the closing date of each acquisition, respectively. The three-year measurement periods for these acquisitions end between December 31, 2001 and December 31, 2003. The bonuses related to this program are accrued at the close of each eligible acquisition and amounts in the bonus pool are adjusted over the appropriate three-year measurement period based on the actual earnings of the applicable firms. For the year ended December 31, 2000, expenses incurred in connection with this acquisition bonus program were $1.2 million. For the years ended December 31, 2001 and 2002, we adjusted the bonus pool to reflect actual bonuses earned and reduced previously established accruals in the amount of $(1.1) million and $(1.3) million, respectively. There were no expenses incurred in connection with these programs during the six months ended June 30, 2002 and 2003.

Effective January 1, 2001, a new acquisition bonus program was implemented, which replaced the prior acquisition bonus program for eligible acquisitions closed on or after January 1, 2001. The new program is for the same founding officers and directors that were eligible for the first acquisition bonus program as well as certain outside consultants. These individuals are eligible to receive payments of: (i) 6.0% of the base earnings of an acquisition at the close of a transaction, paid in cash; and (ii) 2.0% of the base earnings on an annual basis for each of the first three years following the close of the transaction, subject to the acquired firm’s achieving target earnings in each year, or cumulatively as of each anniversary of the acquisition, also paid in cash. For the years ended December 31, 2001 and December 31, 2002 and the six months ended June 30, 2002 and 2003, expenses incurred in connection with the new acquisition bonus program were $0.7 million, $0.3 million, $0.1 million and $(0.1) million, respectively.

Option incentive programs

Principals and certain employees of our acquired firms are eligible to participate in two option incentive programs. Under our original option incentive program, principals and certain employees of 27 firms (certain acquisitions that closed during the period from January 1, 1999 to October 1, 1999) were eligible to receive option grants with a $10.00 strike price based on each such firm’s growth in earnings over a three-year measurement period which ended in the fourth quarter of 2002. The second option program is open to principals and certain employees of 40 firms (certain acquisitions that closed during the period from April 1, 1999 to October 31, 2000). Under this program, principals and certain employees of these firms are eligible to receive option grants at the fair market value of our common stock at the time the options are granted based on their firm’s growth in earnings over a three-year measurement period. This program will expire in 2003. For the years ended December 31, 2000, 2001 and 2002 and the six months ended June 30, 2002 and 2003, option expense under both these programs totaled $14.3 million, $19.1 million, $9.9 million, $4.3 million and $(0.1) million, respectively.

Redeemable common stock

In connection with substantially all of the acquisitions we closed before December 31, 1999, the sellers of those firms were granted the right to sell back to us a portion of our common stock issued to them in connection with the acquisition at a price per share equal to the price of those shares when issued. Pursuant to these agreements and one other agreement entered into in 2001, through December 31, 2002, we repurchased 0.4 million shares of our common stock for a total cost of $4.5 million. There are currently no put agreements outstanding.

Leases

At December 31, 2002 and June 30, 2003, future minimum rentals for operating leases (which are subject to escalation clauses) primarily consisted of real estate and equipment leases that had initial or uncancelable lease terms in excess of one year and were payable as follows:

Schedule of lease obligations

(in thousands)

	As of December 31, 2002	As of June 30, 2003
Required minimum payment:
2003	$8,847	$10,122
2004	8,191	9,329
2005	7,127	7,828
2006	6,458	6,994
2007	5,567	5,930
Thereafter through 2018	16,210	16,326

Total	$52,400	$56,529

Letter of credit

At December 31, 2001, we were contingently obligated for a letter of credit deposited with a landlord for office space. This letter of credit was collateralized in the amount of approximately $2.4 million which is included in notes receivable, net, on our consolidated statement of financial condition as of that date. At December 31, 2002, the letter of credit expired and the deposit was withdrawn. A new letter of credit in the amount of $2.2 million was established under our $90 million credit facility and issued to the landlord. This letter of credit was subsequently reduced to $1.8 million. During June 2003, we established an additional letter of credit under our credit facility in the amount of $0.7 million. This letter of credit was issued to an insurance company for a surety bond. Our credit facility provides for the issuance of letters of credit on our behalf, provided that, after giving effect to the letters of credit, our available borrowing amount is greater than zero. The maximum amount issuable under letters of credit that is permitted by our credit facility is $10 million.

Contingent consideration and contingent firm employee payments

In order to better determine the economic value of the businesses we have acquired, we incorporated contingent consideration, or earnout, provisions into the structure of our acquisitions since the beginning of 2001. These arrangements generally provide for the payment of additional consideration to the sellers upon the firm’s satisfaction of certain compounded growth rate thresholds over the three-year period following the closing of the acquisition. In some cases, contingent consideration may be payable after shorter periods. As of September 15, 2003, 63 acquisitions include contingent consideration features.

Contingent consideration is recorded when the outcome of the contingency is determinable beyond a reasonable doubt. Contingent consideration paid to the selling stockholders of our acquired firms is treated as additional purchase consideration.

In connection with certain acquisitions, we also have established employee incentive bonus pools whereby we have agreed to make certain payments to employees of our acquired firms, contingent upon the satisfaction of established performance milestones. Payments made to employees of acquired firms out of these incentive bonus pools are expensed as employee compensation.

The minimum contingent payments which could be payable as purchase consideration and employee compensation in each year is zero. The maximum contingent payment which could be payable as purchase consideration and employee compensation based on commitments outstanding as of June 30, 2003 consists of the following:

Schedule of maximum contingent payments

	2003	2004	2005	2006	2007
	(in thousands)
Purchase consideration	$26,129	$93,515	$79,354	$25,581	$—
Employee compensation	$—	$17,325	$813	$—	$—

Contingent consideration payable for acquisitions closed in 2001 would generally be payable by the end of 2004. Similarly, contingent consideration payable for acquisitions closed in 2002 would be payable by the end of 2005. We currently anticipate using contingent consideration arrangements in future acquisitions, which would result in an increase in the maximum contingent consideration amount in 2006 and thereafter.

The maximum contingent consideration is generally payable upon a firm achieving a 35% rate of growth in earnings during the first three years following acquisition. The payments of purchase consideration are generally made in cash and common stock (based on the market price of our common stock at the end of the period), at our option. However, in several cases we have agreed to a specific combination of cash and our common stock based on the cash and stock combination of the initial purchase consideration payment made at the time of closing the acquisition. Employee incentive pools are payable in cash.

Escrows

At June 30, 2003, we had escrowed 0.8 million shares of our common stock as part of the acquisition of certain acquired firms. We will release these shares as certain performance targets are met. These shares are not currently reflected as outstanding in our financial statements.

Segment Information

In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information.” This statement establishes standards for the way companies report information about operating segments in financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. In accordance with the provisions of SFAS No. 131, we have determined that we operate in a single segment entirely within the United States of America.

Critical Accounting Policies

Business acquisitions, purchase price allocations and intangible assets

We have completed over 140 acquisitions. All of these acquisitions have been accounted for using the purchase method, and their related net assets and results of operations were included in our consolidated financial statements commencing on their respective acquisition dates. Certain of the acquisitions have provisions for contingent additional consideration based upon the financial results achieved over a multi-year period. This additional consideration is reflected as an increase in goodwill when results are achieved and the outcome of the contingency is determinable beyond a reasonable doubt.

We allocate the excess of purchase price over net assets acquired to book of business, management contracts, trade name and goodwill. We amortize intangibles related to book of business over a 10-year period and a 25-year period for management contracts. Prior to December 31, 2001, goodwill and tradename in connection with acquisitions before July 1, 2001 was amortized over a 25-year period. All amortization of goodwill ceased on January 1, 2002.

Intangible assets are presented net of accumulated amortization and consist of the following:

	As of December 31,			As of June 30,
	2000	2001	2002	2003
	(in thousands)
Book of business	$37,547	$51,666	$59,799	$70,965
Management contracts	94,126	125,528	142,755	161,948
Trade name	1,549	2,118	2,547	2,927
Goodwill	106,904	151,550	184,507	213,329

Total intangible assets and goodwill	$240,126	$330,862	$389,608	$449,169

Amortization expense and impairment loss consisted of the following:

	Years ended December 31,			Six months ended June 30,
	2000	2001	2002	2002	2003
	(in thousands)
Book of business	$3,936	$5,470	$7,128	$3,278	$4,458
Management contracts	4,930	6,712	6,828	2,922	7,694
Trade name	76	93	12	—	107
Goodwill	5,551	7,595	1,175	—	5,667

Total amortization	$14,493	$19,870	$15,143	$6,200	$17,926

Accumulated amortization on the intangible assets and goodwill at December 31, 2000, 2001 and 2002 and June 30, 2003 was $19.9 million, $39.7 million, $53.7 million and $61.7 million, respectively.

Impairment of goodwill and intangibles

We assess the recoverability of our goodwill and other intangibles based on assumptions regarding estimates of future cash flows and fair value based on current and projected revenues, business prospects, market trends and other economic factors.

On January 1, 2002, we adopted SFAS No. 142, which addresses the financial accounting and reporting standards for the acquisition of intangible assets outside of a business combination and for goodwill and other intangible assets subsequent to their acquisition. This accounting standard requires that goodwill be separately disclosed from other intangible assets in the consolidated statement of financial condition, and no longer be amortized but tested for impairment on a periodic basis. Intangible assets deemed to have indefinite lives are no longer amortized but are subject to impairment tests at least annually. Other intangible assets will continue to be amortized over their useful lives. The transitional impairment test indicated there was no goodwill impairment as of January 1, 2002. The impact of adoption of SFAS No. 142 resulted in $154 million of goodwill and tradename no longer being amortized. In accordance with SFAS No. 142, we recognized an impairment loss on goodwill and identifiable intangible assets not subject to amortization of $0.8 million and $5.7 million for the year ended December 31, 2002 and the six months ended June 30, 2003, respectively. There were no impairment losses incurred during the six months ended June 30, 2002.

On January 1, 2002, we adopted SFAS No. 144. In accordance with SFAS No. 144, long-lived assets, such as property and equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. We recognized an impairment loss on identifiable intangible assets subject to amortization of $1.0 million and $4.2 million for the year ended as of December 31, 2002 and the six months ended June 30, 2003, respectively. There were no impairment losses incurred during the six months ended June 30, 2002.

Future events could cause us to conclude that impairment indicators exist and that our remaining goodwill and other intangibles are impaired. Any resulting impairment loss could have a material adverse effect on our reported financial position and results of operations for any particular quarterly or annual period.

Revenue recognition

Insurance and annuity commissions paid by insurance companies are based on a percentage of the premium that the insurance company charges to the policyholder. First-year commissions are calculated as a percentage of the first twelve months’ premium on the policy and earned in the year that the policy is originated. In many cases, our firms receive renewal commissions for a period following the first year, if the policy remains in force. Our firms also earn commissions on the sale of insurance policies written for benefit programs. The commissions are paid each year as long as the client continues to use the product and maintain its broker of record relationship with us. Our firms also earn fees for the development and implementation of corporate and executive benefit programs as well as fees for the duration that these programs are administered. Asset-based fees are also earned for administrative services or consulting related to certain benefits plans. Insurance commissions are recognized as revenue, when the following three criteria are met (1) the policy application is substantially complete, (2) the premium is paid, and (3) the insured party is contractually committed to the purchase of the insurance policy. We carry a reserve for policy cancellations, which is periodically evaluated and adjusted as necessary. Miscellaneous commission adjustments are recorded as they occur. Contingent commissions are recorded as revenue when received which, in many cases, is our first notification of amounts earned. Contingent commissions are commissions paid by insurance underwriters and are based on the estimated profit and/or overall volume of business placed with the underwriter. The data necessary for the calculation of contingent commissions cannot be reasonably obtained prior to receipt of the commission.

Our firms earn commissions related to the sale of securities and certain investment-related insurance products. Our firms also earn fees for offering financial advice and related services. These fees are based on a percentage of assets under management and are generally paid quarterly. In certain cases, incentive fees are earned based on the performance of the assets under management. Some of our firms charge flat fees for the development of a financial plan or a flat fee annually for advising clients on asset allocation. Any investment advisory or related fees collected in advance are deferred and recognized as income on a straight-line basis over the period earned. Transaction-based fees, including performance fees, are recognized when all contractual obligations have been satisfied. Securities and mutual fund commission income and related expenses are recorded on a trade date basis.

Our firms earn additional compensation in the form of incentive and marketing support revenue, including override payments, from manufacturers of financial services products, based on the volume, persistency and profitability of business they generate. Incentive and marketing support revenue is recognized when earned, which is typically when payment is received.

Option programs and plans

We are authorized under the 1998, 2000 and 2002 Stock Incentive Plans, and the 2000 and 2002 Stock Incentive Plans for Principals and Managers, to grant stock options to officers, employees, principals of our acquired firms and/or certain entities principals own, independent contractors, consultants, non-employee directors and certain advisory board members. Options granted under the 1998, 2000 and 2002 Stock Incentive Plans generally vest 20% per year over a 5-year period. Options granted under the 2000 and 2002 Stock Incentive Plans for Principals and Managers generally vest immediately upon grant.

We apply the intrinsic-value-based method of accounting prescribed by APB Opinion No. 25, “Accounting for Stock Issued to Employees” and related interpretations including FASB Interpretation No. 44, “Accounting for Certain Transactions Involving Stock Compensation,” an interpretation of APB Opinion No. 25, issued in March 2000, to account for our fixed-plan stock options to employees for options granted through December 31, 2002. Under this method, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. SFAS No. 123, “Accounting for Stock-Based Compensation,” established accounting and disclosure requirements using a fair-value-based method of accounting for stock-based employee compensation plans. As allowed by SFAS No. 123, we have elected to continue to apply the intrinsic-value-based method of accounting for the options granted through December 31, 2002, and have adopted only the disclosure requirements of SFAS No. 123. Effective January 1, 2003, we have adopted the fair value recognition provisions of SFAS No. 123 in accordance with SFAS No. 148 and have adopted the “prospective” method for transition.

Option awards to non-employees, including principals, are accounted for under SFAS No. 123. Fair value is determined using the Black-Scholes option-pricing method.

Income taxes

We account for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes,” which requires the recognition of tax benefits or expenses on the temporary differences between the financial reporting and tax bases of our assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Valuation allowances are established when necessary to reduce the deferred tax assets to the amounts expected to be realized.

New Accounting Pronouncements

In November 2002, the FASB issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees of Indebtedness of Others,” an interpretation of FASB Statement Nos. 5, 57 and 107 and a rescission of FASB Interpretation No. 34. FASB Interpretation No. 45

elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees issued. FASB Interpretation No. 45 also clarifies that a guarantor is required to recognize, at inception of a guarantee, a liability for the fair value of the obligation undertaken. The initial recognition and measurement provisions of FASB Interpretation No. 45 are applicable to guarantees issued or modified after December 31, 2002 and are not expected to have a material effect on our financial statements. The disclosure requirements are effective for financial statements of interim and annual periods ending after December 15, 2002.

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure.” SFAS No. 148 amends FASB Statement No. 123 to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of FASB Statement No. 123 to require prominent disclosures in both annual and interim financial statements. Effective January 1, 2003, the Company adopted the fair value recognition provisions of FASB Statement No. 123 in accordance with SFAS No. 148 and has adopted the “prospective” method for transition.

Quantitative and Qualitative Disclosures about Market Risk

We have market risk on buy and sell transactions effected by our firms’ customers. We are contingently liable to our clearing brokers for margin requirements under customer margin securities transactions, the failure of delivery of securities sold or payment for securities purchased by a customer. If customers do not fulfill their obligations, a gain or loss could be suffered equal to the difference between a customer’s commitment and the market value of the underlying securities. The risk of default depends on the creditworthiness of the customers. We assess the risk of default of each customer accepted to minimize our credit risk.

We are further exposed to credit risk for commissions receivable from clearing brokers and insurance companies. This credit risk is generally limited to the amount of commissions receivable.

We have market risk on the fees our firms earn that are based on the market value of assets under management or the value of assets held in certain mutual fund accounts and variable insurance policies for which ongoing fees or commissions are paid. Certain of our firms’ performance based fees are impacted by fluctuation in the market performance of the assets managed according to such arrangements.

We have a credit facility and cash, cash equivalents and securities purchased under resale agreements in premium trust accounts which are subject to short-term interest rate risk. Based on the weighted average borrowings under our credit facility during the year ended December 31, 2002, a 1% change in short-term interest rates would have affected our income before income taxes by approximately $0.5 million. Based on the weighted average amount of cash, cash equivalents and securities purchased under resale agreements in premium trust accounts during the year ended December 31, 2002, a 1% change in short-term interest rates would have affected our income before income taxes by approximately $0.2 million.

We do not enter into derivatives or other similar financial instruments for trading or speculative purposes.

See also “Risk Factors—Risks Relating to Our Company—Our revenue and earnings may be affected by fluctuations in interest rates, stock prices and general economic conditions” and “Risk Factors—Risks Relating to Our Company—Because our firms’ clients can withdraw the assets our firms manage on short notice, poor performance of the investment products and services our firms recommend or sell may have a material adverse effect on our business.”

BUSINESS

Overview

We are a leading independent distributor of financial services products to high net worth individuals and small to medium-size corporations. Founded in 1998, we have grown internally and through acquisitions and, as of September 15, 2003, operate a national distribution network with over 1,300 producers in 40 states and Puerto Rico consisting of 132 owned firms and 180 affiliated third-party distributors. We target the high net worth and small to medium-size corporate markets because of their growth potential and the desire of customers within these markets for more personalized service. We define the high net worth market as households with investible assets of at least $1 million, and we seek to target the segment of that market having net worth, excluding primary residence, of at least $5 million. We define the small to medium-size corporate market as businesses with less than 1,000 employees. We believe our management approach affords our firms the entrepreneurial freedom to serve their clients most effectively while having access to the resources of a national distribution organization. At the same time, we maintain internal controls that allow us to oversee our nationwide operations. Our senior management team is composed of experienced financial services leaders who have direct experience building and operating sizeable distribution-related companies.

NFP operates as a bridge between large financial services products manufacturers and our network of independent financial services distributors. We believe we enhance the competitive position of independent financial services distributors by offering access to a wide variety of products, a high level of marketing and technical support and preferred compensation arrangements. We also provide financial and intellectual capital to further enhance the business expansion of our firms. For the large financial services products manufacturers, we represent an efficient way to access a large number of independent distributors and their customers. We believe we are one of the largest distributors within the independent distribution channel for many of the leading financial services products manufacturers serving our target markets. We currently have preferred relationships with several industry leading manufacturers, including AIG American General, American Funds, Fidelity Advisor, GE Capital, The Hartford, John Hancock, Lincoln Financial Group, Phoenix Life Insurance Company and Travelers Life and Annuity. These preferred relationships provide a higher level of compensation or special marketing or training allowances than is generally available, as well as dedicated marketing and service support to our firms. For further information about preferred relationships, see “—Operations—NFPISI.”

Our firms, including NFPSI, our principal broker-dealer subsidiary, serve our client base by providing products and services in one or more of the following primary areas:

•	Life insurance and estate planning. Our firms offer life insurance and annuity products as well as estate planning services geared specifically to the wealth accumulation, preservation and transfer needs, including charitable giving plans, of high net worth individuals.

•	Corporate and executive benefits. Corporate benefits products and services our firms offer include individual and group disability insurance, long-term care insurance, group life insurance, group health insurance benefits, supplemental life insurance, 401(k), 403(b) and other retirement plans and pension administration. Executive benefits products and services our firms offer include corporate and bank-owned life insurance products as well as plan design and administration.

•	Financial planning and investment advisory services. The products and services our firms offer include separately managed accounts, mutual funds, investment consulting, trust and fiduciary services and broker/dealer services.

Our business has grown rapidly since we began operations on January 1, 1999. Our total revenue has grown from $100.1 million for the year ended December 31, 1999 to $412.6 million for the twelve months ended June 30, 2003. Our revenue grew 108%, 34%, 30% and 31% in the years ended December 31, 2000, 2001 and 2002 and the six months ended June 30, 2003 as compared to the six months ended June 30, 2002. Our net income or loss has grown from a net loss of $(10.5) million for the year ended December 31, 1999 to net income of $12.8 million for the twelve months ended June 30, 2003. Our historical growth has been driven primarily by internal growth and continued acquisitions of leading independent firms. The firms that we have acquired have averaged post-acquisition internal revenue growth of 25% in 2000, 14% in 2001 and 6% in 2002, and 13% for the six months ended June 30, 2003.

As of September 15, 2003, including vested options, we were owned 37.2% by two affiliates of Apollo Management, L.P., a leading private equity firm, which provided an initial $125 million equity investment, 51.3% by principals who sold their businesses to us (including their transferees) and 4.4% by management, directors and employees and their respective transferees. Following this offering, including vested options, we will be owned 27.0% by two affiliates of Apollo Management, L.P., 39.1% by principals (including their transferees) and 3.9% by management, directors and employees. Former principals, former employees, a former director, former members of our management and other unrelated parties and each of their respective transferees, which account for 7.1% of our ownership prior to this offering, are not included in these calculations.

Industry Background

We believe that we are well positioned to capitalize on a number of trends in the financial services industry, including:

•	Long-term growth in the high net worth market. According to Spectrem Group, the number of households with net worth, excluding primary residence, in excess of $5 million (the segment of the high net worth market we generally target) grew at an estimated compounded annual rate of 11.5% during the period from 1996 to 2002.

•	Need for wealth transfer products. We expect the need for wealth transfer products and services to increase dramatically in the future. In 1999, the Social Welfare Research Institute at Boston College estimated that (based on certain assumptions about future economic growth, rates of household savings and asset value) at least $12 trillion of intergenerational asset transfers would occur over the next twenty years. Transfers of this magnitude will affect individuals, businesses and institutions alike.

•	Growth of employer-sponsored benefit plans. According to the Employee Benefit Research Institute, total spending on employee benefits, excluding retirement benefits, grew from an estimated $428 billion in 1999 to an estimated $488 billion in 2001, accounting for approximately 8.3% of employers’ total spending on compensation in 2001. Of the $488 billion, approximately 81% was related to health benefits, with the balance spent on other benefits. To augment employer-sponsored plans, many businesses have started to make available to their employees supplemental benefits products, such as individual life, long-term care and disability insurance. We believe that these factors will continue to provide us with significant growth opportunities especially among the small and medium-size corporations we target for the sale of corporate benefits products and services. According to the U.S. Census Bureau, in 2000, there were approximately 2.3 million businesses employing between 5 and 999 employees.

•	Demand for unbiased solutions. We believe that customers are increasingly demanding unbiased advice from the financial services industry and that the independent distribution channel is best positioned to offer this service. Distributors in this channel use an “open architecture” approach. This approach allows them to provide access to a wide range of products from a variety of manufacturers of their choice to their clients. This is often necessary to create tailored financial solutions for high net worth individuals and small to medium-size corporations.

•

Growth of the independent distribution channel.    According to Cerulli Associates, assets under management in the independent distribution channel for financial services products grew from $250 billion at year-end 1995 to $735 billion at year-end 2001, representing a 19.7% compounded annual growth rate. We believe this growth has been driven by the increasing demand for customer choice, which is well served by the unbiased, open architecture approach used by the independent distribution channel. This distribution channel is also well suited to the development of personal relationships that facilitate the long-term nature of the sales process to high net worth individuals and small to medium-size corporations.

•	Continued consolidation within the financial services industry. Within the financial services industry, both manufacturers and distributors have undergone tremendous consolidation as financial services companies have sought to broaden their business platforms and gain economies of scale. According to Thomson Financial, since January 1, 1997, over 4,000 financial services mergers and other consolidation transactions have been completed in the United States and we believe that this trend will continue despite recent market volatility. This ongoing consolidation makes it more difficult for entrepreneurs in the independent distribution channel to compete and succeed. As consolidation increases, we believe the products and services requirements and economies of scale required to compete effectively for our target customers will increase. Additionally, we believe it will become more difficult for entrepreneurs to gain access to preferred products and terms from financial services products manufacturers as the manufacturers grow in size. We believe we provide a unique opportunity for entrepreneurs in the independent distribution channel to compete and succeed in a consolidating industry.

Growth Strategy

Our goal is to achieve superior long-term returns for our stockholders, while establishing ourselves as one of the premier independent distributors of financial services products and services on a national basis to our target markets. To help accomplish this goal, we intend to focus on the following key areas:

•	Capitalize on the growth of our attractive target markets. Our producers target customers in the high net worth and small to medium-size corporate markets which have grown and whose demand for financial services we believe will continue to grow. We have built our distribution system by attracting specialists targeting these markets, and we expect to continue to enhance our network by adding additional producers.

•	Foster and enhance growth within our firms. Our firms have achieved an internal revenue growth rate of 25% in 2000, 14% in 2001 and 6% in 2002, and 13% in the six months ended June 30, 2003, because we focus on acquiring high quality firms and employ a management structure that maintains the entrepreneurial spirit of our firms. Additionally, we have structured our acquisitions to establish strong incentives for the principals whose firms we acquire to continue to grow the businesses and make them increasingly profitable. We enhance the core growth potential of the firms by providing them with the benefits of being part of a national organization. These benefits include access to insurance underwriting and other support services, financial and intellectual capital, technology solutions, cross-selling facilitation, regulatory compliance support, assistance in growing their firms through acquisitions and succession planning.

•	Continue to acquire high quality independent firms. We believe that substantial opportunities exist for further growth through disciplined acquisitions of high quality firms. We believe our target market for acquisitions includes over 4,000 estate planning, corporate benefits and financial planning firms. We have demonstrated an ability to identify and acquire leading independent firms. As of September 15, 2003, we have acquired 146 firms and reviewed over 800 acquisition opportunities since our founding. As a result, we have substantial experience in selecting and acquiring high quality firms. We believe that the independent distribution channel is under increasing pressure to continue its consolidation trend. With our strong experience, reputation and capital base, we believe we are well positioned to take advantage of additional acquisition opportunities. From time to time, we examine opportunities to acquire firms that serve our target markets and provide products or services other than those in our three key areas. We may desire to acquire one or more of these firms.

•	Realize further revenue capture through economies of scale. We contract with leading financial services products manufacturers for access to product and technical support by our owned firms and our affiliated third-party distributors. This allows us to aggregate the buying power of a large number of distributors. We expect this buying power will allow us to increase our firms’ volume-based compensation and the payments some of our firms receive from manufacturers to support marketing activities.

The Independent Distribution Channel

We participate in the independent distribution channel for financial services products and services. We consider the independent distribution channel to consist of firms:

•	that are not owned or controlled by a financial services products manufacturer;

•	that are not required to place all or a substantial portion of their new business with a single financial services products manufacturer; and

•	most importantly, in which the sales representatives are free to sell the products of multiple manufacturers.

This channel includes independent financial advisors and financial planners and independent insurance agents and brokers. It does not include, among others, national wirehouses, affiliates of private banks or commercial banks, career agents of other insurance companies (many of whom sell the products of companies other than their own) or national or regional insurance brokerages. Nonetheless, we compete for customers with all of these types of entities. See “—Competition.”

The independent distribution channel is different from other methods of financial services distribution in a number of ways. Rather than the standard employer-employee relationship found in many other types of distribution, such as broker-dealers (for example, wirehouses and regional brokerage firms) or insurance companies, participants in the independent distribution channel are independent contractors. Distributors who choose to work in the independent channel tend to be entrepreneurial individuals who strive to develop personalized relationships with their clients. Often, these distributors started their careers with traditional broker-dealer firms or insurance companies, with highly structured product arrangements, and left these highly structured environments in favor of a more flexible environment. For the distributors in the independent distribution channel, building strong client relationships is imperative as they rely largely on their own reputations to prospect for new clients, in contrast to other types of distributors that rely on a parent company to provide substantial advertising and pursue branding efforts.

Broker-dealers serving the independent channel, such as NFPSI, often referred to as independent broker-dealers, tend to offer extensive product and financial planning services and heavily emphasize packaged products such as mutual funds, variable annuities and wrap fee programs. We believe that broker-dealer firms serving the independent channel tend to be more responsive to the product and service requirements of their registered representatives than wirehouses or regional brokerage firms. For each of the years ended December 31, 2000, 2001 and 2002, commission payouts to registered representatives of NFPSI have exceeded 90% of commission income, which is significantly higher than many securities firms operating outside the independent distribution channel and higher, on average, than many firms within the independent distribution channel.

Products and Services

We provide a comprehensive selection of products and services that enable our high net worth clients to meet their financial management and planning needs and our corporate clients to create, implement and fund benefit plans for their employees and executives. The products that we place and the services that we offer to our customers can be generally classified in three primary areas:

Life insurance and estate planning services

The life insurance products and estate planning services that our firms offer to clients assist them in growing and preserving their wealth over the course of their lives, developing a plan for their estate upon death and planning for business succession and for charitable giving. We evaluate the near term and long term financial needs of our clients and design a plan that we believe best suits their needs. The life insurance products that our firms distribute provide clients with a number of investment, premium payment and tax deferment alternatives in addition to tailored death benefits.

Corporate and executive benefits

Our firms distribute corporate and executive benefit products and offer related services to corporate clients. Using these products and services, our firms help clients design, fund, implement and administer benefit plans for their employees. Corporate benefit plans are targeted at a broad base of employees within an organization and include, among others, products such as group life, medical and dental insurance. Executive benefit programs are used by companies to compensate key executives often through non-qualified and deferred compensation plans.

Financial planning and investment advisory services

Our firms help high net worth clients evaluate their financial needs and goals and design plans to reach those goals through the use of third-party managed assets. We contract with third-party asset managers to provide separately managed accounts, wrap accounts and other investment alternatives to our clients.

You can find a description of how we earn revenue from these products and services in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Revenue” found elsewhere in this prospectus.

Our firms serve their client base by providing some or all the products and services summarized below in one or more of the following primary areas.

Life Insurance and Estate Planning Services

Products	Services

• Term life insurance

• Individual whole, universal and variable life insurance

• Survivorship whole, universal and variable life insurance

• Private placement variable life insurance

• Fixed and variable annuities

• Estate planning

• Wealth accumulation

• Financial planning

• Closely-held business planning

• Retirement distribution

• Life settlements

• Case design

• Preferred underwriting with select carriers

• Charitable giving planning

Corporate and Executive Benefits

Corporate Benefits Products	Corporate Benefits Services
• Group dental insurance	• International employee benefit consulting
• Group life insurance	• COBRA administration
• Disability insurance	• Human resource consulting
• Voluntary employee benefits	• Flexible spending administration
• Long term care	• Consolidated billing
• Multi-life individual disability	• Enrollment administration
• 401(k)/403(b) plans	• Benefit communication
• Group variable annuity programs	• Benchmarking analysis
• Flexible spending accounts
• Employee assistance programs
• Fully insured health plans
• Self-funded health plans including stop loss coverage
• Prescription plans
• Workers’ compensation plans

Executive Benefits Products	Executive Benefits Services
• Corporate-owned life insurance	• Plan design consulting
• Bank-owned life insurance	• Plan administration
• Plan funding analysis
• Plans include: – Non-qualified plans for highly compensated executives – Qualified and non-qualified stock option programs – Group term carve-out plans

Financial Planning and Investment Advisory Services

Products	Services
• Funds of hedge funds	• Financial planning
• Mutual funds	• Asset management
• Separately managed accounts	• Asset allocation
• Mutual fund wrap accounts	• Securities transaction execution
• Investment consulting
• Traditional broker/dealer services
• Trust and fiduciary services

Acquisition Strategy

Our acquisition strategy is based on a number of core principles that we believe provide a foundation for our continued success. These principles include the following:

•	identifying established, high quality independent distributors who target the high net worth and small to medium-size corporate markets;

•	understanding the business opportunities for each identified firm and focusing our efforts on acquiring those firms that have the strongest businesses and long-term internal growth opportunities; and

•	conducting rigorous due diligence to determine if the identified firms meet our acquisition criteria and only acquiring those firms that meet these criteria.

Acquisition Model

We utilize a unique acquisition and operational structure which:

•	aligns the interests of the principals of the firms we acquire with NFP;

•	rewards future growth of our firms;

•	provides us with significant protection against earnings shortfalls at our acquired firms and participation in their growth; and

•	makes us attractive to other independent distributors that seek an acquisition partner.

Under our acquisition structure, we acquire 100% of the equity of independent financial services products distribution businesses on terms that are relatively standard across our acquisitions. To determine our acquisition price, we first estimate the annual operating cash flow of the business to be acquired based on current levels of revenue and expense. For this purpose, we define operating cash flow as cash revenue of the business less cash and non-cash expenses, other than amortization, depreciation and compensation to the business’s owners or individuals who subsequently become principals. We refer to this estimated annual operating cash flow as “target earnings.” Our acquisition price is a multiple (approximately five times) of a portion of the target earnings, which we refer to as “base earnings.” Base earnings average 47% of target earnings for acquisitions completed through June 30, 2003. In determining base earnings, our general rule is not to exceed an amount equal to the recurring revenue of the business. By recurring revenue, we mean revenue from sales previously made (such as renewal commissions on insurance products, commissions and administrative fees for on-going benefit plans and mutual fund trail commissions) and fees for assets under management.

We enter into a management agreement with the principals of the acquired business and/or certain entities they own. Under the management agreement, the principals and/or such entities are entitled to management fees consisting of:

•	all future earnings of the acquired business in excess of the base earnings up to target earnings; and

•	a percentage of any earnings in excess of target earnings based on the ratio of base earnings to target earnings.

We retain a cumulative preferred position in the base earnings. To the extent earnings of a firm in any year are less than base earnings, in the following year we are entitled to receive base earnings together with the prior years’ shortfall before any management fees are paid.

Additional purchase consideration is often paid to the former owners based on satisfying specified internal growth thresholds over successive three-year periods following the acquisition. The principals retain responsibility for day-to-day operations of the firms for an initial five-year term, renewable annually thereafter by the principals and/or certain entities they own, subject to termination for cause and supervisory oversight as required by applicable securities and insurance laws and regulations and the terms of our management agreements. The principals are responsible for ordinary course operational decisions, including personnel, culture and office location, subject to the oversight of the board of directors of the acquired business. Non-ordinary course transactions require the unanimous consent of the board of directors of the acquired business, which always includes a representative of NFP’s management. The principals also maintain the primary relationship with clients and, in some cases, vendors. Our structure allows principals to continue to operate in an entrepreneurial environment, while also providing the principals a significant economic interest in the business after the acquisition through the management fees. Generally, all of our firms must transition their financial operations to our cash management system and all principals must transition their broker-dealer registrations to, and be supervised in connection with their securities activities by, our broker-dealer, NFPSI.

We require the owners of our firms to receive a portion of the acquisition price (at least 20%) in the form of our common stock, and provide them the opportunity to receive options, additional shares of our common stock or cash based on their success in managing the acquired business and increasing its financial performance. We believe our structure is particularly appealing to firms whose management anticipates strong future growth and expects to stay involved with the business in the long term.

We generally obtain key-person life insurance on the principals of our firms for a five-year term in an amount up to the purchase price of the acquired firm.

From time to time, we have overvalued certain businesses we acquired or found that the business of one of our firms is temporarily or permanently adversely impacted by changes in the markets that it serves. To date, we have restructured six transactions. These restructures generally result in either temporary or permanent reductions in base and target earnings and the principals paying us cash, NFP stock, notes or combinations thereof.

On several occasions, we disposed of a firm by selling the operating companies back to the principal for one or more of the following reasons: non-performance, change of business interests of a principal or other issues personal to a principal. Principals generally buy back businesses by surrendering all of our common stock and paying cash or giving us a note. To date, we have disposed of five firms.

Option incentive programs

We encourage internal growth at each of our firms through incentive programs that we believe align the interests of the principals of our firms with the interests of our stockholders. Most of the firms we acquired before December 31, 2000 operate under one of two three-year option incentive programs.

Under our original option incentive program, principals and certain employees of 27 firms (certain acquisitions that closed during the period from January 1, 1999 to October 1, 1999) were eligible to receive option grants with a $10.00 strike price based on each such firm’s growth in earnings over a three-year measurement period.

The second option program is open to principals and certain employees of 40 firms (certain acquisitions that closed during the period from April 1, 1999 to October 31, 2000). Under this program, principals and certain employees of these firms are eligible to receive option grants at the fair market value of our common stock at the time the options are granted based on their firm’s growth in earnings over a three-year measurement period. This program will expire in 2003.

A summary of our option incentive programs follows:

Founder’s Incentive Option Program	Incentive Option Program
($10.00 Options)	(Fair Market Value Options)

Three-year Avg. Growth Rate	Multiple of Earnings to NFP in Excess of Target Earnings	Three-year Avg. Growth Rate	Multiple of Earnings to NFP in Excess of Target Earnings
0%–10%	0.00x	0%–10%	0.00x
10%–15%	3.00x	10%–15%	3.00x
15%–20%	4.00x	15%–20%	4.00x
20%+	5.00x	20%+	5.00x

The number of options granted is the corresponding multiple times the average annual earnings to NFP in excess of target earnings over the initial three-year period following acquisition divided by ten.	The number of options granted is equal to (a) the corresponding multiple times the average annual earnings to NFP in excess of target earnings over the initial three-year period following acquisition divided by (b) the market value of our common stock at the grant date.

The option incentive programs work as follows. As an example, we assume an acquired firm had base earnings of $500,000 and target earnings of $1,000,000.

Incentive Option Calculation

Assumed Earnings
Year 1	$1,200,000
Year 2	$1,440,000
Year 3	$1,728,000

Average annual earnings	$1,456,000
Implied growth rate	20%
Excess earnings (average annual earnings less target earnings)	$ 456,000
NFP share of excess earnings (excess earnings x ratio of base/target)	$ 228,000
Multiple used	5.0	x
Total exercise value of options to be granted	$1,140,000
Number of options for $10.00 option plan	114,000
Number of options for fair market value plan	57,000
(Assumes a fair market value of our common stock of $20.00)

Contingent consideration arrangements

In order to better determine the economic value of the businesses we acquire, we have incorporated contingent consideration, or earnout, provisions into the structure of acquisitions that we have made since the beginning of 2001. These arrangements generally result in the payment of additional consideration to the sellers upon the firm’s satisfaction of certain compounded growth rate thresholds over the three-year period following the closing of the acquisition. In a small number of cases, contingent consideration may be payable after shorter periods. As of September 15, 2003, 63 acquisitions have included contingent consideration features. Contingent consideration is considered to be additional purchase consideration and is accounted for as part of the purchase price of our acquired firms when the outcome of the contingency is determinable beyond a reasonable doubt.

A summary of a typical contingent consideration or earnout structure is as follows:

Typical Earnout Structure (Payable in cash and our common stock)
Three-year Avg. Growth Rate	Multiple of Base Earnings
0%–10%	0.00x
10%–15%	0.50x
15%–20%	1.25x
20%–25%	2.50x
25%–30%	3.00x
30%–35%	3.75x
35% +	5.00x

The earnout paid is the corresponding multiple times the original acquired base earnings. The earnout is payable in cash and our common stock in proportions that vary among acquisitions.

The earnout calculation in this example works as follows. We assume an acquired firm had base earnings of $500,000 and target earnings of $1,000,000:

Earnout Calculation Assumed Earnings
Year 1	$1,200,000
Year 2	$1,440,000
Year 3	$1,728,000

Average annual earnings	$1,456,000
Implied growth rate	20%
Multiple of base earnings	2.5	x
Earnout payment (base earnings x multiple)	$1,250,000

Performance incentives

Once firms are no longer eligible to receive options under our initial option incentive programs or have concluded their contingent consideration periods, as applicable, the principals are eligible to participate in an ongoing incentive program. The ongoing plan is a bonus plan that will pay out an increasing proportion of incremental earnings based on growth in earnings. The plan is a three-year plan that rewards growth above the prior period’s average earnings or prior incentive target, whichever is higher. As illustrated by the chart set forth below, the bonus is structured to pay the principal 5% to 40% of NFP’s share of incremental earnings from growth.

Three-year Avg. Growth Rate	% of NFP’s Share of Growth Paid to Principal(s)
Less than 10%	0.0%
10%–15%	5.0%
15%–20%	20.0%
20%–25%	25.0%
25%–30%	30.0%
30%–35%	35.0%
Greater than 35%	40.0%

At our discretion, payment will be in cash or our common stock at 90% of fair market value of the stock at the end of the three-year measurement period. However, the principals may elect to receive up to 50% of any payment in common stock.

The ongoing incentive program measures and rewards growth from the level of earnings achieved in the prior incentive period. This is called the incentive target. If an incentive was paid during the prior incentive period, the new incentive target is the average earnings of a firm during that prior incentive period. If no incentive was earned in the prior period then the incentive target is the same as it was in the prior period.

The performance incentive calculation for a firm with base earnings of $500,000, target earnings of $1,000,000 and a new incentive target (based on average earnings during the first three years following acquisition of $1,331,000) would be as follows:

Performance Incentive Calculation Assumed Earnings
Year 1	$1,663,750
Year 2	$2,079,688
Year 3	$2,599,609

Total earnings	$6,343,047
Implied growth rate	25%
Excess earnings (total earnings less three times incentive target)	$2,350,047
NFP share (excess earnings x ratio of base/target)	$1,175,023
% of NFP’s share of growth paid to the manager	30%
Payment (NFP share of excess earnings x 30%)	$ 352,507

For all incentive programs, earnings levels from which growth is measured are adjusted upward for sub-acquisitions and may be adjusted upward for certain capital expenditures.

Operations

We believe that preserving the entrepreneurial culture of our firms is important to their continued growth. We do not typically integrate the operations of our acquired firms, but allow the principals to continue to operate in the same entrepreneurial environment that made them successful before the acquisition, subject to our oversight and control.

We assist these entrepreneurs by providing a broad variety of financial services products and a network that connects each entrepreneurial firm to others. This network serves as a forum for the firms to build relationships, share ideas and provides the opportunity for firms to offer a broader range of financial services products to their customers. We also own two entities, NFPISI and NFPSI, that serve as centralized resources for our other firms. In addition, several of our firms act as wholesalers of products to our firms and other financial services distributors.

NFPISI

NFPISI is an insurance marketing organization with 281 member organizations, including 101 owned firms and 180 other firms we do not own, as of September 15, 2003. We refer to these other firms as our affiliated third-party distributors. NFPISI facilitates interaction among its members and acts as an intermediary between its members and financial services products manufacturers. It also holds contracts with selected insurance and benefit manufacturers, which generally offer enhanced compensation arrangements from the manufacturers to its members. In addition to enhanced compensation arrangements, these preferred relationships can also include support for technology investments, co-development of tailored products for use by our producers, enhanced and dedicated customer service and other benefits not generally available without such relationships.

NFPISI provides overall marketing support including education about various products offered by underwriters, technology-based assistance in comparing competing products and access to customized marketing materials. NFPISI provides a forum for members to interact and learn about products and marketing programs from both manufacturers and other members. NFPISI also provides its members support in underwriting large insurance cases.

NFPISI recruits both third-party distributors as well as NFP firms who pay an initiation fee and an annual membership fee and commit to a minimum annual amount of new insurance premium volume. NFPISI actively solicits new members among independent distributors of financial services products who desire the benefits of being part of a large distribution network whether or not they desire to be acquired by us. NFP firms can also gain access to the contracts and some of the services provided by NFPISI without becoming a member.

NFPSI

NFPSI is a registered broker-dealer and investment adviser serving the principals of our firms and those affiliated third-party distributors that are NFPISI members. Most of our principals conduct securities business through NFPSI.

Succession Planning

We are actively involved in succession planning with respect to the principals of our firms. It is in our interest to ensure a smooth transition of business to a successor principal or principals. Succession planning is important in firms where no obvious successor to the principal or principals exists. Succession planning may involve our assisting a firm with a sub-acquisition that will bring a principal into the firm who can be a successor to the existing principal or principals. Succession planning may also involve introducing firms to each other, within the same geographic area where the principals of one firm can be potential successors to the principals of the other firm. In addition, succession planning may involve a principal, producer or employee from the same or a different firm buying another principal’s interest in the management company or applicable management agreement, which provides economic benefits to the selling principal.

Sub-Acquisitions

To help our acquired firms grow, we provide access to capital and support for expansion through our sub-acquisition program. A typical sub-acquisition involves the acquisition by one of our firms of a business that is too small to qualify for a direct acquisition by us or where the individual running the business wishes to exit immediately or soon after the acquisition. The acquisition multiple paid for sub-acquisitions is typically lower than the multiple paid for a direct acquisition by NFP.

When a firm makes a sub-acquisition, we contribute a portion of the cost of the sub-acquisition in the same ratio as base earnings is to target earnings. The principals of the firm are responsible for contributing the remaining portion of the cost. In most cases, we advance the principal’s contribution which is repaid with interest over a term of three to five years. The repayment of these loans has priority over the payment of management fees. In almost all cases, base and target earnings of the firm making the sub-acquisition are adjusted upward for the sub-acquisition.

Cash Management System

In 2001, we launched a cash management system that requires that all revenue generated by our owned firms and/or the producers affiliated with our owned firms be assigned to and deposited directly in centralized bank accounts maintained by us. The cash management system enables us to control and secure our cash flow and more effectively monitor and control the financial activities of our firms. During 2002, all firms (with some limited exceptions) were converted to this cash management system and most newly acquired firms will be converted within a reasonable time following acquisition.

Operating Committee

Our operating committee approves all capital expenditure requests by firms and all new leases. It reviews firm performance and management fee advances compared with earned management fees to determine if a reduction or cutoff of such advances is warranted. It directs efforts toward helping under-performing firms improve and, if the under-performance is deemed to be of a long-term nature, directs restructuring activities. The operating committee is composed of six members: our chief executive officer, chief financial officer, deputy general counsel, chief accounting officer, director of firm operations and chief technology officer.

Capital Expenditures

If a firm desires to make a capital expenditure and the expenditure is approved by both the operating committee and the firm’s board of directors, we contribute a portion of the cost in the same ratio as base earnings is to target earnings. The principals are responsible for the remainder of the cost. In most cases, we advance the principals’ contribution which is repaid with interest over a term which is generally five years or less. The repayment of these advances has priority over the payment of management fees. Earnings levels from which a firm’s growth is measured, as well as a firm’s base earnings, may be adjusted upwards for certain capital expenditures.

Corporate Headquarters

Our New York headquarters provides support for our acquired firms. Corporate activities, including mergers and acquisitions, legal, finance and accounting, marketing and operations and technology are centralized in New York. Our mergers and acquisitions team identifies targets, performs due diligence and negotiates acquisitions. Our legal team is heavily involved in the acquisition process in addition to handling our general corporate and corporate regulatory needs. Finance and accounting is responsible for working with each firm to ensure timely and accurate reporting. In addition, finance and accounting is responsible for consolidation of our financial statements at the corporate level. Our operations team works with our firms to identify and resolve operational issues.

Our technology team addresses technology requirements at both the corporate level and at the firm level. Our firms maintain their existing systems except to the extent that they need to have certain capabilities to interface with our corporate systems. We provide our firms with web-enabled software that complements their existing systems. Our technology model and philosophy have enabled our principals to immediately begin using our web-enabled services, leverage their existing technology investments and support growth in products distribution and client reporting capabilities, while increasing our profitability by minimizing investments in technology.

Clients and Customers

The customers of our life insurance and estate planning and financial planning and investment advisory products and services are generally high net worth individuals. We define the high net worth market as households with investible assets of at least $1 million. According to Spectrem Group, the number of households in the high net worth market grew at an estimated compounded annual rate of 3.4% from 1996 to 2002. We particularly seek to target the segment of the high net worth market having net worth, excluding primary residence, of at least $5 million, although we sell a substantial volume of products to persons having lower levels of net worth. According to Spectrem Group, this higher segment of the high net worth market grew at an estimated compounded annual rate of 11.5% during the period from 1996 to 2002.

Although the size of the high net worth market decreased in 2002 and 2001 according to Spectrem Group, we believe that the current economic and stock market environment may lead high net worth persons to increase their demand for the specialized services we offer in order to continue to meet their financial goals. Our firms experienced an internal revenue growth rate of 6% in 2002 and 13% in the six months ended June 30, 2003, which we believe was driven in part by this increased demand. Further, we are well positioned to profit from any future growth in the high net worth market.

The customers of our firms’ corporate and executive benefits products and services are generally small and medium-size corporations. According to the U.S. Census Bureau, in 2000, there were approximately 2.3 million businesses employing between 5 and 999 employees. We consider this segment our target market although our firms sell a significant volume of product to businesses that are smaller or larger.

Competition

We face substantial competition in all aspects of our business. Our competitors in the insurance and estate planning business include individual insurance carrier sponsored producer groups, captive distribution systems of insurance companies, broker-dealers and banks. In addition, we also compete with independent insurance intermediaries, boutique broker-general agents and local distributors including M Financial Group and The BISYS Group, Inc. We believe that we remain competitive due to several factors, including the independence of our producers, our “open architecture” platform, the overall strength of our business model, the technology-based support services we provide and the training resources available to our firms.

In the corporate and executive benefits business, we face competition which varies based on the products and services provided. In the employee benefits sector, we face competition from both national and regional groups. Our national competitors include Marsh & McLennan Companies, Inc., Aon Corporation, Hilb, Rogal and Hamilton Company, Arthur J. Gallagher & Co., U.S.I. Holdings Corp., Brown & Brown, Inc. and Willis Group Holdings. Our regional competitors include local brokerage firms and regional banks, consulting firms, third-party administrators, producer groups and insurance companies.

In the financial planning and investment advisory business, we compete with a large number of investment management and investment advisory firms. Our competitors include global and domestic investment management companies, commercial banks, brokerage firms, insurance companies, independent financial planners and other financial institutions. U.S. banks and insurance companies can now affiliate with securities firms, which has accelerated consolidation within the money management and financial services industries. It has also increased the level of competition for assets on behalf of institutional and individual clients. In addition, foreign banks and investment firms have entered the U.S. money management industry, either directly or through partnerships or acquisitions. Factors affecting our financial planning and investment management business include brand recognition, business reputation, investment performance, quality of service and the continuity of both the client relationships and assets under management. We believe that our unique model will allow our firms to compete effectively in this market. Our entrepreneurs will be able to maintain and create client relationships while enjoying the brand recognition, quality of service and diversity of opportunities provided by the national network.

NFPSI also competes with numerous other independent broker-dealers, including Raymond James Financial, Inc., LPL Financial Services, FSC Securities Corporation, Cambridge Investment Research, Inc., Commonwealth Financial Network, Financial Network Investment Corporation, Nathan & Lewis Securities, Inc. and Royal Alliance Associates, Inc.

Regulation

The financial services industry is subject to extensive regulation. Our firms are currently licensed to conduct business in the 50 states, the District of Columbia and Puerto Rico and are subject to regulation and supervision both federally and in each of these jurisdictions. In general, this regulation is designed to protect clients and other third parties that deal with our firms and to ensure the integrity of the financial markets, and is not designed to protect our stockholders. Our firms’ ability to conduct business in the jurisdictions in which they currently operate depends on our firms’ compliance with the rules and regulations promulgated by federal regulatory bodies and the regulatory authorities in each of these jurisdictions. Failure to comply with all necessary regulatory requirements, including the failure to be properly licensed or registered, can subject our firms to sanctions or penalties. In addition, there can be no assurance that regulators or third parties will not raise material issues with respect to our firms’ past or future compliance with applicable regulations or that future regulatory, judicial or legislative changes will not have a material adverse effect on our company.

State insurance laws grant supervisory agencies, including state insurance departments, broad regulatory authority. State insurance regulators and the National Association of Insurance Commissioners continually reexamine existing laws and regulations, some of which affect us. These supervisory agencies regulate, among other things, the licensing of insurance brokers and agents, regulation of the handling and investment of third-party funds held in a fiduciary capacity and the marketing practices of insurance brokers and agents, in the context of curbing unfair trade practices. This continual reexamination may result in the enactment of laws and regulations, or the issuance of interpretations of existing laws and regulations, that adversely affect our business. More restrictive laws, rules or regulations may be adopted in the future that could make compliance more difficult and expensive.

Most of our subsidiaries are required to be licensed to engage in the insurance agency and brokerage business in most of the jurisdictions where we do business. In addition, the insurance laws of all United States jurisdictions require individuals who engage in agency, brokerage and certain other insurance service activities to be licensed personally. These laws also govern the sharing of insurance commissions with third parties. We believe that any payments made by us, including payment of management fees, are in compliance with applicable insurance laws. However, should any insurance department take the position, and prevail, that certain payments by us violate the insurance laws relating to the payment or sharing of commissions, that insurance department could require that we stop making those payments or that the entities receiving those payments become licensed. In addition, if this were to occur, the insurance department could impose fines or penalties on us. We believe, however, that we could continue to operate our business by requiring that these entities be licensed or by making payments directly to licensed individuals.

Several of our subsidiaries, including NFPSI, are registered broker-dealers. The regulation of broker-dealers is performed, to a large extent, by the SEC and self-regulatory organizations, principally the NASD and the national securities exchanges, such as the NYSE. Broker-dealers are subject to regulations which cover all aspects of the securities business, including sales practices, trading practices among broker-dealers, use and safekeeping of customers’ funds and securities, capital structure, recordkeeping and the conduct of directors, officers and employees. Violations of applicable laws or regulations can result in the imposition of fines or censures, disciplinary actions, including the revocation of licenses or registrations, and reputational damage.

Providing investment advice to clients is also regulated on both the federal and state level. NFPSI and certain of our firms are investment advisers registered with the SEC under the Investment Advisers Act of 1940, as amended, and certain of our firms are regulated by state securities regulators under applicable state securities laws. Each firm that is a federally registered investment adviser is regulated and subject to examination by the SEC. The Investment Advisers Act imposes numerous obligations on registered investment advisers, including disclosure obligations, recordkeeping and reporting requirements, marketing restrictions and general anti-fraud prohibitions. Each firm that is a state-regulated investment adviser is subject to regulation under the laws of the states in which it provides investment advisory services. Violations of applicable federal or state laws or regulations can result in the imposition of fines or censures, disciplinary actions, including the revocation of licenses or registrations, and reputational damage.

The SEC, the NASD and various other regulatory agencies have stringent rules with respect to the maintenance of specific levels of net capital by securities brokerage firms. Failure to maintain the required net capital may subject a firm to suspension or revocation of registration by the SEC and suspension or expulsion from the NASD and other regulatory bodies, which ultimately could prevent NFPSI or our other broker-dealers from performing as a broker-dealer. In addition, a change in the net capital rules, the imposition of new rules or any unusually large charge against net capital could limit the operations of NFPSI or our other broker-dealers, which could harm our business.

In a recent NASD examination, we learned that from time to time in the past NFPSI was temporarily and inadvertently out of compliance with applicable net capital rules as a result of NFPSI’s use of an offshore sweep account for overnight deposits. NFPSI has since ended this practice. We do not expect this infraction will have a material impact on NFPSI.

Our revenue and earnings may be more exposed than other financial services firms to the revocation or suspension of the licenses or registrations of our firms’ principals, because the revenue and earnings of many of our firms are largely dependent on the individual production of their respective principals for whom designated successors may not be in place.

In our executive benefits business, we have designed and implemented supplemental executive retirement plans that use split dollar life insurance as a funding source. Split dollar life insurance policies are arrangements in which premiums, ownership rights and death benefits are generally split between an employer and an employee. The employer pays either the entire premium or the portion of each year’s premium that at least equals the increase in cash value of the policy. Split dollar life insurance has traditionally been used because of its federal tax law advantages. However, in recent years, the IRS has proposed regulations relating to the tax treatment of some types of these life insurance arrangements. The IRS recently proposed regulations that treat premiums paid by an employer in connection with split dollar life insurance arrangements as loans for tax purposes under the Internal Revenue Code. In addition, the recently enacted Sarbanes-Oxley Act of 2002 may affect these arrangements. Specifically, the Sarbanes-Oxley Act includes a provision that prohibits most loans from a public company to its directors or executives. Because a split dollar life insurance arrangement between a public company and its directors or executives could be viewed as a personal loan, we will face a reduction in sales of split dollar life insurance policies to our clients that are subject to the Sarbanes-Oxley Act. Moreover, members of Congress have proposed, from time to time, other laws reducing the tax incentive or otherwise impacting these arrangements. As a result, our supplemental executive retirement plans that use split dollar life insurance may become less attractive to some of our firms’ customers, which could result in lower revenue to us.

Legislation enacted in the spring of 2001 under EGTRRA increased the size of estates exempt from the federal estate tax and phases in additional increases between 2002 and 2009. EGTRRA also phases in reductions in the federal estate tax rate between 2002 and 2009 and repeals the federal estate tax entirely in 2010. Under EGTRRA, the federal estate tax will be reinstated, without the increased exemption or reduced rate, in 2011 and thereafter. However, President Bush and members of Congress have expressed a desire to modify the current legislation, which could result in additional increases in the size of estates exempt from the federal estate tax, further reductions in the federal estate tax rate or a permanent repeal of the federal estate tax. In that regard, on June 18, 2003, the House of Representatives passed a bill that would permanently extend the estate tax repeal after it expires in 2010 under EGTRRA, while maintaining the current phase-out schedule. The bill is expected to be reviewed by the Senate in due course. As enacted, EGTRRA has had a modest negative impact on our revenue from the sale of estate planning services and products including certain life insurance products that are often used to fund estate tax obligations and could have a further negative impact in the future. The pending bill, if enacted in its current form, or any additional increases in the size of estates exempt from the federal estate tax, further reductions in the federal estate tax rate or other legislation to permanently repeal the federal estate tax, could have a material adverse effect on our revenue. There can be no assurance that the pending bill will not be enacted in its current form or, alternatively, that other legislation will not be enacted that would have a further negative impact on our revenue.

The market for many life insurance products we sell is based in large part on the favorable tax treatment, including the tax-free build up of cash values, that these products receive relative to other investment alternatives. A change in the tax treatment of the life insurance products we sell or a determination by the IRS that certain of these products are not life insurance contracts for federal tax purposes could remove many of the tax advantages policyholders seek in these policies. If the provisions of the tax code change or new federal tax regulations and IRS rulings are issued in a manner that would make it more difficult for holders of these insurance contracts to qualify for favorable tax treatment, the demand for the life insurance contracts we sell could decrease, which may reduce our revenue and negatively affect our business.

Employees

As of September 15, 2003, we had approximately 1,500 employees. We believe that our relations with our employees are satisfactory. None of our employees is represented by a union.

Properties

Our corporate headquarters are located in New York City, where we lease approximately 23,600 square feet of space. Our subsidiaries NFPSI and NFPISI lease approximately 31,600 square feet of space in Austin, Texas. In addition, our firms lease properties for use as offices throughout the United States. We believe that our existing properties are adequate for the current operating requirements of our business and that additional space will be available as needed.

Legal Proceedings

We are not currently a party to any material legal proceedings.

MANAGEMENT

Executive Officers and Directors

Set forth below is information concerning our executive officers and directors as of September 15, 2003.

Name	Age	Position
Jessica M. Bibliowicz	43	Chairman, President and Chief Executive Officer
Mark C. Biderman	57	Executive Vice President and Chief Financial Officer
Robert I. Kleinberg	66	Executive Vice President and General Counsel
Jeffrey A. Montgomery	36	Chief Executive Officer and President of NFPSI
Randall E. Paulson	42	Executive Vice President, Acquisitions and Strategic Development
Douglas W. Hammond	37	Executive Vice President and Deputy General Counsel
Elliot M. Holtz	39	Executive Vice President, Marketing and Firm Operations
R. Bruce Callahan	64	Chairman and Chief Executive Officer of NFPISI
Robert R. Carter	51	President of NFPISI
Stephanie W. Abramson	58	Director
Arthur S. Ainsberg	56	Director
Matthew Goldstein	61	Director
Shari Loessberg	43	Director
Marc J. Rowan	41	Director
Marc E. Becker	31	Director

Jessica M. Bibliowicz.    Ms. Bibliowicz has served as our President and Chief Executive Officer and as a director since April 1999 and as Chairman of the Board of Directors since June 2003. From June 1997 to April 1999, Ms. Bibliowicz served as President of John A. Levin & Co., a registered investment advisor. From January 1994 to June 1997, Ms. Bibliowicz served as Executive Vice President and Head of Smith Barney Mutual Funds. Ms. Bibliowicz serves on the board of directors of Eaton Vance Mutual Funds and is a director of EnvestnetPMC. Ms. Bibliowicz received an A.B. in Business from Cornell University. Ms. Bibliowicz has over 20 years of industry experience.

Mark C. Biderman.    Mr. Biderman has served as our Executive Vice President and Chief Financial Officer since November 1999. From May 1987 to October 1999, Mr. Biderman served as Managing Director and Head of the Financial Institutions Group in the Corporate Finance Department of CIBC World Markets Group and its predecessor Oppenheimer & Co., Inc. Mr. Biderman received his B.S.E. from Princeton University and his M.B.A. from Harvard University. Mr. Biderman has over 33 years of financial services industry experience.

Robert I. Kleinberg.    Mr. Kleinberg has served as our Executive Vice President and General Counsel since July 1999. From January 1999 to June 1999, Mr. Kleinberg served as counsel to the law firm Schulte, Roth & Zabel LLP. From 1980 to 1998, Mr. Kleinberg was Executive Vice President and General Counsel of Oppenheimer & Co. Inc. and served on its Executive Committee from 1986 to 1997. Upon the acquisition of Oppenheimer by CIBC, Mr. Kleinberg became a Managing Director and General Counsel of CIBC Oppenheimer until October 1998. Mr. Kleinberg has a B.A. from the University of Michigan and an LL.B. from Columbia University School of Law. Mr. Kleinberg has over 35 years of industry experience.

Jeffrey A. Montgomery.    Mr. Montgomery has served as the Chief Executive Officer and President of NFPSI since May 2001. From September 2000 to May 2001, Mr. Montgomery served as President and Chief Executive Officer of Accredited Investor Services, Inc., an investment advisory and financial planning firm. From March 1997 to September 2000, Mr. Montgomery was the President and Chief Executive Officer of Washington Square Securities, Inc., an ING Reliastar broker-dealer. Mr. Montgomery received a B.A. from the University of St. Thomas and a J.D. from the University of Oregon School of Law. Mr. Montgomery has over 9 years of industry experience.

Randall E. Paulson.    Mr. Paulson has served as our Executive Vice President, Acquisitions and Strategic Development since February 2002. During the period from May 2001 to February 2002, Mr. Paulson was active as a private investor. From January 2000 to May 2001, Mr. Paulson was Co-Founder and President of NeoModal, LLC, a logistics and software firm in Charlotte, North Carolina. From February 1993 to March 2000, Mr. Paulson served in a variety of positions with Bear, Stearns & Co. Inc., including that of Senior Managing Director in Mergers & Acquisition. From August 1989 to February 1993, Mr. Paulson was with the Corporate Finance Group of GE Capital Corporation, the diversified financial services business of General Electric Corporation. Mr. Paulson has a B.S.B. in Accounting from the University of Minnesota and a Masters of Management from the Kellogg Graduate School of Management at Northwestern University. Mr. Paulson has over 13 years of industry experience.

Douglas W. Hammond.    Mr. Hammond joined us in November 1999 and has served as Executive Vice President and Deputy General Counsel since December 2002. Prior to joining us, Mr. Hammond was associated with the law firm LeBoeuf, Lamb, Greene & MacRae, L.L.P., where he specialized in corporate insurance and regulatory matters, for the period from March 1998 to November 1999. From 1995 to March 1998, Mr. Hammond held various legal and business positions in the financial institutions division of Gulf Insurance Group, Inc., a specialty lines insurance company headquartered in New York City. Mr. Hammond received his B.A. from Fairfield University and J.D. from St. John’s University School of Law. Mr. Hammond has over 11 years of industry experience.

Elliot M. Holtz.    Mr. Holtz joined NFP in August 1999 and has served as our Executive Vice President, Marketing and Firm Operations since December 2002 and as Senior Vice President, Marketing and Firm Operations prior to that. From 1997 until immediately prior to joining NFP, Mr. Holtz was a partner at Orion Healthcare Consulting Group, an insurance consulting firm. From 1994 to 1997, Mr. Holtz was with UnitedHealthcare, ultimately running its health plan operations in the Pennsylvania and Delaware markets. Prior to that, Mr. Holtz was with Metropolitan Life Insurance Company’s Institutional Operations. Mr. Holtz is a graduate of George Washington University. Mr. Holtz has over 18 years of industry experience.

R. Bruce Callahan.    Mr. Callahan has served as Chairman and Chief Executive Officer of NFPISI since January 1999. From April 1986 to January 1999, Mr. Callahan was a founder and managing partner of Partner Holdings, Inc. before it was acquired by NFP in January 1999. Mr. Callahan served as a director from October 2000 to August 2003. Prior to that, he shared a directorship with Robert R. Carter, through which they shared one vote, from inception to October 2000. Mr. Callahan has a B.A. from Dartmouth College and an M.B.A. from Harvard Business School.

Robert R. Carter.    Mr. Carter has served as President of NFPISI since January 1999. From April 1986 to January 1999, Mr. Carter was a founder and managing partner of Partner Holdings, Inc. before it was acquired by NFP in January 1999. Mr. Carter served as a director from October 2000 to August 2003. Prior to that, he shared a directorship with R. Bruce Callahan, through which they shared one vote, from inception to October 2000. Mr. Carter has a B.A. from Howard Payne University and an M.A. from Southwestern Seminary.

Stephanie W. Abramson.    Ms. Abramson has served as a director since August 2003. Ms. Abramson served as Chief Legal Officer and Chief Corporate Development Officer of Heidrick & Struggles International, Inc. from February 2001 to January 2003. From June 1995 to November 2000, Ms. Abramson served as Executive Vice President, General Counsel and Secretary of Young & Rubicam Inc. Prior to joining Young & Rubicam Inc., Ms. Abramson was a Partner with Morgan, Lewis & Bockius. Ms. Abramson is a member of the Committee of Harvard University Board of Overseers to Visit the College and has been a member of various committees of the Association of the Bar of the City of New York. Ms. Abramson received a B.A. in Government from Radcliffe College of Harvard University and a J.D. from the New York University School of Law.

Arthur S. Ainsberg.    Mr. Ainsberg has served as a director since July 2003. Mr. Ainsberg has served as a director, Chairman of the Audit Committee and member of the Compliance Committee of Nomura Securities Co. since 1996. Mr. Ainsberg served as Chairman of the New York State Board for Public Accountancy from 1999 to

2000 and was a member of the Board from 1993 to 2001. From 1998 to 2000, he was a member of the Board of District 10 of the National Association of Securities Dealers. Mr. Ainsberg was Chief Operating Officer at two investment partnerships, Brahman Capital Corp. from 1996 to 2000 and, Bessent Capital Corp. during 2001. Mr. Ainsberg is a certified public accountant and received his B.B.A. in Accounting and his M.B.A. in Finance from Baruch College.

Matthew Goldstein.    Dr. Goldstein has served as a director since August 2003. Since September 1999,  Dr. Goldstein has served as Chancellor of The City University of New York. From September 1998 to September 1999, Dr. Goldstein was President of Adelphi University. Dr. Goldstein has served in senior academic and administrative positions for more than twenty years, including as President of Baruch College, President of the Research Foundation and Acting Vice Chancellor for Academic Affairs of The City University of New York. Dr. Goldstein received a B.S. in statistics and mathematics from The City College of The City University of New York and a Ph.D. in mathematical statistics from the University of Connecticut.

Shari Loessberg.    Ms. Loessberg has served as a director since August 2003. Since September 1999,  Ms. Loessberg has served as Senior Lecturer at the Massachusetts Institute of Technology Sloan School of Management. In July 2000, Ms. Loessberg co-founded Zeta Networks, an optical networking components firm, and served as its Chief Operating Officer until May 2002. Ms. Loessberg served as President of the strategy firm Big World from May 1998 to June 2000. For the five years prior to that, Ms. Loessberg was in Moscow, Russia, serving as Partner, Director and General Counsel of the firm now known as Brunswick UBS. Ms. Loessberg received an A.B. in English Literature from Georgetown University and a J.D. from the University of Texas School of Law.

Marc J. Rowan.    Mr. Rowan has served as a director since our inception. Mr. Rowan is one of the founding principals of Apollo Advisors, L.P., founded in 1990, which, together with its affiliates, acts as the managing general partner of the Apollo Investment Funds, private securities investment funds. Mr. Rowan is also a director of Wyndham International, Inc., Vail Resorts, Inc., AMC Entertainment Inc., Quality Distribution, Inc. and Rare Medium Group, Inc. Mr. Rowan is active in charitable activities. He is a founding member and serves on the executive committee of the Youth Renewal Fund and is a member of the board of directors of the National Jewish Outreach Program and the Undergraduate Executive Board of The Wharton School of the University of Pennsylvania. Mr. Rowan holds a B.S. degree and an M.B.A. degree from The Wharton School of Business at the University of Pennsylvania.

Marc E. Becker.    Mr. Becker has served as a director since our inception. Since 1996, Mr. Becker has been associated with Apollo Management, L.P., where he has been responsible for mergers and acquisitions and overseeing portfolio investments. Mr. Becker is a director of Pacer International, Inc., Quality Distribution, Inc. and WMC Mortgage Corp. Mr. Becker received a B.S. from The Wharton School of Business at the University of Pennsylvania.

Board of Directors

Our by-laws provide for a board of directors of not less than three directors. We currently have seven directors, four of whom are “independent,” as defined under the proposed rules of the NYSE. Vacancies on the board of directors may be filled by a majority vote of directors then in office or by a sole remaining director.

Committees of the Board of Directors

We have established or will establish the following committees of the board of directors:

The audit committee, which:

•	reviews the audit plans and findings of the independent accountants and our internal audit and risk review staff, and the results of regulatory examinations and tracks management’s corrective actions plans where necessary;

•	reviews our financial statements, including any significant financial items and/or changes in accounting policies, with our senior management and independent accountants;

•	reviews our risk and control issues, compliance programs and significant tax and legal matters;

•	has the sole discretion to appoint annually the independent accountants and evaluates their independence and performance; and

•	reviews our risk management processes.

The audit committee is currently chaired by Arthur Ainsberg and is also comprised of Stephanie Abramson and Matthew Goldstein. All three members are “independent” directors as defined under proposed NYSE rules and under section 10A-3 of the Exchange Act, making us in full compliance with proposed NYSE rules regarding audit committee membership.

The nominating and corporate governance committee, which:

•	will review the performance of the board and incumbent directors and makes recommendations to our board regarding the selection of candidates, qualification and competency requirements for service on the board and the suitability of proposed nominees;

•	will advise the board with respect to the corporate governance principles applicable to NFP; and

•	will oversee the evaluation of the board and NFP’s management.

The members of the committee are Jessica Bibliowicz, Marc Becker, Marc Rowan, Arthur Ainsberg, Stephanie Abramson, Matthew Goldstein and Shari Loessberg.

The compensation committee, which:

•	reviews and recommends to the board the salaries, benefits and stock option grants for all employees, consultants, directors and other individuals compensated by us; and

•	oversees our compensation and employee benefit plans.

The members of the compensation committee currently are Stephanie Abramson, Shari Loessberg and Marc Rowan, with Ms. Abramson serving as chairperson. We intend to appoint one or more additional “independent” directors, as defined under the proposed rules of the NYSE, as soon as practicable, but in any event within the time period prescribed by the NYSE under the proposed rules.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

Compensation of Directors

Prior to August 4, 2003, directors did not receive compensation for their services as members of the board of directors or board committees other than being reimbursed for reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of the board of directors and board committees. Commencing August 4, 2003 and upon the election of independent directors, NFP agreed to pay its independent directors $45,000 per year plus $2,000 for each meeting attended in person or $1,000 per meeting attended telephonically. The chairman of our audit committee will receive an additional $15,000 per year and the chairman of the compensation committee will receive an additional $5,000 per year. In addition, Arthur Ainsberg, Stephanie Abramson, Matthew Goldstein and Shari Loessberg received a one-time grant of options at fair market value to purchase 10,000, 10,000, 5,000 and 5,000 shares of our common stock, respectively, in connection with their election as independent directors in 2003.

Executive Compensation

The following summary compensation table sets forth information concerning the cash and non-cash compensation during 2002 earned by, awarded to or paid to our chief executive officer and the remaining four most highly compensated executive officers as of December 31, 2002. We refer to these officers as our “named executive officers” in other parts of this prospectus.

Summary Compensation Table

				Long-Term Compensation
	2002 Annual Compensation			Awards	Payouts
Name and Principal Position	Salary ($)	Bonus ($)	Other Annual Compensation ($)(a)	Securities Underlying Options	LTIP Payouts ($)(b)	All Other Compensation ($)(c)
Jessica M. Bibliowicz	$600,000	$500,000	$—	—	$—	$5,711
Chairman, President and Chief Executive Officer
Mark C. Biderman	300,000	300,000	—	50,000	—	6,403
Executive Vice President and Chief Financial Officer
Robert R. Carter	358,582	401,500	3,024	—	50,785	5,590
President and Director of NFPISI and Director of NFPSI(d)
R. Bruce Callahan	358,582	401,500	3,575	—	50,785	5,590
Chairman and Chief Executive Officer of NFPISI and Director of NFPSI(d)
Jeffrey A. Montgomery	250,000	230,000	—	20,000	—	5,590
President, Chief Executive Officer and Director of NFPSI(e)

(a)	The amounts in this column represent amounts reimbursed for the payment of taxes relating to certain perquisites.
(b)	The amounts in this column represent payments received under our acquisition bonus program by each of Robert R. Carter and R. Bruce Callahan for acquisitions that they originated that met certain specified criteria. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Commitments and Contingencies—Acquisition bonus programs.”
(c)	The amounts in this column represent our matching contributions under our 401(k) plan and term life premiums. Our matching contribution under our 401(k) plan was $5,500 to each of Ms. Bibliowicz, Mr. Biderman, Mr. Carter, Mr. Callahan and Mr. Montgomery. The premium for term life insurance was $211 for Ms. Bibliowicz, $903 for Mr. Biderman, and $90 for each of Mr. Carter, Mr. Callahan and Mr. Montgomery.
(d)	Messrs. Carter and Callahan did not receive any compensation from NFP during 2002, other than payments under the acquisition bonus program. All other compensation was received from our wholly owned subsidiary NFPISI.
(e)	Other than stock options awarded by NFP, Mr. Montgomery only receives compensation from NFPSI.

Option grants in 2002

The following table sets forth information with respect to grants of stock options to each of our named executive officers during 2002. Potential realizable value is presented net of the option exercise price, but before any federal or state income taxes associated with exercise, and is calculated assuming that the fair market value on the date of the grant appreciates at the indicated annual rates, compounded annually, for the term of the option. Potential realizable value has been calculated using the initial public offering price of $23.00 per share.

Options Granted in Last Fiscal Year

Name	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees in Fiscal Year	Per Share Exercise Price	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Option Term(a)
					0%	5%	10%
Jessica M. Bibliowicz	—	—	—	—
Mark C. Biderman	50,000	13.42%	$18.50	3/1/2012	$225,000	$812,170	$1,649,255
Robert R. Carter	—	—	—	—
R. Bruce Callahan	—	—	—	—
Jeffrey A. Montgomery	20,000	5.37	20.00	12/1/2012	60,000	320,868	706,309

(a)	Potential realizable values are computed by (i) multiplying the number of shares of our common stock underlying the options granted by the initial public offering price of $23.00 per share, (ii) assuming that the aggregate stock value derived from that calculation compounds at an annual rate of 0%, 5% and 10% over the life of the respective options and (iii) subtracting from that result the aggregate option exercise price. The 5% and 10% assumed annual rates of stock price appreciation are mandated by the SEC and do not represent our estimate or projection of future prices of our common stock.

Aggregated Fiscal Year-End Option Values

The following table shows the fiscal 2002 year-end value of outstanding options for our common stock, whether or not exercisable, held by our named executive officers. No options were exercised by our named executive officers during 2002.

Name	Number of Securities Underlying Unexercised Options at Fiscal Year End		Value of Unexercised In-the-Money Options at Fiscal Year End(a)
	Exercisable	Unexercisable	Exercisable	Unexercisable
Jessica M. Bibliowicz	300,000	200,000	$3,000,000	$2,000,000
Mark C. Biderman	60,000	90,000	540,000	435,000
Robert R. Carter	52,500	35,000	525,000	350,000
R. Bruce Callahan	52,500	35,000	525,000	350,000
Jeffrey A. Montgomery	5,000	40,000	12,500	50,000

(a)	“Value of Unexercised In-the-Money Options at Fiscal Year End” is the aggregate, calculated on a grant-by-grant basis, of the product of the number of unexercised options at the end of 2002 multiplied by the difference between the exercise price for the grant and the year-end fair market value, excluding grants for which the difference is equal to or less than zero.

Stock Incentive Plans

2002 Stock Incentive Plan and 2002 Stock Incentive Plan for Principals and Managers

We adopted the 2002 Stock Incentive Plan and the 2002 Stock Incentive Plan for Principals and Managers, effective May 15, 2002. Each of these plans was adopted to give us a competitive advantage in attracting, retaining and motivating the participants, and to provide incentives linked to the financial results of the businesses of NFP and its subsidiaries. A maximum of 2,500,000 shares of our common stock are reserved for issuance under the 2002 Stock Incentive Plan and a maximum of 3,000,000 shares of our common stock are reserved for issuance under the 2002 Stock Incentive Plan for Principals and Managers, in each case subject to adjustments for stock splits and similar events. Any shares of common stock covered by an award (or portion of an award) that is forfeited or canceled, expires or is settled in cash, will be available for future awards under each of these plans. Under each of these plans, shares that have been issued pursuant to an award will not be available for future awards under the plan unless those shares were subsequently repurchased by NFP at their original purchase price, in which case the shares will be available for future awards under the plan. The administrator of the plans is the committee of the board of directors as designated by our board of directors or, if no committee is designated, our board of directors. Any dispute that arises under or as a result of the interpretation, construction or application of the plan or any award will be determined by the committee. The committee’s determinations will be made in its sole discretion and will be binding on all persons, including NFP, any of its subsidiaries and affiliates, and the plan participants. Our board of directors may authorize one or more of our executive officers to grant awards. Among other things, the committee has the authority to determine the participants to whom awards will be granted and the terms and conditions of awards under the plans, including without limitation the authority at any time to waive previously determined vesting requirements or accelerate the vesting of awards.

Each of these plans provides for the grant of options, stock appreciation rights, restricted stock and performance units. Under the 2002 Stock Incentive Plan, awards may be granted to officers, employees, non-employee directors, consultants and independent contractors who are responsible for or contribute to the management, growth and profitability of our business or the business of one of our subsidiaries or a company in which we have taken a substantial interest. Under the 2002 Stock Incentive Plan for Principals and Managers, awards may be granted to the principals of a management company that has entered into a management agreement with NFP, managers who have entered into a management agreement with us or with one of our subsidiaries or a company in which we have taken a substantial interest, or to any person (which term may include a corporation, partnership or other entity) designated by either one of these principals or managers, with the prior consent of the committee administering this plan. Unless the committee determines otherwise, each person selected to receive an award under either of these plans will be required, prior to receiving the award, to become a party to a stockholders agreement, and each person to whom an award may be transferred by the original recipient will also be required to enter into a stockholders agreement prior to the award transfer. Under each of these plans, the committee will determine the terms and conditions of the awards, which will be set forth in an award agreement between us and the award recipient. The terms and conditions of awards need not be the same for each recipient. Unless the committee determines otherwise, stock options granted under either of these plans and plan shares subject to other awards are not transferable by the participant other than by will or the laws of descent and distribution.

Stock options granted under these plans may be granted with or without stock appreciation rights and generally will have a term of 10 years. Generally, stock options granted under the 2002 Stock Incentive Plan will be subject to vesting over five years, and stock options granted under the 2002 Stock Incentive Plan for Principals and Managers will be exercisable immediately upon grant. Once exercisable, stock options granted under these plans may be exercised by giving notice of exercise and payment of the purchase price, which may be made in any method permitted by the committee in its discretion, but will generally be allowed in the form of a check or other instrument acceptable to NFP or the delivery of previously acquired unrestricted shares of common stock, provided that the portion of the purchase price equal to the par value of the shares being purchased must be paid in cash or as otherwise provided under the Delaware General Corporation Law. Following our initial public offering, in the committee’s discretion, payment for options may also be made by means of a broker-cashless exercise procedure adopted by us. The committee may also elect to cash out all or any portion of a stock option upon receipt of a notice of exercise from an award recipient. In that case, the amount of cash to be paid will be equal to the excess of the fair market value of a share of common stock on the date of exercise over the exercise price per share of the stock option, multiplied by the number of shares for which the stock option is being exercised.

Stock appreciation rights may be granted under each of these plans with or without relationship to a stock option. Stock appreciation rights will be payable in cash, shares of common stock or a combination of both, in the committee’s discretion. If a stock appreciation right is payable in cash, the amount of cash to be paid will be determined in the same manner as described in the immediately preceding paragraph with respect to the cash-out of a stock option.

Under each of these plans, the committee will determine the terms and conditions of restricted stock awards, including, in addition to the restrictions contained in the stockholders agreement, restrictions on transfer and vesting conditions, including, among other things, possible provisions relating to placing legends on certificates representing shares of restricted stock and NFP’s rights to repurchase the shares of restricted stock. Except as may be provided in the award agreement and the plan document, holders of restricted stock awards granted under each of these plans will have all of the rights of a stockholder holding the class or series of common stock that is the subject of the award, including, if applicable, the right to vote the shares and the right to receive cash dividends or distributions (but not, unless otherwise determined by the committee, to receive non-cash dividends or distributions). If so provided in the award agreement, cash dividends and distributions on the shares subject to the restricted stock award will be automatically deferred and reinvested in additional shares of restricted stock, which will be subject to the vesting of the underlying award or held subject to meeting conditions applicable only to dividends and distributions.

Under each of these plans, participants may be awarded grants of performance units, which are awards payable in cash or shares of common stock. The committee will determine the terms and conditions of performance unit awards, and the settlement of these awards may be conditioned on the attainment of performance goals or upon the continued employment or service of the participant. The committee will determine the performance goals applicable to each performance unit award, the performance cycle to which the performance goal relates, and will determine at the end of that cycle how many performance units have been earned.

Under each of the plans, generally, upon the termination of a participant’s employment or service with us and our subsidiaries and affiliates, unvested awards will immediately be forfeited and canceled. Unless otherwise provided by the committee, if a participant’s employment or service with us and our subsidiaries and affiliates is terminated for “cause” (as defined under the plans), all then outstanding awards held by the participant will immediately be forfeited and canceled. Under either of the plans, unless otherwise provided by the committee, if a participant’s employment or service with us and our subsidiaries and affiliates is terminated other than for cause, or other than because of the participant’s death or disability, the participant will have 30 days to exercise stock options that are vested as of the date of termination, and unvested options will immediately be forfeited and canceled. Upon the participant’s death or disability on or after the second anniversary of the date of option grant, all options that are unvested at the time of termination will become vested and immediately exercisable and will remain exercisable for one year from the date of death or disability; if death or disability occurs prior to the second anniversary of the date of option grant, the participant will have one year to exercise stock options that were vested upon the date of termination, and unvested stock options will immediately be forfeited and canceled.

Either of the plans may be amended or terminated at any time by our board of directors, but plan termination will not affect or impair any outstanding award, and no amendment may be made which would materially impair the rights of any participant under an outstanding award without that participant’s consent.

2000 Stock Incentive Plan and 2000 Stock Incentive Plan for Principals and Managers

We adopted the 2000 Stock Incentive Plan and the 2000 Stock Incentive Plan for Principals and Managers, effective May 15, 2000. A maximum of 1,600,000 shares of our common stock is reserved for issuance under each plan, subject to adjustments for stock splits and similar events. All other terms and conditions are substantially similar to those of the 2002 Stock Incentive Plan and 2002 Stock Incentive Plan for Principals and Managers described above.

1998 Stock Incentive Plan

We adopted the 1998 Stock Incentive Plan, effective October 26, 1998. A maximum of 1,600,000 shares of our common stock is reserved for issuance under the plan, subject to adjustments for stock splits and similar events. All other terms and conditions are substantially similar to those of the 2002 Stock Incentive Plan described above.

Employment Agreements

Jessica M. Bibliowicz.    Under an employment agreement effective April 5, 1999, Ms. Bibliowicz serves as our president and chief executive officer. The agreement terminates on April 5, 2004 and automatically renews unless, at least 180 days before a renewal date, notice is given by us or Ms. Bibliowicz to the other party that the agreement will not be extended. The agreement provides for an annual base salary of $600,000, subject to upward adjustment at the sole discretion of the board of directors. Ms. Bibliowicz is also entitled to an annual bonus. Ms. Bibliowicz was granted stock options to purchase 400,000 shares of our common stock as of the date of the employment agreement. In addition, the agreement provides that if Apollo Investment Fund IV, L.P. acquires, from time to time after the date of the agreement, more than 10,000,000 additional shares of our common stock, Ms. Bibliowicz would be granted additional options to purchase a number of shares equal to 4% of the number of shares acquired by Apollo Investment Fund IV, L.P. in excess of 10,000,000 shares up to a maximum of 12,500,000 shares of our common stock at a price per share of $10.00. Ms. Bibliowicz earned 100,000 options in April 2000 pursuant to this provision, which options were awarded as of April 1999, in light of an additional investment of $25,000,000 by Apollo Investment Fund IV, L.P. Ms. Bibliowicz is also entitled to participate in employee benefit plans and long-term incentive compensation programs other than stock option programs on the same basis as other senior executives of NFP. If Ms. Bibliowicz’s employment is terminated without cause or by Ms. Bibliowicz for good reason, including a material diminution in Ms. Bibliowicz’s duties, Ms. Bibliowicz is entitled to receive two years’ annual base salary at the annualized rate in effect on the termination date, a pro-rated annual bonus and other amounts. Ms. Bibliowicz is subject to certain noncompetition and nonsolicitation covenants until 18 months after the date her employment is terminated.

R. Bruce Callahan.    Mr. Callahan serves as chairman and chief executive officer of NFPISI under an employment agreement effective January 1, 2003 through May 1, 2006. The agreement provides Mr. Callahan with annual base compensation of $400,000 as well as an annual performance bonus determined by the compensation committee of our board of directors. Mr. Callahan is also entitled to participate in the formal employee benefit plans and programs of NFPISI on the same basis as other employees. In the event Mr. Callahan’s employment is terminated by him for good reason or by us, other than a termination by us for cause, NFPISI is obligated to pay Mr. Callahan his base salary for the remainder of the employment term and to fully vest all of his stock option awards. During the period of his employment under the employment agreement plus two additional years, Mr. Callahan is subject to certain nonsolicitation covenants. If his employment terminates prior to May 1, 2005, Mr. Callahan will be subject to certain noncompetition covenants until May 1, 2006; if his employment terminates on or after May 1, 2005, he will be subject to these noncompetition covenants for one year.

Robert R. Carter.    Mr. Carter serves as president of NFPISI under an employment agreement effective January 1, 2003 through May 1, 2006. The agreement provides Mr. Carter with annual base compensation of $400,000 as well as an annual performance bonus determined by the compensation committee of our board of directors. Mr. Carter is also entitled to participate in the formal employee benefit plans and programs of NFPISI on the same basis as other employees. In the event Mr. Carter’s employment is terminated by him for good reason or by us, other than a termination by us for cause, NFPISI is obligated to pay Mr. Carter his base salary for the remainder of the employment term and to fully vest all of his stock option awards. During the period of his employment under the employment agreement plus two additional years, Mr. Carter is subject to certain nonsolicitation covenants. If his employment terminates prior to May 1, 2005, Mr. Carter will be subject to certain noncompetition covenants until May 1, 2006; if his employment terminates on or after May 1, 2005, he will be subject to these noncompetition covenants for one year.

401(k) Plan

On January 1, 2001, we established the National Financial Partners Corp. 401(k) Plan, a defined contribution plan covering all full-time and certain part-time employees and all principals. Our 401(k) plan allows employees and principals to invest in any one, or a combination, of several participating mutual funds and an insurance company’s fixed account. Participants may elect to contribute any amount of their total compensation to the plan, subject to a maximum per participant as annually determined by the IRS. This year, the maximum contribution amounts are $12,000 per annum for participants under age 50 and $14,000 per annum for participants age 50 and over. Through our discretionary employer match program, for the years ended December 31, 2001 and December 31, 2002, we matched 50% of the first 6% of participants’ deferred income. The match percentage is designated on an annual basis at our discretion and may change in future periods. The matching contribution vests at a rate of 20% per year of service, commencing upon the completion of two years of service. Participants may borrow up to 50% of their vested account balances or up to $50,000, whichever is less. A participant may elect, upon either attaining the age of 55 and separating from service to NFP, or upon attaining the age of 59½ and remaining in our service, to withdraw all or a portion of his or her before-tax contributions. Benefits are payable to the employee or principal, or his or her beneficiary, upon retirement, death, disability or termination of full-time employment or service. In some circumstances, the payment of benefits may have adverse tax consequences for the employee or principal.

RELATED PARTY TRANSACTIONS

Partners Marketing Services, Inc.

Prior to September 1, 2001, Texas law precluded the ownership of Texas-domiciled insurance agencies by any party other than Texas resident insurance agents. To enable us to strategically position ourselves to acquire desirable independent Texas insurance producers in the event of a change in Texas law, which we expected at the time, we entered into an affiliation arrangement with Partners Marketing Services, Inc., a licensed Texas insurance agency owned by R. Bruce Callahan and Robert Carter. Pursuant to this arrangement, we loaned Partners Marketing $2.3 million to acquire three Texas-domiciled insurance agencies. Also, in connection with this arrangement, we entered into an administrative services agreement with Partners Marketing pursuant to which we provided various administrative services to Partners Marketing’s three subsidiaries in exchange for fees.

On September 1, 2001, Texas law was amended to permit the ownership of Texas-domiciled insurance agencies by non-Texas insurance agents. In June 2002, after obtaining approval from the Texas Department of Insurance, we acquired Partners Marketing and each of its three wholly owned subsidiaries, through a share exchange in which certain classes of stockholders of Partners Marketing received shares of our common stock in exchange for their holdings of Partners Marketing’s stock. Neither Mr. Carter nor Mr. Callahan received any compensation or consideration for their ownership interest in Partners Marketing, as each consented to the cancellation of his shares. At the time of this exchange, the Partners Marketing promissory notes became an intercompany debt and the administrative services agreement with Partners Marketing was terminated.

Loans to Former Director

In February 2000 and March 2001, we loaned Robert L. Rosen, a founder and former director, $2,000,000 and $469,492, respectively, to purchase our common stock. The loans were secured by the pledge of 200,000 and 26,828 shares of our common stock, respectively. Interest accrues on the unpaid principal at the lowest rate permitted by the Internal Revenue Code. The notes must be repaid with after-tax proceeds from the sale of the shares. Our recourse in the event of default under the loan is limited to the pledged shares that secure the loan.

Promissory Note

In April 2002, the Brenda Blythe Trust, one of our stockholders that holds more than 5% beneficial ownership, pledged 116,086 shares of our common stock to us pursuant to a pledge agreement. This stock was pledged as collateral to secure a promissory note delivered to us by Brown Bridgman Management Company, LLC and its principal in the amount of $2,321,718, which note represents overadvanced management fees. The settlor of the Brenda Blythe Trust is the principal of Brown Bridgman Management Company, LLC. The payment under the promissory note is due January 31, 2005. The Brenda Blythe Trust was the sole stockholder of a firm we acquired in 1999.

Disposition of Aircraft

In February 1999, we purchased an 18.75% interest in a Hawker 800XP aircraft from Raytheon Aircraft Credit Corporation for $2,175,000. In connection with this acquisition, we executed a promissory note in favor of Raytheon Aircraft in the amount of $1,957,500 and agreed to pay monthly fees and hourly rates for usage. In November 2000, we entered into an agreement with Wilmington Trust Company, not in its individual capacity but as owner trustee of a trust owned by Apollo Management, L.P. and its affiliates, pursuant to which we sold and assigned our interest in the aircraft and in which Wilmington Trust Company, on behalf of a trust owned by Apollo Management, L.P. and its affiliates, assumed our duties and obligations under the note. There were no preferential discounts or terms provided to Apollo Management, L.P. and its affiliates.

Repayment of Loans by Executive Officers and Directors

In December 2002, Jessica M. Bibliowicz, our chairman, president and chief executive officer, repaid in full the principal and all accrued interest of a loan we made to her in March 2001. The loan was for $850,000 and enabled her to purchase 48,571 shares of our common stock. The loan was made on the same terms as the terms of Mr. Rosen’s note described above under “—Loans to Former Director.”

In December 2002, Mark C. Biderman, our executive vice president and chief financial officer, also repaid in full the principal and all accrued interest of a loan we made to him in March 2001. The loan was for $400,000 and enabled him to purchase 22,857 shares of our common stock. This loan was made on the same terms as the terms of Mr. Rosen’s note.

Architectural Services

In July 2000, we entered into an agreement with the architectural firm Iu + Bibliowicz Architects LLP, a company partially owned by the spouse of our chief executive officer, Jessica M. Bibliowicz. We hired Iu + Bibliowicz to develop architectural and construction designs for our New York corporate headquarters. During the period from March 2000 to October 2001, we paid Iu + Bibliowicz $473,753 for its services. We believe that the scope of services and accompanying rates for the services provided were reasonable and customary.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table presents information as of September 15, 2003 about the beneficial ownership of our common stock by:

•	each person known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock;

•	each of our directors;

•	each of our named executive officers;

•	all of our executive officers and directors as a group; and

•	the selling stockholders.

All persons listed in the table below have sole voting and investment power with respect to their shares. Unless otherwise indicated, the address of each beneficial owner listed in the table below is: c/o National Financial Partners Corp., 787 Seventh Avenue, 49th Floor, New York, New York 10019. Beneficial ownership is determined in accordance with the rules of the SEC and, in general, holders having voting or investment power with respect to a security are beneficial owners of that security. Shares of common stock issuable pursuant to options, to the extent such options are exercisable within 60 days, are treated as beneficially owned and outstanding for the purpose of computing the percentage ownership of the person holding the option, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

The percentage of beneficial ownership of our common stock before this offering is based on 27,983,372 adjusted shares of our common stock outstanding as of September 15, 2003. The percentage of beneficial ownership of our common stock after this offering is based on 31,483,372 shares of our common stock outstanding. See “Capitalization” and “Description of Capital Stock.” The table assumes that the underwriters will not exercise their over-allotment option to purchase up to 1,360,047 shares of common stock. If the underwriters exercise their option, some of the selling stockholders, as indicated in the table, will sell the additional shares necessary to satisfy the option exercise ratably in proportion to the number of shares offered by the selling stockholders before the option exercise.

	Name	Shares Beneficially Owned Before Offering		Shares Being Offered	Shares Beneficially Owned After Offering
		Number	Percentage		Number	Percentage
	Executive Officers and Directors
	Jessica M. Bibliowicz(a)	448,571	1.6%	—	448,571	1.4%
	Mark C. Biderman(b)	92,857	*	—	92,857	*
	R. Bruce Callahan(c)	174,093	*	—	174,093	*
	Robert R. Carter(d)	146,239	*	—	146,239	*
	Jeffrey A. Montgomery(e)	10,000	*	—	10,000	*
	Stephanie W. Abramson(e)	10,000	*	—	10,000	*
	Arthur S. Ainsberg(e)	10,000	*	—	10,000	*
	Marc E. Becker(f)	—	—	—	—	—
	Matthew Goldstein(e)	5,000	*	—	5,000	*
	Shari Loessberg(e)	5,000	*	—	5,000	*
	Marc J. Rowan(f)	—	—	—	—	—
	All executive officers and directors as a group (15 persons)	1,019,260	3.5%	—	1,019,260	3.2%
	5% Stockholders
†	Apollo Management IV, L.P.(g)	12,500,100	44.7%	2,500,019	10,000,081	31.8%
	Brenda Blythe Trust(h)	1,440,000	5.2%	271,000	1,152,000	3.7%
	Other Selling Stockholders(i)
	Jack W. Abel	11,488	*	2,297	9,191	*
	John Spight Adams	2,822	*	564	2,258	*

	Name	Shares Beneficially Owned Before Offering		Shares Being Offered	Shares Beneficially Owned After Offering
		Number	Percentage		Number	Percentage
†	David E. Alexander	66,666	*	13,333	53,333	*
	George Alexander	2,014	*	402	1,612	*
	American Foundation for the Blind(j)	2,000	*	2,000	—	—
†	Gary D. Ambrose	10,250	*	1,025	8,200	*
†	David Archambault	1,744	*	348	1,396	*
†	Patricia L. Arnone(k)	25,500	*	5,100	20,400	*
†	Robert C. Arnone	25,000	*	5,000	20,000	*
†	Robert J. Arnone Trustee Revocable Trust Dated 3/12/97	75,000	*	15,000	60,000	*
†	Robert J. Arnone, Patricia Arnone, & Patricia Trish Arnone Trustees U/T/D 9/5/01	100,000	*	20,000	80,000	*
†	Joel R. Baker Revocable Trust	98,657	*	19,731	78,926	*
†	Timothy R. Bell	17,000	*	3,400	13,600	*
	William J. Bingham	20,259	*	1,012	19,247	*
	L. H. Blum CPA, PA	69,000	*	13,800	55,200	*
	Michael Book	69,750	*	13,950	55,800	*
†	Joseph W. Bowie	16,750	*	3,350	13,400	*
	Brooks Family Trust Dated October 25, 1994	187,309	*	37,461	149,848	*
	Richard W. Brown	9,296	*	1,859	7,437	*
	Emil A. Budnitz Jr.	3,847	*	769	3,078	*
†	Alan H. Buerger	32,670	*	6,534	26,136	*
†	Kevin P. Burke	1,881	*	376	1,505	*
†	Leslie Burke	89,926	*	17,985	71,941	*
	Jerome T. Butwin Revocable Trust	145,538	*	29,107	116,431	*
†	William D. Byron & Christina N. Byron as Joint Tenants by the Entirety	29,166	*	5,833	23,333	*
†	Richard J. Carney	3,762	*	752	3,010	*
	Joseph L. Carpenter	121,893	*	24,378	97,515	*
	Joseph Todd Carpenter	4,935	*	740	4,195	*
	Gregory F. Carroll	16,534	*	3,306	13,228	*
	Thomas Carstens	10,500	*	1,575	8,925	*
	John Thornton Cash III	70,390	*	14,078	56,312	*
	John Thornton Cash Jr.	162,145	*	32,429	129,716	*
	Jon C. Christie	17,500	*	3,500	14,000	*
	Richard C. Clouse Jr.	11,103	*	2,220	8,883	*
	Richard C. Clouse Sr.	26,543	*	5,308	21,235	*
	Ann & Larry Cohen	10,000	*	2,000	8,000	*
†	Stuart I. Cohen	33,333	*	6,666	26,667	*
	Stephen A. Cooper	114,332	*	5,716	108,616	*
	William P. Corry	58,333	*	11,666	46,667	*
†	Cox Living Trust May 18, 2000	50,000	*	10,000	40,000	*
†	Charles L. Cunningham	32,187	*	6,437	25,750	*
†	Karen S. Cunningham	32,187	*	6,437	25,750	*
	Janet L. Curtis	19,107	*	1,910	17,197	*
	Jeffrey L. Curtis	8,712	*	1,742	6,970	*
	Thomas L. Curtis	35,410	*	3,541	31,869	*
†	Christopher J. Dalto	1,250	*	250	1,000	*
	Michael L. Danna & Mary Janet Danna Joint Tenants	3,762	*	188	3,574	*

	Name	Shares Beneficially Owned Before Offering		Shares Being Offered	Shares Beneficially Owned After Offering
		Number	Percentage		Number	Percentage
	James J. Davidson	16,216	*	3,243	12,973	*
†	Norman Dawidowicz	10,250	*	1,025	8,200	*
†	Christiane Delessert	23,734	*	4,746	18,988	*
†	Andrew M. Denis & Valerie A. Denis Living Trust V/A/D 6/18/97	8,681	*	1,736	6,945	*
	Mark Diamond	33,333	*	3,333	30,000	*
†	Dike Family Limited Partnership c/o Arvid Dike	21,269	*	4,253	17,016	*
†	Adriane M. Dimeo Trust Dated 9/19/98 Adriane Dimeo Trustee	18,400	*	1,840	16,560	*
†	Robert A. Dimeo Trust Dated 6/19/96 Robert Dimeo Trustee	18,400	*	1,840	16,560	*
†	Gary Droz	30,000	*	6,000	24,000	*
	Eastman Family Trust	200,000	*	40,000	160,000	*
†	Craig A. Eilers(l)	15,800	*	3,000	12,800	*
	Glenn Eisenberg	593,893	2.1%	29,694	564,199	1.8%
†	Susan Rae Eisenberg	247,569	*	49,513	198,056	*
	Stephen A. Engro	41,666	*	2,083	39,583	*
	Profit Sharing Plan Account Ronald L. Ernharth	6,921	*	346	6,575	*
	Sandra Mckee Evans	5,666	*	1,133	4,533	*
	Thomas C. N. Evans	5,444	*	1,088	4,356	*
	Thomas J. Fanning	64,285	*	12,857	51,428	*
†	Gary Fegley(m)	70,596	*	8,119	62,477	*
†	Pensco Trust Company Custodian FBO Gary Fegley IRA	30,000	*	6,000	24,000	*
	V. Raymond Ferrara & Kimbrough F. Ferrara Tenants by Entirety	59,317	*	5,931	53,386	*
†	FHC Partnership	32,605	*	6,521	26,084	*
†	Marc & Beth Firestone	16,000	*	3,200	12,800	*
	FJC(n)	2,050	*	2,050	—	—
	Dennis J. Flynn	3,762	*	752	3,010	*
†	Douglas C. Foreman	1,795	*	359	1,436	*
†	Stephen F. Foreman	1,795	*	359	1,436	*
	Foundation of the Jewish Federation of Greater Los Angeles(o)	40,675	*	40,675	—	—
	Bruce F. Fyfe & Wanda Fyfe Joint Tenants by the Entirety	40,210	*	8,042	32,168	*
†	Patrick J. Gallagher	40,672	*	8,134	32,538	*
†	Lawrence J. Ganim	3,000	*	600	2,400	*
	Christopher Gavigan	69,893	*	13,978	55,915	*
†	Steven D. Gettis	13,500	*	2,700	10,800	*
†	Charles B. Gilbert	6,565	*	1,313	5,252	*
	Morris Glickman	4,875	*	975	3,900	*
	GMRNFP Investment LLC	156,250	*	31,250	125,000	*
	Mark S. Goodman	380,463	1.3%	38,046	342,417	1.1%
†	Joe R. Goodwin	45,454	*	9,090	36,364	*
†	Gloria F. Gottlieb	80,166	*	16,033	64,133	*
†	The Gottlieb GST Trust I Under Agreement Dated 7/15/99	95,454	*	19,090	76,364	*
†	The Gottlieb GST Trust II Under Agreement Dated 7/15/99	95,454	*	19,090	76,364	*

	Name	Shares Beneficially Owned Before Offering		Shares Being Offered	Shares Beneficially Owned After Offering
		Number	Percentage		Number	Percentage
†	James L. Gould(p)	8,679	*	978	7,701	*
	Greenberg Family Trust Dated 6/20/91	726,581	2.6%	145,316	581,265	1.8%
†	John J. Griffith Jr.	1,313	*	262	1,051	*
	G. R. Gross CPA, PA	69,000	*	13,800	55,200	*
	Lawrence Hager	107,893	*	21,578	86,315	*
†	Edward F. Harris & Gail L. Harris Joint Tenants	6,786	*	1,357	5,429	*
	James E. Hartfield	139,773	*	27,954	111,819	*
	Todd S. Healy	64,005	*	3,200	60,805	*
†	Todd Heckman	4,571	*	914	3,657	*
	Thomas J. Henske	14,625	*	1,462	13,163	*
†	Lawrence T. Herrig	162,500	*	32,500	130,000	*
†	George W. Hester	7,358	*	1,471	5,887	*
†	Stephen E. Hill	75,000	*	15,000	60,000	*
†	Bruce E. Hlavacek	28,384	*	5,676	22,708	*
†	Elizabeth Hoffman	10,000	*	2,000	8,000	*
	Mark Raeford Holland	13,750	*	2,750	11,000	*
	Michael Aaron Horowitz	20,000	*	2,000	16,000	*
	Samuel Louis Horowitz	20,000	*	2,000	16,000	*
†	The Horowitz Family Trust Dated 2/19/86 with Restatements Dated 5/21/02	489,000	1.7%	36,675	415,650	1.3%
†	N. Douglas Hostetler(q)	82,981	*	7,898	75,083	*
	Samuel S. Hoyle	36,291	*	5,443	30,848	*
†	Infinity Trust, Harry M. McCabe, Trustee	14,455	*	2,891	11,564	*
†	Insurance Services Management, LLC	202,767	*	40,553	162,214	*
†	US Bancorp Custodian for Thomas Martin S. IRA	15,621	*	3,124	12,497	*
	John Irvin	96,849	*	9,684	87,165	*
†	Paul Neal Jablon	3,762	*	752	3,010	*
†	Michael R. Juffa Trustee of Michael R. Juffa Trust	23,999	*	4,799	19,200	*
	Jordan R. Katz	130,868	*	26,173	104,695	*
	Alan L. Kaye	111,943	*	16,791	95,152	*
	Alan L. Kaye 1993 Irrevocable Trust, Martin Berman, Trustee	5,000	*	1,000	4,000	*
†	Barry Kaye	797,225	2.8%	159,445	637,780	2.0%
	Howard Kaye	321,842	1.1%	64,368	257,474	*
†	Joseph D. Kelly	34,000	*	6,800	27,200	*
†	Suzanne G. Kelly	34,000	*	6,800	27,200	*
†	Joseph B. Knezevich	4,477	*	895	3,582	*
	Paula Wong Knighten	2,491	*	498	1,993	*
	Howard M. Koff	200,000	*	40,000	160,000	*
	Steven I. Kolinsky	77,000	*	15,400	61,600	*
†	William J. Kring	15,000	*	3,000	12,000	*
	Steven H. Kronethal	25,000	*	5,000	20,000	*
†	Richard R. Kruse	27,000	*	5,400	21,600	*
†	Donald W. Labella, Jr.	20,714	*	4,142	16,572	*
†	Howard B. Labow	19,459	*	3,891	15,568	*
†	Maia Labow	19,459	*	3,891	15,568	*
	Lafayette College(r)	15,000	*	15,000	—	—

	Name	Shares Beneficially Owned Before Offering		Shares Being Offered	Shares Beneficially Owned After Offering
		Number	Percentage		Number	Percentage
†	Michael J. Lancaster	36,245	*	7,249	28,996	*
†	Gregory K. Large	93,000	*	18,600	74,400	*
†	Louis Guy Larocca	2,233	*	446	1,787	*
†	Richard W. Ledwith Jr.	26,403	*	5,280	21,123	*
	Robert H. Leeper	107,893	*	21,578	86,315	*
†	Larry Letterio	37,105	*	7,421	29,684	*
†	Barbara A. Levine Revocable Trust	10,000	*	2,000	8,000	*
†	Steven H. Lewis & Heidi D. Gorsuch	2,400	*	480	1,920	*
†	Michael S. Liebowitz	178,899	*	35,779	143,120	*
†	Shannon Linde	9,296	*	1,859	7,437	*
†	Max P. Linn Trust	33,375	*	6,675	26,700	*
†	Patricia Linn Trust	4,125	*	825	3,300	*
	Anthony P. Locascio & Jeanie L. Locascio Tenants by the Entirety	30,000	*	3,000	27,000	*
†	Howard M. Lorber	318,936	1.1%	63,787	255,149	*
	John P. Lowth III Millennium Family Trust	30,000	*	6,000	24,000	*
	John P. Lowth III(s)	250,000	*	44,000	206,000	*
†	Michael E. Martin	60,000	*	12,000	48,000	*
†	William Matthews	38,685	*	7,737	30,948	*
	The 1999 McGehee Family Revocable Living Trust	100,000	*	10,000	90,000	*
	Alan L. Meltzer	307,801	1.1%	61,560	246,241	*
	Elizabeth Meltzer Trust	7,365	*	1,473	5,892	*
	Jennifer Meltzer Trust	7,365	*	1,473	5,892	*
	Mark Meltzer Trust	7,365	*	1,473	5,892	*
	Max Meltzer Trust	7,365	*	1,473	5,892	*
	Marvin Meyer	74,324	*	14,864	59,460	*
†	H. Miller, CPA, PA	69,000	*	13,800	55,200	*
	Patrick J. Monaghan III	53,064	*	2,653	50,411	*
†	The Morehead General Agency, Inc	4,850	*	970	3,880	*
	Richard J. Morley	47,000	*	9,400	37,600	*
†	George E. Mosse	24,096	*	4,819	19,277	*
	Jonathan R. Mosse	34,298	*	1,714	32,584	*
	Michael V. Mosse	32,677	*	4,901	27,776	*
†	Robert E. Mundy	4,762	*	952	3,810	*
	Robert E. Muzikowski	22,500	*	4,500	18,000	*
†	Ronald Hajime Nakamoto	62,665	*	12,533	50,132	*
	Mark A. Nelson	16,541	*	3,308	13,233	*
	Raymond P. Newsom	50,000	*	10,000	40,000	*
†	William J. Opelka	4,245	*	849	3,396	*
†	Michael O’Riordan	66,355	*	13,271	53,084	*
	Pancheri Enterprises	59,020	*	11,804	47,216	*
	Elaine M. Paris	10,000	*	2,000	8,000	*
†	William A. Payne & Lynne D. Payne Trustee Payne 50/50 Investment Trust	58,131	*	11,626	46,505	*
†	Esther S. Pearlstone	13,636	*	2,727	10,909	*
	Richard L. Pearlstone	13,636	*	2,727	10,909	*
	Perspective Holdings, LLC	20,000	*	4,000	16,000	*
†	Anthony Peyser	66,666	*	13,333	53,333	*

	Name	Shares Beneficially Owned Before Offering		Shares Being Offered	Shares Beneficially Owned After Offering
		Number	Percentage		Number	Percentage
†	Paul J. Pichie	3,907	*	781	3,126	*
	Eric A. Pockross	10,000	*	2,000	8,000	*
	Stuart F. Pockross	119,044	*	23,808	95,236	*
†	M.K. Powers, CPA PA	3,500	*	700	2,800	*
†	Lucas Prewett & Agnes J. Prewett Tenants by the Entirety	7,231	*	1,446	5,785	*
†	PT Investments	20,980	*	4,196	16,784	*
†	Mary Denise Quinn	14,968	*	2,993	11,975	*
	Rachlin Cohen & Holtz LLP	51,404	*	10,280	41,124	*
†	Sam Radin	30,390	*	6,078	24,312	*
†	Gerald L. & Kimberly C. Rappold	9,230	*	1,846	7,384	*
	Lawrence B. Raymond Trustee, Lawrence B. Raymond Revocable Living Trust U/T/D 3/14/82	6,889	*	688	6,201	*
	Richard Alan Renwick Investment Trust	61,756	*	12,351	49,405	*
	Mark J. Rieder	8,571	*	1,714	6,857	*
†	Lawrence F. Riegner	60,000	*	12,000	48,000	*
	John Daniel Rigby Jr.	85,937	*	17,187	68,750	*
†	Albert R. Romano	6,000	*	1,200	4,800	*
†	Robert L. Rosen(t)	525,828	1.9%	78,874	446,954	1.4%
†	John Ross	2,860	*	572	2,288	*
†	Michael G. Rudelson	96,400	*	19,280	77,120	*
†	John R. Sachs	27,272	*	5,454	21,818	*
	Rodney D. Sager	87,641	*	8,764	78,877	*
	Christopher R. Sampers	2,000	*	400	1,600	*
	Henry Sampers Jr.	23,588	*	4,717	18,871	*
†	San Diego Pine Cone Ltd.(u)	30,000	*	6,000	24,000	*
†	Glenda S. Schmidt	16,680	*	3,336	13,344	*
†	Karen Schmidt	365	*	73	292	*
†	Caren S. Schneider Trust, Caren S. Schneider Trustee	18,400	*	2,760	15,640	*
†	William A. Schneider Trust Dated 8/19/97, William A. Schneider Trustee	18,400	*	2,760	15,640	*
†	Paul Schnell	66,000	*	13,200	52,800	*
	Frank G. Schwartz	3,762	*	752	3,010	*
	Jerome J. Schwartz(v)	499,484	1.8%	74,896	424,588	1.3%
	Schwartz Family Trust Dated 4/16/01	146,059	*	29,211	116,848	*
†	Charles A. Severs, III	10,130	*	2,026	8,104	*
	Arthur D. Shankman	125,000	*	25,000	100,000	*
	Larry G. Showley	2,324	*	464	1,860	*
	Judy Siegel	4,875	*	975	3,900	*
†	Earl M. Slosberg Trustee of Earl M. Slossberg Trust U/A/D 1/29/97	78,130	*	15,626	62,504	*
†	Betty Ann E. Smith	25,000	*	5,000	20,000	*
†	John D. Smith	139,583	*	13,958	125,625	*
	Jeffrey Solodkin & Erica Solodkin, Tenants by the Entirety	61,111	*	3,055	58,056	*
†	Michael Sosner	21,818	*	4,363	17,455	*
†	Sherry Spalding-Fardie	363,200	1.3%	72,640	290,560	*
	Joshua Spivak	20,000	*	4,000	16,000	*

	Name	Shares Beneficially Owned Before Offering		Shares Being Offered	Shares Beneficially Owned After Offering
		Number	Percentage		Number	Percentage
†	Jacqueline Stirling	34,334	*	3,433	30,901	*
†	Stanley I. Strouch	2,000	*	400	1,600	*
	Swansong Partnership L.P.	125,000	*	25,000	100,000	*
†	Sym Financial Corporation	3,762	*	752	3,010	*
†	Paul Sylvester	107,893	*	5,394	102,499	*
†	Ike J. Talbot	2,710	*	542	2,168	*
†	Thomas L. Taylor	34,334	*	3,433	30,901	*
	Fern Kaye Tessler	32,500	*	6,500	26,000	*
	James W. Thiele	10,000	*	2,000	8,000	*
†	Steven P. Thompson	11,368	*	2,273	9,095	*
†	Randall Loyn Thurman	16,750	*	3,350	13,400	*
	Bruce Stephen Udell	218,407	*	43,681	174,726	*
†	Richard J. Valentine	406,262	1.5%	81,252	325,010	1.0%
	Rick Van Benschoten	46,500	*	9,300	37,200	*
	Walter H. Van Buren	6,235	*	1,247	4,988	*
	Kenneth W. Vander Hart	11,027	*	2,205	8,822	*
†	William Walasek	1,600	*	240	1,360	*
†	John Hardin Ward IV	4,140	*	828	3,312	*
†	Paul H. G. Ward-Smith	54,000	*	10,800	43,200	*
†	Richard Wezner	50,000	*	7,500	42,500	*
†	L. Blair Whiting	11,363	*	2,272	9,091	*
	Howard Winitsky	68,181	*	6,818	61,363	*
†	Carrie S. Winsten	6,238	*	1,247	4,991	*
	Larry F. Winsten	52,488	*	10,497	41,991	*
	Lisa A. Winsten	6,238	*	1,247	4,991	*
	Lesley Winston & Rosalind Gettis	17,817	*	890	16,927	*
†	Robert L. Winter	22,660	*	4,532	18,128	*
†	Kenneth Wirth	17,187	*	3,437	13,750	*
	Samuel F. Wishon	45,000	*	9,000	36,000	*
†	Bernard Ronald Wolfe	25,714	*	5,142	20,572	*
	Greg Yaris, Trustee of The Horowitz Grandchildren S. Trust Created on 11/30/99	80,000	*	16,000	64,000	*
	Bonnie L. Zagula	14,285	*	2,857	11,428	*
	Mathew E. Zagula & Stephanie Zagula Joint Tenants	14,285	*	2,857	11,428	*
†	DLJ Custodian for Michael F. Zanders IRA	21,621	*	4,324	17,297	*
†	Michael F. Zanders Trust UTA(w)	22,740	*	223	22,517	*
	Leslie H. Zuckerman & Miriam Lasker Tenant by the Entirety	50,000	*	2,500	47,500	*

*	Represents less than 1% of outstanding common stock.
†	Indicates selling stockholders that have elected to participate in the over-allotment option, if any.
(a)	Includes options to purchase 400,000 shares of common stock.
(b)	Includes options to purchase 70,000 shares of common stock.
(c)	Includes options to purchase 70,000 shares of common stock.
(d)	Includes options to purchase 70,000 shares of common stock.
(e)	For Messrs. Montgomery and Ainsberg and Ms. Abramson, consists of options to purchase 10,000 shares of common stock. For Mr. Goldstein and Ms. Loessberg, consists of options to purchase 5,000 shares of common stock.
(f)	Does not include shares held by Apollo Management IV, L.P. Each of Messrs. Becker and Rowan disclaims beneficial ownership of the securities held by Apollo Management IV, L.P. Mr. Rowan is a founding principal of Apollo Advisors, L.P., which, together with its affiliates, acts as the managing general partner of the Apollo Investment Funds, and a director of NFP. Mr. Becker is an officer of Apollo Management IV, L.P. and a director of NFP.

(g)	Represents shares beneficially held by Apollo Investment Fund IV, L.P. (11,854,816 shares) and Apollo Overseas Partners IV, L.P. (645,284 shares). Apollo Management IV, L.P. serves as the day-to-day manager for each of Apollo Investment Fund IV, L.P. and Apollo Overseas Partners IV, L.P. The principal address of Apollo Management IV, L.P. is 1301 Avenue of the Americas, 38th Floor, New York, NY 10019.
(h)	The beneficial owners of the shares held of record by the Brenda Blythe Trust are the two daughters of the settlor of the Brenda Blythe Trust and the trustee. No beneficiary has any other ownership in or relationship to NFP. The address of the beneficial owner is 25 Broad Street, Suite 181, New York, New York 10004.
(i)	Unless otherwise indicated, these selling stockholders represent current and former principals and affiliates, subsidiary employees (other than of NFPSI and NFPISI), former officers, directors and employees of NFP and our subsidiaries, persons who sold a portion of a subsidiary to us but did not become a principal, and each of their respective transferees, as permitted under the terms of our stockholders agreement. Unless otherwise indicated, any options to acquire common stock included in the shares beneficially owned for these stockholders are currently exercisable.
(j)	Represents shares of common stock to be donated by the Brenda Blythe Trust.
(k)	Does not include 75,000 shares of common stock held by the Robert J. Arnone, Patricia Arnone and Patricia Trish Arnone Trustees U/T/D 9/5/01 of which Patricia M. Arnone is the trustee. Ms. Arnone may be deemed to have beneficial ownership of these shares. Ms. Arnone disclaims beneficial ownership as to any such shares.
(l)	Includes options to acquire 800 shares of common stock, that are not currently exercisable but will be exercisable within 60 days of this prospectus.
(m)	Includes 30,000 shares of common stock held by Pensco Trust Company Custodian FBO Gary Fegley IRA, a selling stockholder, with respect to which Mr. Fegley is a beneficial owner. Mr. Fegley was an executive vice president of NFPSI from May 2001 to January 2003 and was the president and chief executive officer of NFPSI from July 1997 to May 2001.
(n)	Represents 1,025 shares of common stock to be donated by Norman A. Dawidowicz and 1,025 shares to be donated by Gary D. Ambrose.
(o)	Represents 36,675 shares of common stock to be donated by the Horowitz Family Trust, 2,000 shares to be donated by Samuel Louis Horowitz and 2,000 shares to be donated by Michael Aaron Horowitz.
(p)	Includes 3,785 shares of common stock held by DLJ Custodian for James L. Gould’s IRA, with respect to which Mr. Gould is a beneficial owner and has sole voting control and investment control.
(q)	Includes 4,000 shares of common stock held by Benjamin J. Hostetler, Daniel N. Hostetler, Laura A. Hostetler and Matthew Hostetler, for each of whom N. Douglas Hostetler is the custodian.
(r)	Represents shares of common stock to be donated by the Brenda Blythe Trust.
(s)	Includes 30,000 shares of common stock held by John P. Lowth III Millennium Family Trust, a selling stockholder, with respect to which Mr. Lowth has sole voting control and investment control.
(t)	Mr. Rosen is a former chairman and chief executive officer of NFP.
(u)	Does not include 202,767 shares of common stock held by Insurance Services Management, LLC of which San Diego Pine Cone Ltd. is the controlling member. San Diego Pine Cone Ltd. may be deemed to have beneficial ownership of these shares. San Diego Pine Cone Ltd. disclaims beneficial ownership as to any such shares.
(v)	Includes 125,000 shares of common stock held by Swansong Partnership L.P., a selling stockholder, with respect to which Mr. Schwartz shares voting control and investment control. Jerome J. Schwartz, one of our former directors, is currently a consultant to us.
(w)	Includes 21,621 shares of common stock held by DLJ Custodian for Michael F. Zanders IRA c/o Michael Zanders, a selling stockholder, with respect to which Mr. Zanders has sole voting control and investment control.

DESCRIPTION OF CAPITAL STOCK

As of June 30, 2003, our authorized capital stock consisted of:

•	60,000,000 shares of common stock, par value $0.10 per share; and

•	200,000,000 shares of preferred stock, par value $0.01 per share.

Set forth below is a summary description of all the material terms of our capital stock. This description is qualified in its entirety by reference to our amended and restated certificate of incorporation and by-laws, a copy of each of which is filed as an exhibit to the registration statement of which this prospectus is a part.

Common Stock

Each holder of our common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Except as required by law and by the terms of any series of preferred stock designated by the board of directors pursuant to the amended and restated certificate of incorporation, the common stock shall have the exclusive right to vote for the election of directors and for all other purposes. The common stock shall vote together as a single class.

Subject to any preference rights of holders of preferred stock, the holders of common stock are entitled to receive dividends, if any, declared from time to time by the board of directors out of legally available funds. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after the payment of liabilities, subject to any rights of holders of preferred stock to prior distribution.

Preferred Stock

The board of directors has the authority, without action by the stockholders, to designate and issue preferred stock and to designate the rights, preferences and privileges of each series of preferred stock, which may be greater than the rights attached to the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of common stock until the board of directors determines the specific rights attached to that preferred stock. The effect of issuing preferred stock could include one or more of the following:

•	restricting dividends on the common stock;

•	diluting the voting power of the common stock;

•	impairing the liquidation rights of the common stock; or

•	delaying or preventing a change of control of NFP.

Stockholders Agreement

General

All of our existing stockholders are, and following this offering will remain, parties to the stockholders agreement. The following is a summary of material provisions of the stockholders agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the stockholders agreement, a copy of which has been filed as an exhibit to the registration statement of which this prospectus is a part.

Voting

Each stockholder that is a party to the stockholders agreement is required to vote, either in person or by proxy, in favor of the (i) election of directors nominated by our board of directors and (ii) removal of directors proposed or supported by Apollo Investment Fund IV, L.P. In addition, in connection with any other matters to be voted on by stockholders, these stockholders are required to vote in a manner that is consistent with the terms of the stockholders agreement. These stockholders are also prohibited from entering into any voting trust or similar agreement that is inconsistent with the terms of the stockholders agreement.

Transfer restrictions

Transfers generally prohibited.    Under the terms of our stockholders agreement, our existing stockholders will be permitted to sell up to 20% of their total stockholdings in this offering. “Total stockholdings” is defined for these purposes to include both shares of common stock held by such stockholder as well as shares of common stock issuable upon the exercise of vested options, adjusted to reflect additional shares or vested options received from us and shares received from other parties to the stockholders agreement or transferred to certain permitted transferees in private transfers after the consummation of this offering. Following this offering, these stockholders will be prohibited from transferring any shares of common stock prior to the date that is 180 days after the consummation of this offering, except in limited circumstances. Thereafter, these stockholders may transfer their shares only as follows:

•	during the period from 6 to 24 months after this offering:

•	if we conduct an underwritten follow-on offering during the period from 6 to 15 months after this offering, solely in such an offering, up to an additional 20% of their total stockholdings plus any shares that they were permitted to sell, but did not sell, in this offering, or

•	during the period from 15 to 24 months after this offering, if we have not conducted an underwritten follow-on offering during the period described in the preceding bullet, up to an additional 20% of their total stockholdings plus any shares that they were permitted to sell, but did not sell, in this offering;

•	during the period from 24 to 36 months after this offering, up to an additional 20% of their total stockholdings plus any shares that they were permitted to sell, but did not sell, in prior periods;

•	during the period from 36 to 60 months after this offering, up to an additional 20% of their total stockholdings plus any shares that they were permitted to sell, but did not sell, in prior periods; and

•	thereafter, any remaining amounts.

The restrictions described above are subject to certain exceptions. Our existing stockholders will be permitted to transfer their common stock to certain other existing stockholders or affiliates thereof, certain family members, certain trusts or family partnerships, pursuant to qualified domestic relations orders, or to a legal representative upon death or disability, or as tag-along or drag-along sellers pursuant to the rights described below. In the event that we engage in certain types of extraordinary transactions, our board of directors also has the ability to waive these restrictions so that all stockholders can participate in the transaction. Our board of directors also has the right to grant waivers from these provisions in the event of the death of an individual stockholder. Further, our board of directors has the right to unilaterally amend the stockholders agreement after the date that is 180 days after this offering to reduce the restrictions on transfer. Finally, these restrictions do not apply to shares that our existing stockholders buy in the public market after the consummation of this offering.

In addition to the restrictions included in our stockholders agreement, NFP’s directors, officers and employees as well as the officers and employees of NFPSI and NFPISI have separately agreed to be bound by more restrictive lockups. The members of the board of directors of NFP, executive officers of NFP, the senior vice president and chief technology officer of NFP, the president of NFPISI, the chairman and chief executive officer of NFPISI and the chief executive officer and president of NFPSI have agreed that they will not sell any shares in this offering and, following this offering, subject to exceptions for transfers to certain family members, certain trusts or family partnerships, pursuant to qualified domestic relations orders, or to a legal representative upon death or disability, or as tag-along or drag-along sellers pursuant to the rights described below, they may transfer their shares only as follows:

•	during the period from 6 to 24 months after this offering:

•	if we conduct an underwritten follow-on offering during the period from 6 to 15 months after this offering, solely in such an offering, up to 10% of their total stockholdings, or

•	during the period from 15 to 24 months after this offering, if we have not conducted an underwritten follow-on offering during the period described in the preceding bullet, up to 10% of their total stockholdings;

•	during the period from 24 to 36 months after this offering, up to an additional 10% of their total stockholdings plus any shares that they were permitted to sell, but did not sell, in prior periods;

•	during the period from 36 to 60 months after this offering, up to an additional 10% of their total stockholdings plus any shares that they were permitted to sell, but did not sell, in prior periods; and

•	thereafter, they may freely sell remaining unsold amounts; provided, however, that so long as the officer remains employed by NFP, NFPSI or NFPISI or the director is serving on NFP’s board, they (in the aggregate with any family members, trusts or family partnerships, and qualified domestic relations orders transferees to whom shares have been transferred pursuant to the exceptions described above) must retain at least 50% of their total stockholdings.

Further, each of these persons has agreed with NFP not to transfer any shares or options, other than in an underwritten follow-on offering or pursuant to a drag-along sale, in the first 12 months after this offering without the prior consent of the lead underwriters, which consent is not to be unreasonably withheld. Additional restrictions on the ability of stockholders to transfer shares are described in “Underwriting—No Sales of Similar Securities.”

All other employees of NFP, NFPISI and NFPSI who are stockholders or option holders also will not be permitted to sell any shares in this offering. Following this offering, these individuals will be subject to the same lockup restrictions imposed under the stockholders agreement.

Rights of first refusal.    After the consummation of this offering, if any stockholder that is a party to the stockholders agreement proposes to sell shares of our common stock with a value in excess of $250,000 to a party other than us or our affiliates, we have a right, exercisable for a period of five business days after receipt of the notice of the proposed sale, to purchase all (but not less than all) of these shares at fair market value. If we do not exercise our right of first refusal, the stockholder is free, for a period of 120 days, to sell the shares, but only if the shares are sold for cash, at a price equal to or greater than 90% of the proffered price and on no more favorable material terms than those set forth in the notice.

Tag-along rights.    If Apollo Investment Fund IV, L.P. proposes to sell shares of our common stock so that, following the proposed sale, more than 10% of the then outstanding shares of our common stock will have been sold to one holder or one group of related holders, Apollo Investment Fund IV, L.P. is required to notify each stockholder that is a party to the stockholders agreement of the terms of the proposed sale and each such stockholder has the right, for a period of 30 days after receipt of the notice, to participate in the proposed sale with respect to a number of shares calculated through a predetermined formula set forth in the stockholders agreement. Tag-along rights, however, do not apply when Apollo Investment Fund IV, L.P. transfers to one of its affiliates or pursuant to a registration statement filed with the SEC. If a stockholder does not exercise the tag-along right, Apollo Investment Fund IV, L.P. is free, for a period of 120 days, to sell the shares, but only if the shares are sold at a price equal to or greater than 95% of the price and on no more favorable material terms than those set forth in the notice.

Drag-along right.    If stockholders that are parties to the stockholders agreement owning 51% or more of then outstanding shares of our common stock propose to make a bona fide sale of all of the shares they hold to a transferee that is not an affiliate of Apollo Investment Fund IV, L.P., after an opinion has been obtained from a third-party investment bank that the proposed transaction is fair, from a financial point of view, these stockholders have the right, exercisable upon 30 days’ notice to the stockholders, to require these other stockholders to sell all of their shares of our common stock in the transaction.

Registration rights

All of the stockholders that are party to the stockholders agreement have “piggyback” registration rights that allow them to include the shares of common stock that they own in any public offering initiated by us, up to an aggregate maximum as determined in the manner described in the stockholders agreement. The “piggyback”

registration rights of these stockholders are subject to the transfer restrictions described above under “—Transfer restrictions” and to proportional cutbacks by the underwriters in the manner described in the stockholders agreement.

Amendment

The stockholders agreement may be amended with the written consent of us, Apollo Investment Fund IV, L.P. and stockholders that are parties to the stockholders agreement holding more than 50% of the then outstanding shares of common stock held by all such stockholders.

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and By-Laws

The following is a summary of certain provisions of our amended and restated certificate of incorporation and by-laws that may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

Authorized but Unissued Shares

The authorized but unissued shares of common stock and preferred stock will be available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Delaware Business Combination Statute

We are organized under Delaware law. Some provisions of Delaware law may delay or prevent a transaction which would cause a change in our control.

Delaware law prohibits a publicly held corporation from engaging in a “business combination” with an “interested stockholder” for three years after the stockholder becomes an interested stockholder, unless the corporation’s board of directors and stockholders approve the business combination in a prescribed manner. An “interested stockholder” is a person who directly or indirectly owns 15% or more of the corporation’s outstanding voting stock. A “business combination” includes a merger, asset sale or other transaction which results in a financial benefit to the interested stockholder. Delaware law does not prohibit these business combinations if:

•	before the stockholder becomes an interested stockholder, the corporation’s board approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder;

•	after the transaction which results in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the corporation’s outstanding stock; or

•	the corporation’s board approves the business combination and the holders of at least two-thirds of the corporation’s outstanding voting stock, which the interested stockholder does not own, authorize the business combination.

Limitations on Liability and Indemnification of Directors and Officers

Our amended and restated certificate of incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for breach of a fiduciary duty as a director, except for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	misconduct or a knowing violation of law;

•	liability under Delaware corporate law for an unlawful payment of dividends or an unlawful stock purchase or redemption of stock; or

•	any transaction from which the director derives an improper personal benefit.

Our amended and restated certificate of incorporation and by-laws allow us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

We may enter into indemnification agreements with our directors and executive officers. These provisions and agreements may have the practical effect in some cases of eliminating our stockholders’ ability to collect monetary damages from our directors and executive officers.

Transfer agent and registrar

The transfer agent and registrar of our common stock is Mellon Investor Services LLC. Its address is 85 Challenger Road, Ridgefield Park, New Jersey 07660, and its telephone number at this location is (201) 296-4000.

Listing

Our common stock has been approved for listing on the NYSE under the symbol “NFP.”

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no market for our common stock. We cannot predict the effect, if any, that sales of shares or the availability of shares for sale will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of our common stock in the public market could adversely affect prevailing market prices of our common stock.

Upon completion of this offering, we will have outstanding an aggregate of 31,483,372 shares of our common stock, assuming no exercise of the underwriters’ over-allotment option and no exercise of outstanding options or warrants. Up to 5% of the shares of our common stock for sale in this offering are reserved for purchase by persons designated by us through a directed share program. All of the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless these shares are acquired by our “affiliates” as that term is defined in Rule 144 under the Securities Act. Shares acquired by affiliates and the remaining shares of common stock held by existing stockholders are “restricted securities” as that term is defined in Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption under Rule 144.

All of the restricted shares described above will be subject to the restrictions on transfer that will be included in our amended stockholders agreement. See “Description of Capital Stock—Stockholders Agreement—Transfer restrictions.”

All the restricted shares described above, as well as the shares sold in the directed share program, will be subject to the 180-day underwriters’ lockup described below.

Restrictive Agreements

All of our executive officers, directors and existing stockholders will sign lock-up agreements with the underwriters under which they will agree, subject to some exceptions, not to directly or indirectly transfer or dispose of any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock for a period of 180 days after the date of this prospectus except with the prior written consent of the underwriters and NFP. See “Underwriting.” Our stockholders agreement provides for additional restrictions on transfer. For a description of these restrictions, see “Description of Capital Stock—Stockholders Agreement—Transfer restrictions.”

Rule 144

In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•	1% of the number of shares of common stock then outstanding; or

•	the average weekly trading volume of the common stock on the NYSE during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us. In addition, sales under Rule 144 are subject to the transfer restrictions described above under “Description of Capital Stock—Stockholders Agreement—Transfer restrictions.”

Rule 144(k)

Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell all of such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, shares eligible for sale under Rule 144(k) may be sold immediately upon the completion of this offering.

Stock Options

Following the completion of this offering, we intend to file a registration statement on Form S-8 under the Securities Act covering shares of common stock reserved for issuance under our stock option plans. The S-8 registration statement will become effective automatically upon filing. As of June 30, 2003, options to purchase 5,795,608 shares of common stock were issued and outstanding, 4,780,355 of which have vested. Accordingly, shares registered under the S-8 registration statement will, subject to vesting provisions and Rule 144 volume limitations applicable to our affiliates, be available for sale in the open market after the restrictions in our stockholders agreement and the applicable lock-up agreements expire.

Registration Rights

We have granted all of our existing stockholders “piggyback” registration rights that allow these holders to include the shares of common stock that they own in any public offering initiated by us, up to an aggregate maximum as determined in the manner described in the Stockholders Agreement. The “piggyback” registration rights of these stockholders are subject to proportional cutbacks by the underwriters in the manner described in the Stockholders Agreement.

Any sales of substantial amounts of our common stock in the public markets, or the perception that such sale may occur, could adversely affect the market price of our common stock. Please read “Risk Factors—Risks Related to Our Common Stock—The market price of our common stock could be negatively affected by sales of substantial amounts of our common stock in the public markets.”

IMPORTANT UNITED STATES FEDERAL TAX CONSIDERATIONS FOR  NON-UNITED STATES HOLDERS

The following is a general discussion of the principal United States federal income and estate tax consequences of the ownership and disposition of our common stock by a non-U.S. holder. As used in this discussion, the term “non-U.S. holder” means a beneficial owner of our common stock that is not, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation or partnership created or organized in or under the laws of the United States or any political subdivision of the United States, other than a partnership treated as a foreign person under U.S. Treasury regulations;

•	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•	a trust, in general, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust.

An individual may be treated as a resident of the United States in any calendar year for U.S. federal income tax purposes, instead of a nonresident, by among other ways, being present in the United States on at least 31 days in that calendar year and for an aggregate of at least 183 days during the current calendar year and the two immediately preceding calendar years. For purposes of this calculation, you would count all of the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year. Residents are taxed for U.S. federal income purposes as if they were U.S. citizens.

This discussion does not consider:

•	U.S. state and local or non-U.S. tax consequences;

•	specific facts and circumstances that may be relevant to a particular non-U.S. holder’s tax position, including, if the non-U.S. holder is a partnership, that the U.S. tax consequences of holding and disposing of our common stock may be affected by certain determinations made at the partner level;

•	the tax consequences for the stockholders, partners or beneficiaries of a non-U.S. holder;

•	special tax rules that may apply to particular non-U.S. holders, such as financial institutions, insurance companies, tax-exempt organizations, U.S. expatriates, broker-dealers and traders in securities; or

•	special tax rules that may apply to a non-U.S. holder that holds our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment.

The following discussion is based on provisions of the U.S. Internal Revenue Code of 1986, as amended, applicable U.S. Treasury regulations and administrative and judicial interpretations, all as in effect on the date of this prospectus, and all of which are subject to change, retroactively or prospectively. The following discussion also assumes that a non-U.S. holder holds our common stock as a capital asset. EACH NON-U.S. HOLDER SHOULD CONSULT ITS TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES OF ACQUIRING, HOLDING AND DISPOSING OF SHARES OF OUR COMMON STOCK.

Dividends

We intend to pay quarterly cash dividends on our common stock at an initial rate of $0.10 per share of common stock. See “Dividend Policy.” In the event that we pay dividends on our common stock, we will have to withhold U.S. federal withholding tax at a rate of 30%, or at a lower rate if provided by an applicable income tax treaty and we have received proper certification of the application of such income tax treaty, from the gross amount of the dividends paid to a non-U.S. holder.

Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the manner of claiming the benefits of such treaty. A non-U.S. holder that is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS.

Dividends that are effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States or, if provided in an applicable income tax treaty, dividends that are attributable to a permanent establishment in the United States are not subject to the U.S. federal withholding tax, but are instead taxed in the manner applicable to U.S. persons. In that case, we will not have to withhold U.S. federal withholding tax if the non-U.S. holder complies with applicable certification and disclosure requirements. In addition, dividends received by a foreign corporation that are effectively connected with the conduct of a trade or business in the United States may be subject to a branch profits tax at a 30% rate, or at a lower rate if provided by an applicable income tax treaty.

Gain on Disposal of Common Stock

A non-U.S. holder generally will not be taxed on gain recognized on a disposition of our common stock unless:

•	the non-U.S. holder is an individual who holds our common stock as a capital asset, is present in the United States for 183 days or more during the taxable year of the disposition and meets certain other conditions (though any such person will generally be treated as a resident of the United States);

•	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States or, in some instances if an income tax treaty applies, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States; or

•	we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. holder held our common stock.

We have determined that we are not, and we believe we will not become, a U.S. real property holding corporation.

Individual non-U.S. holders who are subject to U.S. tax because the holder was present in the United States for 183 days or more during the year of disposition are taxed on their gains (including gains from sale of our common stock and net of applicable U.S. losses from sale or exchanges of other capital assets incurred during the year) at a flat rate of 30%. Other non-U.S. holders who may be subject to U.S. federal income tax on the disposition of our common stock will be taxed on such disposition in the same manner in which citizens or residents of the United States would be taxed.

Federal Estate Tax

Common stock owned or treated as owned by an individual who is a non-U.S. holder at the time of death will be included in the individual’s gross estate for U.S. federal estate tax purposes and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise. U.S. federal legislation enacted in the spring of 2001 provides for reductions in the U.S. federal estate tax through 2009 and the elimination of the tax entirely in 2010. Under the legislation, the U.S. federal estate tax would be fully reinstated, as in effect prior to the reductions, in 2011. On June 18, 2003, the House of Representatives passed a bill that would permanently extend the estate tax repeal after it expires in 2010 under the 2001 legislation. No assurance can be given that the bill passed by the House of Representatives will be enacted in its present form.

Information Reporting and Backup Withholding

In general, backup withholding will not apply to dividends on our common stock made by us or our paying agents, in their capacities as such, to a non-U.S. holder if the holder has provided the required certification that it is a non-U.S. holder and neither we nor our paying agents have actual knowledge that the holder is a U.S. holder. Generally, we must report to the IRS the amount of dividends paid, the name and address of the recipient, and the amount, if any, of tax withheld. These information reporting requirements apply even if no tax was required to be withheld. A similar report is sent to the recipient of the dividend.

In general, backup withholding and information reporting will not apply to proceeds from the disposition of common stock paid to a non-U.S. holder if the holder has provided the required certification that it is a non-U.S. holder and neither we nor our paying agents have actual knowledge that the holder is a U.S. holder.

Any amounts over withheld under the backup withholding rules from a payment to a non-U.S. holder will be refunded, or credited against the holder’s U.S. federal income tax liability, if any, provided that certain required information is furnished to the IRS.

NON-U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE INFORMATION REPORTING AND BACKUP WITHHOLDING RULES TO THEM.

UNDERWRITING

Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as representatives of the underwriters named below. Subject to the terms and conditions described in an underwriting agreement among us, the selling stockholders and the underwriters, we and the selling stockholders have agreed to sell to the underwriters, and the underwriters severally have agreed to purchase from us and the selling stockholders the number of shares listed opposite their names below.

Underwriters	Number of Shares
Goldman, Sachs & Co.	2,311,953
Merrill Lynch, Pierce, Fenner & Smith Incorporated	2,311,953
J.P. Morgan Securities Inc.	2,311,953
Bear, Stearns & Co. Inc.	577,989
CIBC World Markets Corp.	371,565
Sandler O’Neill & Partners, L.P.	371,565
Allen & Company LLC	180,000
Lehman Brothers Inc.	180,000
Blaylock & Partners, L.P.	90,000
CMG Institutional Trading, LLC	90,000
Fox-Pitt, Kelton Inc.	90,000
Gabelli & Company, Inc.	90,000
Keefe, Bruyette & Woods, Inc.	90,000

Total	9,066,978

The underwriters have agreed to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We and the selling stockholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us and the selling stockholders that the underwriters propose initially to offer the shares to the public at the initial public offering price on the cover page of this prospectus and to dealers at that price less a concession not in excess of $ 0.97 per share. The underwriters may allow, and the dealers may reallow, a discount not in excess of $0.10 per share to other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

The following table shows the public offering price, underwriting discounts and commissions to be paid to the underwriters by us and proceeds before expenses to us. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Per Share	Without Option	With Option
Public offering price	$23.00	$80,500,000	$98,411,848
Underwriting discount	$1.61	$5,635,000	$6,888,829
Proceeds, before expenses, to NFP	$21.39	$74,865,000	$91,523,019

The table below shows the public offering price, underwriting discounts and commissions to be paid to the underwriters by the selling stockholders and proceeds before expenses to the selling stockholders. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option.

	Per Share	Without Option	With Option
Public offering price	$23.00	$128,040,494	$141,409,727
Underwriting discount	$1.61	$8,962,835	$9,898,681
Proceeds, before expenses, to the selling stockholders	$21.39	$119,077,659	$131,511,046

The expenses of this offering, not including the underwriting discount, are estimated at $3.2 million and are payable by us.

Option to Purchase Additional Shares

We, together with the selling stockholders, have granted an option to the underwriters to purchase up to an additional 1,360,047 shares if the underwriters sell more shares in this offering than the total number set forth in the table above. The underwriters may exercise that option for 30 days. If any shares of common stock are purchased pursuant to this option, the underwriters will severally purchase shares of common stock in approximately the same proportion as set forth in the table above.

No Sales of Similar Securities

We, our executive officers, directors and all of our existing stockholders (which include the selling stockholders participating in this offering) have agreed with the underwriters not to, directly or indirectly, offer, sell, contract to sell or otherwise dispose of any shares of common stock, or any securities convertible into, exchangeable for or that represent the right to receive shares of common stock, during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of the representatives on behalf of the underwriters.

The restrictions described above are subject to certain exceptions. We may issue shares in connection with acquisitions of firms. Our executive officers, directors and existing stockholders will be permitted to transfer their common stock to certain other existing stockholders or affiliates thereof, certain family members, certain trusts or family partnerships, pursuant to qualified domestic relations orders, or to a legal representative upon death or disability, provided in each case that the transferee agrees to be bound by the restrictions described above. In the event that we engage in certain types of extraordinary transactions, our board of directors also has the ability to waive these restrictions so that all stockholders can participate in the transaction. Our board of directors also has the right to grant waivers from these provisions in the event of the death of an individual stockholder.

In addition to the restrictions described above, our chairman, president and chief executive officer and executive vice president and chief financial officer have further agreed with the underwriters not to sell any shares of common stock for a period of 12 months after this offering, without the prior written consent of the representatives on behalf of the underwriters, which consent is not to be unreasonably withheld.

New York Stock Exchange Listing

Our common stock has been approved for listing on the NYSE under the symbol “NFP.” In connection with the listing of our common stock on the NYSE, the underwriters will undertake to sell lots of 100 or more shares to a minimum of 2,000 beneficial holders and thereby establish at least 1,100,000 shares in the public float having a minimum aggregate market value of $60,000,000.

Prospectus in Electronic Format

A prospectus in electronic format may be made available on the websites maintained by one or more of the lead managers of this offering and may also be made available on websites maintained by other underwriters. The underwriters may agree to allocate a number of ordinary shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the lead managers to underwriters that may make Internet distributions on the same basis as other allocations.

Price Stabilization and Short Positions

Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

If the underwriters create a short position in the common stock in connection with this offering, i.e., if they sell more shares than are listed on the cover of this prospectus, the representatives may reduce that short position by purchasing shares in the open market. The representatives may also elect to reduce any short position by exercising all or part of the option to purchase additional shares described above. Purchases of the common stock to stabilize its price or to reduce a short position may cause the price of the common stock to be higher than it might be in the absence of such purchases.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the underwriters make any representation that the representatives or the lead managers will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Directed Share Program

We have requested the underwriters to reserve up to 5% of the shares of our common stock for sale at the initial public offering price to persons designated by us through a directed share program. If purchased by these persons, these shares will be subject to a 90-day lock-up restriction, substantially similar to the restriction on sales of similar securities described above. The number of shares available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same basis as other shares offered hereby.

Other Relationships

Certain of the underwriters have from time to time performed various investment banking services for us in the past, and they may from time to time in the future perform investment banking services for which they have received and will receive customary fees. In addition, JPMorgan Chase Bank, an affiliate of J.P. Morgan Securities Inc., is the administrative agent of our $90 million credit facility and has committed $37.5 million to the facility as a lender. Goldman Sachs Credit Partners L.P., an affiliate of Goldman, Sachs & Co., Merrill Lynch Capital Corporation, an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, CIBC Inc., an affiliate of CIBC World Markets Corp., and Bear Stearns Corporate Lending Inc., an affiliate of Bear, Stearns & Co. Inc., have committed $20 million, $20 million, $7.5 million and $5 million, respectively, to the facility as lenders. We believe that the fees and commissions payable in respect of participation in the credit facility are customary for borrowers with a credit profile similar to ours, for a similar size financing and for borrowers in our industry.

Because affiliates of the underwriters may receive more than 10% of the net proceeds from this offering, this offering is being conducted in accordance with NASD Rule 2710(c)(8). The rule requires that the initial public offering price can be no higher than that recommended by a “qualified independent underwriter,” as defined by the NASD. Sandler O’Neill & Partners, L.P. has served in that capacity and performed due diligence investigations and reviewed and participated in the preparation of the registration statement of which this prospectus is a part. Sandler O’Neill & Partners, L.P. will receive no compensation for acting in this capacity; however, we have agreed to indemnify Sandler O’Neill & Partners, L.P. for acting as the qualified independent underwriters against specified liabilities under the Securities Act.

Because of the relationship between NFP and NFPSI, the offering is being conducted in accordance with Rule 2720 of the NASD.

LEGAL MATTERS

The validity of our common stock offered in this offering will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Certain legal matters will be passed upon for the underwriters by LeBoeuf, Lamb, Greene & MacRae, L.L.P., a limited liability partnership including professional corporations, New York, New York. LeBoeuf, Lamb, Greene & MacRae, L.L.P. has in the past performed and continues to perform legal services for us.

EXPERTS

The financial statements of National Financial Partners Corp. and Subsidiaries as of December 31, 2002 and 2001, and for each of the three years in the period ended December 31, 2002, the financial statements of Wharton Equity Corporation II, LLC and Affiliates as of December 31, 2002 and for the year then ended, and the financial statements of Linn and Associates, Inc., Smith, Frank & Partners, L.L.C. and Affiliates and Delessert Financial Services, Inc. as of December 31, 2001 and for the year then ended, included in this prospectus and the registration statement of which it is a part have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of such firm as experts in accounting and auditing.

The financial statements of International Risk Consultants, Inc. and Occupational Health Underwriters, Inc. as of December 31, 2002, included in this prospectus and the registration statement of which it is a part have been so included in reliance on the report of Melanson, Heath & Company P.C., independent accountants, given on the authority of such firm as experts in accounting and auditing.

The financial statements of Administrative Systems, Inc. and the Balanced Program, Inc. as of December 31, 2002, included in this prospectus and the registration statement of which it is a part have been so included in reliance on the report of Abramson Pendergast & Company, independent accountants, given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Upon consummation of this offering, we will be required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents filed by us at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public through the SEC’s website at http://www.sec.gov. After this offering, we expect to provide annual reports to our stockholders that include financial information reported on by our independent public accountants.

We have filed a registration statement on Form S-1 with the SEC. This prospectus is part of the registration statement and does not contain all of the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of ours, please be aware that such reference is not necessarily complete and that you should refer to the exhibits that are part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington D.C., as well as through the SEC’s website.

INDEX TO FINANCIAL STATEMENTS

NATIONAL FINANCIAL PARTNERS CORP. AND SUBSIDIARIES

National Financial Partners Corp. and Subsidiaries
Report of Independent Accountants	F-3
Consolidated Statements of Financial Condition at December 31, 2002 and 2001	F-4
Consolidated Statements of Operations for the years ended December 31, 2002, 2001 and 2000	F-5
Consolidated Statements of Stockholders’ Equity for the years ended December 31, 2002, 2001 and 2000	F-6
Consolidated Statements of Cash Flows for the years ended December 31, 2002, 2001 and 2000	F-7
Notes to Consolidated Financial Statements	F-8

National Financial Partners Corp. and Subsidiaries
Consolidated Statements of Financial Condition at June 30, 2003 (unaudited) and December 31, 2002	F-28
Consolidated Statements of Operations for the six months ended June 30, 2003 and 2002 (unaudited)	F-29
Consolidated Statements of Cash Flows for the six months ended June 30, 2003 and 2002 (unaudited)	F-30
Notes to Consolidated Financial Statements	F-31

Unaudited Pro Forma Consolidated Financial Statements	F-37

Linn & Associates, Inc.
Statement of Financial Condition at March 31, 2002 (unaudited)	F-46
Statements of Income for the three months ended March 31, 2002 and 2001 (unaudited)	F-47
Statements of Changes in Stockholders’ Equity for the three months ended March 31, 2002 and 2001 (unaudited)	F-48
Statement of Cash Flows for the three months ended March 31, 2002 and 2001 (unaudited)	F-49
Notes to Financial Statements (unaudited)	F-50

Smith, Frank & Partners, LLC and Affiliates
Combined Statement of Financial Condition at June 30, 2002 (unaudited)	F-52
Combined Statements of Income for the six months ended June 30, 2002 and 2001 (unaudited)	F-53
Combined Statements of Changes in Owners’ Equity for the six months ended June 30, 2002 and 2001 (unaudited)	F-54
Combined Statements of Cash Flows for the six months ended June 30, 2002 and 2001 (unaudited)	F-55
Notes to Combined Financial Statements (unaudited)	F-56

Delessert Financial Services, Inc.
Statement of Financial Condition at September 30, 2002 (unaudited)	F-59
Statements of Income for the nine months ended September 30, 2002 and 2001 (unaudited)	F-60
Statements of Changes in Stockholders’ Equity for the nine months ended September 30, 2002 and 2001 (unaudited)	F-61
Statements of Cash Flows for the nine months ended September 30, 2002 and 2001 (unaudited)	F-62
Notes to Financial Statements (unaudited)	F-63

Wharton Equity Corporation II, LLC and Affiliates
Report of Independent Accountants	F-66
Combined Statement of Financial Condition at December 31, 2002	F-67
Combined Statement of Income for the year ended December 31, 2002	F-68
Combined Statement of Changes in Owners’ Equity for the year ended December 31, 2002	F-69
Combined Statement of Cash Flows for the year ended December 31, 2002	F-70
Notes to Combined Financial Statements	F-71

International Risk Consultants, Inc. and Occupational Health Underwriters, Inc.
Independent Auditors’ Report	F-74
Combined Balance Sheet at December 31, 2002	F-75

Combined Statement of Income and Comprehensive Income for the year ended December 31, 2002	F-76
Combined Statement of Changes in Stockholder’s Equity for the year ended December 31, 2002	F-77
Combined Statement of Cash Flows for the year ended December 31, 2002	F-78
Notes to Combined Financial Statements	F-79

Administrative Systems, Inc. and the Balanced Program, Inc.
Independent Auditors’ Report	F-87
Combined Balance Sheet at December 31, 2002	F-89
Combined Statement of Income for the year ended December 31, 2002	F-90
Combined Statement of Changes in Stockholder’s Equity for the year ended December 31, 2002	F-91
Combined Statement of Cash Flows for the year ended December 31, 2002	F-92
Notes to Combined Financial Statements	F-93

Linn & Associates, Inc
Report of Independent Accountants	F-99
Statement of Financial Condition at December 31, 2001	F-100
Statement of Income for the year ended December 31, 2001	F-101
Statement of Changes in Stockholders’ Equity for the year ended December 31, 2001	F-102
Statement of Cash Flows for the year ended December 31, 2001	F-103
Notes to Financial Statements	F-104

Smith, Frank & Partners, LLC and Affiliates
Report of Independent Accountants	F-106
Combined Statement of Financial Condition at December 31, 2001	F-107
Combined Statement of Income for the year ended December 31, 2001	F-108
Combined Statement of Changes in Owners’ Equity for the year ended December 31, 2001	F-109
Combined Statement of Cash Flows for the year ended December 31, 2001	F-110
Notes to Combined Financial Statements	F-111

Delessert Financial Services, Inc.
Report of Independent Accountants	F-114
Statement of Financial Condition at December 31, 2001	F-115
Statement of Income for the year ended December 31, 2001	F-116
Statement of Changes in Stockholders’ Equity for the year ended December 31, 2001	F-117
Statement of Cash Flows for the year ended December 31, 2001	F-118
Notes to Financial Statements	F-119

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of

National Financial Partners Corp.

In our opinion, the accompanying consolidated statements of financial condition and the related consolidated statements of operations, changes in stockholders’ equity and cash flows present fairly, in all material respects, the financial position of National Financial Partners Corp. and its subsidiaries at December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Notes 2 and 16 to the financial statements, the Company adopted the provisions of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” as of January 1, 2002.

/s/    PricewaterhouseCoopers LLP

New York, New York

February 28, 2003, except as to Note 18 which is as of April 30, 2003 and Note 19 which is as of  September 12, 2003.

NATIONAL FINANCIAL PARTNERS CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(in thousands, except per share data)

	At December 31,
	2002	2001
ASSETS
Current assets:
Cash and cash equivalents	$31,814	$35,394
Cash, cash equivalents and securities purchased under resale agreements in premium trust accounts	25,637	22,465
Commissions, fees, and premiums receivable, net	29,836	20,296
Due from Principals and/or certain entities they own	5,096	13,197
Notes receivable, net	3,681	415
Deferred tax assets	2,384	2,015
Other current assets	2,832	4,560

Total current assets	101,280	98,342

Property and equipment, net	11,971	11,830
Deferred tax assets	25,970	22,917
Intangibles, net	205,101	179,312
Goodwill, net	184,507	151,550
Notes receivable, net	11,038	4,299
Other assets	1,379	4,531

Total assets	$541,246	$472,781

LIABILITIES
Current liabilities:
Premiums payable to insurance carriers	$25,087	$22,756
Bank loan	39,450	35,337
Income taxes payable	136	—
Deferred tax liabilities	5,676	5,112
Due to Principals and/or certain entities they own	18,728	13,152
Accounts payable	16,394	14,579
Accrued liabilities	11,111	10,324

Total current liabilities	116,582	101,260

Deferred tax liabilities	79,498	72,539
Accrued option expense	49,736	39,870
Acquisition bonus and other	7,331	9,336

Total liabilities	253,147	223,005

Commitments and contingencies (Note 4)

Redeemable common stock	—	273

STOCKHOLDERS’ EQUITY
Preferred stock, $0.01 par value: Authorized 200,000 shares; none issued	—	—
Common stock, $0.10 par value: Authorized 60,000 shares; 28,171 and 26,611 issued and 26,647 and 25,141 outstanding, respectively	2,731	2,555
Additional paid-in capital	312,432	280,922
Common stock subscribed	2,794	4,152
Stock subscription receivable	(2,794)	(4,152)
Accumulated deficit	(16,207)	(27,800)
Treasury stock, 663 and 407 shares, respectively, at cost	(10,857)	(6,174)

Total stockholders’ equity	288,099	249,503

Total liabilities, redeemable common stock, and stockholders’ equity	$541,246	$472,781

The accompanying notes are an integral part of these consolidated financial statements.

NATIONAL FINANCIAL PARTNERS CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	For the years ended December 31,
	2002	2001	2000
Revenue:
Commissions and fees	$361,071	$278,064	$207,945
Cost of services:
Commissions and fees	104,747	77,439	62,796
Operating expenses	116,170	89,389	60,537
Management fees	65,602	49,834	40,279

Total cost of services	286,519	216,662	163,612

Gross margin	74,552	61,402	44,333
Corporate and other expenses:
General and administrative (excludes option compensation)	21,423	20,472	21,122
Option compensation	9,866	19,967	14,403
Amortization, depreciation and impairment loss	17,365	22,706	15,843
Start-up, acquisition bonus and other	(747)	444	2,137
Loss (gain) on sale of subsidiaries	339	(738)	3,798

Total corporate and other expenses	48,246	62,851	57,303

Income (loss) from operations	26,306	(1,449)	(12,970)

Interest and other income	1,862	1,151	2,217
Interest and other expense	(3,438)	(3,523)	(865)

Net interest and other	(1,576)	(2,372)	1,352
Income (loss) before income taxes	24,730	(3,821)	(11,618)
Income tax expense (benefit)	13,137	1,921	(10)

Net income (loss)	$11,593	$(5,742)	$(11,608)

Earnings (loss) per share:
Basic	$0.45	$(0.24)	$(0.52)

Diluted	$0.40	$(0.24)	$(0.52)

Weighted average shares outstanding:
Basic	25,764	24,162	22,308

Diluted	28,775	24,162	22,308

The accompanying notes are an integral part of these consolidated financial statements.

NATIONAL FINANCIAL PARTNERS CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

For the years ended December 31, 2002, 2001, and 2000

(in thousands)

	Common shares outstanding	Par value	Additional paid-in capital	Capital stock subscribed	Stock subscription receivable	Accumulated deficit	Treasury stock	Total
Balance at 12/31/99	11,930	$1,193	$119,005	$25,000	$—	$(10,450)	$—	$134,748
Sale of shares to Apollo	2,500	250	24,750	(25,000)	—	—	—	—
Capital stock subscribed	—	—	—	2,540	—	—	—	2,540
Expired put rights	5,448	545	55,189	—	—	—	—	55,734
Stock issued as consideration for Acquired Firms	3,438	344	43,899	—	—	—	—	44,243
Other stock issuance	9	1	89	—	—	—	—	90
Less stock subscription receivable	—	—	—	—	(2,540)	—	—	(2,540)
Additional paid in capital, common stock	—	—	245	—	—	—	—	245
Stock repurchased	(300)	—	—	—	—	—	(4,800)	(4,800)
Net loss	—	—	—	—	—	(11,608)	—	(11,608)

Balance at 12/31/00	23,025	$2,333	$243,177	$2,540	$(2,540)	$(22,058)	$(4,800)	$218,652
Stock issued as consideration for Acquired Firms	2,214	221	37,638	—	—	—	—	37,859
Capital stock subscribed	—	—	—	1,720	—	—	—	1,720
Other stock issuances	10	1	107	(108)	108	—	—	108
Less stock subscription receivable	—	—	—	—	(1,720)	—	—	(1,720)
Stock repurchased	(107)	—	—	—	—	—	(1,374)	(1,374)
Net loss	—	—	—	—	—	(5,742)	—	(5,742)

Balance at 12/31/01	25,142	$2,555	$280,922	$4,152	$(4,152)	$(27,800)	$(6,174)	$249,503
Stock issued as consideration for Acquired Firms	1,680	168	29,870	—	—	—	—	30,038
Shares issued for capital stock subscriptions paid	81	8	1,350	(1,358)	1,358	—	—	1,358
Capital contributions	—	—	290	—	—	—	—	290
Stock repurchased	(256)	—	—	—	—	—	(4,683)	(4,683)
Net income	—	—	—	—	—	11,593	—	11,593

Balance at 12/31/02	26,647	$2,731	$312,432	$2,794	$(2,794)	$(16,207)	$(10,857)	$288,099

The accompanying notes are an integral part of these consolidated financial statements.

NATIONAL FINANCIAL PARTNERS CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS  (in thousands)

	For the years ended December 31,
	2002	2001	2000
Cash flow from operating activities:
Net income (loss)	$11,593	$(5,742)	$(11,608)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Deferred taxes	(8,802)	(15,078)	(10,156)
Option compensation	9,866	19,967	14,403
Impairment of goodwill and intangibles	1,822	4,394	2,503
Amortization of goodwill	—	5,529	4,422
Amortization of intangibles	13,321	9,947	7,568
Depreciation of property and equipment and amortization of leasehold improvements	2,222	2,836	1,350
Start-up and acquisition bonus	(998)	(455)	1,195
Finders’ fee	—	—	18
Compensation related to stock issuance to non-employees	—	—	245
Loss on disposal of subsidiary	339	—	412
Allowance for losses on notes receivable	117	—	—
(Increase) decrease in operating assets:
Cash, cash equivalents and securities purchased under resale agreements in premium trust accounts	(3,172)	(14,608)	(7,857)
Commissions, fees and premiums receivable, net	(9,540)	(6,323)	(5,815)
Due from Principals and/or certain entities they own	8,101	(5,778)	—
Notes receivable—current	(9,035)	(415)	—
Income taxes receivable	—	3,034	(3,187)
Other current assets	1,728	1,633	(12,284)
Notes receivable—non current	(6,856)	(1,700)	(6,279)
Other assets	3,152	2,045	(1,464)
Increase (decrease) in operating liabilities:
Premiums payable to insurance carriers	2,331	14,008	8,748
Income taxes payable	136	—	—
Due to Principals and/or certain entities they own	5,576	840	12,073
Accounts payable	1,815	8,356	3,651
Accrued liabilities	787	112	2,131
Acquisition bonus and other	(1,040)	1,227	2,331

Net cash provided by operating activities	23,463	23,829	2,400
Cash flow from investing activities:
Purchases of property and equipment, net	(2,363)	(3,514)	(3,538)
Payments for Acquired Firms	(29,772)	(49,431)	(38,440)

Net cash (used in) investing activities	(32,135)	(52,945)	(41,978)
Cash flow from financing activities:
Repayments of notes payable	(37)	—	(16,225)
Proceeds from notes payable	—	—	16,356
Repayment of bank loan	(66,250)	—	(4,732)
Proceeds from bank loan	70,400	32,337	—
Proceeds from issuance of common stock	1,648	108	25,090
Payments for treasury stock	(669)	(374)	(4,163)

Net cash provided by financing activities	5,092	32,071	16,326
Net (decrease) increase in cash and cash equivalents	(3,580)	2,955	(23,252)
Cash and cash equivalents, beginning of the year	35,394	32,439	55,691

Cash and cash equivalents, end of the year	$31,814	$35,394	$32,439

Supplemental disclosures of cash flow information:
Cash paid for income taxes	$25,233	$10,685	$13,175

Cash paid for interest	$2,737	$1,766	$286

Non-cash transactions:
See Note 17

The accompanying notes are an integral part of these consolidated financial statements.

NATIONAL FINANCIAL PARTNERS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2002

(Tables shown in thousands of dollars, except per share amounts)

Note 1    Organization and description of the Company

The Company

National Financial Partners Corp. (“NFP”), a Delaware corporation, was formed on August 27, 1998, but did not commence operations until January 1, 1999. NFP was capitalized by two affiliates of Apollo Management, L.P. (“Apollo”), a private equity firm, which provided an initial $125 million equity investment. The Apollo investment commitment was fulfilled during the year ended December 31, 2000. Apollo owned 54.3%, 49.7%, and 46.9% of NFP’s outstanding common stock at December 31, 2000, 2001, and 2002, respectively, with the remaining 45.7%, 50.3%, and 53.1% owned by other stockholders including management of Acquired Firms (defined below) at December 31, 2000, 2001, and 2002, respectively. The principal business of National Financial Partners Corp. and Subsidiaries (the “Company”) is the acquisition and management of Acquired Firms throughout the United States and Puerto Rico that offer financial services including insurance, asset management, and other services to the high net-worth and the small to medium-size corporate markets. As of December 31, 2002, the Company owned 111 firms located in 28 states.

Management fees

The Company has designed a strategy in acquiring firms which it believes aligns the goals of both the entrepreneur and the Company. The Company generally purchases 100% of the equity of operating companies (“Acquired Firm”). In connection with the acquisition, an agreement (the “Management Agreement”) is executed among the Company, the Acquired Firm, the former owners and/or key managers of the Acquired Firm (the “Principals”), and, generally, an entity wholly owned by the Principals.

The Management Agreement sets the economic and operating parameters of the prospective relationship between the Acquired Firm, the Principals and/or certain entities they own, and the Company. In order to determine the compensation of the Principals and/or certain entities they own, the Management Agreement establishes Target and Base earnings, as defined in the Management Agreement. The Company retains all earnings of the Acquired Firm up to the Base earnings. Earnings in excess of the Base earnings, up to the Target earnings are paid to the Principals and/or certain entities they own. Earnings in excess of the Target earnings are split between the Company and the Principals and/or certain entities they own based on a predetermined percentage. Fees earned by the Principals and/or certain entities they own (management fees) pursuant to these plans are charged to earnings in the period earned. The Management Agreements have an initial term of five years and are renewable annually thereafter by the Principals and/or certain entities they own.

Note 2    Summary of significant accounting policies

Basis of financial statement presentation

The Company’s consolidated financial statements include the accounts of the Company and all of its Acquired Firms. All material inter-company balances (which do not include the amounts due to or from Principals and/or certain entities they own) and transactions have been eliminated.

Use of estimates

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of the assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

NATIONAL FINANCIAL PARTNERS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Business segments

The Company operates in one business segment, within the financial services industry. The Company does not have available the discrete financial information as to revenues by each product or service.

Net capital

Certain subsidiaries of the Company are subject to the Securities and Exchange Commission Uniform Net Capital Rule (Rule 15c3-1 of the Securities Exchange Act of 1934, as amended), which requires the maintenance of minimum net capital. At December 31, 2002, these subsidiaries had aggregate net capital of $14.3 million, which was $13.8 million in excess of aggregate minimum net capital requirements of $0.5 million.

Cash and cash equivalents

Cash equivalents represent highly liquid investments purchased with a remaining maturity of three months or less. The Company invests its excess cash in deposits with major banks, money market funds, or securities composed primarily of commercial paper of companies with strong credit ratings in diversified industries for all of which cost approximates fair value. At December 31, 2002 and 2001, cash equivalents included $4.4 million and $4.5 million, respectively, of money market mutual funds and short-term bank money market accounts.

Cash, cash equivalents and securities purchased under resale agreements in premium trust accounts

In their capacity as third-party administrators, certain Acquired Firms collect premiums from insureds, and after deducting their commissions and/or fees, remit these premiums to insurance carriers. Unremitted insurance premiums are held in a fiduciary capacity until disbursed. Various state regulations provide specific requirements that limit the type of investments that may be made with such funds. Accordingly, these funds are invested in cash, money market accounts, and securities purchased under resale agreements. Interest income is earned on these unremitted funds, which is reported as interest and other income in the accompanying Consolidated Statements of Operations. It is the Company’s policy for the Acquired Firms to directly, or through a custodial agent, take possession of the securities purchased under resale agreements. Due to their short-term nature (overnight), the carrying amounts of such transactions approximate their fair value.

Stock option plans

The Company is authorized under the 1998, 2000, and 2002 Stock Incentive Plan (the “fixed plans”), and the 2000 and 2002 Stock Incentive Plan for Principals and Managers to grant options in NFP’s common stock to officers, employees, Principals and/or certain entities they own, independent contractors, consultants, non-employee directors and certain advisory board members.

The Company applies the intrinsic-value-based method of accounting prescribed by Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations including FASB Interpretation No. 44, “Accounting for Certain Transactions Involving Stock Compensation,” an interpretation of APB Opinion No. 25, issued in March 2000, to account for its fixed-plan stock options to employees. Under this method, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation,” established accounting and disclosure requirements using a fair-value-based method of accounting for stock-based employee compensation plans. As allowed by SFAS No. 123, the Company has elected to continue to apply the intrinsic-value-based method of accounting described above, and has adopted only the disclosure requirements of SFAS No. 123.

Option awards to non-employees, including the Principals, are accounted for under SFAS No. 123. Fair value is determined using the Black-Scholes option-pricing model.

NATIONAL FINANCIAL PARTNERS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Contingent consideration

The acquisition of certain Acquired Firms by the Company requires additional cash payments or issuance of shares based on the average growth of applicable earnings, as defined, over the Acquired Firm’s Base earnings over a multi-year period from date of acquisition. The additional cash payments or share issuances are contingent consideration accounted for under the Emerging Issues Task Force No. 95-8, Accounting for Contingent Consideration Paid to the Shareholders of an Acquired Company in a Purchase Business Combination, and is considered to be additional purchase consideration and will be accounted for as part of the purchase price of the Acquired Firms when the outcome of the contingency is determinable beyond a reasonable doubt.

Property, equipment, and depreciation

Equipment and other fixed assets are recorded at cost and depreciated using the straight-line method over their estimated useful lives. Leasehold improvements are amortized over the shorter of their estimated useful lives or the terms of the leases.

Goodwill and other intangible assets

Goodwill represents the excess of costs over the fair value of net assets of businesses acquired. The Company adopted the provisions of SFAS No. 142, “Goodwill and Other Intangible Assets,” as of January 1, 2002. Goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS No. 142. SFAS No. 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 144, “Accounting for Impairment or Disposal of Long-Lived Assets.”

In connection with SFAS No. 142’s transitional goodwill impairment evaluation, the Statement required the Company to perform an assessment of whether there was an indication that goodwill is impaired as of the date of adoption. Upon adoption of SFAS No. 142, the Company completed the transitional impairment test, which indicated that there was no goodwill impairment as of January 1, 2002; therefore, the Company was not required to recognize an impairment loss upon adoption as a cumulative effect of change in accounting principle.

Impairment of long-lived assets

SFAS No. 144 provides a single accounting model for the disposition of long-lived assets. SFAS No. 144 also changes the criteria for classifying an asset as held for sale, broadens the scope of businesses to be disposed of that qualify for reporting as discontinued operations, and changes the timing of recognizing losses on such operations. The Company adopted SFAS No. 144 on January 1, 2002.

In accordance with SFAS No. 144, long-lived assets, such as property, plant, and equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset.

NATIONAL FINANCIAL PARTNERS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Goodwill and intangible assets not subject to amortization are tested annually for impairment, and are tested for impairment more frequently if events and circumstances indicate that the intangible asset might be impaired. An impairment loss is recognized to the extent that the carrying amount exceeds the asset’s fair value. For the year ended December 31, 2002, the Company recorded an impairment loss of $1.8 million related to intangible assets and goodwill, which is reflected in amortization, depreciation and impairment loss in the Consolidated Statement of Operations.

Prior to the adoption of SFAS No. 144, the Company accounted for long-lived assets in accordance with SFAS No. 121, “Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of.” For the years ended December 31, 2001 and 2000, the Company recorded an impairment loss of $4.4 million and $2.5 million, respectively, related to intangible assets and goodwill, which is reflected in amortization, depreciation and impairment loss in the Consolidated Statements of Operations.

Recently issued accounting standards

In November 2002, the FASB issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees of Indebtedness of Others,” an interpretation of FASB Statements No. 5, 57 and 107 and a rescission of FASB Interpretation No. 34. This Interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees issued. The Interpretation also clarifies that a guarantor is required to recognize, at inception of a guarantee, a liability for the fair value of the obligation undertaken. The initial recognition and measurement provisions of the Interpretation are applicable to guarantees issued or modified after December 31, 2002 and are not expected to have a material effect on the Company’s financial statements. The disclosure requirements are effective for financial statements of interim and annual periods ending after December 15, 2002.

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure,” an amendment of FASB Statement No. 123. This Statement amends FASB Statement No. 123 to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of Statement No. 123 to require prominent disclosures in both annual and interim financial statements. Certain of the disclosure modifications are required for fiscal years ending after December 15, 2002 and are included in the notes to these consolidated financial statements. The adoption of SFAS 148 is not expected to have a material effect on the Company’s financial position and results of operations.

Revenue recognition

Insurance and annuity commissions paid by insurance companies are based on a percentage of the premium that the insurance company charges to the policyholder. First-year commissions are calculated as a percentage of the first twelve months’ premium on the policy and earned in the year that the policy is originated. In many cases, the Company receives renewal commissions for a period following the first year, if the policy remains in force. The Company also earn commissions on the sale of insurance policies written for benefit programs. The commissions are paid each year as long as the client continues to use the product and maintain its broker of record relationship with us. The Company also earn fees for the development and implementation of corporate and executive benefit programs as well as fees for the duration that these programs are administered. Asset-based fees are also earned for administrative services or consulting related to certain benefits plans. Insurance commissions are recognized as revenue, when the following three criteria are met (1) the policy application is substantially complete, (2) the premium is paid, and (3) the insured party is contractually committed to the purchase of the insurance policy. The Company carries a reserve for policy cancellations, which is periodically evaluated and adjusted as necessary. Miscellaneous commission

NATIONAL FINANCIAL PARTNERS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

adjustments are recorded as they occur. Contingent commissions are recorded as revenue when received which, in many cases, is the Company’s first notification of amounts earned. Contingent commissions are commissions paid by insurance underwriters and are based on the estimated profit and/ or overall volume of business placed with the underwriter. The data necessary for the calculation of contingent commissions cannot be reasonably obtained prior to receipt of the commission.

The Company earns commissions related to the sale of securities and certain investment-related insurance products. The Company also earn fees for offering financial advice and related services. These fees are based on a percentage of assets under management and are generally paid quarterly. In certain cases, incentive fees are earned based on the performance of the assets under management. The Company charges flat fees for the development of a financial plan or a flat fee annually for advising clients on asset allocation. Any investment advisory or related fees collected in advance are deferred and recognized as income on a straight-line basis over the period earned. Transaction-based fees, including performance fees, are recognized when all contractual obligations have been satisfied. Securities and mutual fund commission income and related expenses are recorded on a trade date basis.

The Company earns additional compensation in the form of incentive and marketing support revenue, including override payments, from manufacturers of financial services products, based on the volume, persistency and profitability of business generated by the Company from these three sources. Incentive and marketing support revenue is recognized at the earlier of notification of a payment or when payment is received.

As of December 31, 2002 and 2001, the allowance for commissions, fees, and premium losses were $186,000 and $83,000, respectively.

Income taxes

The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes, which requires the recognition of tax benefits or expenses on the temporary differences between the financial reporting and tax bases of its assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Valuation allowances are established when necessary to reduce the deferred tax assets to the amounts expected to be realized.

Earnings (loss) per share

Basic earnings or loss per share is calculated by dividing the net income or loss available to common stockholders by the weighted average of common shares outstanding during the year. Contingently issuable shares are considered outstanding common shares and included in the computation of basic earnings or loss per share if, as of the date of the computation, all necessary conditions have been satisfied. Because all necessary conditions have not been satisfied related to contingently issuable shares, such shares have not been included in the basic earnings or loss per share calculation for all years presented.

Diluted earnings or loss per share is calculated by using the weighted average of common shares outstanding adjusted to include the potentially dilutive effect of outstanding stock options and common shares issued as contingent consideration as part of the acquisition of certain Acquired Firms utilizing the treasury stock method, unless their inclusion would be anti-dilutive or would have the effect of increasing the earnings per share amount or decreasing the loss per share amount. At December 31, 2002, 23.1 million (options) and 2.4 million (contingent share issuances) shares of common stock have been included in the calculation of diluted earnings per share. Such anti-dilutive securities, which have not been included in the computation of diluted earnings or loss per share, totaled 5.29 million (options) and 0.39 million (contingent share issuances) shares of common stock as of December 31, 2001, and 3.4 million (options) and 0.15 million (contingent share issuances) shares of common stock as of December 31, 2000.

NATIONAL FINANCIAL PARTNERS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Reclassification

Certain reclassifications have been made to the 2001 and 2000 consolidated financial statements to conform to the current year presentation.

Fair value of financial instruments

SFAS No. 107, “Disclosures About Fair Value of Financial Instruments,” requires that the Company disclose estimated fair values for its financial instruments. The fair value of notes receivable, commissions, fees and premiums receivable, accounts payable, accrued liabilities, bank loans, and other assets are considered to approximate their carrying amount because they are (a) short term in nature and/or (b) carry interest rates which are comparable to market based rates.

Note 3    Property and equipment

Property and equipment, which have estimated useful lives of generally 3 to 5 years, and for leasehold improvements, the term of the leases, which are approximately 12 years, consisted of the following at December 31,

	2002	2001
Furniture and fixtures	$7,320	$5,986
Computers and software	7,527	6,633
Office equipment	3,291	2,665
Leasehold improvements	6,318	5,742
Automobiles	124	350
Other	557	2,160

Property and equipment	25,137	23,536
Accumulated depreciation and amortization	(13,166)	(11,706)

Total property and equipment, net	$11,971	$11,830

Depreciation expense for the years ended December 31, 2002, 2001, and 2000 was $2.2 million, $2.8 million, and $1.4 million, respectively.

Note 4    Commitments and contingencies

Legal matters

In the ordinary course of business, NFP and its Acquired Firms are involved in lawsuits. Management of the Company considers these suits to be without merit and is defending them vigorously. Management believes, based upon consultation with legal counsel, the resolution of these lawsuits will not have a material adverse impact on the consolidated financial statements. In addition, Acquired Firms were indemnified by Principals for certain lawsuits as part of the acquisition of these Acquired Firms.

Credit risk

NFP Securities, Inc., the Company’s broker-dealer subsidiary (“NFPSI”), clears all of its securities transactions through clearing brokers on a fully disclosed basis. Pursuant to the terms of the agreements between NFPSI and the clearing brokers, the clearing brokers have the right to charge NFPSI for losses that result from a counterparty’s failure to fulfill its contractual obligations.

NATIONAL FINANCIAL PARTNERS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As the right to charge NFPSI has no maximum amount and applies to all trades executed through the clearing brokers, NFPSI believes there is no maximum amount assignable to this right. Such transactions are secured by the securities purchased or by cash settlement. During 2002, 2001, and 2000, payments to clearing brokers related to these guarantees were de minimis and no liability has been recorded.

In addition, NFPSI has the right to pursue collection or performance from the counterparties who do not perform under their contractual obligations. NFPSI monitors the credit standing of the clearing brokers and all counterparties with which it conducts business.

The Company, through its Acquired Firms, is exposed to credit risk for commissions receivable from the clearing brokers and insurance companies. Such credit risk is generally limited to the amount of commissions receivable.

In the normal course of business, the Company enters into contracts that contain a variety of representations and warranties and which provide general indemnifications. The Company’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Company that have not yet occurred. However, based on experience, the Company expects the risk of loss under the general indemnifications to be remote.

Acquisition bonus programs

At the time of NFP’s founding, it established an acquisition bonus program under which certain founding officers and directors were eligible to receive a payment equal to $1.25 million in cash or common stock of NFP, at their election, for each $5 million of average Base earnings of the applicable Acquired Firms over a three-year period. This acquisition bonus program period commenced with eligible acquisitions effective January 1, 1999 through and including those eligible acquisitions closed by December 31, 2000. Accordingly, the three-year measurement periods end between December 31, 2001 and December 31, 2003. The bonuses related to this program are accrued at the close of each eligible acquisition in an amount equal to 25% of the base earnings of the acquired firm and the amounts in the bonus pool are adjusted over the appropriate three-year measurement period based on the actual earnings of the applicable firms. For the years ended December 31, 2002 and 2001, the Company reduced previous accruals by $(1.3) million and $(1.1) million, respectively. During the year ended December 31, 2000, we accrued $1.2 million.

Effective January 1, 2001, a new acquisition bonus program was implemented, which replaced the prior acquisition bonus program for eligible acquisitions closed on or after January 1, 2001. The new program is for the same founding officers and directors that were eligible for the first acquisition bonus program as well as certain outside consultants. These individuals are eligible to receive payments of: (1) 6% of Base earnings of an acquisition at the close of a transaction, paid in cash and (2) 2% of the base earnings on an annual basis for each of the first three years following the close of the transaction, subject to the acquired firm’s achieving target earnings in each year, or cumulatively as of each anniversary of the acquisition, also paid in cash. The amount expensed under the new program totaled $0.3 million and $0.7 million for the years ended December 31, 2002 and 2001, respectively.

Stock award and option programs for Principals

Under the terms of certain Management Agreements, the Principals will receive stock options at the end of a three-year period based on (1) the compounded annual growth rate of the respective Acquired Firms’ earnings (as defined) for three years and (2) the fair market value of NFP’s stock at the end of the three years (except for certain “Founding Principals” for which the value is $10.00 per share).

NATIONAL FINANCIAL PARTNERS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Founding Principals’ options earned have an exercise price of $10.00; all other Principals have an exercise price equal to the fair value of the stock at the date of grant or at the end of the applicable three-year period. For the years ended December 31, 2002, 2001, and 2000, option expense related to these programs totaled $9.7 million, $19.1 million, and $14.3 million, respectively.

Performance incentive program

Effective January 1, 2002, the Company established a performance incentive plan for Principals who are no longer eligible to receive options under the option incentive plan programs for Principals or have concluded their contingent consideration periods. During 2002, the Company recorded performance incentive expense of $0.8 million. This plan is a three-year plan that rewards growth above the prior period’s average earnings or prior incentive target, whichever is higher. The bonus is structured to pay the Principal 5% to 40% of NFP’s share of incremental earnings from this additional growth, as shown below.

Three-year Avg. Growth Rate	% of NFP’s Share of Growth in Earnings Paid to Principal(s)
Less than 10%	0.0%
10%–15%	5.0%
15%–20%	20.0%
20%–25%	25.0%
25%–30%	30.0%
30%–35%	35.0%
Greater than 35%	40.0%

At the Company’s discretion, payment will be in cash or common stock at 90% of fair market value of NFP’s common stock at the end of the three-year measurement period, subject to the Principals’ election to receive up to 50% of any payment in common stock.

Redeemable common stock

In connection with substantially all of the acquisitions the Company closed before December 31, 1999, the sellers of those firms were granted the right to sell back to the Company a portion of NFP’s common stock issued to them in connection with the acquisition at a price per share equal to the price of those shares when issued. Pursuant to these agreements, during the year ended December 31, 2000, the Company repurchased 0.39 million shares for a total cost of $4.2 million. At December 31, 2001, there was one put agreement outstanding, and subsequent to December 31, 2001, the Company repurchased 0.02 million shares for a total cost of $0.3 million related to this put.

NATIONAL FINANCIAL PARTNERS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Leases

At December 31, 2002, future minimum rentals for operating leases (which are subject to escalation clauses) primarily consisted of real estate and equipment leases that had initial or non-cancelable lease terms in excess of one year and were payable as follows:

Years ended December 31,	Required minimum payment
2003	$ 8,847
2004	8,191
2005	7,127
2006	6,458
2007	5,567
Thereafter and through 2018	16,210

Total	$52,400

Rent expense for the years ended December 31, 2002, 2001, and 2000 approximated $10.3 million, $8.7 million, and $7.3 million, respectively.

Letter of credit

At December 31, 2001, the Company was contingently obligated for a letter of credit of $2.2 million deposited with a landlord for office space. This letter of credit was collateralized in the amount of approximately $2.4 million, included in notes receivable, net on the Consolidated Statement of Financial Condition. In December 2002, such letter of credit expired, the deposit was withdrawn and a new letter of credit was established under the Company’s senior credit facility.

Contingent consideration

As discussed in Note 2, contingent consideration is recorded when the outcome of the contingency is determinable beyond a reasonable doubt. Contingent consideration paid to the former owners of the Acquired Firms is considered to be additional purchase consideration. Contingent consideration paid to employees of the Acquired Firms is considered to be compensatory. The maximum contingent consideration which could be payable as purchase consideration and employee compensation consists of the following:

	2003	2004	2005	2006
Purchase consideration	$24,314	$72,063	$59,854	$61
Employee compensation	—	15,946	—	—

Escrows

At December 31, 2002 and 2001, the Company had escrowed cash in the amounts of $1.4 million, as part of the acquisition of certain Acquired Firms. The escrowed cash is included in notes receivable, net in the Company’s Consolidated Statements of Financial Condition. At December 31, 2002 and 2001, the Company had also escrowed 0.21 million and 0.38 million shares of common stock, respectively, as part of the acquisition of certain Acquired Firms.

The escrow is subject to the Acquired Firms meeting performance criteria, which were met during 2002, although release of the escrow is not required until later dates.

NATIONAL FINANCIAL PARTNERS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 5    Cost of services: operating expenses

Cost of services: operating expenses consist of the following for the years ended December 31,

	2002	2001	2000
Compensation and related	$64,862	$49,300	$30,946
General and administrative	51,308	40,089	29,591

Totals	$116,170	$89,389	$60,537

Included in general and administrative expense are occupancy costs, professional fees, information technology, insurance and client services.

Note 6    Start-up, acquisition bonus and other expenses

Start-up, acquisition bonus and other expenses consist of the following for the years ended December 31,

	2002	2001	2000
Bad debt expense	$—	$765	$—
Acquisition bonus, net	(998)	(455)	1,195
Start-up, legal, and other	251	134	942

Totals	$(747)	$444	$2,137

Note 7    Corporate general and administrative expenses

Corporate general and administrative expenses consist of the following expenses for the years ended December 31,

	2002	2001	2000
Compensation and benefits	$11,326	$11,734	$10,880
Other	10,097	8,738	10,242

Totals	$21,423	$20,472	$21,122

Included in other expenses are occupancy costs, professional fees, information technology, insurance and firm services.

Note 8    Notes receivable, net

Notes receivable consists of the following at December 31,

	2002	2001
Notes receivable from Partners Marketing Services, Inc. (“PMSI”)	$—	$2,305
Notes receivable from Principals	13,174	2,365
Other notes receivable	7,044	5,426

	20,218	10,096
Less: allowance for uncollectible notes	(5,499)	(5,382)

Total notes receivable, net	$14,719	$4,714

NATIONAL FINANCIAL PARTNERS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Notes Receivable bear interest at rates between 5% and 10% (with an average of 8%) (December 31, 2002), and 5% and 10% (with an average of 7%) (December 31, 2001), and mature at various dates between January 1, 2003 and December 31, 2007 (December 31, 2002), and between January 1, 2002 and July 18, 2010 (December 31, 2001). Notes receivable from Principals and/or certain entities they own are taken on a full recourse basis to the Principal and/or such entity. Deposits of approximately $2.4 million at December 31, 2001 were collateral for a letter of credit used to lease the Company’s office space. Additionally, at December 31, 2002, deposits included $1.0 million of cash placed into escrow accounts by the Company. The escrow is subject to the Acquired Firms meeting performance criteria, which was met during 2002. Although criteria was met during 2002, escrow agreements have specific provisions for dates of payment.

Note 9    Credit facility and bank loan

In November 2001, the Company increased its senior credit facility (“credit facility”) from $40 million to $65 million. The credit facility contains restrictive covenants requiring mandatory prepayments under certain conditions, financial reporting and compliance certificates, maintenance of financial ratios, restrictions on guarantees and additional indebtedness, limitation on investments, loans and advances, and restrictions on payment of cash dividends and changes in control. All of the assets of the Company are pledged as collateral under this credit agreement. At December 31, 2002 and 2001, the unused portion of the credit facility totaled $23.3 million and $29.7 million, respectively. For all periods presented, the Company was in compliance with all credit facility covenants.

The Company is obligated to pay a commitment fee of .50% based on the daily average of undrawn funds under the credit agreement.

All borrowings are due on September 13, 2003. The increased credit facility provides that the revolving credit may be converted to a term loan on September 13, 2003. The amount of the term loan shall mature 20%, 35%, and 45% on September 13, 2004, 2005, and 2006, respectively. At December 31, 2002 and 2001, the weighted average interest rate under the credit facility was 3.6% and 4.4%, respectively.

Borrowings under the credit facility bear interest at (1) the greatest of (a) the prime rate; (b) the three-month certificate of deposit rate (as defined by the credit agreement) plus 1%; or (c) the federal funds effective rate plus ½ of 1%; or, (2) the Eurodollar rate for one, two, three, or six-month periods plus 2%. The Company can elect to be charged the rate under (1) or (2) above. The rates under (1) above float with changes in the indicated rates and under (2) are fixed for the indicated Eurodollar rate tenor (one, two, three, or six-month periods). Interest is computed on the daily outstanding balance at the rate elected by the Company.

Note 10    Retirement and pension plans

Effective January 1, 2001, the Company established the National Financial Partners Corp. 401(k) Plan (the “Plan”) under Section 401(k) of the Internal Revenue Code. The Company matches employee contributions at a rate of 50%, up to six percent of eligible compensation. Amounts charged to expense relating to the Plan were $1.3 million and $0.8 million for the years ended December 31, 2002 and 2001, respectively. For the year ended December 31, 2000, the Company did not have an established retirement or pension plan.

Certain subsidiaries have established 401(k), profit sharing, or self-employment plans covering eligible employees. These plans operate under special transition rules that expire on the last day of the plan year following the plan year in which the acquisition occurred. During the years ended December 31, 2002, 2001, and 2000, total expenses related to the subsidiaries’ plans were not material to the consolidated financial statements.

NATIONAL FINANCIAL PARTNERS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 11    Stockholders’ equity

During the years ended December 31, 2002, 2001, and 2000, the Company issued approximately 1.6 million, 2.5 million, and 6.3 million shares of common stock, respectively. The Company issued approximately 1.6 million, 2.4 million, and 3.6 million of these shares in connection with the acquisition of Acquired Firms in 2002, 2001, and 2000, respectively. Stock issued to former owners and Principals of Acquired Firms, which is subject to achievement of growth criteria, is not considered to be outstanding until the growth criteria is satisfied, which would be the end of the applicable measurement period. At December 31, 2001, approximately 0.4 million shares were issued but are not outstanding related to contingent consideration. Pursuant to a stock subscription, the Company issued 2.5 million shares to Apollo in March 2000.

In February 2000, the Company issued 0.2 million shares to an officer of the Company in exchange for a $2 million note due February 2010. This note bears interest at a rate of 6.77%, and is collateralized by such executive’s shares of NFP’s common stock, whether acquired directly or under options currently granted or hereafter issued.

In June 2000, the Company issued approximately 50,000 shares to certain independent contractors in exchange for notes receivable of approximately $0.5 million. These notes bear interest at a rate of 7%, are collateralized by such independent contractors’ shares and are due 20% per year through July 2005. During each of 2002 and 2001, 10,000 shares were paid for and outstanding.

In March 2001, the Company issued approximately 90,000 shares to officers of the Company in exchange for notes totaling $1.7 million that mature in March 2006. These notes bear interest at a rate of 5.07%, and are collateralized by such executives’ shares of NFP’s common stock, whether acquired directly or under options currently granted or hereafter issued. During 2002, 70,000 shares were paid for and outstanding.

Note 12    Stock option plans

Under the Company’s 1998, 2000, and 2002 Stock Incentive Plans and the 2000 and 2002 Stock Incentive Plans for Principals and Managers, the Compensation Committee of the Board of Directors is authorized to grant options on 10.3 million shares of NFP’s common stock to officers, employees, Principals and/or certain entities they own, independent contractors, consultants, non-employee directors and certain advisory board members. Generally, options granted to Principals under the 2000 and 2002 Stock Incentive Plans for Principals and Managers are fully vested and options granted to employees under the 1998, 2000, and 2002 Stock Incentive Plans vest over a 3 to 5 year period. Options under all plans expire 10 years from the date of grant.

During 2002, 2001, and 2000, in accordance with APB Opinion No. 25, the Company recognized compensation expense of $0.2 million, $0.9 million, and $0.1 million, respectively, for stock options granted to employees with a strike price that was below the fair value of NFP’s stock at the date of grant. This expense is included in option compensation expense.

NATIONAL FINANCIAL PARTNERS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following table illustrates the effect on net income or loss if the fair-value-based method had been applied to all outstanding and unvested awards for the years ended December 31,

	2002	2001	2000
Net income (loss), as reported	$11,593	$(5,742)	$(11,608)
Add stock-based employee compensation expense included in reported net income, net of tax	92	517	82
Deduct total stock-based employee compensation expense determined under fair-value-based method for all awards, net of tax	(1,828)	(1,891)	(1,214)

Pro forma net income (loss)	$9,857	$(7,116)	$(12,740)

Basic earnings (loss) per share	$0.38	$(0.29)	$(0.57)

Diluted net income (loss) per share	$0.34	$(0.29)	$(0.57)

The fair value of each option grant is estimated on the date of each grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

	2002	2001	2000
Expected life	5 years	5 years	5 years
Stock price volatility	50%	50%	60%
Risk-free rate	3.80%	4.70%	5.28%
Expected dividend yield	None	None	None

The weighted average fair value of options granted during 2002, 2001, and 2000 was $11.00, $15.00, and $14.50, respectively. The weighted average life is 9, 8, and 7 years, respectively.

A summary of certain activity with respect to the Company’s stock option plans as of and for the years ended December 31, 2002, 2001, and 2000, is presented below:

	Options outstanding		Options exercisable
	Number of options outstanding	Weighted- average exercise price	Number of options exercisable	Weighted- average exercise price
Balance, December 31, 1999	1,445	$10.20	269	$10.00

Options granted	300	$14.50	232	$10.30
Options exercised	—	—	—	—
Options canceled	(25)	$11.80	—	—

Balance, December 31, 2000	1,720	$10.50	501	$10.10

Options granted	291	$15.00	394	$10.80
Options exercised	—	—	—	—
Options canceled	(55)	$15.00	—	—

Balance, December 31, 2001	1,956	$11.40	895	$10.40

Options granted	3,055	$11.00	3,251	$10.20
Options exercised	—	—	—	—
Options canceled	(13)	$16.70	—	—

Balance, December 31, 2002	4,998	$11.10	4,146	$10.30

At December 31, 2002, the Company had 5.3 million options available for future grants.

NATIONAL FINANCIAL PARTNERS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 13    Income taxes

The components of the consolidated income tax provision/(benefit) are shown below for the years ended December 31,

	2002	2001	2000
Current income taxes:
U.S. Federal	$14,795	$12,543	$8,205
State and local	7,144	2,570	1,822

Total	$21,939	$15,113	$10,027

Deferred income taxes:
U.S. Federal	(7,284)	(10,856)	(8,266)
State and local	(1,518)	(2,336)	(1,771)

Total	$(8,802)	$(13,192)	$(10,037)

Provision/(benefit) for income taxes	$13,137	$1,921	$(10)

The 2002 provision for state and local income taxes includes an adjustment for prior-year tax accruals of $2.1 million. The effective tax rates differ from the provision calculated at the federal statutory rate primarily because of the Company’s nondeductible goodwill amortization, disposal of subsidiaries, the effects of the state and local taxes and certain expenses not deductible for tax purposes. The provision (benefit) for income taxes differs from the amount of income tax determined by applying the applicable U.S. statutory federal income taxes as a result of the following differences for the years ended December 31:

	2002	2001	2000
Income (loss) before income taxes	$24,730	$(3,821)	$(11,618)

Provision (benefit) under U.S. tax rates	8,655	(1,337)	(4,066)
Increase (decrease) resulting from:
Nondeductible goodwill amortization	411	2,658	1,943
Adjustment for prior-year provision to actual	(606)
Disposal of subsidiary	429	(122)	1,333
Capitalized acquisition cost	—	—	284
Meals and entertainment	317	254	228
Keyman life insurance	263	245	141
State and local income taxes, net of federal benefit	3,656	152	—
Other	12	71	127

Income tax expense (benefit)	$13,137	$1,921	$(10)

NATIONAL FINANCIAL PARTNERS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of the assets and liabilities. They are measured by applying the enacted tax rates and laws in effect for the years in which such differences are expected to reverse. The significant components of the Company’s deferred tax assets and liabilities at December 31 are as follows:

	2002	2001
Deferred tax assets:
Accrued acquisition bonus	$833	$2,639
Option compensation	20,888	16,744
Accrued liabilities and reserves	3,959	3,640
Other	2,831	2,381

Total gross deferred tax assets	28,511	25,404

Deferred tax assets valuation allowance	(157)	(472)

Total deferred tax assets	$28,354	$24,932

Deferred tax liabilities:
Identified intangible asset	$(82,612)	$(75,311)
Deferred state taxes	(2,553)	(1,988)
Other	(9)	(352)

Total deferred tax liabilities	$(85,174)	$(77,651)

Net deferred tax asset/(liability)	$(56,820)	$(52,719)

Note 14    Related party transactions

As part of the Management Agreement, the Company generally advances management fees to Principals and/or certain entities they own on a monthly basis. The monthly advances are recorded as an expense in the month paid. At the end of each quarter, the Company records the contractual amount due to and from each Principals and/or certain entities they own. At December 31, 2002 and 2001, amounts due Principals and/or certain entities they own totaled $18.7 million and $13.2 million, respectively, and the amounts due from Principals and/or certain entities they own totaled $5.1 million and $13.2 million, respectively. Amounts earned by the Principals and/or certain entities they own are represented as management fees on the Consolidated Statements of Operations.

Partners Marketing Services, Inc.

Prior to September 1, 2001, Texas law precluded the ownership of Texas-domiciled insurance agencies by any party other than Texas resident insurance agents. To enable the Company to strategically position itself to acquire desirable independent Texas insurance producers in the event of a change in Texas law, which the Company expected at the time, the Company entered into an affiliation arrangement with Partners Marketing Services, Inc., a licensed Texas insurance agency. Pursuant to this arrangement, the Company loaned Partners Marketing $2.3 million to acquire three Texas-domiciled insurance agencies. Also, in connection with this arrangement, the Company entered into an administrative services agreement with Partners Marketing pursuant to which the Company provided various administrative services to Partners Marketing’s three subsidiaries in exchange for fees.

On September 1, 2001, Texas law was amended to permit the ownership of Texas-domiciled insurance agencies by non-Texas insurance agents. In June 2002, after obtaining approval from the Texas Department of Insurance, the Company acquired Partners Marketing and each of its three wholly owned subsidiaries, through a share exchange in which certain classes of stockholders of Partners Marketing received shares of NFP’s common stock in exchange for their holdings of Partners Marketing’s stock. The stockholders did not receive any

NATIONAL FINANCIAL PARTNERS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

compensation or consideration for their ownership interest in Partners Marketing, as each consented to the cancellation of his shares. At the time of this exchange, the Partners Marketing promissory notes became an intercompany debt and the administrative services agreement with Partners Marketing was terminated.

Loans to Former Director

In February 2000 and March 2001, the Company loaned a former director $2,000,000 and $469,492, respectively, to purchase NFP’s common stock. The loans were secured by the pledge of 200,000 and 26,828 shares of NFP’s common stock, respectively. Interest accrues on the unpaid principal at the lowest rate permitted by the Internal Revenue Code. The notes must be repaid with after-tax proceeds from the sale of the shares. The Company’s recourse in the event of default under the loan is limited to the pledged shares that secure the loan.

Promissory Note

In April 2002, the Brenda Blythe Trust, a stockholder that holds more than 5% beneficial ownership, pledged 116,086 shares of NFP’s common stock to the Company pursuant to a pledge agreement. This stock was pledged as collateral to secure a promissory note delivered to the Company by Brown Bridgman Management Company, LLC and its principal in the amount of $2,321,718, which note represents overadvanced management fees. The settlor of the Brenda Blythe Trust is the principal of Brown Bridgman Management Company, LLC. The payment under the promissory note is due January 31, 2005. The Brenda Blythe Trust was the sole stockholder of a firm the Company acquired in 1999.

Disposition of Aircraft

In February 1999, the Company purchased an 18.75% interest in a Hawker 800XP aircraft from Raytheon Aircraft Credit Corporation for $2,175,000. In connection with this acquisition, the Company executed a promissory note in favor of Raytheon Aircraft in the amount of $1,957,500 and agreed to pay monthly fees and hourly rates for usage. In November 2000, the Company entered into an agreement with Wilmington Trust Company, not in its individual capacity but as owner trustee of a trust owned by Apollo Management, L.P. and its affiliates, pursuant to which the Company sold and assigned the Company’s interest in the aircraft and in which Wilmington Trust Company, on behalf of a trust owned by Apollo Management, L.P. and its affiliates, assumed the Company’s duties and obligations under the note. There were no preferential discounts or terms provided to Apollo Management, L.P. and its affiliates.

Repayment of Loans by Executive Officers and Directors

In December 2002, the Company’s chairman, president and chief executive officer and director repaid in full the principal and all accrued interest of a loan the Company made to her in March 2001. The loan was for $850,000 and enabled her to purchase 48,571 shares of NFP’s common stock. The loan was made on the same terms as the terms of the note described above under “—Loans to Former Director.”

In December 2002, the Company’s executive vice president and chief financial officer also repaid in full the principal and all accrued interest of a loan we made to him in March 2001. The loan was for $400,000 and enabled him to purchase 22,857 shares of NFP’s common stock. This loan was made on the same terms as the terms of the note described above under “Loans to Former Director.”

Architectural Services

In July 2000, the Company entered into an agreement with the architectural firm Iu + Bibliowicz Architects LLP, a company partially owned by the spouse of the Company’s chief executive officer. The Company hired Iu + Bibliowicz Architects LLP to develop architectural and construction designs for the Company’s New York

NATIONAL FINANCIAL PARTNERS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

corporate headquarters. During the period from March 2000 to October 2001, the Company paid Iu + Bibliowicz Architects LLP $473,753 for its services. The Company believes that the scope of services and accompanying rates for the services provided were reasonable and customary.

Note 15    Acquisitions

During 2002, the Company acquired 26 firms that offer insurance, asset management, and other services to the high net-worth and the small to mid-sized corporate markets. These acquisitions allow National Financial Partners Corp, to expand into desirable geographic locations, further extend its presence in the insurance services industry and increase the volume of services currently provided.

The purchase price, including direct costs, associated with acquisitions accounted for as purchases and the allocations thereof, are summarized as follows:

	For the years ended December 31,
	2002	2001	2000
Consideration:
Cash	$29,772	$49,431	$38,440
Common stock	26,239	37,859	44,243
Other	2,259	4,447	5,583

Totals	$58,270	$91,737	$88,266

Allocation of purchase price:
Net tangible assets	$4,072	$4,028	$5,277
Cost assigned to intangibles:
Book of business	14,357	22,837	22,219
Management contracts	22,528	36,670	37,239
Trade name	415	649	688
Goodwill	16,898	27,553	22,843

Totals	$58,270	$91,737	$88,266

In connection with the 26 acquisitions, the Company has contingent obligations based upon the future earnings of the acquired entities that are not included in the purchase price that was recorded for these acquisitions at the date of acquisition. Future payments made under this arrangement will be recorded as upward adjustments to goodwill when the contingencies are settled. As of December 31, 2002, the maximum amount of contingent obligations for the 26 firms was $68.7 million.

The following table summarizes the required disclosures of the pro forma combined entity, as if the acquisitions occurred at the beginning of the years in which they were acquired.

	2002	2001
Revenue	$373,754	$311,928
Income before income taxes	$26,779	$5,823
Net income	$13,629	$3,471
Earnings per share—basic	$0.05	$0.01
Earnings per share—diluted	$0.05	$0.01

The pro forma results above have been prepared for comparative purposes only and do not purport to be indicative of the results of operations which actually would have resulted had the acquisitions occurred at January 1, 2002 and 2001, respectively, nor is it necessarily indicative of future operating results.

NATIONAL FINANCIAL PARTNERS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Divestitures with Principals

On November 1, 2000, the Company sold a subsidiary in exchange for cash of $0.4 million and 0.3 million shares of NFP’s common stock with a value of $4.8 million. During 2001, the Company sold two subsidiaries, one in exchange for cash and property of $1.3 million and 40,000 shares of NFP’s stock with a value of $0.8 million, the other for a note receivable of $1.5 million, which has been reduced to its estimated fair value of $0.8 million and 50,000 shares of NFP’s stock with a value of $0.4 million. During 2002, the Company sold two subsidiaries, one in exchange for 50,000 shares of NFP’s stock with a value of $0.9 million, the other for cash of $0.2 million and 40,000 shares of NFP’s stock with a value of $0.7 million. The price paid per share of stock received by the Company in such dispositions was the same price per share at which stock was being issued at the same time for new acquisitions consummated by the Company and was agreed to by the buyer. The price per share of stock is set by NFP’s Board of Directors taking into account various factors including current and expected future earnings of the Company and the valuations of the publicly traded stock of companies similar to the Company.

Note 16    Goodwill and other intangible assets

Goodwill

The changes in the carrying amount of goodwill for the years ended December 31, 2002 and 2001 are as follows:

	2002	2001
Balance as of January 1,	$151,550	$106,904
Goodwill acquired during the year, including goodwill acquired related to the deferred tax liability of $14,392 (2002) and $25,265 (2001)	31,290	50,367
Contingent payments and restructurings	2,463	1,874
Amortization of goodwill	—	(5,529)
Impairment loss	(796)	(2,066)

Balance as of December 31,	$184,507	$151,550

The following table reconciles previously reported net income as if the provisions of SFAS No. 142 were in effect for the years ended December 31, 2001 and 2000:

	2001	2000
Reported net loss	$(5,742)	$(11,608)
Add back: goodwill amortization, net of tax	2,765	4,422
Add back: trade name amortization, net of tax	38	60

Adjusted net loss	$(2,939)	$(7,126)

Basic earnings per share
Reported basic earnings per share	$(0.24)	$(0.52)
Add back: goodwill amortization, net of tax	0.11	0.20
Add back: trade name amortization, net of tax	—	—

Adjusted basic earnings per share	$(0.13)	$(0.32)

Diluted earnings per share
Reported basic earnings per share	$(0.24)	$(0.52)
Add back: goodwill amortization, net of tax	0.11	0.20
Add back: trade name amortization, net of tax	—	—

Adjusted diluted earnings per share	$(0.13)	$(0.32)

NATIONAL FINANCIAL PARTNERS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Company would have recognized amortization expense in 2002 of $6.8 million related to goodwill had SFAS No. 142 not been adopted.

Acquired intangible assets

	As of December 31, 2002		As of December 31, 2001
	Gross carrying amount	Accumulated amortization	Gross carrying amount	Accumulated amortization
Amortizing identified intangible assets:
Book of business	$77,835	$(18,036)	$62,575	$(10,909)
Management contracts	163,015	(20,260)	138,960	(13,432)

Total	$240,850	$(38,296)	$201,535	$(24,341)

Nonamortizing intangible assets:
Goodwill	$199,712	$(15,205)	$166,755	$(15,205)
Trade name	2,743	(196)	2,314	(196)

Total	$202,455	$(15,401)	$169,069	$(15,401)

The Company defines book of business as the Acquired Firm’s existing customer relationships that provide a significant source of income through recurring revenue over the course of the economic life of the relationships.

Aggregate amortization expense for amortizing intangible assets for the year ended December 31, 2002, 2001, and 2000 was $13.3 million, $9.9 million, and $7.6 million, respectively. Intangibles related to book of business and management contracts are being amortized over a 10-year period and a 25-year period, respectively. Estimated amortization expense for each of the next five years is $14.0 million per year.

Note 17    Non-cash transactions

The following are non-cash activities for the years ended December 31,

	2002	2001	2000
Stock issued for acquisitions of Acquired Firms	$26,239	$37,859	$44,243
Stock issued for contingent consideration	3,799	—	—
Stock issued to officers, directors and independent contractors for notes	—	1,720	2,540
Stock repurchased in connection with divestitures of Acquired Firms	981	766	4,800
Acquisition of Acquired Firm to satisfy note receivable and other assets	—	1,530	—
Treasury stock, note receivable, and satisfaction of an accrued liability in exchange for partial release of an Acquired Firm	3,729	500	—
Divestiture of Acquired Firm for note receivable	723	875	—
Divestiture of Acquired Firm for property	—	125	—

Note 18    Subsequent events

Acquisitions

Subsequent to year-end through March 1, 2003, the Company acquired 15 firms. The aggregate purchase price was $39.0 million, comprised of $23.5 million in cash and 0.8 million shares with an agreed upon value of $15.5 million.

NATIONAL FINANCIAL PARTNERS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Amended and Restated Credit Agreement

In April 2003, the Company entered into an amended and restated credit agreement with a group of banks, which increased the credit facility to $90 million.

Note 19    Reverse stock split and IPO (unaudited)

In December 2002, NFP’s Board of Directors authorized a one-for-ten reverse stock split for its common shares issued and outstanding or held in treasury. This reverse split was effected on September 12, 2003. All references to common shares, options and per share amounts in the accompanying consolidated financial statements have been restated to reflect the reverse stock split on a retroactive basis, exclusive of fractional shares.

NATIONAL FINANCIAL PARTNERS CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(in thousands, except per share data)

	(Unaudited) June 30, 2003	December 31, 2002
ASSETS
Current assets:
Cash and cash equivalents	$38,022	$31,814
Cash, cash equivalents and securities purchased under resale agreements in premium trust accounts	32,964	25,637
Commissions, fees, and premiums receivable, net	21,606	29,836
Due from Principals and/or certain entities they own	8,378	5,096
Income taxes receivable	2,100	—
Notes receivable, net	5,237	3,681
Deferred tax assets	4,312	2,384
Other current assets	5,261	2,832

Total current assets	117,880	101,280
Property and equipment, net	13,111	11,971
Deferred tax assets	20,588	25,970
Intangibles, net	235,840	205,101
Goodwill, net	213,329	184,507
Notes receivable, net	10,368	11,038
Other assets	2,098	1,379

Total assets	$613,214	$541,246

LIABILITIES
Current liabilities:
Premiums payable to insurance carriers	$31,176	$25,087
Bank loan	83,770	39,450
Income taxes payable	—	136
Deferred tax liabilities	8,418	5,676
Due to Principals and/or certain entities they own	12,269	18,728
Accounts payable	6,930	16,394
Accrued liabilities	14,356	11,111

Total current liabilities	156,919	116,582
Deferred tax liabilities	82,349	79,498
Accrued option expense	12,834	49,736
Other liabilities	7,116	7,331

Total liabilities	259,218	253,147

STOCKHOLDERS’ EQUITY
Preferred stock, $0.01 par value: Authorized 200,000 shares; none issued	—	—
Common stock, $0.10 par value: Authorized 60,000 shares; 29,275 and 28,171 issued and 27,812 and 26,647 outstanding, respectively	2,853	2,731
Additional paid-in capital	372,670	312,432
Common stock subscribed	2,773	2,794
Stock subscription receivable	(2,773)	(2,794)
Accumulated deficit	(9,806)	(16,207)
Treasury stock, 707 and 663 shares, at cost, respectively	(11,721)	(10,857)

Total stockholders’ equity	353,996	288,099

Total liabilities and stockholders’ equity	$613,214	$541,246

The accompanying notes are an integral part of these consolidated financial statements.

NATIONAL FINANCIAL PARTNERS CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited—in thousands, except per share data)

	Six months ended June 30,
	2003	2002
Revenue:
Commissions and fees	$216,265	$164,695

Cost of services:
Commissions and fees	60,491	49,394
Operating expenses	71,245	55,556
Management fees	38,987	25,532

Total cost of services	170,723	130,482

Gross margin	45,542	34,213
Corporate and other expenses:
General and administrative (excludes option compensation)	10,557	10,617
Option compensation	(132)	4,270
Amortization and depreciation	9,969	7,503
Loss on impairment of intangible assets	9,932	—
Start-up, acquisition bonus and other	1,712	158
Gain on sale of subsidiaries	—	(73)

Total corporate and other expenses	32,038	22,475

Income from operations	13,504	11,738

Interest and other income	831	872
Interest and other expense	(2,025)	(1,552)

Net interest and other	(1,194)	(680)
Income before income taxes	12,310	11,058
Provision for income taxes	5,909	5,874

Net income	$6,401	$5,184

Earnings per share:
Basic	$0.23	$0.20

Diluted	$0.21	$0.19

Weighted average shares outstanding:
Basic	27,656	25,481

Diluted	30,089	27,809

The accompanying notes are an integral part of these consolidated financial statements.

NATIONAL FINANCIAL PARTNERS CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited—in thousands)

	Six months ended June 30,
	2003	2002
Cash flow from operating activities:
Net income	$6,401	$5,184
Adjustments to reconcile net income to net cash provided (used in) by operating activities:
Deferred taxes	(1,227)	(4,416)
Option compensation	(132)	4,270
Impairment of goodwill and intangibles	9,932	—
Amortization of intangibles	7,994	6,200
Depreciation	1,975	1,303
Gain on disposal of subsidiary	—	(73)
Allowance for losses on notes receivable	(8)	—
Non cash portion of bonus expense	547	—
(Increase) decrease in operating assets:
Cash, cash equivalents and securities purchased under resale agreements in premium trust accounts	(7,327)	(194)
Commissions, fees and premiums receivable, net	8,230	2,989
Due from Principals and/or certain entities they own	(3,928)	2,340
Income taxes receivable	(2,100)	(4,871)
Notes receivable – current	(1,556)	(1,328)
Other current assets	(2,429)	586
Notes receivable – non current	280	(4,485)
Other assets	(719)	307
Increase (decrease) in operating liabilities:
Premiums payable to insurance carriers	6,089	798
Income taxes payable	(136)	—
Due to Principals and/or certain entities they own	(6,459)	(4,175)
Accounts payable	(9,616)	(5,959)
Accrued liabilities	3,613	(677)
Deferred tax liability	(256)	—
Other liabilities	(215)	(1,043)

Net cash provided by (used in) operating activities	8,953	(3,244)
Cash flow from investing activities:
Purchases of property and equipment	(3,115)	(1,193)
Payments for Acquired Firms, net of cash acquired	(44,348)	(19,488)

Net cash (used in) investing activities	(47,463)	(20,681)
Cash flow from financing activities:
Proceeds from issuance of common stock	21	60
Capital contributions	361	87
Proceeds from exercise of stock options	16	—
Repayments of notes payable	—	(37)
Repayment of bank loan	(73,770)	(22,350)
Proceeds from bank loan	118,090	40,300
Payments for treasury stock	—	(669)

Net cash provided by financing activities	44,718	17,391

Net increase (decrease) in cash and cash equivalents	6,208	(6,534)
Cash and cash equivalents, beginning of the period	31,814	35,394

Cash and cash equivalents, end of the period	$38,022	$28,860

Supplemental disclosures of cash flow information:
Cash paid for income taxes	$5,500	$11,500

Cash paid for interest	$1,329	$757

Non-cash transactions: See Note 7

The accompanying notes are an integral part of these consolidated financial statements.

NATIONAL FINANCIAL PARTNERS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except per share amounts)

(Unaudited)

Note 1—Nature of operations

National Financial Partners Corp. (“NFP”), a Delaware corporation, was formed on August 27, 1998, but did not commence operations until January 1, 1999. NFP was capitalized by two affiliates of Apollo Management, L.P. (“Apollo”), a private equity firm, which provided an initial $125 million equity investment. The Apollo investment commitment was fulfilled during the year ended December 31, 2000. The Company’s principal business of National Financial Partners Corp. and Subsidiaries, (the “Company”) is the acquisition and management of the operating companies the Company acquires (“Acquired Firms”) throughout the United States and Puerto Rico that offer financial services including insurance, asset management, and other services to the high net-worth and the small to medium-size corporate markets. As of June 30, 2003, the Company owned 129 firms located in 40 states.

In December 2002, NFP’s Board of Directors authorized a one-for-ten reverse stock split for its common shares issued and outstanding or held in treasury. On May 19, 2003, NFP received the approval of a majority of its stockholders to effect the reverse stock split. Under the authority granted to the Board of Directors, the reverse stock split will only be effected upon a determination by the Board to effect an initial public offering of NFP’s common stock, which determination is expected to be made prior to the effectiveness of the Registration Statement. All references to common shares, options and per share amounts in the accompanying consolidated financial statements have been restated to reflect the reverse stock split on a retroactive basis, exclusive of fractional shares.

Note 2—Summary of significant accounting policies

Basis of presentation

The unaudited interim consolidated financial statements of the Company included herein have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP) for interim financial information and with Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, the unaudited interim consolidated financial statements reflect all adjustments, which are of a normal recurring nature, necessary for a fair presentation of financial position, results of operations and cash flows of the Company for the interim periods presented and are not necessary indicative of a full year’s results.

The Company’s consolidated financial statements include the accounts of the Company and all of its Acquired Firms. All material intercompany balances (which do not include the amounts due to or from Principals and/or certain entities they own) and transactions have been eliminated.

These financial statements should be read in conjunction with the Company’s audited consolidated financial statements and related notes for the year ended December 31, 2002, included elsewhere in the Prospectus.

Use of estimates

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of the assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

NATIONAL FINANCIAL PARTNERS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share amounts)

(Unaudited)

Note 3—Effect of new pronouncements

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure.” SFAS No. 148 amends SFAS No. 123, “Accounting for Stock-Based Compensation,” to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements.

At June 30, 2003, the Company has three stock-based employee compensation plans. Prior to January 1, 2003, the Company accounted for those plans under the recognition and measurement provisions of APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and related Interpretations. Stock-based employee compensation costs reflected in net income for periods prior to January 1, 2003 net income represents options granted under those plans that had an exercise price less than the market value of the underlying common stock on the date of grant. Effective January 1, 2003, the Company adopted the fair value recognition provisions of SFAS No. 123 in accordance with SFAS No. 148 and has adopted the Prospective method for transition. Awards granted under the Company’s plans vest over periods up to five years. Therefore, the cost related to stock-based employee compensation included in the determination of net income as of June 30, 2002 and 2003 is less than that which would have been recognized if the fair value based method had been applied to all awards since the original effective date of SFAS No. 123.

The following table illustrates the effect on net income and earnings per share if the fair value based method had been applied to all outstanding and unvested awards in each period.

	Six Months Ended June 30,
	2003	2002
Net income, as reported	$6,401	$5,184
Add stock-based employee compensation expense included in reported net income, net of tax	109	37
Deduct total stock-based employee compensation expense determined under fair-value-based method for all awards, net of tax	(1,026)	(916)

Pro forma net income	$5,484	$4,305

Earnings per share:
Basic	$0.20	$0.17

Diluted	$0.18	$0.15

NATIONAL FINANCIAL PARTNERS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share amounts)

(Unaudited)

Note 4—Earnings per share

The computations of basic and diluted earnings per share are as follows:

	Six months ended June 30,
	2003	2002
Basic:
Net income	$6,401	$5,184

Average shares outstanding	27,656	25,481

Basic earnings per share	$0.23	$0.20

Diluted:
Net income	$6,401	$5,184

Average shares outstanding	27,656	25,481
Stock held in escrow and stock subscriptions	322	452
Contingent consideration	41	—
Stock options	2,070	1,876

Total	30,089	27,809

Diluted earnings per share	$0.21	$0.19

Note 5—Business combinations

During the six months ended June 30, 2003, the Company acquired 20 firms that offer insurance, asset management, and other services to the high net-worth and the small to mid-sized corporate markets. These acquisitions allow the Company to expand into desirable geographic locations, further extend its presence in the insurance services industry and increase the volume of services currently provided. The Company acquired all of the net assets of these firms in exchange for its common stock and/or cash using the purchase accounting method for recording business combinations (in thousands):

Consideration:
Cash	$43,658
Common stock	20,617
Other	1,387

Totals	$65,662

Allocation of purchase price:
Net tangible assets	$2,532
Cost assigned to intangibles:
Book of business	15,607
Management contracts	26,664
Trade name	485
Goodwill	20,374

Totals	$65,662

NATIONAL FINANCIAL PARTNERS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share amounts)

(Unaudited)

In connection with these acquisitions, the Company has contingent obligations based upon the future earnings growth of the acquired entities. Future payments made under this arrangement will be recorded as upward adjustments to goodwill when the contingencies are settled. As of June 30, 2003, the maximum amount of contingent obligations for the 20 acquired firms was $74.3 million.

The following table summarizes the required disclosures of the pro forma combined entity, as if these acquisitions occurred at January 1, 2003 and 2002, respectively:

	June 30,
	2003	2002
Revenue	$218,168	$181,331
Income before income taxes	$12,305	$15,595
Net income	$6,377	$9,721
Earnings per share—basic	$0.23	$0.37
Earnings per share—diluted	$0.21	$0.33

The pro forma results above have been prepared for comparative purposes only and do not purport to be indicative of the results of operations which actually would have resulted had the acquisitions occurred at January 1, 2003 and 2002, respectively, nor is it necessarily indicative of future operating results.

Note 6—Goodwill and other intangible assets

Goodwill:

The changes in the carrying amount of goodwill for the six months ended June 30, 2003 are as follows:

Balance as of December 31, 2002	$184,507
Goodwill acquired during the year, including goodwill acquired related to the deferred tax liability of $10,429	30,803
Contingent payments and restructurings	3,686
Impairment loss	(5,667)

Balance as of June 30, 2003	$213,329

NATIONAL FINANCIAL PARTNERS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share amounts)

(Unaudited)

Acquired intangible assets:

	As of June 30, 2003		As of December 31, 2002
	Gross carrying amount	Accumulated amortization	Gross carrying amount	Accumulated amortization
Amortizing identified intangible assets:
Book of business	$93,458	$(22,493)	$77,835	$(18,036)
Management contracts	185,745	(23,797)	163,015	(20,260)

Total	$279,203	$(46,290)	$240,850	$(38,296)

Non-amortizing intangible assets:
Goodwill	$228,534	$(15,205)	$199,712	$(15,205)
Trade name	3,123	(196)	2,743	(196)

Total	$231,657	$(15,401)	$202,455	$(15,401)

The Company defines book of business as the Acquired Firm’s existing customer relationships that provide a significant source of income over the course of the economic life of the relationships.

Aggregate amortization expense for amortizing intangible assets for the six months ended June 30, 2003 was $8.0 million. Intangibles related to book of business and management contracts are being amortized over a 10-year period and a 25-year period, respectively. Estimated amortization expense for each of the next five years is $20.2 million per year, based on the Company’s acquisitions as of June 30, 2003. Estimated amortization expense for each of the next five years may change as the Company continues to acquire firms.

Impairment loss on intangible assets:

During the quarter ended June 30, 2003, the Company evaluated its amortizing (Long-lived assets) and non-amortizing intangible assets for impairment in accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” and Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” respectively.

Management proactively looks for indicators of impairment. Factors, among others, that may indicate that impairment may exist, include sustained operating losses or a trend of poor operating performance, significant customer or revenue loss, litigation, overall economic conditions, and significant changes in strategy. If an indicator of impairment exists among any of our Acquired Firms, NFP performs a process to identify potential impairments and if considered other-than-temporary, measures the amount of impairment loss.

During the second quarter indictors of impairment were identified among five firms that were considered other-than-temporary. The Company compared each Acquired Firm’s carrying value of long-lived assets (book of business and management contract) to an estimate of their fair value. The fair value is based upon the amount at which the long-lived assets could be bought or sold in a current transaction between the Company and its Principals. Based upon this impairment test, the Company deemed the following amortizing intangible assets impaired for five Acquired Firms:

Impairment loss
Amortizing intangible asset:
Management Contract	$4,158

NATIONAL FINANCIAL PARTNERS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands, except per share amounts)

(Unaudited)

For each Acquired Firm’s non-amortizing intangible assets, the Company compared each Acquired Firm’s carrying value to an estimate of its fair value. The fair value is based upon the amount at which the Acquired Firm could be bought or sold in a current transaction between the Company and its Principals. Based upon our impairment test, the Company deemed the following non-amortizing intangible assets impaired for five Acquired Firms:

Impairment loss
Non-amortizing intangible assets:
Trade name	$107
Goodwill	$5,667

The total impairment loss recognized in the consolidated statements of operations as of June 30, 2003 was $9,932.

Both the process to look for indicators of impairment and the method to compute the amount of impairment incorporate quantitative data and qualitative criteria including new information that can dramatically change the decision about the valuation of an intangible asset in a very short period of time. The determination of whether a decline in fair value is other-than-temporary is necessarily a matter of subjective judgment. The timing and amount of realized losses reported in earnings could vary if management’s conclusions were different.

Note 7—Non-cash transactions

The following were non-cash transactions during the six months ended:

	June 30,
	2003	2002
Stock issued as consideration for acquisitions	$20,617	$16,909
Stock issued for contingent consideration and other	$2,376	$—
Treasury stock, note receivable and satisfaction of an accrued liability in exchange for partial release of an Acquired Firm	$864	$2,320
Stock repurchased in connection with divestitures of Acquired Firms	$—	$981
Note receivable in exchange for satisfaction of an accrued liability	$—	$6,009

Note 8—Amended and Restated Credit Agreement

In April 2003, the Company entered into an amended and restated credit agreement with a group of banks, which increased its credit facility to $90 million.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma consolidated financial statements (the “Pro Forma Financial Statements”) are based on the audited historical financial statements of the Company and the unaudited historical financial statements of Linn & Associates, Inc., Smith, Frank & Partners, LLC and Affiliates, Delessert Financial Services, Inc., and the audited historical financial statements of Wharton Equity Corporation II, LLC and Affiliates, International Risk Consultants, Inc. and Occupational Health Underwriters, Inc., and Administrative Systems, Inc. and the Balanced Program, Inc. (collectively, the “Acquisitions”). The Pro Forma Financial Statements and accompanying notes should be read in conjunction with the historical financial statements included elsewhere herein pertaining to the Company and the Acquisitions in addition to the other financial information included under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The unaudited pro forma consolidated statements of operations for the year ended December 31, 2002 have been prepared to give effect to the Acquisitions, as if each occurred on January 1, 2002. The unaudited pro forma consolidated statement of financial condition as of December 31, 2002 has been prepared as if each such transaction not yet consummated on December 31, 2002 had occurred on that date.

The unaudited pro forma adjustments are based upon available information and certain assumptions and adjustments described in the accompanying notes. The Pro Forma Financial Statements are not necessarily indicative of either future results of operations or the results that might have been achieved if the transactions reflected therein had been consummated on the indicated dates.

For purposes of presenting the unaudited pro forma consolidated statement of operations, “Acquisitions” refers to the historical results of the entities acquired, adjusted for pro forma effect to the acquisitions. For purposes of presenting the unaudited pro forma consolidated statement of financial condition, “Probable Acquisitions” refers to the audited historical balance sheets of the entities whose acquisitions were deemed probable at December 31, 2002.

As used in the Unaudited Pro Forma Consolidated Financial Statements, (i) “Pro Forma” gives pro forma effect to the Acquisitions and (ii) “As Adjusted For Offering Proceeds” gives pro forma effect to the acquisitions and this offering.

NATIONAL FINANCIAL PARTNERS CORP.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

	For the year ended December 31, 2002
	National Financial Partners(a)	(Unaudited) Acquisitions(b)	(Unaudited) Pro Forma
	(in thousands, except share and per share data)
Revenue:
Commissions and fees	$361,071	$13,806	$374,877
Cost of services:
Commissions and fees	104,747	4,410	109,157
Operating expenses	116,170	3,586	119,756
Management fees	65,602	2,452	68,054

Total cost of services	286,519	10,448	296,967

Gross margin	74,552	3,358	77,910
Corporate and other expenses:
General and administrative (excludes option compensation)	21,423	—	21,423
Option compensation	9,866	—	9,866
Amortization, depreciation and impairment loss	17,365	874	18,239
Start-up, acquisition bonus and other	(747)	—	(747)

Total corporate and other expenses	47,907	874	48,781

Income from operations	26,645	2,484	29,129

Interest and other income	1,862	73	1,935
Interest and other expense	(3,777)	(44)	(3,821)

Net interest and other	(1,915)	29	(1,886)
Income before income taxes	24,730	2,513	27,243
Income tax expense	13,137	1,055	14,192

Net income	$11,593	$1,458	$13,051

Earnings per share—basic	$.45		$.50

Earnings per share—diluted	$.40		$.45

Weighted average shares outstanding used in per share calculation—basic	25,764		26,060

Weighted average shares outstanding used in per share calculation—diluted	28,775		29,071

(a)	Represents our historical audited consolidated statements of operations for the year ended December 31, 2002.
(b)	During 2002, we acquired Linn & Associates, Inc., Smith, Frank & Partners, LLC and Affiliates, and Delessert Financial Services, Inc. In addition, we deemed the acquisitions of Wharton Equity Corporation II, LLC and Affiliates, International Risk Consultants, Inc. and Occupational Health Underwriters, Inc., and Administrative Systems, Inc. and the Balanced Program, Inc., which acquisitions all became effective on January 1, 2003, to be probable at December 31, 2002. To reflect the pro forma effect of these acquisitions on our operations, the schedule on the following page presents the unaudited historical combined statements of operations of the acquired businesses for the period from January 1, 2002 until their respective acquisitions by us. Specifically, Linn & Associates, Inc., Smith, Frank & Partners, LLC and Affiliates, and Delessert Financial Services, Inc. were acquired on June 1, July 1, and October 1, 2002, respectively.

NATIONAL FINANCIAL PARTNERS CORP.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

	(Unaudited) Linn & Associates, Inc. for the five months ended May 31, 2002	(Unaudited) Smith, Frank & Partners, LLC and Affiliates for the six months ended June 30, 2002	(Unaudited) Delessert Financial Services, Inc. for the nine months ended September 30, 2002	(Audited) Wharton Equity Corporation II, LLC and Affiliates for the year ended December 31, 2002	(Audited) International Risk Consultants, Inc. and Occupational Health Underwriters, Inc. for the year ended December 31, 2002	(Audited) Administrative Systems, Inc. and the Balanced Program, Inc. for the year ended December 31, 2002	(Unaudited) Pro Forma Adjustments		(Unaudited) Acquisitions
	(in thousands)
Revenue:
Commissions and fees	$746	$661	$1,091	$2,083	$5,287	$3,892	$46	(a)	$13,806
Cost of services:
Commission and fees	279	232	732	572	2,523	1,482	(1,410	)(b)	4,410
Operating expenses	275	203	210	574	1,208	1,599	(483	)(b)	3,586
Management fees	—	—	—	—	—	—	2,452	(b)	2,452

Total cost of services	554	435	942	1,146	3,731	3,081	559		10,448

Gross margin	192	226	149	937	1,556	811	(513)		3,358
Corporate and other expenses:
General and administrative (excludes option compensation)	—	—	—	—	—	—	—		—
Option compensation	—	—	—	—	—	—	—		—
Amortization, depreciation and impairment loss	—	—	—	—	—	—	874 (c	)	874
Start-up, acquisition bonus and other	—	—	—	—	—	—	—		—

Total corporate and other expenses	—	—	—	—	—	—	874		874

Income (loss) from operations	192	226	149	937	1,556	811	(1,387)		2,484

Interest and other income	1	—	2	—	37	33	—		73
Interest and other expense	—	—	—	—	(11)	(33)	—		(44)

Net interest and other	1	—	2	—	26	—	—		29
Income (loss) before income taxes	193	226	151	937	1,582	811	(1,387)		2,513
Income tax expense	—	—	—	—	—	—	1,055	(d)	1,055

Net income (loss)	$193	$226	$151	$937	$1,582	$811	$(2,442)		$1,458

NATIONAL FINANCIAL PARTNERS CORP.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

(a)	As part of each acquisition, we generally require the Principals of each acquired firm to change their broker-dealer affiliation to NFPSI, within a specified time period. As of July 1, 2003, the Principals of Linn & Associates, Inc. and Smith, Frank & Partners, LLC and Affiliates have changed their broker-dealer affiliations to NFPSI; the Principals of Delessert Financial Services, Inc., Wharton Equity Corporation II, LLC and Affiliates, International Risk Consultants, Inc. and Occupational Health Underwriters, Inc., and Administrative Systems, Inc. and the Balanced Program, Inc. have not.

(b)	Management fees reflect compensation for services rendered by the Principals (the former owners and/or key managers of the acquired firm) for each acquired firm as if each acquired firm had been acquired on January 1, 2002. Former owners’ and/or key managers’ salaries, benefits, and perks have been taken out of Commissions and fees, and Operation expenses; as such former owners and/or key managers are no longer employed by their respective acquired firm after the acquisition. The former owners and/or key managers are compensated through the payment of Management fees. The following table represents salaries, benefits, and perks for each acquired firm that would not have been incurred had the respective acquired firm been acquired on January 1, 2002, (in thousands):

	Former owners and/or key managers’ Salary	Former owners and/or key managers’ benefits and perks
Linn & Associates, Inc.	$21	$15
Smith, Frank & Partners, LLC and Affiliates	—	2
Delessert Financial Services, Inc.	318	115
Wharton Equity Corporation II, LLC and Affiliates	—	91
International Risk Consultants, Inc., and Occupational Health Underwriters, Inc.	831	71
Administrative Systems, Inc. and the Balanced Program, Inc.	240	189

Total	$1,410	$483

The Management Agreement sets the economic and operating parameters of the prospective relationship between the acquired firm, the Principals and certain entities they own, and the Company. In order to determine the compensation of the Principals and/or certain entities they own, the Management Agreement establishes Target and Base earnings, as defined in the Management Agreement. The Company retains all earnings of the acquired firm up to the Base earnings. Earnings in excess of the Base earnings, up to the Target earnings are paid to the Principals and/or certain entities they own. Earnings in excess of the Target earnings are split between the Company and the Principals and/or certain entities they own based on a predetermined percentage. Management fees reflect compensation for services rendered by the Principals for each acquired firm. The following table represent the Management fees earned by the Principals had their acquired firm been acquired on January 1, 2002 (in thousands):

Management fee
Linn & Associates, Inc.	$137
Smith, Frank & Partners, LLC and Affiliates	—
Delessert Financial Services, Inc.	280
Wharton Equity Corporation II, LLC and Affiliates	109
International Risk Consultants, Inc., and Occupational Health Underwriters, Inc.	1,279
Administrative Systems, Inc. and the Balanced Program, Inc.	647

Total	$2,452

NATIONAL FINANCIAL PARTNERS CORP.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

Similarly, as part of each acquisition, we require each principal of the acquired business to obtain key man life insurance with NFP as the beneficiary. The cost of these policies are an expense to the acquired companies.

(c)	The excess consideration paid by NFP over the fair value of net assets acquired has been allocated among three identifiable intangible assets, book of business, management contract, and trade name and goodwill. Identifiable intangibles related to book of business and management contract are being amortized over a 10-year period and a 25-year period, respectively. Trade name and goodwill are not being amortized. The following reflects the additional amortization expense that would have been recorded for the following acquired firms had they been acquired January 1, 2002, (in thousands):

	Book of Business Amortization Expense	Management Contract Amortization Expense	Total Amortization Expense
Linn & Associates, Inc.	$19	$50	$69
Smith, Frank & Partners, LLC and Affiliates	28	37	65
Delessert Financial Services, Inc.	66	26	92
Wharton Equity Corporation II, LLC and Affiliates	93	67	160
International Risk Consultants, Inc., and Occupational Health Underwriters, Inc.	243	71	314
Administrative Systems, Inc. and the Balanced Program, Inc.	139	35	174

Amortization expense for each acquired firm has been calculated using the period, January 1, 2002 through the date of each acquired firm’s effective acquisition date.

(d)	Reflects the adjustments to the provision for federal and state income taxes which the company would have recorded (based on a statutory rate of 42%) had the Acquisitions occurred on January 1, 2002.

NATIONAL FINANCIAL PARTNERS CORP.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF FINANCIAL CONDITION

As of December 31, 2002

	(Audited) National Financial Partners(a)	(Audited) Probable Acquisitions(b)	(Unaudited) Pro Forma Adjustments(c)		(Unaudited) Pro Forma	Offering Adjustments	As Adjusted For Offering Proceeds
	(in thousands, except per share data)
ASSETS
Current assets:
Cash and cash equivalents	$31,814	$895	$(7,605	)(2)	$25,104	$32,191	$57,295
Cash, cash equivalents and securities purchased under resale agreements in premium trust accounts	25,637	5,209	—		30,846	—	30,846
Commissions, fees, and premiums receivable, net	29,836	557	—		30,393	—	30,393
Due from Principals and/or certain entities they own	5,096	—	—		5,096	—	5,096
Notes receivable, net	3,681	15	—		3,696	—	3,696
Deferred tax assets	2,384	—	—		2,384	—	2,384
Other current assets	2,832	160	—		2,992	—	2,992

Total current assets	101,280	6,836	(7,605)		100,511	—	132,702

Property and equipment, net	11,971	1,181	—		13,152	—	13,152
Deferred tax assets	25,970	—	—		25,970	—	25,970
Intangibles, net	205,101	—	8,726	(5)	213,827	—	213,827
Goodwill, net	184,507	—	5,404	(5)	189,911	—	189,911
Notes receivable, net	11,038	—	—		11,038	—	11,038
Other assets	1,379	—	—		1,379	—	1,379

Total assets	$541,246	$8,017	$6,525		$555,788	$32,191	$587,979

LIABILITIES
Current liabilities:
Accounts payable	$16,394	$175	$—		$16,569	$—	$16,569
Due to Principals and/or certain entities they own	18,728	—	—		18,728	—	18,728
Accrued liabilities	11,111	476	—		11,587	—	11,587
Premiums payable to insurance carriers	25,087	5,209	—		30,296	—	30,296
Bank loan	39,450	10	—		39,460	(39,460)	—
Deferred tax liabilities	5,676	—	—		5,676	—	5,676
Current tax liabilities	136	—	—		136	—	136

Total current liabilities	116,582	5,870	—		122,452	(39,460)	82,992

Deferred tax liabilities	79,498	—	2,753	(5)	82,251	—	82,251
Accrued option expense	49,736	—	—		49,736	—	49,736
Acquisition bonus and other	7,331	—	—		7,331	—	7,331

Total liabilities	253,147	5,870	2,753		261,770	(39,460)	222,310

Commitments and contingencies	—	—	—		—	—	—

Redeemable common stock	—	—	—		—	—	—

STOCKHOLDERS’ EQUITY
Preferred stock, $0.01 par value: Authorized 200,000 shares: none issued	—	—	—		—	—
Common stock, $0.10 par value: Authorized 60,000 shares; 28,171 and 26,611 issued and 26,646 and 25,141 outstanding, respectively	2,731	40	(11	)(1,4)	2,760	350	3,110
Additional paid-in capital	312,432	558	5,332	(1,4)	318,322	71,301	389,623
Common stock subscribed	2,794	—	—		2,794	—	2,794
Stock subscription receivable	(2,794)	—	—		(2,794)	—	(2,794)
Accumulated deficit	(16,207)	1,585	(1,585	)(4)	(16,207)	—	(16,207)
Treasury stock, at cost, 663 and 407 shares, respectively	(10,857)	—	—		(10,857)	—	(10,857)
Accumulated other comprehensive (loss)	—	(36)	36	(3,4)	—	—	—

Total stockholders’ equity	288,099	2,147	3,772		294,018	71,651	365,669

Total liabilities, redeemable common stock, and stockholders’ equity	$541,246	$8,017	$6,525		$555,788	$32,191	$587,979

NATIONAL FINANCIAL PARTNERS CORP.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED  STATEMENT OF FINANCIAL CONDITION

As of December 31, 2002

(a)	Represents the historical audited consolidated balance sheet of the Company as of December 31, 2002.

(b)	The schedule (on the subsequent page) presents the historical audited balance sheets of Wharton Equity Corporation II, LLC and Affiliates, Administrative Systems, Inc. and the Balanced Program, Inc., and International Risk Consultants, Inc. and Occupational Health Underwriters, Inc. as of December 31, 2002.

(c)	The Unaudited Pro Forma Consolidated Statement of Financial Condition gives effect to the acquisitions of Wharton Equity Corporation II, LLC and Affiliates, Administrative Systems, Inc. and the Balanced Program, Inc., and International Risk Consultants, Inc. and Occupational Health Underwriters, Inc., whose acquisitions all became effective January 1, 2003, as if such acquisitions had become effective as of December 31, 2002.

The acquisitions will be accounted for in accordance with SFAS No. 141; as such, the assets and liabilities of the acquisitions will be recorded at their estimated fair values. The Unaudited Pro Forma Consolidated Statement of Financial Condition reflects estimated adjustments necessary to allocate a portion of the purchase price for the acquisitions to the individual assets acquired and liabilities assumed. The remaining purchase price in excess of the fair value of the assets and liabilities acquired has been allocated among identifiable intangible assets and goodwill.

Pro forma adjustments to the Unaudited Pro Forma Consolidated Statement of Financial Condition at December 31, 2002 reflects the acquisitions accounted for in accordance with the purchase method of accounting through:

1.	The issuance of 296,000 shares of NFP common stock at $20.00. Of the 296,000 shares issued, Wharton Equity Corporation II, LLC and Affiliates, Administrative Systems, Inc. and the Balanced Program, Inc., and International Risk Consultants, Inc. and Occupational Health Underwriters, Inc. received 37,500, 69,500, and 189,000 NFP shares, respectively.

2.	The cash payment of $7,605,000. Of the cash payment of $7,605,000, Wharton Equity II, LLC and Affiliates, Administrative Systems, Inc. and the Balanced Program, Inc., and International Risk Consultants, Inc. and Occupational Health Underwriters, Inc. received $3,000,000, $2,085,000, and $2,520,000, respectively.

3.	The reversal of International Risk Consultants, Inc. and Occupational Health Underwriters, Inc. Available-for-Sale mark to market, which is included in Other Current Assets and Accumulated Other Comprehensive Loss. The entire Available-for Sale portfolio has been recorded at fair value.

4.	The elimination of Wharton Equity II, LLC and Affiliates, Administrative Systems, Inc. and the Balanced Program, Inc., and International Risk Consultants, Inc. and Occupational Health Underwriters, Inc.’s stockholders’ equity at December 31, 2002.

5.	The increase in the consolidated identifiable intangible assets and goodwill of $8,726,000 and $5,404,000, respectively, and an increase in deferred tax liabilities of $2,753,000.

NATIONAL FINANCIAL PARTNERS CORP.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED  STATEMENT OF FINANCIAL CONDITION

As of December 31, 2002

The excess consideration paid by NFP over the fair value of Wharton Equity Corporation II, LLC and Affiliates, Administrative Systems, Inc. and the Balanced Program, Inc., and International Risk Consultants, Inc. and Occupational Health Underwriters, Inc.’s net assets acquired, and the respective allocation between identifiable intangible assets and goodwill are as follows (in thousands):

	Excess consideration over fair value of net assets acquired	Identifiable intangible assets	Goodwill
Wharton Equity Corporation II, LLC and Affiliates	$3,523	$2,642	$ 881
Administrative Systems, Inc. and the Balanced Program, Inc.	$1,833	$1,833	$ —
International Risk Consultants, Inc. and Occupational Health Underwriters, Inc.	$6,021	$4,251	$1,770

In addition, the acquisitions of Administrative Systems, Inc. and the Balanced Program, Inc., and International Risk Consultants, Inc. and Occupational Health Underwriters, Inc. gave rise to additional goodwill and deferred tax liabilities of $2,753,000. The acquisition of Administrative Systems, Inc. and the Balanced Program, Inc. resulted in additional goodwill and deferred tax liabilities of $968,000 and the acquisition of International Risk Consultants, Inc. and Occupational Health Underwriters, Inc. resulted in $1,785,000.

NATIONAL FINANCIAL PARTNERS CORP.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED

STATEMENT OF FINANCIAL CONDITION

As of December 31, 2002

	Wharton Equity Corporation II, LLC and Affiliates (a)	Administrative Systems, Inc. and the Balanced Program, Inc. (b)	International Risk Consultants, Inc. and Occupational Health Underwriters, Inc. (c)	Probable Acquisitions
ASSETS
Current assets:
Cash and cash equivalents	$32	$295	$568	$895
Cash, cash equivalents and securities purchased under resale agreements in premium trust accounts	—	668	4,541	5,209
Commissions, fees and premium receivable, net	172	385	—	557
Due from Principals and/or certain entities they own	—	—	—	—
Notes receivable, net	—	—	15	15
Deferred tax assets	—	—	—	—
Other current assets	—	55	105	160

Total current assets	204	1,403	5,229	6,836
Property and equipment, net	23	1,046	112	1,181
Deferred tax assets	—	—	—	—
Intangibles, net	—	—	—	—
Goodwill, net	—	—	—	—
Notes receivable, net	—	—	—	—
Other assets	—	—	—	—

Total assets	$227	$2,449	$5,341	$8,017

LIABILITIES
Current liabilities:
Accounts payable	$—	$108	$67	$175
Due to Principals and/or certain entities they own	—	—	—	—
Accrued liabilities	—	32	444	476
Premiums payable to insurance carriers	—	668	4,541	5,209
Bank loan	—	—	10	10
Deferred tax liabilities	—	—	—	—

Total current liabilities	—	808	5,062	5,870

Deferred tax liabilities	—	—	—	—
Accrued option expense	—	—	—	—
Acquisition bonus and other	—	—	—	—

Total liabilities	—	808	5,062	5,870

Commitments and contingencies	—	—	—	—

Redeemable common stock	—	—	—	—

STOCKHOLDERS’ EQUITY
Preferred stock, $0.01 par value: Authorized 200,000 shares; none issued	—	—	—	—
Common stock, $0.10 par value: Authorized 60,000 shares; 28,171 and 26,611 issued and 26,646 and 25,141 outstanding, respectively	38	1	1	40
Additional paid-in capital	—	366	192	558
Common stock subscribed	—	—	—	—
Stock subscription receivable	—	—	—	—
Accumulated deficit	189	1,274	122	1,585
Treasury stock, at cost, 663 and 407 shares, respectively	—	—	—	—
Accumulated other comprehensive loss	—	—	(36)	(36)

Total stockholders’ equity	227	1,641	279	2,147

Total liabilities, redeemable common stock, and stockholders’ equity	$227	$2,449	$5,341	$8,017

(a)	Reflects the historical audited balance sheet of Wharton Equity Corporation II, LLC and Affiliates as of December 31, 2002.
(b)	Reflects the historical audited balance sheet of Administrative Systems, Inc. and the Balanced Program, Inc. as of December 31, 2002.
(c)	Reflects the historical audited balance sheet of International Risk Consultants, Inc. and Occupational Health Underwriters, Inc. as of December 31, 2002.

LINN & ASSOCIATES, INC.

STATEMENT OF FINANCIAL CONDITION (Unaudited)

March 31, 2002

ASSETS
Assets:
Cash and cash equivalents	$256,799
Property and equipment, net	51,805

Total assets	$308,604

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accounts payable	$10,380

Total liabilities	10,380

Commitments (Note 4)

Stockholders’ equity:
Common Stock, $1.00 par value: Authorized 1,000 shares; 100 shares issued and outstanding	100
Additional paid-in capital	900
Retained earnings	297,224

Total stockholders’ equity	298,224

Total liabilities and stockholders’ equity	$308,604

The accompanying notes are an integral part of these financial statements.

LINN & ASSOCIATES, INC.

STATEMENTS OF INCOME (Unaudited)

For the three months ended

	March 31,
	2002	2001
Revenue:
Commissions	$273,050	$209,635
Management fees	32,913	89,670
Reimbursement from related party	163,637	188,679
Interest income	1,548	7,568

Total revenue	471,148	495,552

Expenses:
Salaries and employee benefits	151,550	171,782
Professional & consulting fees	43,396	15,132
Marketing	39,273	55,065
Occupancy	35,197	52,302
Travel & entertainment	6,971	26,505
Supplies & equipment	5,182	13,705
Depreciation	5,040	7,216
Postage & delivery	4,390	4,974
Meetings	2,000	—
Other	2,663	5,579

Total expenses	295,662	352,260

Net income	$175,486	143,292

The accompanying notes are an integral part of these financial statements.

LINN & ASSOCIATES, INC.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (Unaudited)

For the three months ended March 31, 2002 and 2001

	Common stock	Additional paid in capital	Retained earnings	Total stockholders’ equity
Beginning balance as of January 1, 2001	$100	$900	$1,104,781	$1,105,781
Distributions	—	—	(158,183)	(158,183)
Net income	—	—	143,292	143,292

Balance as of March 31, 2001	$100	$900	$1,089,890	$1,090,890

Beginning balance as of January 1, 2002	$100	$900	$291,038	$292,038
Distributions	—	—	(169,300)	(169,300)
Net income	—	—	175,486	175,486

Balance as of March 31, 2002	$100	$900	$297,224	$298,224

The accompanying notes are an integral part of these financial statements.

LINN & ASSOCIATES, INC.

STATEMENT OF CASH FLOWS (Unaudited)

For the three months ended

	March 31,
	2002	2001
Cash flows from operating activities:
Net income	$175,486	$143,292
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	5,040	7,216
Changes in operating assets and liabilities:
Decrease in fees receivable	32,340	185,421
Increase (decrease) in accounts payable	10,380	(37,674)
Decrease in accrued expenses	(32,417)	—
Decrease in notes payable	—	(35,103)

Net cash provided by operating activities	190,829	263,152

Cash flows from investing activities:
Purchases of property and equipment	—	(13,080)

Net cash used in investing activities	—	(13,080)

Cash flows from financing activities:
Distributions	(169,300)	(158,183)

Net cash used in financing activities	(169,300)	(158,183)

Net increase in cash and due from banks	21,529	91,889
Cash at January 1, 2002	235,270	597,561

Cash at March 31, 2002	$256,799	$689,450

Supplemental disclosure of cash flow information
Cash paid for interest	$—	$—

The accompanying notes are an integral part of these financial statements.

LINN & ASSOCIATES, INC.

NOTES TO FINANCIAL STATEMENTS (Unaudited)

March 31, 2002 and 2001

(1)    Organization

Linn & Associates, Inc. (the “Company”) is a financial planning and investment consulting firm registered with the Securities and Exchange Commission as a Registered Investment Advisor. Its principal sources of revenue are commissions from the sale of insurance products and management fees charged as a percentage of assets under management.

(2)    Summary of Significant Accounting Principles

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Basis of Presentation

All normal recurring adjustments have been reflected in the unaudited financial statements. Results of the interim period should not always be considered a predication of the full year’s results.

Revenue Recognition

Insurance commissions are recognized as revenue at the time the policy application is substantially completed, the premium is paid and the insured party is contractually committed to purchase the insurance policy. Management fees are recognized as income over the period earned. Management fees collected in advance are deferred and recognized as income over the period earned. Securities and mutual fund commission income and related expenses are recorded on trade date.

Cash and cash equivalents

Cash equivalents consist of funds in a money market account. For the purposes of the statement of cash flows, the Company considers all highly liquid instruments with original maturities of three months or less to be cash equivalents. Cash and cash equivalents are held at one major financial institution.

Income Taxes

The Company has elected to be treated as an S-Corporation, and as such is not itself subject to U.S. Federal, state and local income taxes. Federal, state and local income taxes are borne by the stockholders.

Property and Equipment

Furniture and equipment is carried at cost less accumulated depreciation computed using the straight-line method over useful lives of 3 to 5 years. Leasehold improvements are amortized over the shorter of their estimated useful lives or the terms of the leases.

LINN & ASSOCIATES, INC.

NOTES TO FINANCIAL STATEMENTS (Unaudited) (Continued)

March 31, 2002 and 2001

Fair value of Financial Instruments

Statement of Financial Accounting Standards (“SFAS”) No. 107, Disclosures About Fair Value of Financial Instruments, requires that the Company disclose estimated fair values for its financial instruments. The fair value of fees receivable and accrued expenses are considered to approximate their carrying amount because they are short term in nature.

(3)    Property and Equipment

Components of property and equipment as of March 31, 2002 were as follows:

Furniture and equipment	$91,349
Leasehold improvements	65,322
Vehicles	36,572

Total	193,243
Less: accumulated depreciation and amortization	(141,438)

$51,805

Depreciation and amortization expense for the three months ended March 31, 2002 and 2001 amounted to $5,040 and $7,216.

(4)    Commitments

The Company entered into two lease agreements to rent properties located in St. Petersburg, Florida, which currently house the Company’s operations. The leases terminate on September 1, 2002 and September 31, 2002. Future minimum lease payments at March 31, 2002 are as follows:

2002	$35,310

Rent expense for the Company’s premises amounted to $17,655 and $38,354 for the three months ended March 31, 2002 and 2001.

(5)    Related Party Transactions

The Company has a service arrangement with an affiliated organization, which is owned by the stockholders of the Company. The Company provides office space, equipment, administrative services and other services to the affiliates. Pursuant to the arrangement, the affiliate is required to reimburse the Company for these services. The Company was reimbursed $163,637 and $188,679 for such services during the three months ended March 31, 2002 and 2001.

Included in salaries and employee benefits in the statement of income are salaries of $12,440 paid to stockholders for the three months ended March 31, 2002 and 2001.

(6)    Subsequent events

On June 1, 2002, the Company was acquired by National Financial Partners Corporation (“NFP”), a Delaware corporation. In connection with the acquisition, NFP issued common stock with a fair market value of $750,000 and paid cash of $3,000,000. All shares of the common stock of the Company were cancelled and retired as of the date of the merger.

SMITH, FRANK & PARTNERS, LLC AND AFFILIATES

COMBINED STATEMENT OF FINANCIAL CONDITION (Unaudited)

June 30, 2002

ASSETS
Assets:
Cash	$28,652
Fees receivable	18,472
Property and equipment, net	58,890

Total assets	$106,014

LIABILITIES AND OWNERS’ EQUITY
Liabilities:
Accounts payable	$25,912
Accrued expenses and other liabilities	79
Bank loan	35,287

Total liabilities	61,278

Commitments (Note 4)

Owners’ equity:
Common stock, $.01 par value: Authorized 100,000 shares; 300 shares issued and outstanding	3
Additional paid-in capital	999
Members capital	267,815
Accumulated deficit	(224,081)

Total owners’ equity	44,736

Total liabilities and owners’ equity	$106,014

The accompanying notes are an integral part of these financial statements.

SMITH, FRANK & PARTNERS, LLC AND AFFILIATES

COMBINED STATEMENTS OF INCOME (Unaudited)

For the six months ended

	June 30,
	2002	2001
Revenue:
Commissions	$217,553	$304,834
Investment advisory fees	419,800	705,727
Consulting Fees	—	209,735
Other	23,516	29,559

Total revenue	660,869	1,249,855

Expenses:
Salaries and employee benefits	231,646	272,857
Occupancy	104,612	135,762
Marketing	26,316	31,231
Supplies & equipment	20,263	41,951
Professional fees	16,063	28,140
Travel and entertainment	—	26,093
Automobile	—	19,998
Depreciation	12,328	11,841
Licenses & permits	4,538	3,530
Other	18,899	42,736

Total expenses	434,665	614,139

Net income	$226,204	$635,716

The accompanying notes are an integral part of these financial statements.

SMITH, FRANK & PARTNERS, LLC AND AFFILIATES

COMBINED STATEMENTS OF CHANGES IN OWNERS’ EQUITY (Unaudited)

For the six months ended June 30, 2002 and 2001

	Common stock	Additional paid-in capital	Members capital	Accumulated deficit	Total owners’ equity
Beginning balance as of:
January 1, 2001	$3	999	91,626	11,914	104,542
Contributions	—	—	—	75,000	75,000
Distributions	—	—	—	(678,782)	(678,782)
Net income	—	—	—	635,716	635,716

Balance as of June 30, 2001	$3	999	91,626	43,848	136,476

Beginning balance as of:
January 1, 2002	$3	999	267,815	(162,820)	105,997
Contributions	—	—	—	118,745	118,745
Distributions	—	—	—	(406,210)	(406,210)
Net income	—	—	—	226,204	226,204

Balance as of June 30, 2002	$3	999	267,815	(224,081)	44,736

The accompanying notes are an integral part of these financial statements.

SMITH, FRANK & PARTNERS, LLC AND AFFILIATES

COMBINED STATEMENTS OF CASH FLOWS (Unaudited)

For the six months ended

	June 30,
	2002	2001
Cash flows from operating activities:
Net Income	$226,204	$635,716
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	12,328	11,841
Changes in operating assets and liabilities:
Increase in fees receivable	(7,984)	(2,638)
Decrease in other assets	503	(19,005)
Increase in accounts payable	22,255	8,447
Decrease in accrued expense and other liabilities	(22,275)	6,365

Net cash used in operating activities	231,031	640,726

Cash flows from investing activities:
Purchases of property and equipment	(4,746)	(21,298)

Net cash used in investing activities	(4,746)	(21,298)

Cash flows from financing activities:
Capital contributions	118,745	75,000
Capital distributions	(406,210)	(678,782)
Proceeds from borrowings	13,473	—

Net cash used in financing activities	(273,992)	(603,782)

Net decrease in cash and due from banks	(47,707)	15,646
Cash at beginning of period	76,359	30,306

Cash at end of period	$28,652	$45,952

Supplemental disclosure of cash flow information
Cash paid for interest	$972	—

The accompanying notes are an integral part of these financial statements.

SMITH, FRANK & PARTNERS, LLC AND AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS (Unaudited)

June 30, 2002 and 2001

(1)    Organization

The accompanying financial statements reflect the combined financial statements of Smith, Frank, & Partners, LLC, Smith and Frank Group Services, Inc., Randy Smith, Chris Fay, and Frank Voigt (collectively “the Companies”). Smith, Frank, and Partners, LLC (“SFP”) is a limited liability company established on June 9, 1999, Smith and Frank Group Services, Inc. (“SFGS”) is a New York “S” corporation incorporated on January 31, 1997 and Randy Smith, Chris Fay, and Frank Voigt are the shareholders and members of SFP and SFGS as well as sole proprietors. The financial statements have been prepared on a combined basis due to the common ownership. The Companies provide financial planning to both individuals and businesses in the areas of investment advice, estate and retirement planning and benefits programs. As a financial advisor, the Companies offer a full range of services including full financial plans, which cover analysis of a client’s current financial positions, cash flows and their ability to fund short and long range goals, and investment advice involving the sale of financial products on both a fee and commission basis.

(2)    Summary of Significant Accounting Principles

Principles of Combination

The accompanying combined financial statements include all of the accounts of SFP and SFGS and the related financial planning business revenues and expenses of Randy Smith, Chris Fay, and Frank Voigt. All intercompany balances and transactions have been eliminated in combination.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Basis of Presentation

All normal recurring adjustments have been reflected in the unaudited financial statements. Results of the interim period should not always be considered a predication of the full year’s results.

Revenue Recognition

Insurance commissions are recognized as revenue at the time the policy application is substantially completed, the premium is paid and the insured party is contractually committed to purchase the insurance policy. Investment advisory fees are recognized as income over the period earned. Investment advisory fees collected in advance are deferred and recognized as income over the period earned. Transaction-based fees, including consulting fees, are recognized when all contractual obligations have been satisfied. Securities and mutual fund commission income and related expenses are recorded on trade date.

Cash

Cash is held at one major financial institution.

SMITH, FRANK & PARTNERS, LLC AND AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS (Unaudited) (Continued)

June 30, 2002 and 2001

Income Taxes

No federal, state or local income taxes are provided for SFP, a limited liability company, as the members are individually liable for their share of federal, state and local income tax liabilities.

SFGS has elected to be treated as an S-Corporation, and as such is not itself subject to federal, state and local income taxes. Federal, state and local income taxes are borne by the stockholders.

Randy Smith, Chris Fay, and Frank Voigt are each responsible for their respective federal, state and local income tax liabilities and accordingly no income taxes have been provided for in these combined financial statements.

Property and Equipment

Furniture and equipment is carried at cost less accumulated depreciation, computed using the straight-line method over useful lives of 3 to 5 years. Leasehold improvements are amortized over the shorter of their estimated useful lives or the terms of the leases.

Fair value of Financial Instruments

Statement of Financial Accounting Standards (“SFAS”) No. 107, Disclosures About Fair Value of Financial Instruments, requires that the Company disclose estimated fair values for its financial instruments. The fair value of fees receivable and accrued expenses are considered to approximate their carrying amount because they are short term in nature.

(3)    Property and Equipment

Components of property and equipment as of June 30, 2002 were as follows:

Furniture and equipment	$77,157
Leasehold improvements	42,968

Total	120,125
Less: accumulated depreciation and amortization	(61,235)

$58,890

Depreciation and amortization expense for the six months ended June 30, 2002 and 2001 amounted to $12,328 and $11,841 respectively.

SMITH, FRANK & PARTNERS, LLC AND AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS (Unaudited) (Continued)

June 30, 2002 and 2001

(4)    Commitments

The Company entered into a lease to rent property located in Dallas, Texas which currently houses its operations. The lease extends through July 31, 2004. Future minimum lease payments at June 30, 2002 approximate:

2002	$77,994
2003	155,987
2004	90,992

$324,973

Rent expense for the Company’s premises amounted to $91,461 and $100,115 for the six months ended June 30, 2002 and 2001.

(5)    Bank Loan and Line of Credit

The Company maintains a line of credit with a bank to support their operations. The line of credit was established on June 13, 2001 with a commitment amount of $100,000. As of June 30, 2002, the Company had $35,287 outstanding. The average and maximum balance outstanding during the year was $31,186 and $35,846, respectively. Outstanding borrowings under the credit facility bear interest at prime plus 2.5%. At June 30, 2002 the effective interest rate on borrowings was 6.23%.

(6)    Subsequent events

On June 24, 2002, SFP was merged into SFGS, with SFGS as the surviving Corporation.

On July 1, 2002, SFGS was acquired by National Financial Partners Corporation (“NFP”), a Delaware corporation. NFP issued common stock with a fair market value of $1,750,000 and paid cash of $1,750,000. All shares of the common stock of SFGS were cancelled and retired as of the date of the merger. In connection with the acquisition, all payments received by Randy Smith, Chris Fay, and Frank Voigt relating to the selling of the products or services of SFGS are to be paid to or transferred to NFP Securities, Inc., a wholly owned registered broker dealer and investment advisor of NFP.

DELESSERT FINANCIAL SERVICES, INC.

STATEMENT OF FINANCIAL CONDITION (Unaudited)

September 30, 2002

ASSETS
Assets:
Cash and cash equivalents	$35,637
Fees receivable	612
Property and equipment, net	5,670

Total assets	$41,919

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accrued expenses	$8,741

Total liabilities	8,741

Commitments (Note 5)

Stockholders’ equity:
Common Stock, Series A, voting, no par value: Authorized 100,000 shares; 10,000 shares issued and outstanding	5,000
Common Stock, Series B, nonvoting, no par value: Authorized 100,000 shares; no shares issued and outstanding	—
Retained earnings	28,178

Total stockholders’ equity	33,178

Total liabilities and stockholders’ equity	$41,919

The accompanying notes are an integral part of these financial statements.

DELESSERT FINANCIAL SERVICES, INC.

STATEMENTS OF INCOME (Unaudited)

For the nine months ended

	September 30,
	2002	2001
Revenue:
Investment advisory fees	$1,042,209	$1,407,067
Financial planning fees	48,316	23,127
Interest income	1,697	16,651

Total revenue	1,092,222	1,446,845

Expenses:
Salaries and employee benefits	731,731	482,232
Occupancy	62,529	35,816
Professional fees	39,194	23,698
Supplies & equipment	33,679	38,783
Communication	25,003	13,148
Travel and entertainment	22,298	24,227
Depreciation	6,499	11,806
Marketing	5,275	11,009
Other	15,560	20,526

Total expenses	941,768	661,245

Net income	$150,454	$785,600

The accompanying notes are an integral part of these financial statements.

DELESSERT FINANCIAL SERVICES, INC.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (Unaudited)

For the nine months ended September 30, 2002 and 2001

	Common stock series A	Common stock series B	Retained earnings	Total stockholders’ equity
Beginning balance as of January 1, 2001	$5,000	$—	$109,706	$114,706
Net income	—	—	785,600	785,600
Distributions	—	—	(437,145)	(437,145)

Balance as of September 30, 2001	$5,000	$—	$458,161	$463,161

Beginning balance as of January 1, 2002	$5,000	$—	$94,508	$99,508
Net income	—	—	150,454	150,454
Distributions	—	—	(216,784)	(216,784)

Balance as of September 30, 2002	$5,000	$—	$28,178	$33,178

The accompanying notes are an integral part of these financial statements.

DELESSERT FINANCIAL SERVICES, INC.

STATEMENTS OF CASH FLOWS (Unaudited)

For the nine months ended

	September 30,
	2002	2001
Cash flows from operating activities:
Net income	$150,454	$785,600
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	6,499	11,806
Changes in operating assets and liabilities:
Decrease in fees receivable	69,941	(52,232)
Increase in accounts payable	8,741	11,118
Decrease in accrued expenses	(10,828)	(2,623)

Net cash provided by operating activities	224,807	753,669

Cash flows from investing activities:
Purchases of property and equipment	(3,889)	(23,676)

Net cash used in investing activities	(3,889)	(23,676)

Cash flows from financing activities:
Distributions	(216,784)	(437,145)

Net cash used in financing activities	(216,784)	(437,145)

Net decrease in cash and cash equivalents	4,134	292,848
Cash and cash equivalents at beginning of period	31,503	105,025

Cash and cash equivalents at end of period	$35,637	$397,873

Cash paid for interest	$—	—

The accompanying notes are an integral part of these financial statements.

DELESSERT FINANCIAL SERVICES, INC.

NOTES TO FINANCIAL STATEMENTS (Unaudited)

September 30, 2002 and 2001

(1)    Organization

Delessert Financial Services, Inc. (the “Company”) is an S Corporation, created in 1994. The Company is a financial planner servicing the financial needs of high net worth individuals, families, trusts and pension plans. The Company assists individuals and trustees in evaluating portfolio managers and mutual funds, calculating time weighted rate of return and comparing the results to relevant benchmarks. The Company also identifies alternative managers within the investment objectives of the client.

(2)    Summary of Significant Accounting Principles

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

The Company calculates its investment advisory fees twice a year based upon a percentage of assets under management and bills their customers on a quarterly basis. Investment advisory fees are recognized as income over the period earned. Investment advisory fees collected in advance are deferred and recognized as income over the period earned. Financial planning fees are recognized when all contractual obligations have been satisfied.

Basis of Presentation

All normal recurring adjustments have been reflected in the unaudited financial statements. Results of the interim period should not always be considered a predication of the full year’s results.

Cash and cash equivalents

Cash equivalents consist of certificates of deposit with an initial term of less than three months. For the purposes of the statement of cash flows, the Company considers all highly liquid instruments with original maturities of three months or less to be cash equivalents. Cash and cash equivalents are held at one major financial institution.

Income Taxes

The Company has elected to be treated as an S-Corporation, and as such is not itself subject to U.S. Federal, state and local income taxes. Federal, state and local income taxes are borne by the stockholders.

Property and Equipment

Furniture and equipment is carried at cost less accumulated depreciation computed using the straight-line method over estimated useful lives of 3 to 5 years. Leasehold improvements are amortized over the shorter of their estimated useful lives or the terms of the leases.

DELESSERT FINANCIAL SERVICES, INC.

NOTES TO FINANCIAL STATEMENTS (Unaudited) (Continued)

September 30, 2002 and 2001

Fair value of Financial Instruments

Statement of Financial Accounting Standards (“SFAS”) No. 107, Disclosures About Fair Value of Financial Instruments, requires that the Company disclose estimated fair values for its financial instruments. The fair value of fees receivable and accrued expenses are considered to approximate their carrying amount because they are short term in nature.

(3)    Property and Equipment

Components of property and equipment at September 30, 2002 were as follows:

Furniture and equipment	$159,040

Total	159,040
Less: accumulated depreciation and amortization	(153,370)

$5,670

Depreciation and amortization expense for the nine months ended September 30, 2002 and 2001 amounted to $6,499 and $11,806 respectively.

(4)    Retirement plan

The Company maintains a qualified profit-sharing plan known as the Delessert Financial Services, Inc. Retirement Plan and Trust (Plan) under provisions of Section 401(k) of the Internal Revenue Code. Under the terms of the Plan, each participant is able to contribute, up to 10% of compensation before the reduction. Employees who have completed one year of service and have attained the age of 21 are eligible to participate in the Plan. The Company contributes to the Plan an amount equal to the contribution of each eligible employee. Profit sharing expense was $34,385 and $20,923 for the nine months ended September 30, 2002 and 2001, respectively.

(5)    Commitments

The Company entered into a lease to rent property located in Massachusetts, which currently houses the Company’s operations. The current lease terminates on August 31, 2002. The Company has entered into a new lease agreement, which commences on September 1, 2002 and extends through August 31, 2009. Future minimum lease payments at September 30, 2002 approximate:

2002	$14,330
2003	62,160
2004	62,160
2005	62,160
2006	62,160
Thereafter through 2009	165,760

$428,730

Rent expense for the nine months ended September 30, 2002 and 2001 amounted to $49,964 and $32,555 respectively.

DELESSERT FINANCIAL SERVICES, INC.

NOTES TO FINANCIAL STATEMENTS (Unaudited) (Continued)

September 30, 2002 and 2001

(6)    Subsequent events

On October 1, 2002, the Company was acquired by National Financial Partners Corporation (“NFP”), a Delaware corporation. In connection with the acquisition, NFP issued common stock with a fair market value of $499,688 and paid cash of $2,000,313. All shares of the common stock of the Company were cancelled and retired as of the date of the merger. In connection with the acquisition, the Delessert Financial Services, Inc. Retirement Plan and Trust will be merged into NFP’s National Financial Partners Corp. 401(k) Plan on January 1, 2004.

Report of Independent Accountants

To the Board of Directors, Stockholders’

And Members of Wharton Equity Corporation II, LLC and Affiliates

In our opinion, the accompanying combined statement of financial condition and related combined statements of income, changes in owners’ equity and cash flows, present fairly, in all material respects, the financial position of Wharton Equity Corporation II, LLC and Affiliates (the “Companies”) at December 31, 2002, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Companies’ management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/    PricewaterhouseCoopers LLP

New York, New York

April 1, 2003

WHARTON EQUITY CORPORATION II, LLC AND AFFILIATES

COMBINED STATEMENT OF FINANCIAL CONDITION

December 31, 2002

ASSETS
Assets:
Cash	$31,957
Commissions receivable	172,044
Property and equipment, net	23,125

Total assets	$227,126

OWNERS’ EQUITY
Commitments (Note 3)

Owners’ equity:
Common stock, no par value: Authorized 1,000 shares; 200 shares issued and outstanding	$8,539
Additional paid-in-capital	29,816
Members’ capital	(43)
Proprietor’s Capital	8,282
Retained earnings	180,532

Total owners’ equity	$227,126

The accompanying notes are an integral part of these financial statements.

WHARTON EQUITY CORPORATION II, LLC AND AFFILIATES

COMBINED STATEMENT OF INCOME

For the year ended December 31, 2002

Revenue:
Commissions	$2,080,865
Fees	2,013

Total revenue	2,082,878

Expenses:
Salaries and employee benefits	571,936
Overhead reimbursement to third party administrator	282,938
Loss due to abandonment of leasehold improvements	41,644
Travel and entertainment	68,661
Depreciation and amortization	12,578
Professional fees	20,249
Marketing	55,590
Office supplies	22,722
Occupancy	26,731
Telephone	9,999
Computer and equipment	9,975
Automobile	12,167
Other	10,746

Total expenses	1,145,936

Net income	$936,942

The accompanying notes are an integral part of these financial statements.

WHARTON EQUITY CORPORATION II, LLC AND AFFILIATES

COMBINED STATEMENT OF CHANGES IN OWNERS’ EQUITY

For the year ended December 31, 2002

	Common stock	Additional paid-in- capital	Members’ capital	Proprietor’s capital	Retained earnings	Total owners’ equity
Balance as of
January 1, 2002	$8,539	$—	$—	$—	$56,363	$64,902
Contributions	—	29,816	1,600	—	—	31,416
Distributions	—	—	—	(806,134)	—	(806,134)
Net income	—	—	(1,643)	814,416	124,169	936,942

Balance as of
December 31, 2002	$8,539	$29,816	$(43)	$8,282	$180,532	$227,126

The accompanying notes are an integral part of these financial statements.

WHARTON EQUITY CORPORATION II, LLC AND AFFILIATES

COMBINED STATEMENT OF CASH FLOWS

For the year ended December 31, 2002

Cash flows from operating activities:
Net income	$936,942
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	12,578
Loss due to abandonment of leasehold improvements	41,644
Changes in operating assets and liabilities:	—
Increase in accounts receivable	(147,255)

Net cash provided by operating activities	843,909

Cash flows from investing activities:
Purchases of property and equipment	(34,487)

Net cash used in investing activities	(34,487)

Cash flows from financing activities:
Capital contributions	31,416
Capital distributions	(806,134)
Loan repayment	(16,500)

Net cash used in financing activities	(791,218)

Net increase in cash	18,204
Cash and cash equivalents at January 1, 2002	13,753

Cash and cash equivalents at December 31, 2002	$31,957

Supplemental disclosures of cash flow information:
Cash paid for interest	$—

Cash paid for taxes	$—

The accompanying notes are an integral part of these financial statements.

WHARTON EQUITY CORPORATION II, LLC AND AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS

December 31, 2002

(1)    Organization

The accompanying financial statements reflect the combining of the financial statements of Wharton Equity Corporation II, LLC, Strategic Planning Resources, Inc., John Tillger, and Andrew DeGroat (collectively “the Companies”). Wharton Equity Corporation II, LLC (“WECII”) is a Pennsylvania “S” corporation incorporated on April 26, 2002, Strategic Planning Resources, Inc. (“SPR”) is a Pennsylvania Corporation incorporated on February 11, 1998 and John Tillger and Andrew DeGroat are both the members of WECII as well as sole proprietors. Andrew DeGroat is the sole shareholder of SPR. The financial statements have been prepared on a combined basis due to the common ownership.

The Companies generate revenue from the sale of commissionable insurance and securities products. In addition, John Tillger and Andrew DeGroat receive investment advisory revenue from both high net worth individuals and retirement plans for providing investment advisory services. SPR receives commissions from the sale of non-registered insurance products, and does not maintain a securities license. WECII does not generate any revenue or provide any service to clients but employs the staff and maintains the lease for the principal business office. WECII is reimbursed for all operating expenses from John Tillger and Andrew DeGroat.

(2)    Summary of Significant Accounting Principles

Principles of Combination

The accompanying combined financial statements include all of the accounts of WECII and SPR and the related business revenues and expenses of John Tillger and Andrew DeGroat. All intercompany transactions have been eliminated in combination.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

Insurance commissions are recognized as revenue at the time the policy application is substantially completed, the premium is paid and the insured party is contractually committed to purchase the insurance policy. Investment advisory fees are recognized as income over the period earned. Investment advisory fees collected in advance are deferred and recognized as income over the period earned. Transaction-based fees, including consulting fees, are recognized when all contractual obligations have been satisfied. Securities and mutual fund commission income and related expenses are recorded on trade date.

Cash and cash equivalents

Cash consist of deposits with a financial institution and a money market fund with an initial term of less than three months. For the purposes of the statement of cash flows, the Companies consider all highly liquid instruments with original maturities of three months or less to be cash equivalents.

WHARTON EQUITY CORPORATION II, LLC AND AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Income Taxes

No federal, state or local income taxes are provided for WECII, a limited liability company, as the members are individually liable for their share of federal, state and local income tax liabilities.

John Tillger and Andrew DeGroat are each responsible for their respective federal, state and local income tax liabilities and accordingly no income taxes have been provided for in these combined financial statements.

SPR accounts for income taxes in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 109, Accounting for Income Taxes, which requires the recognition of tax benefits or expenses on the temporary differences between the financial reporting and tax bases of its assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Valuation allowances are established when necessary to reduce the deferred tax assets to the amounts expected to be realized. No federal, state and local taxes have been provided by SPR, as SPR currently operates at a loss. At December 31, 2002 no deferred tax assets or liabilities are required to be recognized under SFAS 109.

Fair value of Financial Instruments

Statement of Financial Accounting Standards (“SFAS”) No. 107, Disclosures About Fair Value of Financial Instruments, requires that the Companies disclose estimated fair values for its financial instruments. The fair value of cash equivalents and accounts receivable are considered to approximate their carrying amount because they are short term in nature.

Property and Equipment

Furniture and equipment is carried at cost less accumulated depreciation computed using the straight-line method over useful lives of 3 to 5 years. Leasehold improvements are amortized over the shorter of their estimated useful lives or the terms of the leases.

Components of properties and equipment as of December 31, 2002 were as follows:

Computer equipment	$28,385
Furniture and equipment	5,088

Total	33,473
Less: accumulated depreciation	(10,348)

$23,125

Depreciation expense for the year ended December 31, 2002 was $12,578.

WHARTON EQUITY CORPORATION II, LLC AND AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

(3)    Commitments

The Companies entered into a lease to rent offices located in Horsham, Pennsylvania. The lease extends through 2007. Future minimum lease payments at December 31, 2002 approximate:

2003	$ 67,154
2004	67,154
2005	67,154
2006	67,154
2007	39,173

$307,789

Rental expense for the year December 31, 2002 was $23,216.

(4)    Retirement plan

Effective August 1, 2002, Wharton Equity Corporation II, LLC established the Wharton Equity Corporation II, LLC 401(k) Plan (the “Plan”). Wharton Equity Corporation II, LLC matches employee contributions equal to 100% of employee contributions up to 3% of compensation plus 50% of employee contributions between 3% and 5% of employee compensation. Amounts charged to expenses relating to the Plan by the Wharton Equity Corporation II, LLC were $6,526 for the year ended December 31, 2002.

(5)    Related Party Transactions

SPR, John Tillger and Andrew DeGroat (“affiliates”) have a service arrangement with WECII, which is owned by John Tillger and Andrew DeGroat. WECII provides office space, equipment, administrative services and other services to the affiliates. Pursuant to the arrangement, the affiliates are required to reimburse WECII for these services. WECII was reimbursed $194,535 for such services during the year ended December 31, 2002. The transfer and reimbursement of expenses have been eliminated for purposes of these combined financial statements.

(6)    Service arrangement

Prior to WECII commencement of operations on August 1, 2002, the affiliates had a service arrangement with a third party administrator, which arrangement was terminated on July 30, 2002. The third party administrator was paid $282,938, by the affiliates, for such services during the year ended December 31, 2002.

(7)    Subsequent events

On January 1, 2003, the Companies were acquired by National Financial Partners Corporation (“NFP”), a Delaware corporation. NFP issued common stock with a fair market value of $750,000 and paid cash of $3,000,000 and acquired all of the outstanding membership interest of WECII and all of the outstanding stock of SPR. All outstanding shares of common stock of SPR were cancelled and retired as of the date of the merger. In connection with the acquisition, all payments received by John Tillger and Andrew DeGroat relating to the selling of the products or services of WECII and SPR are to be paid to or transferred to NFP Securities, Inc., a wholly owned registered broker dealer and investment advisor of NFP.

In connection with the acquisition, the Wharton Equity Corporation II, LLC 401(k) Plan will be merged into NFP’s National Financial Partners Corp. 401(k) Plan on January 1, 2005.

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors

International Risk Consultants, Inc. and Occupational Health Underwriters, Inc.

Lynnfield, Massachusetts

We have audited the accompanying combined balance sheet of International Risk Consultants, Inc. (I.R.C., Inc.) and Occupational Health Underwriters, Inc. (O.H.U., Inc.) as of December 31, 2002, and the related combined statements of income and comprehensive income, changes in stockholder’s equity, and cash flows for the year then ended. These combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of I.R.C., Inc. and O.H.U., Inc. as of December 31, 2002, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

Our audit was conducted for the purpose of forming an opinion on the basic combined financial statements taken as a whole. The supplementary information on pages F-73 through F-75 is presented for purposes of additional analysis and is not a required part of the basic combined financial statements. Such information has been subjected to the auditing procedures applied in the audit of the basic combined financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic combined financial statements taken as a whole.

The combined financial statements include the accounts of I.R.C., Inc. and O.H.U., Inc. collectively referred to as the Companies, which are affiliated by virtue of common ownership. All significant intercompany transactions have been eliminated in combination.

/s/    Melanson, Heath & Company P.C.

Nashua, New Hampshire

February 21, 2003

INTERNATIONAL RISK CONSULTANTS, INC.

AND

OCCUPATIONAL HEALTH UNDERWRITERS, INC.

COMBINED BALANCE SHEET

December 31, 2002

ASSETS
Current Assets:
Cash and cash equivalents	$567,701
Securities available-for-sale	23,777
Restricted cash	4,541,092
Interest receivable	81,313
Note receivable—officer	15,000
Security deposit	200

Total Current Assets	5,229,083
Property and Equipment, net	111,917

TOTAL ASSETS	$5,341,000

LIABILITIES AND STOCKHOLDER’S EQUITY
Current Liabilities:
Fiduciary liability	$4,541,092
Line of credit	9,876
Current portion of capital lease obligations	41,395
Accrued liabilities	444,114

Total Current Liabilities	5,036,477
Capital Lease Obligations, net of current portion	25,520

Stockholder’s Equity:
1,000 shares, no par value I.R.C., Inc. common stock authorized, 200 shares issued and outstanding.	200
200,000 shares, no par value O.H.U., Inc. common stock authorized, 333 shares issued and outstanding.	333
Retained earnings	121,734
Additional paid-in capital	192,366
Accumulated other comprehensive loss	(35,630)

Total Stockholder’s Equity	279,003

TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$5,341,000

See notes to the combined financial statements.

INTERNATIONAL RISK CONSULTANTS, INC.

AND

OCCUPATIONAL HEALTH UNDERWRITERS, INC.

COMBINED STATEMENT OF INCOME AND COMPREHENSIVE INCOME

For the Year Ended December 31, 2002

Revenues:
Commissions, net	$5,286,676

Total Revenues	5,286,676
Expenses:
Salaries and employee benefits	2,523,368
Operating expenses	1,207,772

Total Expenses	3,731,140

Income From Operations	1,555,536
Other Income (Expenses):
Interest and dividend income	37,383
Interest expense	(11,235)

Total Other Income	26,148

Net Income	1,581,684
Other Comprehensive Loss, net of income tax:
Unrealized holding loss	(12,816)

Comprehensive Income	$1,568,868

See notes to the combined financial statements.

INTERNATIONAL RISK CONSULTANTS, INC.

AND

OCCUPATIONAL HEALTH UNDERWRITERS, INC.

COMBINED STATEMENT OF CHANGES IN STOCKHOLDER’S EQUITY

For the Year Ended December 31, 2002

	Total	Comprehensive Income	Common Stock	Retained Earnings (Deficit)	Additional Paid-In Capital	Accumulated Other Comprehensive Loss
Beginning balances	$172,770		$533	$2,685	$192,366	$(22,814)
Comprehensive income:
Net income	1,581,684	$1,581,684	—	1,581,684	—	—
Unrealized holding loss	(12,816)	(12,816)	—	—	—	(12,816)

Comprehensive income		$1,568,868

Distributions on common stock	(1,462,635)		—	(1,462,635)	—	—

Ending balances	$279,003		$533	$121,734	$192,366	$(35,630)

See notes to the combined financial statements.

INTERNATIONAL RISK CONSULTANTS, INC.

AND

OCCUPATIONAL HEALTH UNDERWRITERS, INC.

COMBINED STATEMENT OF CASH FLOWS

For the Year Ended December 31, 2002

Cash Flows From Operating Activities:
Net income	$1,581,684
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	33,089
Increase in interest receivable	(22,334)
Decrease in other receivables	30,000
Increase in accrued liabilities	216,767

Net Cash Provided by Operations	1,839,206
Cash Flows From Investing Activities:
Repayment of note receivable—officer	10,000

Net Cash Provided by Investing Activities	10,000
Cash Flows From Financing Activities:
Payments on capital lease obligations	(36,377)
Payments on line of credit, net	(60,124)
Distributions to shareholders	(1,462,635)

Net Cash Used by Financing Activities	(1,559,136)

Net Increase	290,070
Cash and Cash Equivalents, Beginning	277,631

Cash and Cash Equivalents, Ending	$567,701

See notes to the combined financial statements.

INTERNATIONAL RISK CONSULTANTS, INC.  AND  OCCUPATIONAL HEALTH UNDERWRITERS, INC.

NOTES TO THE COMBINED FINANCIAL STATEMENTS

December 31, 2002

1.    Nature of Business:

International Risk Consultants, Inc. (I.R.C., Inc.) and Occupational Health Underwriters, Inc. (O.H.U., Inc.) (collectively the Companies), located in Lynnfield, Massachusetts, were established in January, 1990 and June, 1994, respectively. I.R.C., Inc. underwrites and administers insurance and risk management business to commercial customers located mainly throughout the eastern part of the United States. Contracts underwritten are placed with other insurance companies. O.H.U., Inc. writes and underwrites workers’ compensation insurance to customers throughout the eastern part of the United States. The financial statements have been prepared on a combined basis due to the common ownership.

2.    Summary of Significant Accounting Policies:

The following is a summary of significant accounting policies of the Companies used in preparing and presenting the accompanying financial statements:

Principles of Combination

The accompanying combined financial statements include all of the accounts of I.R.C., Inc. and O.H.U., Inc. All intercompany transactions have been eliminated in combination.

Method of Accounting

The Companies uses the accrual method of accounting for both financial and tax reporting purposes. This method recognizes revenues and expenses and the related assets and liabilities when earned or incurred without regard to the time of receipt or payment.

Revenue Recognition

Insurance commissions are recognized as revenue at the time the policy application is substantially completed, the premium is paid and the insured party is contractually committed to purchase the insurance policy. Commissions on installment premiums are recognized periodically as billed. I.R.C., Inc.’s primary business involves underwriting and administering stop-loss insurance policies. These policies are self-billing policies, whereby the client remits premiums to the Company or third party administrator based upon the number of employees in their plan, during a given month. These self-billing policies are considered contingent commissions and revenue is not recognized until received. The income effects of subsequent premium and fee adjustments are recorded when the adjustments become known.

Cash and Cash Equivalents

For purposes of reporting cash flows, the Companies consider all highly liquid investments with original maturities of three months or less to be cash equivalents. Cash and cash equivalents include unrestricted checking and savings accounts, as well as money market funds at December 31, 2002.

Restricted Cash and Fiduciary Liability

In its capacity as an insurance managing general underwriter, I.R.C., Inc. collects premiums from insured or third party administrators and, after deducting its commissions, remits the premiums to the respective insurance carriers and risk takers. I.R.C., Inc. also maintains fiduciary responsibility on behalf of the risk takers

INTERNATIONAL RISK CONSULTANTS, INC.

AND

OCCUPATIONAL HEALTH UNDERWRITERS, INC.

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

over claims administration. Unremitted insurance premiums are held in a fiduciary capacity and remitted on a monthly basis net of an operational working balance of one million dollars per agreement with the risk takers. I.R.C., Inc. is allowed to retain the interest income generated by the escrow accounts. The interest income generated by the fiduciary accounts belongs to the risk takers. The balance in the fiduciary accounts at December 31, 2002 was $4,541,092. The fiduciary accounts are covered by a combination of Federal Deposit Insurance and Deposits Insurance Fund for the total carrying amount.

Securities Available-For-Sale

The Companies classify marketable securities as “available for sale”. Securities classified as “available for sale” are carried in the financial statements at fair value of $23,777. Realized gains and losses, determined using the first-in, first-out (FIFO) method, are included in earnings; unrealized holding gains and losses are reported in other comprehensive income. The cost of these securities is $59,407 and unrealized holding losses total $35,630 at December 31, 2002.

Property and Equipment

Property and equipment is recorded at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the respective assets, including amortization of capital lease assets.

Income Taxes

The Companies, with the consent of their stockholders, have elected under the Internal Revenue Code to be treated as S corporations. In lieu of corporation income taxes the stockholders of an S corporation are taxed on their proportionate share of the Company’s taxable income. Therefore, no provision or liability for federal or state income taxes has been included in the financial statements.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Comprehensive Income

Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. Comprehensive income is separately disclosed in the accompanying statement of changes in stockholder’s equity.

3.    Property and Equipment:

Property and equipment as of December 31, 2002 is summarized below:

Office equipment and furniture	$55,713
Property held under capital lease	278,225

Total	333,938
Less: accumulated depreciation	(222,021)

Property and equipment, net	$111,917

INTERNATIONAL RISK CONSULTANTS, INC.

AND

OCCUPATIONAL HEALTH UNDERWRITERS, INC.

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

4.    Accrued Liabilities:

The following is a summary of accrued liabilities as of December 31, 2002:

Accrued pension costs	$20,000
Accounts payable and accrued commissions	93,481
Other accrued expenses	330,633

Accrued liabilities	$444,114

5.    Bank Credit Line:

I.R.C., Inc. has entered into an agreement with Eastern Bank to secure a $200,000 revolving line of credit that is renewed annually. The line carries interest at the bank’s base rate plus 0%, floating. The line of credit is secured by substantially all of I.R.C., Inc.’s assets and the personal guarantee of its President. The credit line has an outstanding balance of $9,876 at December 31, 2002.

6.    Operating Leases:

I.R.C., Inc. leases vehicles and office equipment under operating lease agreements that expire in various years through 2005. Lease payments totaled approximately $34,000 in 2002. A schedule of approximate future lease payments under these agreements is as follows:

Amount
2003	$23,523
2004	18,370
2005	7,333

Total	$49,226

7.    Capital Leases:

Capital lease liabilities consisted of the following at December 31, 2002:

Capital lease payable to a financing company in monthly payments of $3,615 (including principal and interest) to June 2004, secured by equipment and personally guaranteed by the stockholder.	$58,719
Capital lease payable to a financing company in monthly payments of $353 (including principal and interest of 10%) to February 2005, secured by equipment.	8,196

Total capital lease obligations	66,915
Less: amount due within one year	(41,395)

Capital leases, net of current portion	$25,520

INTERNATIONAL RISK CONSULTANTS, INC.

AND

OCCUPATIONAL HEALTH UNDERWRITERS, INC.

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

Future minimum lease payments under capital leases are as follows:

2003	$47,616
2004	25,926
2005	4,236

Total minimum lease payments	77,778
Less: amount representing interest	(10,863)

Present value of minimum lease payments	$66,915

The gross amount of assets in the balance sheet recorded under capital leases totaled $128,190 with $42,857 of amortization included in accumulated depreciation.

8.    Retirement Plan:

The Companies each have a 401(k) retirement plan in which all employees may participate. Enrollment dates for the plan are January 1 and July 1 of the calendar year. The Companies match the employee’s contribution up to a maximum contribution of six percent of each employee’s compensation. Employees become vested in the employer’s matching contribution at a rate of 25% after two years of service, 50% after three years, 75% after four years and 100% after five years. For the year ended December 31, 2002, I.R.C., Inc and O.H.U., Inc. made matching contributions of $109,551 and $21,182, respectively.

9.    Related Party Transactions:

As of December 31, 2002, I.R.C., Inc. had a note receivable from its President in the amount of $15,000 with no fixed repayment terms.

10.    Income Taxes:

The Companies utilize Statement of Financial Accounting Standards (FAS) No. 109, Accounting for Income Taxes, which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities. The amounts of deferred tax assets and liabilities are immaterial to the financial statements for the year ended December 31, 2002.

11.    Supplemental Disclosures to the Statement of Cash Flows:

In 2002 the Companies paid $11,235 in cash for interest.

12.    Concentrations of Market Risk:

I.R.C., Inc. services accounts underwritten by two insurance carriers. Both provide for a two year run-out period of payments in the event of termination of the contract.

INTERNATIONAL RISK CONSULTANTS, INC.

AND

OCCUPATIONAL HEALTH UNDERWRITERS, INC.

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

O.H.U., Inc. services accounts underwritten by one insurance carrier. The service contract provides for a one year run-out period of payments in the event of termination of the contract.

13.    Subsequent Events:

On April 3, 2003, I.R.C., Inc. and O.H.U., Inc. were acquired by National Financial Partners Corporation (“NFP”), a Delaware corporation. NFP issued common stock with a fair market value of $3,780,000 and paid cash of $2,520,000. All shares of the common stock of I.R.C., Inc. and O.H.U., Inc. were cancelled and retired as of the date of the merger. The acquisition was effective January 1, 2003.

In connection with the acquisition, the retirement plan for the Companies will be merged into NFP’s National Financial Partners Corp. 401(k) Plan on January 1, 2005.

INTERNATIONAL RISK CONSULTANTS, INC.

AND

OCCUPATIONAL HEALTH UNDERWRITERS, INC.

COMBINING BALANCE SHEET

December 31, 2002

	I.R.C., Inc.	O.H.U., Inc.	Eliminations	Combined
ASSETS
Current Assets:
Cash and cash equivalents	$561,633	$6,068	$—	$567,701
Securities available-for-sale	23,777	—	—	23,777
Restricted cash	4,541,092	—	—	4,541,092
Interest receivable	81,313	—	—	81,313
Due from O.H.U., Inc.	60,000	—	(60,000)	—
Note receivable—officer	15,000	—	—	15,000
Security deposit	200	—	—	200

Total Current Assets	5,283,015	6,068	(60,000)	5,229,083
Property and Equipment, net	111,917	—	—	111,917

TOTAL ASSETS	$5,394,932	$6,068	$(60,000)	$5,341,000

LIABILITIES AND STOCKHOLDER’S EQUITY
Current Liabilities:
Fiduciary liability	$4,541,092	$—	$—	$4,541,092
Line of credit	9,876	—	—	9,876
Current portion of capital lease obligations	41,395	—	—	41,395
Due to I.R.C., Inc.	—	60,000	(60,000)	—
Accrued liabilities	439,114	5,000	—	444,114

Total Current Liabilities	5,031,477	65,000	(60,000)	5,036,477
Capital Lease Obligations, net of current portion	25,520	—	—	25,520
Stockholder’s Equity:
Common stock	200	333	—	533
Retained earnings (deficit)	373,365	(251,631)	—	121,734
Additional paid-in capital	—	192,366	—	192,366
Accumulated other comprehensive income	(35,630)	—	—	(35,630)

Total Stockholder’s Equity	337,935	(58,932)	—	279,003

TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$5,394,932	$6,068	$(60,000)	$5,341,000

See independent auditors’ report.

INTERNATIONAL RISK CONSULTANTS, INC.

AND

OCCUPATIONAL HEALTH UNDERWRITERS, INC.

COMBINING STATEMENT OF INCOME AND COMPREHENSIVE INCOME

For the Year Ended December 31, 2002

	I.R.C., Inc.	% of Revenue	O.H.U., Inc.	% of Revenue	Combined
Revenues:
Commissions, net	$4,798,446	100.0%	$488,230	100.0%	$5,286,676

Total Revenues	4,798,446	100.0	488,230	100.0	5,286,676
Expenses:
Salaries and employee benefits	2,172,761	45.3	350,607	71.8	2,523,368
Operating expenses	1,071,668	22.4	136,104	27.9	1,207,772

Total Expenses	3,244,429	67.7	486,711	99.7	3,731,140

Income From Operations	1,554,017	32.3	1,519	0.3	1,555,536
Other Income (Expenses):
Interest and dividend income	37,383	0.8	—	—	37,383
Interest expense	(11,235)	(0.3)	—	—	(11,235)

Total Other Income (Expenses)	26,148	0.5	—	—	26,148

Net Income	1,580,165	32.8%	1,519	0.3%	1,581,684

Other Comprehensive Income, net of income tax:
Unrealized holding loss	(12,816)		—		(12,816)

Comprehensive Income	$1,567,349		$1,519		$1,568,868

See independent auditors’ report.

INTERNATIONAL RISK CONSULTANTS, INC.

AND

OCCUPATIONAL HEALTH UNDERWRITERS, INC.

COMBINED SCHEDULE OF OPERATING EXPENSES

For the Year Ended December 31, 2002

	I.R.C., Inc.	% of Revenue	O.H.U., Inc.	% of Revenue	Combined
401(k) contributions	$109,551	2.3%	$21,182	4.3%	$130,733
Auto expenses	63,859	1.3	4,659	1.0	68,518
Consulting and professional	246,587	5.1	66,777	13.7	313,364
Contributions	5,375	0.2	—	—	5,375
Depreciation	33,089	0.7	—	—	33,089
Dues and subscriptions	15,063	0.3	3,727	0.8	18,790
Furniture and equipment rental	9,441	0.2	—	—	9,441
Insurance	116,694	2.4	—	—	116,694
Miscellaneous expense	8,878	0.2	—	—	8,878
Office supplies and expense	51,092	1.1	10,223	2.1	61,315
Other taxes, fees and charges	29,440	0.6	2,368	0.5	31,808
Postage and reproduction expense	28,049	0.6	—	—	28,049
Rent	82,455	1.7	—	—	82,455
Repairs and maintenance	28,566	0.6	—	—	28,566
Taxes—payroll	95,500	2.0	24,656	5.0	120,156
Telephone expense	37,750	0.8	—	—	37,750
Travel and entertainment	92,335	1.9	2,512	0.5	94,847
Utilities	17,944	0.4	—	—	17,944

Total Operating Expenses	$1,071,668	22.4%	$136,104	27.9%	$1,207,772

See independent auditors’ report.

INDEPENDENT AUDITOR’S REPORT

Board of Directors

Administrative Systems, Inc. and The Balanced Program, Inc.

Seattle, Washington

We have audited the accompanying combined balance sheet of Administrative Systems, Inc. and The Balanced Program, Inc. as of December 31, 2002, and the related combined statements of income, changes in stockholder’s equity and cash flows for the year then ended. These combined financial statements are the responsibility of management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall combined financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Administrative Systems, Inc. and The Balanced Program, Inc. as of December 31, 2002, and the combined results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The information included in the accompanying combining schedules to the financial statements is presented only for supplementary analysis purposes. Such information has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/    Abramson Pendergast & Company

Bellevue, Washington

March 4, 2003

COMBINED FINANCIAL STATEMENTS

ADMINISTRATIVE SYSTEMS, INC. AND THE BALANCED PROGRAM, INC.

COMBINED BALANCE SHEET

December 31, 2002

ASSETS
Current assets:
Cash	$295,114
Cash accounts for the exclusive benefit of customers	667,695
Accounts receivable	385,634
Prepaid expenses	47,613
Employee advance	3,000
Due to partnership	4,500

Total current assets	1,403,556

Property and equipment (Note 5)	1,045,622

Total assets	$2,449,178

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Accounts payable	$108,232
Payable to mutual fund and insurance companies	667,695
Accrued vacations	31,473

Total current liabilities	807,400

Stockholder’s equity:
Common stock:
ASI—no par value, 1,000,000 shares authorized, 1,000 shares issued and outstanding	1,000
BPI—no par value, 1,000,000 shares authorized, 400 shares issued and outstanding	200
Additional paid-in capital	366,280
Retained earnings	1,274,298

Total stockholder’s equity	1,641,778

Total liabilities and stockholder’s equity	$2,449,178

See notes to financial statements.

ADMINISTRATIVE SYSTEMS, INC. AND THE BALANCED PROGRAM, INC.

COMBINED STATEMENT OF INCOME

Year Ended December 31, 2002

Revenues:
Service fees	$2,912,703
Commissions	934,267
Employer fee income	45,511

3,892,481

Expenses:
Selling, general and administrative	1,461,468
Salaries	1,481,700
Commissions	137,340

3,080,508

Operating income	811,973

Other income:
Interest income	4,686
Other income	28,243
Net trading losses from marketable securities	(17,341)
Interest expense	(15,634)

(46)

Net income	$811,927

See notes to financial statements.

ADMINISTRATIVE SYSTEMS, INC. AND THE BALANCED PROGRAM, INC.

COMBINED STATEMENT OF CHANGES IN STOCKHOLDER’S EQUITY

Year Ended December 31, 2002

	Common stock—ASI	Common stock—BPI	Additional paid-in capital	Retained earnings
January 1, 2002	1,000	200	$101,280	$1,272,172
Net income	—	—	—	811,927
Capital contribution	—	—	265,000	—
Distributions	—	—	—	(809,801)

December 31, 2002	1,000	200	$366,280	$1,274,298

See notes to financial statements.

ADMINISTRATIVE SYSTEMS, INC. AND THE BALANCED PROGRAM, INC.

COMBINED STATEMENT OF CASH FLOWS

Year Ended December 31, 2002

Cash flows from operating activities:
Net income	$811,927
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	70,110
Cash provided (used) by changes in operating assets and liabilities:
Marketable securities	16,958
Accounts receivable	(14,459)
Employee advance	(2,864)
Prepaid expenses	(5,108)
Due to partnership	(4,500)
Accounts payable	16,329
Accrued vacations	14,357

Net cash provided by operating activities	902,750

Cash flows from investing activities:
Purchases of property and equipment	(469,564)

Cash flows from financing activities:
Borrowings on line of credit	30,000
Payments on line of credit	(10,000)
Payment of distributions	(704,124)

Net cash used by financing activities	(684,124)

Net decrease in cash	(250,938)

Cash, January 1	546,052
Cash, December 31	$295,114

See notes to financial statements.

ADMINISTRATIVE SYSTEMS, INC. AND THE BALANCED PROGRAM, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS

1    Nature of business:

Administrative Systems, Inc. (ASI) and The Balanced Program, Inc. (BPI), (collectively, the Companies), are subsidiaries of Cashman Enterprises, Inc. and are located in Seattle, Washington.

BPI sells supplemental benefits including life insurance, annuities, mutual funds, and supplemental health insurance.

ASI is a third-party administrator for insurance companies throughout the United States and for Pennsylvania Mutual Funds. The Securities Exchange Commission and the National Association of Securities Dealers (NASD) consider ASI a broker/dealer due to the ASI’s relationship with Pennsylvania Mutual Funds.

The financial statements have been prepared on a combined basis due to the common ownership.

2    Summary of significant accounting policies:

Principles of Combination

The accompanying combined financial statements include all of the accounts of Administrative Systems, Inc. and The Balanced Program, Inc. All intercompany transactions have been eliminated in combination.

Cash and equivalents:

The Companies consider all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

Accounts receivable:

The Companies record trade accounts receivable from customers based on monthly billings for services performed. The past due status of individual accounts is determined by the related customer contracts. Accounts are written off as uncollectible when management determines that collection of the balance is remote.

Revenue recognition:

Insurance commissions are recognized as revenue at the time the policy application is substantially completed, the premium is paid and the insured party is contractually committed to purchase the insurance policy. Any investment advisory or related fees collected in advance are deferred and recognized as income over the period earned. Transaction-based fees, including performance fees, are recognized when all contractual obligations have been satisfied. Securities and mutual fund commission income and related expenses are recorded on trade date.

Property and equipment:

Property and equipment are carried at cost. When retired or otherwise disposed of, the related carrying value and accumulated depreciation are removed from the respective accounts and the net difference, less any amount realized from disposition, is reflected in earnings. Repairs and maintenance are charged to operating expenses. Costs of significant improvements and renewals are capitalized.

For financial statement purposes, depreciation is provided using the straight-line method over the estimated useful lives of the assets. For federal income tax purposes, depreciation is provided using methods and lives prescribed by applicable tax laws.

There was no amortization of software development costs as of December 31, 2002. Amortization will begin when the software is ready for its intended use and will be on a straight-line basis over its estimated useful life.

ADMINISTRATIVE SYSTEMS, INC. AND THE BALANCED PROGRAM, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

Federal income taxes:

The Companies, with the consent of their stockholder, have elected under the Internal Revenue Code to be an S corporation. In lieu of corporation income taxes, the stockholder of an S corporation is taxed on the Companies’ taxable income. Accordingly, no provision or liability for federal income taxes is included in the financial statements.

Use of estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3    Retirement plan:

The Companies sponsor a defined contribution 401(k) profit-sharing plan for all employees meeting age and length of service requirements. Eligible employees may elect to defer a maximum of 15% of their compensation, up to statutory limits. The Companies may make matching contributions of up to 25% of the first 6% of compensation that a participant contributes to the plan. The Companies made matching contributions of $6,449 for the year ended December 31, 2002. Additional amounts may be contributed at the option of the Board of Directors. No additional amounts were contributed during the year ended December 31, 2002.

4    Related party transactions:

The Companies have entered into a common paymaster agreement with each other. Under this agreement, payrolls and related benefits for both companies are paid by BPI. ASI reimburses BPI for its portion of the payroll and related benefits. There was no amount due to BPI for payroll and related benefits at December 31, 2002.

5    Property and equipment:

Property and equipment at December 31, 2002, consisted of the following:

Software development costs	$928,752
Computer hardware	177,550
Software	163,098
Furniture and fixtures	34,084
Office equipment	18,764

1,322,248
Less accumulated depreciation	(276,626)

$1,045,622

ADMINISTRATIVE SYSTEMS, INC. AND THE BALANCED PROGRAM, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

6    Commitments:

The Companies lease their facilities from 1310 Mercer Building, LLC, a Company related to the Companies through common ownership. The lease expires June 30, 2006. The Companies incurred rent expense under this lease of $180,000 for the year ended December 31, 2002.

Future minimum lease payments for the remaining term of the lease are as follows:

December 31,
2003	$180,000
2004	180,000
2005	180,000
2006	90,000

$630,000

7    Subsequent event:

On January 1, 2003, ASI was merged individually into ASI Merger Corporation (ASI Subcorp), a Washington corporation, with ASI Subcorp as the surviving corporation. In addition, BPI was merged into BPI Merger Corporation (BPI Subcorp), a Washington corporation, with BPI Subcorp as the surviving corporation. Both BPI Subcorp and ASI Subcorp were simultaneously acquired by National Financial Partners Corporation (NFP), a Delaware corporation. All shares of the common stock of the Companies were cancelled and retired as of the date of the merger.

8    Supplemental disclosure of cash flow information:

During the year ended December 31, 2002, the stockholder assumed a line of credit owed by BPI with a balance of $265,000. The transaction was treated as a capital contribution to BPI. Also, the Companies transferred investments with a combined balance of $105,677 to the stockholder.

BPI paid interest of $15,634 during the year ended December 31, 2002.

9    Concentrations of credit risk:

A significant portion of the Companies revenue is dependent upon a few customers, the loss of which could have a material adverse effect on the Companies. During the year ended December 31, 2002, Baltimore Life Insurance accounted for approximately 58% of the Companies service fee and commission revenue. Management believes the relationship with Baltimore Life Insurance is stable and will continue.

The Companies’ financial instruments that are exposed to concentrations of credit risk consist of cash and accounts receivable. The Companies place their cash with high quality credit institutions. At times, such balances may be in excess of the Federal Deposit Insurance Corporation limit. The Companies believe they are not exposed to any significant credit risk on their cash accounts.

SUPPLEMENTARY INFORMATION

ADMINISTRATIVE SYSTEMS, INC. AND THE BALANCED PROGRAM, INC.

COMBINING SCHEDULES TO THE FINANCIAL STATEMENTS

December 31, 2002

	ASI	BPI	Combined	Eliminations		Combined after eliminations
				Debit	Credit
ASSETS
Cash	$253,715	$41,399	$295,114	$—	$—	$295,114
Cash accounts for the exclusive benefit of customers	667,695	—	667,695	—	—	667,695
Accounts receivable	340,232	45,402	385,634	—	—	385,634
Prepaid expenses	36,520	11,093	47,613	—	—	47,613
Employee advance	—	3,000	3,000	—	—	3,000
Due to partnership	—	4,500	4,500	—	—	4,500

Total current assets	1,298,162	105,394	1,403,556	—	—	1,403,556
Property and equipment	—	1,045,622	1,045,622	—	—	1,045,622

Total assets	$1,298,162	$1,151,016	$2,449,178	$—	$—	$2,449,178

LIABILITIES AND STOCKHOLDER’S EQUITY
Accounts payable	$50,407	$57,825	$108,232	$—	$—	$108,232
Payable to mutual fund and insurance companies	667,695	—	667,695	—	—	667,695
Accrued vacations	23,325	8,148	31,473	—	—	31,473

Total current liabilities	741,427	65,973	807,400	—	—	807,400

Common stock
ASI—no par value, 1,000,000 shares authorized, 1,000 shares issued and outstanding	1,000	—	1,000	—	—	1,000
BPI—no par value, 1,000,000 shares authorized, 400 shares issued and outstanding	—	200	200	—	—	200
Additional paid-in capital	51,280	315,000	366,280	—	—	366,280
Retained earnings	504,455	769,843	1,274,298	—	—	1,274,298

Total stockholder’s equity	556,735	1,085,043	1,641,778	—	—	1,641,778

Total liabilities and stockholder’s equity	$1,298,162	$1,151,016	$2,449,178	$—	$—	$2,449,178

ADMINISTRATIVE SYSTEMS, INC. AND THE BALANCED PROGRAM, INC.

COMBINING SCHEDULES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2002

				Eliminations		Combined after eliminations
	ASI	BPI	Combined	Debit	Credit
Revenues:
Service fees	$2,912,703	$—	$2,912,703	$—	$—	$2,912,703
Commissions	121,323	812,944	934,267	—	—	934,267
Employer fee income	—	45,511	45,511	—	—	45,511

	3,034,026	858,455	3,892,481	—	—	3,892,481

Expenses:
Selling, general and administrative	1,185,182	396,286	1,581,468	—	120,000	1,461,468
Salaries	1,272,843	208,857	1,481,700	—	—	1,481,700
Commissions	82,759	54,581	137,340	—	—	137,340

	2,540,784	659,724	3,200,508	—	—	3,080,508

Operating income	493,242	198,731	691,973	—	—	811,973

Other income:
Interest income	4,564	122	4,686	—	—	4,686
Other income	3,595	144,648	148,243	(120,000)	—	28,243
Net trading losses from marketing securities	(17,341)	—	(17,341)	—	—	(17,341)
Interest expense	—	(15,634)	(15,634)	—	—	(15,634)

	(9,182)	129,136	119,954	—	—	(46)

Net Income	$484,060	$327,867	$811,927	$(120,000)	$120,000	$811,927

Report of Independent Accountants

The Board of Directors and Stockholders of

Linn & Associates, Inc.

In our opinion, the accompanying statement of financial condition and related statements of income, changes in stockholders’ equity and cash flows, present fairly, in all material respects, the financial position of Linn & Associates, Inc. (the “Company”) at December 31, 2001, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/    PricewaterhouseCoopers LLP

New York, New York

March 12, 2003

LINN & ASSOCIATES, INC.

STATEMENT OF FINANCIAL CONDITION

December 31, 2001

ASSETS
Assets:
Cash and cash equivalents	$235,270
Fees receivable	32,340
Property and equipment, net	56,845

Total assets	$324,455

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accrued expenses	$32,417

Total liabilities	32,417

Commitments (Note 4)

Stockholders’ equity:
Common Stock, $1.00 par value: Authorized 1,000 shares; 100 shares issued and outstanding	100
Additional paid-in capital	900
Retained earnings	291,038

Total stockholders’ equity	292,038

Total liabilities and stockholders’ equity	$324,455

The accompanying notes are an integral part of these financial statements.

LINN & ASSOCIATES, INC.

STATEMENT OF INCOME

For the year ended December 31, 2001

Revenue:
Commissions	$1,178,803
Management fees	294,648
Reimbursement from related party	723,609
Interest income	13,471

Total revenue	2,210,531

Expenses:
Salaries and employee benefits	729,380
Occupancy	213,032
Marketing	172,738
Professional and consulting fees	103,612
Travel and entertainment	61,690
Write off of leasehold improvements	62,887
Supplies and equipment	37,142
Depreciation	70,775
Postage and delivery	24,065
Meetings	21,033
Other	35,558

Total expenses	1,531,912

Net income	$678,619

The accompanying notes are an integral part of these financial statements.

LINN & ASSOCIATES, INC.

STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

For the three months ended December 31, 2001

	Common stock	Additional paid in capital	Retained earnings	Total stockholders’ equity
Balance as of January 1, 2001	$100	$900	$1,104,781	$1,105,781
Distributions	—	—	(1,197,135)	(1,197,135)
Forgiveness of related party receivable	—	—	(295,227)	(295,227)
Net income	—	—	678,619	678,619

Balance as of December 31, 2001	$100	$900	$291,038	$292,038

The accompanying notes are an integral part of these financial statements.

LINN & ASSOCIATES, INC.

STATEMENT OF CASH FLOWS

For the year ended December 31, 2001

Cash flows from operating activities:
Net Income	$678,619
Adjustments to reconcile net income to net cash provided by operating activities:
Write off of leasehold improvements	62,887
Depreciation	70,775
Changes in operating assets and liabilities:
Decrease in fees receivable	80,846
Decrease in accrued expenses	(29,317)

Net cash provided by operating activities	863,810

Cash flows from investing activities:
Purchases of property and equipment	(28,966)

Net cash used in investing activities	(28,966)

Cash flows from financing activities:
Distributions	(1,197,135)

Net cash used in financing activities	(1,197,135)

Net decrease in cash	(362,291)
Cash and cash equivalents at January 1, 2001	597,561

Cash and cash equivalents at December 31, 2001	$235,270

Supplemental disclosure of cash flow information
Cash paid for interest	$—

Supplemental disclosure of non cash flow information
Forgiveness of related party receivables	$295,227

The accompanying notes are an integral part of these financial statements.

LINN & ASSOCIATES, INC.

NOTES TO FINANCIAL STATEMENTS

December 31, 2001

(1)    Organization

Linn & Associates, Inc. (the “Company”) is a financial planning and investment consulting firm registered with the Securities and Exchange Commission as a Registered Investment Advisor. Its principal sources of revenue are commissions from the sale of insurance products and management fees charged as a percentage of assets under management.

(2)    Summary of Significant Accounting Principles

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

Insurance commissions are recognized as revenue at the time the policy application is substantially completed, the premium is paid and the insured party is contractually committed to purchase the insurance policy. Management fees are recognized as income over the period earned. Management fees collected in advance are deferred and recognized as income over the period earned. Securities and mutual fund commission income and related expenses are recorded on trade date.

Cash and cash equivalents

Cash equivalents consist of funds in a money market account. For the purposes of the statement of cash flows, the Company considers all highly liquid instruments with original maturities of three months or less to be cash equivalents. Cash and cash equivalents are held at one major financial institution.

Income Taxes

The Company has elected to be treated as an S-Corporation, and as such is not itself subject to U.S. Federal, state and local income taxes. Federal, state and local income taxes are borne by the stockholders.

Property and Equipment

Furniture and equipment is carried at cost less accumulated depreciation computed using the straight-line method over useful lives of 3 to 5 years. Leasehold improvements are amortized over the shorter of their estimated useful lives or the terms of the leases.

Fair value of Financial Instruments

Statement of Financial Accounting Standards (“SFAS”) No. 107, Disclosures About Fair Value of Financial Instruments, requires that the Company disclose estimated fair values for its financial instruments. The fair value of fees receivable and accrued expenses are considered to approximate their carrying amount because they are short term in nature.

LINN & ASSOCIATES, INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

(3)    Property and Equipment

Components of property and equipment as of December 31, 2001 were as follows:

Furniture and equipment	$91,349
Leasehold improvements	65,322
Vehicles	36,572

Total	193,243
Less: accumulated depreciation and amortization	(136,398)

$56,845

Depreciation and amortization expense for the year ended December 31, 2001 amounted to $70,775.

(4)    Commitments

The Company entered into two lease agreements to rent properties located in St. Petersburg, Florida, which currently house the Company’s operations. The leases terminate on September 1, 2002 and September 31, 2002. Future minimum lease payments at December 31, 2001 are as follows:

2002	$52,965

Rent expense for the Company’s premises amounted to $127,423 for the year ended December 31, 2001.

(5)    Related Party Transactions

The Company has a service arrangement with an affiliated organization, which is owned by the stockholders of the Company. The Company provides office space, equipment, administrative services and other services to the affiliates. Pursuant to the arrangement, the affiliate is required to reimburse the Company for these services. The Company was reimbursed $723,609 for such services during the year ended December 31, 2001.

In addition, during the year ended December 31, 2001, the Company advanced funds to various affiliated entities in the amount of $295,227. During 2001, such advances were forgiven by the Company.

Included in salaries and employee benefits in the statement of income are salaries of $49,758 paid to stockholders.

(6)    Subsequent events

On June 1, 2002, the Company was acquired by National Financial Partners Corporation (“NFP”), a Delaware corporation. In connection with the acquisition, NFP issued common stock with a fair market value of $750,000 and paid cash of $3,000,000. All shares of the common stock of the Company were cancelled and retired as of the date of the merger.

Report of Independent Accountants

To the Board of Directors, Stockholders’

and Members of Smith, Frank & Partners, L.L.C. and Affiliates

In our opinion, the accompanying combined statement of financial condition and related combined statements of income, changes in owners’ equity and cash flows, present fairly, in all material respects, the financial position of Smith, Frank & Partners, L.L.C. and Affiliates (the “Companies”) at December 31, 2001, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Companies management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/    PricewaterhouseCoopers LLP

New York, New York

March 12, 2003

SMITH, FRANK & PARTNERS, L.L.C. AND AFFILIATES

COMBINED STATEMENT OF FINANCIAL CONDITION

December 31, 2001

ASSETS
Assets:
Cash	$76,359
Fees receivable	10,488
Property and equipment, net	66,472
Other assets	503

Total assets	$153,822

LIABILITIES AND OWNERS’ EQUITY
Liabilities:
Accounts payable	$3,657
Accrued expenses and other liabilities	22,354
Bank loan	21,814

Total liabilities	47,825

Commitments (Note 4)

Owners’ equity:
Common stock, $.01 par value: Authorized 100,000 shares; 300 shares issued and outstanding	3
Additional paid-in capital	999
Members capital	267,815
Accumulated deficit	(162,820)

Total owners’ equity	105,997

Total liabilities and owners’ equity	$153,822

The accompanying notes are an integral part of these financial statements.

SMITH, FRANK & PARTNERS, L.L.C. AND AFFILIATES

COMBINED STATEMENT OF INCOME

For the year ended December 31, 2001

Revenue:
Investment advisory fees	$1,549,920
Commissions	575,054
Consulting fees	209,247
Other	54,370

Total revenue	2,388,591

Expenses:
Salaries and employee benefits	569,490
Occupancy	190,201
Supplies & equipment	88,916
Professional fees	56,987
Marketing	31,229
Depreciation	23,682
Automobile	52,186
Travel and entertainment	39,995
Licenses & permits	8,982
Other	94,094

Total expenses	1,155,762

Net income	$1,232,829

The accompanying notes are an integral part of these financial statements.

SMITH, FRANK & PARTNERS, L.L.C. AND AFFILIATES

COMBINED STATEMENT OF CHANGES IN OWNERS’ EQUITY

For the year ended December 31, 2001

	Common stock	Additional paid-in capital	Members capital	Accumulated deficit	Total owners’ equity
Beginning balance as of
January 1, 2001	$3	$999	$91,626	$11,914	$104,542
Contributions	—	—	176,189	—	176,189
Distributions	—	—	—	(1,407,563)	(1,407,563)
Net income	—	—	—	1,232,829	1,232,829

Balance as of
December 31, 2001	$3	$999	$267,815	$(162,820)	$105,997

The accompanying notes are an integral part of these financial statements.

SMITH, FRANK & PARTNERS, L.L.C. AND AFFILIATES

COMBINED STATEMENT OF CASH FLOWS

For the year ended December 31, 2001

Cash flows from operating activities:
Net Income	$1,232,829
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	23,682
Changes in operating assets and liabilities:
Decrease in fees receivable	7,474
Increase in other assets	(99)
Decrease in accounts payable	(4,548)
Increase in accrued expense and other liabilities	17,573

Net cash provided by operating activities	1,276,911

Cash flows from investing activities:
Purchases of property and equipment	(21,298)

Net cash used in investing activities	(21,298)

Cash flows from financing activities:
Capital contributions	176,189
Capital distributions	(1,407,563)
Proceeds from borrowings	21,814

Net cash provided by financing activities	(1,209,560)

Net increase in cash	46,053
Cash at January 1, 2001	30,306

Cash at December 31, 2001	$76,359

Cash paid for interest	$—

The accompanying notes are an integral part of these financial statements.

SMITH, FRANK & PARTNERS, L.L.C. AND AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS

December 31, 2001

(1)    Organization

The accompanying financial statements reflect the combined financial statements of Smith, Frank, & Partners, L.L.C., Smith and Frank Group Services, Inc., Randy Smith, Chris Fay, and Frank Voigt (collectively “the Companies”). Smith, Frank, and Partners, L.L.C. (“SFP”) is a limited liability company established on June 9, 1999, Smith and Frank Group Services, Inc. (“SFGS”) is a New York “S” corporation incorporated on January 31, 1997 and Randy Smith, Chris Fay, and Frank Voigt are the shareholders and members of SFP and SFGS as well as sole proprietors. The financial statements have been prepared on a combined basis due to the common ownership. The Companies provide financial planning to both individuals and businesses in the areas of investment advice, estate and retirement planning and benefits programs. As a financial advisor, the Companies offer a full range of services including full financial plans, which cover analysis of a client’s current financial positions, cash flows and their ability to fund short and long range goals, and investment advice involving the sale of financial products on both a fee and commission basis.

(2)    Summary of Significant Accounting Principles

Principles of Combination

The accompanying combined financial statements include all of the accounts of SFP and SFGS and the related financial planning business revenues and expenses of Randy Smith, Chris Fay, and Frank Voigt. All intercompany balances and transactions have been eliminated in combination.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

Insurance commissions are recognized as revenue at the time the policy application is substantially completed, the premium is paid and the insured party is contractually committed to purchase the insurance policy. Investment advisory fees are recognized as income over the period earned. Investment advisory fees collected in advance are deferred and recognized as income over the period earned. Transaction-based fees, including consulting fees, are recognized when all contractual obligations have been satisfied. Securities and mutual fund commission income and related expenses are recorded on trade date.

Cash

Cash is held at one major financial institution.

Income Taxes

No federal, state or local income taxes are provided for SFP, a limited liability company, as the members are individually liable for their share of federal, state and local income tax liabilities.

SMITH, FRANK & PARTNERS, L.L.C. AND AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

SFGS has elected to be treated as an S-Corporation, and as such is not itself subject to federal, state and local income taxes. Federal, state and local income taxes are borne by the stockholders.

Randy Smith, Chris Fay, and Frank Voigt are each responsible for their respective federal, state and local income tax liabilities and accordingly no income taxes have been provided for in these combined financial statements.

Property and Equipment

Furniture and equipment is carried at cost less accumulated depreciation, computed using the straight-line method over useful lives of 3 to 5 years. Leasehold improvements are amortized over the shorter of their estimated useful lives or the terms of the leases.

Fair value of Financial Instruments

Statement of Financial Accounting Standards (“SFAS”) No. 107, Disclosures About Fair Value of Financial Instruments, requires that the Company disclose estimated fair values for its financial instruments. The fair value of fees receivable and accrued expenses are considered to approximate their carrying amount because they are short term in nature.

(3)    Property and Equipment

Components of property and equipment as of December 31, 2001 were as follows:

Furniture and equipment	$72,411
Leasehold improvements	42,968

Total	115,379
Less: accumulated depreciation and amortization	(48,907)

$66,472

Depreciation and amortization expense for the year ended December 31, 2001 amounted to $23,682.

(4)    Commitments

The Company entered into a lease to rent property located in Dallas, Texas which currently houses its operations. The lease extends through July 31, 2004. Future minimum lease payments at December 31, 2001 approximate:

2002	$155,987
2003	155,987
2004	90,992

$402,966

Rent expense for the Company’s premises amounted to $157,849 for the year ended December 31, 2001.

SMITH, FRANK & PARTNERS, L.L.C. AND AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

(5)    Bank Loan and Line of Credit

The Company maintains a line of credit with a bank to support their operations. The line of credit was established on June 13, 2001 with a commitment amount of $100,000. As of December 31, 2001, the Company had $21,814 outstanding. The average and maximum balance outstanding during the year was $28,814. Outstanding borrowings under the credit facility bear interest at prime plus 2.5%. At December 31, 2001 the effective interest rate on borrowings was 7.25%.

(6)    Subsequent events

On June 24, 2002, SFP was merged into SFGS, with SFGS as the surviving Corporation.

On July 1, 2002, SFGS was acquired by National Financial Partners Corporation (“NFP”), a Delaware corporation. NFP issued common stock with a fair market value of $1,750,000 and paid cash of $1,750,000. All shares of the common stock of SFGS were cancelled and retired as of the date of the merger. In connection with the acquisition, all payments received by Randy Smith, Chris Fay, and Frank Voigt relating to the selling of the products or services of SFGS are to be paid to or transferred to NFP Securities, Inc., a wholly owned registered broker dealer and investment advisor of NFP.

Report of Independent Accountants

To the Board of Directors and Stockholder

of Delessert Financial Services, Inc.

In our opinion, the accompanying statement of financial condition and related statements of income, changes in stockholder’s equity and cash flows, present fairly, in all material respects, the financial position of Delessert Financial Services, Inc. (the “Company”) at December 31, 2001, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/    PricewaterhouseCoopers LLP

New York, New York

March 12, 2003

DELESSERT FINANCIAL SERVICES, INC.

STATEMENT OF FINANCIAL CONDITION

December 31, 2001

ASSETS
Assets:
Cash and cash equivalents	$31,503
Fees receivable	70,553
Property and equipment, net	8,280

Total assets	$110,336

LIABILITIES AND STOCKHOLDER’S EQUITY
Liabilities:
Accrued expenses	$10,828

Total liabilities	10,828

Commitments (Note 5)

Stockholder’s equity:
Common Stock, Series A, voting, no par value: Authorized 100,000 shares; 10,000 shares issued and outstanding	5,000
Common Stock, Series B, nonvoting, no par value: Authorized 100,000 shares; no shares issued and outstanding	—
Retained earnings	94,508

Total stockholder’s equity	99,508

Total liabilities and stockholder’s equity	$110,336

The accompanying notes are an integral part of these financial statements.

DELESSERT FINANCIAL SERVICES, INC.

STATEMENT OF INCOME

For the year ended December 31, 2001

Revenue:
Investment advisory fees	$1,922,554
Financial planning fees	31,138
Interest income	19,570

Total revenue	1,973,262

Expenses:
Salaries and employee benefits	655,336
Occupancy	65,581
Supplies and equipment	42,378
Professional fees	33,308
Travel and entertainment	34,568
Depreciation	29,094
Communication	16,210
Marketing	11,247
Other	20,530

Total expenses	908,252

Net income	$1,065,010

The accompanying notes are an integral part of these financial statements.

DELESSERT FINANCIAL SERVICES, INC.

STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

For the year ended December 31, 2001

	Common stock series A	Common stock series B	Retained earnings	Total stockholder’s equity
Balance as of January 1, 2001	$5,000	$—	$109,706	$114,706
Net income	—	—	1,065,010	1,065,010
Distributions	—	—	(1,080,208)	(1,080,208)

Balance as of December 31, 2001	$5,000	$—	$94,508	$99,508

The accompanying notes are an integral part of these financial statements.

DELESSERT FINANCIAL SERVICES, INC.

STATEMENT OF CASH FLOWS

For the year ended December 31, 2001

Cash flows from operating activities:
Net income	$1,065,010
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	29,094
Changes in operating assets and liabilities:
Increase in fees receivable	(70,553)
Increase in accrued expenses	8,205

Net cash provided by operating activities	1,031,756

Cash flows from investing activities:
Purchases of property and equipment	(25,071)

Net cash used in investing activities	(25,071)

Cash flows from financing activities:
Distributions	(1,080,208)

Net cash used in financing activities	(1,080,208)

Net decrease in cash and cash equivalents	(73,523)
Cash and cash equivalents at January 1, 2001	105,026

Cash and cash equivalents at December 31, 2001	$31,503

Cash paid for interest	$—

The accompanying notes are an integral part of these financial statements.

DELESSERT FINANCIAL SERVICES, INC.

NOTES TO FINANCIAL STATEMENTS

December 31, 2001

(1)    Organization

Delessert Financial Services, Inc. (the “Company”) is an S Corporation, created in 1994. The Company is a financial planner servicing the financial needs of high net worth individuals, families, trusts and pension plans. The Company assists individuals and trustees in evaluating portfolio managers and mutual funds, calculating time weighted rate of return and comparing the results to relevant benchmarks. The Company also identifies alternative managers within the investment objectives of the client.

(2)    Summary of Significant Accounting Principles

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

The Company calculates its investment advisory fees twice a year based upon a percentage of assets under management and bills their customers on a quarterly basis. Investment advisory fees are recognized as income over the period earned. Investment advisory fees collected in advance are deferred and recognized as income over the period earned. Financial planning fees are recognized when all contractual obligations have been satisfied.

Cash and cash equivalents

Cash equivalents consist of certificates of deposit with an initial term of less than three months. For the purposes of the statement of cash flows, the Company considers all highly liquid instruments with original maturities of three months or less to be cash equivalents. Cash and cash equivalents are held at one major financial institution.

Income Taxes

The Company has elected to be treated as an S-Corporation, and as such is not itself subject to U.S. Federal, state and local income taxes. Federal, state and local income taxes are borne by the stockholders.

Property and Equipment

Furniture and equipment is carried at cost less accumulated depreciation computed using the straight-line method over estimated useful lives of 3 to 5 years. Leasehold improvements are amortized over the shorter of their estimated useful lives or the terms of the leases.

Fair value of Financial Instruments

Statement of Financial Accounting Standards (“SFAS”) No. 107, Disclosures About Fair Value of Financial Instruments, requires that the Company disclose estimated fair values for its financial instruments. The fair value of fees receivable and accrued expenses are considered to approximate their carrying amount because they are short term in nature.

DELESSERT FINANCIAL SERVICES, INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

(3)    Property and Equipment

Components of property and equipment at December 31, 2001 were as follows:

Furniture and equipment	$155,151
Leasehold improvements	18,756

Total	173,907
Less: accumulated depreciation and amortization	(165,627)

$8,280

Depreciation and amortization expense for the year ended December 31, 2001 amounted to $29,094.

(4)    Retirement plan

The Company maintains a qualified profit-sharing plan known as the Delessert Financial Services, Inc. Retirement Plan and Trust (Plan) under provisions of Section 401(k) of the Internal Revenue Code. Under the terms of the Plan, each participant is able to contribute, up to 10% of compensation before the reduction. Employees who have completed one year of service and have attained the age of 21 are eligible to participate in the Plan. The Company contributes to the Plan an amount equal to the contribution of each eligible employee. Profit sharing expense was $34,575 for the year ended December 31, 2001.

(5)    Commitments

The Company entered into a lease to rent property located in Massachusetts which currently houses the Company’s operations. The current lease terminates on August 31, 2002. The Company has entered into a new lease agreement, which commences on September 1, 2002 and extends through August 31, 2009. Future minimum lease payments at December 31, 2001 approximate:

2002	$57,520
2003	62,160
2004	62,160
2005	62,160
2006	62,160
Thereafter through 2009	165,760

$471,920

Rent expense for the year ended December 31, 2001 amounted to $51,193.

(6)    Subsequent events

On October 1, 2002, the Company was acquired by National Financial Partners Corporation (“NFP”), a Delaware corporation. In connection with the acquisition, NFP issued common stock with a fair market value of $499,688 and paid cash of $2,000,313. All shares of the common stock of the Company were cancelled and retired as of the date of the merger. In connection with the acquisition, the Delessert Financial Services, Inc. Retirement Plan and Trust will be merged into NFP’s National Financial Partners Corp. 401(k) Plan on January 1, 2004.

Through and including October 12, 2003 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

9,066,978 Shares

National Financial Partners Corp.

Common Stock

PROSPECTUS

Goldman, Sachs & Co.

Merrill Lynch & Co.

JPMorgan

Bear, Stearns & Co. Inc.

CIBC World Markets

Sandler O’Neill & Partners, L.P.

September 17, 2003